Exhibit 4.2

EXECUTION VERSION

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.,
as Depositor,

KEYBANK NATIONAL ASSOCIATION,
as Servicer and as Special Servicer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator and as Trustee

and

PENTALPHA SURVEILLANCE LLC,
as Operating Advisor

______________________

TRUST AND SERVICING AGREEMENT

Dated as of August 24, 2021

______________________

KREST Commercial Mortgage Securities Trust 2021-CHIP
Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP

TABLE OF CONTENTS

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EXHIBITS

Exhibit A-1	Form of Class A Certificates
Exhibit A-2	Form of Class X-A Certificates
Exhibit A-3	Form of Class B Certificates
Exhibit A-4	Form of Class C Certificates
Exhibit A-5	Form of Class D Certificates
Exhibit A-6	Form of Class E Certificates
Exhibit A-7	Form of Class F Certificates
Exhibit A-8	Form of Class HRR Certificates
Exhibit A-9	Form of Class R Certificates
Exhibit B	Form of Request for Release
Exhibit C	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate
Exhibit D	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit E	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period
Exhibit F	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate
Exhibit G	Form of Transfer Certificate of Non-Book Entry Certificate to Temporary Regulation S Global Certificate
Exhibit H	Form of Transfer Certificate of Non-Book Entry Certificate to Regulation S Global Certificate
Exhibit I	Form of Transfer Certificate of Non-Book Entry Certificate to Rule 144A Global Certificate
Exhibit J-1	Form of Affidavit Pursuant to Sections 860D(a)(6)(A) and 860E(e)(4) of the Internal Revenue Code of 1986, as amended
Exhibit J-2	Form of Transferor Letter
Exhibit J-3	Form of ERISA Representation Letter
Exhibit J-4	Form of Transferee Certificate for Transfers of Risk Retention Certificates
Exhibit J-5	Form of Transferor Certificate for Transfers of Risk Retention Certificates
Exhibit J-6	Form of Request of Retaining Sponsor Consent for Release of the HRR Certificates
Exhibit K-1	Form of Investor Certification for Non-Borrower Affiliates
Exhibit K-2	Form of Investor Certification for Borrower Affiliates
Exhibit L	Applicable Servicing Criteria
Exhibit M	Form of NRSRO Certification
Exhibit N-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit N-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit O	Form of Online Market Data Provider Certificate
Exhibit P	Form of Investment Representation Letter
Exhibit Q	CREFC® Payment Information
Exhibit R	Additional Form 10-D Disclosure
Exhibit S	Additional Form 10-K Disclosure
Exhibit T	Form 8-K Disclosure Information
Exhibit U	Additional Disclosure Notification

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Exhibit V	Initial Sub-Servicers
Exhibit W	Form of Annual Compliance Statement
Exhibit X	Form of Report on Assessment of Compliance with Servicing Criteria
Exhibit Y-1	Form of Certification to be Provided to Depositor by Servicer
Exhibit Y-2	Form of Certification to be Provided to Depositor by Special Servicer
Exhibit Y-3	Form of Certification to be Provided to Depositor by Certificate Administrator
Exhibit Y-4	Form of Certification to be Provided to Depositor by Trustee
Exhibit Y-5	Form of Certification to be Provided to Depositor by Operating Advisor
Exhibit Z	Form of Operating Advisor Annual Report
Exhibit AA	Form of Notice from Operating Advisor Recommending Replacement of Special Servicer
Exhibit BB	Form of Certificate Administrator Receipt of Risk Retention Certificates

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THIS TRUST AND SERVICING AGREEMENT (“Agreement”) is dated as of August 24, 2021 between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor.

INTRODUCTORY STATEMENT

Terms not defined in this Introductory Statement shall have the meanings specified in Article 1 hereof.

JPMorgan Chase Bank, National Association (together with its successors in interest, “JPMCB”) and Barclays Capital Real Estate Inc. (together with its successors in interest, “Barclays”, and together with JPMCB, the “Trust Loan Sellers”) co-originated a fixed rate, interest-only mortgage loan (the “Mortgage Loan”) with a ten-year Anticipated Repayment Date and a 159-month term until maturity pursuant to that certain Loan Agreement, dated as of July 30, 2021 (the “Origination Date”) (as amended, restated, supplemented or otherwise modified from time to time, the “Mortgage Loan Agreement”), between JPMCB and Barclays, collectively as lender, and KRE HQ at First Owner LLC (the “Borrower”), as borrower.

The Mortgage Loan consists of (a) a loan that has an unpaid principal balance as of the Closing Date of $267,000,000 (the “Trust Loan”) and is evidenced by four promissory notes designated as A-1-S, A-2-S, B-1-S and B-2-S (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, the “Trust Notes”), and (b) four loans that have an aggregate unpaid principal balance as of the Closing Date of $141,000,000 (collectively, the “Companion Loans”) and are evidenced by the promissory notes designated as A-1-C1, A-1-C2, A-2-C1 and A-2-C2 (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, the “Companion Loan Notes”). The Trust Notes and the Companion Loan Notes are collectively referred to herein as the “Notes”.

The Trust Loan was sold and assigned by the Trust Loan Sellers to the Depositor pursuant to a trust loan purchase and sale agreement, dated as of August 24, 2021 (the “Trust Loan Purchase Agreement”), by and among the Trust Loan Sellers and the Depositor. The Companion Loans are not part of the Trust Fund. The relative rights of the respective lenders in respect of the Mortgage Loan are set forth in a co-lender agreement dated as of August 24, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Co-Lender Agreement”), among the holders of the Trust Notes and the holders of the Companion Loan Notes. From and after the Closing Date, the entire Mortgage Loan is to be serviced and administered in accordance with this Agreement.

As provided for herein, the Certificate Administrator shall elect or shall cause elections to be made to treat designated portions of the Trust Fund (exclusive of the Excess Interest and the proceeds thereof in the Excess Interest Distribution Account) for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC” and, each, a “Trust REMIC”). The Regular Certificates (excluding the right to receive Excess Interest) will represent the “regular interests” in the Upper-Tier REMIC, as further described herein. Each Class of Uncertificated Lower-Tier Interests will represent a single class of “regular interests” in the Lower-Tier REMIC as further described herein. The Class R Certificates will evidence the sole Class of “residual interests” in each of the Upper-Tier REMIC and Lower-Tier REMIC for purposes of the REMIC Provisions under federal income tax law.

In addition, the portion of the Trust Fund consisting of the Excess Interest with respect to the Trust Loan and related proceeds will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes, and the Regular Certificates will represent undivided beneficial interests in such Class’s entitlements to the Grantor Trust. As provided herein, the Certificate Administrator shall take all actions expressly required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust maintains its status as a grantor trust under federal income tax law and not be treated as part of the Trust REMICs.

In exchange for the Trust Loan and the Uncertificated Lower-Tier Interests, the Trust will issue to the Depositor the Class A, Class X-A, Class B, Class C, Class D, Class E, Class F, Class HRR and Class R Certificates (collectively, the “Certificates”), which Certificates in the aggregate will evidence the entire ownership interest in the Trust. The Trust Fund consists principally of the Trust Loan, the Mortgage Loan Documents (exclusive of the rights of the Companion Loan Holders thereunder) and all payments under, and proceeds of, the Trust Loan from and after the Cut-off Date.

The Depositor intends to sell the Certificates (other than the Class HRR Certificates) to the Initial Purchasers in an offering exempt from the registration requirements of the federal securities laws, and to sell the Class HRR Certificates to the Third Party Purchaser in an offering exempt from the registration requirements of the federal securities laws.

UPPER-TIER REMIC

As further described in Section 2.11, the Class A, Class X-A, Class B, Class C, Class D, Class E, Class F and Class HRR Certificates (excluding the right to receive Excess Interest) will evidence “regular interests” in the Upper-Tier REMIC created hereunder. The Class UT-R Interest will constitute the sole Class of “residual interests” in the Upper-Tier REMIC created hereunder, and will be evidenced by the Class R Certificates. The following table sets forth the class designation, the Pass-Through Rate and the aggregate initial Certificate Balance (the “Original Certificate Balance”) or Notional Amount, as applicable, for each Class of Certificates and the Class UT-R Interest comprising the interests in the Upper-Tier REMIC created hereunder:

Class Designation	Pass-Through Rate (per annum)	Original Certificate Balance or Notional Amount
Class A	2.55844%(1)	$74,300,000
Class X-A	Variable IO(2)	$97,100,000	(3)
Class B	2.86077%(1)	$22,800,000
Class C	3.02449%(4)	$41,320,000
Class D	3.02449%(4)	$43,730,000
Class E	3.02449%(4)	$39,880,000
Class F	3.02449%(4)	$28,160,000
Class HRR	3.02449%(4)	$16,810,000
Class UT-R	None(5)	None(5)

(1)	The Pass-Through Rate applicable to the Class A and Class B Certificates will be a fixed rate per annum rate equal to the rate listed above.

(2)	The Class X-A Pass-Through Rate for any Certificate Interest Accrual Period is variable and, for each Distribution Date, will equal the weighted average of the Class X Strip Rates for the Class A and Class B Certificates for such Distribution Date. For income tax purposes, for each Certificate Interest Accrual Period and related Distribution Date, the Class X-A Certificates shall be entitled to the sum of (i) a specified portion of the interest payable on the Class LA Uncertificated Interest equal to the excess, if any, of the WAC Rate for such Certificate Interest Accrual Period and related Distribution Date over a per annum rate equal to the Pass-Through Rate for the Class A Certificates for such Certificate Interest Accrual Period and related Distribution Date and (ii) a specified portion of the interest payable on the Class LB Uncertificated Interest equal to the excess, if any, of the WAC Rate for such Certificate Interest Accrual Period and related Distribution Date over a per annum rate equal to the Pass-Through Rate for the Class B Certificates for such Certificate Interest Accrual Period and related Distribution Date. During the initial Certificate Interest Accrual Period, it is expected that the Pass-Through Rate for the Class X-A Certificates will equal approximately 0.39506%.

(3)	The Class X-A Certificates will not have Certificate Balances and will not be entitled to receive distributions of principal. The Notional Amount of the Class X-A Certificates will be equal to the aggregate Certificate Balance of the Class A and Class B Certificates.

(4)	The Pass-Through Rate applicable to each of the Class C, Class D, Class E, Class F and Class HRR Certificates will be per annum rate equal to the WAC Rate. During the initial Certificate Interest Accrual Period, it is expected that the Pass-Through Rate for the Class C, Class D, Class E, Class F and Class HRR Certificates will each be a per annum rate listed above.

(5)	The Class UT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Prepayment Fees. Any Available Funds remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates and the Class LT-R Interest, will be distributed to the Holders of the Class R Certificates in respect of the UT-R Interest.

LOWER-TIER REMIC

As further described in Section 2.11, the Class LA, Class LB, Class LC, Class LD, Class LE, Class LF and Class LHRR Uncertificated Interests will evidence “regular interests” in the Lower-Tier REMIC created hereunder. The Class LT-R Interest will constitute the sole Class of “residual interests” in the Lower-Tier REMIC created hereunder and will be evidenced by the Class R Certificates. The following table sets forth the initial Lower-Tier Principal Amounts and Pass-Through Rates for the Uncertificated Lower-Tier Interests and the Class LT-R Interest comprising the interests in the Lower-Tier REMIC created hereunder:

Class Designation	Pass-Through Rate	Original Lower-Tier Principal Amount
Class LA	(1)	$74,300,000
Class LB	(1)	$22,800,000
Class LC	(1)	$41,320,000
Class LD	(1)	$43,730,000
Class LE	(1)	$39,880,000
Class LF	(1)	$28,160,000
Class LHRR	(1)	$16,810,000
Class LT-R	None(2)	None(2)

(1)	For any Distribution Date, the Pass-Through Rate for each Class of Uncertificated Lower-Tier Interests shall be the WAC Rate for such Distribution Date.

(2)	The Class LT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Prepayment Fees. Any Available Funds constituting assets remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Distribution Amount shall be distributed to the Holders of the Class R Certificates in respect of the Class LT-R Interest (but only to the extent of the Available Funds for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).

The foregoing REMIC structure is intended to cause all of the cash from the Trust Notes to flow through to the Upper-Tier REMIC as cash flow on a REMIC regular interest, without creating any shortfall, actual or potential (other than for credit losses), to any REMIC regular interest. To the extent that the structure is believed to diverge from such intention, the parties identifying such ambiguity shall notify the other parties hereto and the parties involved will resolve such ambiguities to accomplish the intended result and will to the extent necessary rectify any drafting errors or seek clarification to the structure without Certificateholder approval (but with guidance of counsel) to accomplish such intention, including, to the extent necessary, making any amendments in accordance with Section 11.1 of this Agreement.

THE GRANTOR TRUST

The Sequential Pay Certificates shall each represent undivided beneficial interests in their portion of the Grantor Trust, in each case as described herein. As provided herein, the Certificate Administrator shall not take any actions that would cause the portions of the Trust Fund consisting of the Grantor Trust (i) to fail to maintain its status as a “grantor trust” under federal income tax law or (ii) to be treated as part of any Trust REMIC.

All covenants and agreements made by the Depositor herein are for the benefit and security of the Certificateholders and the Trustee as Holder of the Uncertificated Lower-Tier Interests. The Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor are entering into this Agreement, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

W I T N E S S E T H T H A T:

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1        Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings and such meanings shall be equally applicable to the singular and plural forms of such terms, as the context may require.

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The internet website of the 17g-5 Information Provider that will initially be located within the Certificate Administrator’s Website (www.ctslink.com), under the ‘NRSRO’ tab on the page relating to this transaction. Such website shall provide means of navigation for the Depositor and each NRSRO (including the Rating Agency) to the portion of the Certificate Administrator’s Website available to Privileged Persons.

“A Notes”: The promissory notes designated as A-1-S, A-2-S, A-1-C1, A-1-C2, A-2-C1 and A-2-C2.

“Academy”: Academy Securities, Inc., a Delaware corporation, and its successors-in-interest.

“Acceptable Insurance Default”: Any default arising when the Mortgage Loan Documents require that the Borrower must maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with Accepted Servicing Practices, that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate. Each of the Servicer (at its own expense) and the Special Servicer (as a Trust Fund Expense) shall be entitled to rely on insurance consultants in making the determinations described in this definition.

“Accepted Servicing Practices”: As defined in Section 3.1.

“Acquisition Date”: The date upon which, under the Code (and in particular the REMIC Provisions and Section 856(e) of the Code), the Trust Fund is deemed to have acquired the Property.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Additional Compensation”: Default Interest and late payment fees (after all payments pursuant to Section 3.4(c)(iv) and 3.4(c)(v)), Assumption Fees, Assumption Application Fees, substitution fees, release fees (including, without limitation, any fees payable in connection with a defeasance), Modification Fees, loan service transaction fees, consent fees, amounts collected for checks returned for insufficient funds, charges for beneficiary statements or demands, other loan processing fees, review fees and similar fees and expenses to which the Servicer and the Special Servicer, as applicable, is entitled (to the extent permitted by (or not otherwise prohibited by) and specifically allocated to such amounts in accordance with the terms of the Mortgage Loan Documents or pursuant to this Agreement and any income earned (net of losses (subject to Section 3.8(b)) on the investment of funds deposited in the Collection Account, any Foreclosed Property Account and any Reserve Account pursuant to Section 3.8 of this Agreement.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached to this Agreement as Exhibit U.

“Additional Form 10-D Disclosure” The information described in the Form 10-D items set forth under the “Item on Form 10-D” column on Exhibit R hereto.

“Additional Form 10-K Disclosure” The information described in the Form 10-K items set forth under the “Item on Form 10-K” column on Exhibit S hereto.

“Additional Servicer”: Each Affiliate of the Servicer or the Special Servicer that Services the Mortgage Loan and each Person who is not an Affiliate of the Servicer, other than the Special Servicer or the Certificate Administrator, who Services the Mortgage Loan as of any date of determination.

“Administrative Advances”: As defined in Section 3.23(b).

“Advance”: Any Administrative Advance, Monthly Payment Advance or any Property Protection Advance.

“Advance Rate”: As defined in Section 3.23(d).

“Adverse REMIC Event”: As defined in Section 12.1(k).

“Affiliate”: With respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and/or the Certificate Administrator may obtain and rely upon an Officer’s Certificate of the Servicer, the Special Servicer, the Trustee (in the case of the Certificate Administrator), the Certificate Administrator (in the case of the Trustee), the Operating Advisor, a Loan Party or the Depositor, as applicable, to determine whether any Person is an Affiliate of the Servicer, the

Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, a Loan Party or the Depositor.

“Agreement”: This Trust and Servicing Agreement (including all exhibits hereto) and all amendments and supplements hereto.

“Annual Budget”: As defined in the Mortgage Loan Agreement.

“Anticipated Repayment Date”: August 1, 2031.

“Applicable Banking Law”: As defined in Section 8.2(d).

“Applicable Servicing Criteria”: With respect to the Servicer, the Special Servicer or any Servicing Function Participant, the Servicing Criteria applicable to it, as set forth on Exhibit L. For clarification purposes, multiple parties can have responsibility for the same Applicable Servicing Criteria and with respect to a Servicing Function Participant engaged by the Servicer or the Special Servicer, the term “Applicable Servicing Criteria” may refer to a portion of the Applicable Servicing Criteria applicable to the Servicer or the Special Servicer, as the case may be.

“Applied Realized Loss Amount”: All reductions in the Certificate Balance of a Class of Certificates in respect of Realized Losses as described in Section 4.1(g).

“Appraisal”: With respect to the Property or the Foreclosed Property, an appraisal of the Property or Foreclosed Property, conducted by an Independent Appraiser in accordance with the standards of the Appraisal Institute and certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute with an “MAI” designation and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended; provided, that after an initial “Appraisal” has been obtained pursuant to the terms of this Agreement, an update of such initial Appraisal shall be considered an “Appraisal” hereunder for all purposes. All Appraisals (and updates thereof) obtained pursuant to the terms of this Agreement shall include a valuation using the “income capitalization – discounted cash flow approach” and set forth the discount rate and terminal capitalization rate utilized by the Independent Appraiser. All calculations under this Agreement requiring that a “value” or “appraised value” be used with respect to the Property or the Foreclosed Property (as applicable) shall use the most recently determined appraised value set forth in an Appraisal (or update thereof) unless a different valuation is specifically required (such as the appraised value of the Property as of the Origination Date). With respect to any Appraisal Reduction Amount calculated for purposes of determining an Appraisal Reduction Event, the appraised value (as determined by an updated Appraisal) of the Property shall be determined on an “as-is” basis, based upon the current physical condition, use and zoning of the Property as of the date of the Appraisal.

“Appraisal Reduction Amount”: As of any date of determination, an amount equal to the excess of (i) the outstanding principal balance of the Mortgage Loan on such date plus the sum of (A) all accrued and unpaid interest on each Note at the applicable Note Rate, (B) all unreimbursed Administrative Advances, Property Protection Advances and interest on all

Advances at the Advance Rate in respect of the Mortgage Loan or the Property and interest on all Companion Loan Advances, (C) the amount of any Advances and interest thereon previously reimbursed from principal collections on the Mortgage Loan that have not otherwise been recovered from the Borrower, (D) all currently due and unpaid real estate taxes and assessments and insurance premiums and all other amounts, including, if applicable, ground rents, due and unpaid in respect of the Property (which taxes, premiums and other amounts have not been the subject of an Advance) and (E) to the extent not duplicative of amounts in clauses (B), (C) or (D), all unpaid Trust Fund Expenses then due under this Agreement over (ii) the sum of (A) 90% of the appraised value (as determined by an Appraisal) of the Property securing the Mortgage Loan (or if the events described in clauses (i) through (iii) in Section 3.7(e) occur with respect to the Property, the Assumed Appraised Value of the Property, in each case less the amount of any liens (exclusive of Permitted Encumbrances) on the Property senior to the lien of the related Mortgage Loan Documents plus (B) any escrows with respect to the Mortgage Loan, including for taxes, insurance premiums and ground rent, if any, plus (C) the amount of the Threshold Event Collateral delivered by the Requesting Holders to the Servicer pursuant to the terms of this Agreement. The Trust Loan and the Companion Loans shall be treated as a single mortgage loan for purposes of calculating the Appraisal Reduction Amount. Any Appraisal Reduction Amounts with respect to the Mortgage Loan shall be allocated, first, to the B Notes, on a pro rata and pari passu basis, up to the full outstanding principal balance thereof, and then to the A Notes, on a pro rata and pari passu basis, up to the full outstanding principal balance thereof. Any Appraisal Reduction Amount allocated to the A Notes will be allocated to the Trust A Notes and the Companion Loan Notes, on a pro rata and pari passu basis, based on their respective outstanding principal balances thereof.

“Appraisal Reduction Event”: The earliest of (i) 60 days after an uncured payment delinquency (other than a delinquency in respect of the Balloon Payment) occurs in respect of the Mortgage Loan, (ii) 90 days after an uncured delinquency occurs in respect of the Balloon Payment for the Mortgage Loan unless a refinancing or sale is anticipated within 120 days after the Maturity Date of the Mortgage Loan (as evidenced by a fully executed term sheet or written refinancing commitment or a signed purchase and sale agreement in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the Servicer from an acceptable lender or purchaser delivered on or prior to the due date of such Balloon Payment which provides that such refinancing or sale will occur within 120 days after the Maturity Date), in which case 120 days after such uncured delinquency, (iii) 60 days after a reduction in Monthly Payments or Balloon Payment or a material adverse economic change with respect to the terms of the Mortgage Loan has become effective, (iv) 60 days after an extension of the Maturity Date of the Mortgage Loan (except for an extension within the time periods described in clause (ii) above), (v) immediately after a receiver has been appointed in respect of the Property securing the Mortgage Loan on behalf of the Trust or any other creditor, (vi) immediately after the Borrower declares, or becomes the subject of, bankruptcy, insolvency or similar proceedings, admits in writing the inability to pay its debts as they come due or makes an assignment for the benefit of creditors, or (vii) immediately after the Property securing the Mortgage Loan becomes a Foreclosed Property.

“Appraised-Out Class”: As defined in Section 3.7(f).

“ASR Consultation Process”: As defined in Section 3.10(i).

“Asset Status Report”: As defined in Section 3.10(i).

“Assignment of Management Agreement”: With respect to the Property, as defined in the Mortgage Loan Agreement.

“Assignment of Mortgage”: An assignment of the applicable Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the Property is located to reflect of record the assignment of the Mortgage to the Trustee on behalf of the Trust Fund; provided, however, that the Trustee, the Certificate Administrator, the Servicer and the Special Servicer shall not be responsible for determining whether any such assignment is legally sufficient or in recordable form.

“Assignment of Sub-Management Agreement”: With respect to the Property, as defined in the Mortgage Loan Agreement.

“Assumed Appraised Value”: As defined in Section 3.7(e).

“Assumed Monthly Payment”: With respect to the Trust Loan for any Distribution Date (including any Distribution Date following a delinquency in the payment of the Balloon Payment or the foreclosure of the Trust Loan or acceptance by the Trustee on behalf of the Trust and the Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the Trust Loan), shall be equal to the scheduled monthly payment of interest that would have been due in respect of the Trust Loan on its Maturity Date (excluding Default Interest and Excess Interest) and each subsequent Payment Date (or Assumed Payment Date) if the Trust Loan had been required to continue to accrue interest in accordance with its terms (other than Default Interest and Excess Interest), in effect immediately prior to, and without regard to the occurrence of the Maturity Date or after the occurrence of a foreclosure of the Mortgage Loan or acceptance by the Trustee of a deed-in-lieu of foreclosure or comparable conversion of the Mortgage Loan, in respect of the Trust Loan on the last Payment Date (or Assumed Payment Date) prior to its foreclosure or acceptance of a deed-in-lieu, in each case as such terms may have been modified, and such Maturity Date may have been extended, in connection with a bankruptcy or similar proceeding involving the Borrower or otherwise or a modification, waiver or amendment granted or agreed to by the Servicer or Special Servicer.

“Assumed Payment Date”: With respect to the Trust Loan for any calendar month following a delinquency in the payment of the Balloon Payment or the foreclosure of the Mortgage Loan or acceptance by the Trustee on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the Mortgage Loan, the date that would have been the Payment Date in such calendar month if the Maturity Date or the foreclosure of the Mortgage Loan or acceptance by the Trustee on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the Mortgage Loan had not occurred.

“Assumption Application Fees”: With respect to the Mortgage Loan, any and all assumption application fees actually paid by or on behalf of the Borrower in accordance with the Mortgage Loan Documents, with respect to any application submitted to the Servicer or the Special

Servicer for a proposed assumption or substitution transaction or proposed transfer of an interest in the Borrower.

“Assumption Fees”: Any and all assumption fees actually paid by or on behalf of the Borrower in accordance with the Mortgage Loan Documents, with respect to any assumption or substitution agreement entered into by the Servicer or the Special Servicer or paid by or on behalf of the Borrower with respect to any transfer of an interest in the Borrower.

“Authenticating Agent”: As defined in Section 8.11(a).

“Available Funds”: On each Distribution Date, an amount equal to (i) all amounts (other than Prepayment Fees and Excess Interest) received in respect of the Mortgage Loan during the related Collection Period or advanced in respect of interest with respect to such Distribution Date (including, without limitation, any Repurchase Price for the Trust Loan or purchase price of the Mortgage Loan received by the Trust, Condemnation Proceeds, Insurance Proceeds and/or Liquidation Proceeds received by the Trust), plus (ii) if such Distribution Date is the Distribution Date occurring in March of each year (or February, if such Distribution Date is the final Distribution Date), Withheld Amounts to be withdrawn from the Interest Reserve Account for such Distribution Date, minus (iii) an amount equal to the applicable Withheld Amount in the case of the February Distribution Date and any January Distribution Date occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), minus (iv) Trust Fund Expenses, any portion of amounts received in respect of the Mortgage Loan that are required to be distributed to the Companion Loan Holders pursuant to the terms of the Co-Lender Agreement and any other Available Funds Reduction Amount for such Distribution Date.

“Available Funds Reduction Amount”: As of each Distribution Date, all amounts withdrawn on the related Remittance Date or during the related Collection Period from the Collection Account pursuant to Section 3.4(c).

“B Notes”: The promissory notes designated as B-1-S and B-2-S.

“Balloon Payment”: The payment of the outstanding principal balance of the Mortgage Loan, Trust Loan or a Companion Loan, as applicable, together with all unpaid interest, due and payable on the Maturity Date or such other date on which the outstanding principal balance of the Mortgage Loan, the Trust Loan or such Companion Loan becomes due and payable, whether by declaration of acceleration, or otherwise.

“Barclays”: As defined in the Introductory Statement.

“Base Interest Fraction”: With respect to any principal prepayment on the Trust Loan and with respect to any Class of Sequential Pay Certificates, a fraction (A) whose numerator is the greater of (x) zero and (y) the positive difference between (i) the Pass-Through Rate on such Class of Certificates for the related Distribution Date, and (ii) the Prepayment Rate used in calculating the Prepayment Fees, with respect to such principal prepayment, and (B) whose denominator is the positive difference between (i) the Note Rate on such Mortgage Loan and (ii) the Prepayment Rate used in calculating the Prepayment Fees, as applicable, with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest

Fraction be greater than one. If the Prepayment Rate is greater than the Note Rate on such Mortgage Loan, then the Base Interest Fraction shall equal zero.

“BCI”: Barclays Capital Inc., a Connecticut corporation, and its successors-in-interest.

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and the Servicer, as applicable, shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide an Investor Certification.

“Borrower”: As defined in the Introductory Statement.

“Borrower Affiliate”: Any of the Borrower, the Borrower Sponsor, the Guarantor (or any replacement guarantor), the Property Manager, the Sub-Manager, the general partner or managing member of any of the foregoing or any of their respective Control Affiliates or agents.

“Borrower Sponsor”: As the term “Sponsor” is defined in the Mortgage Loan Agreement.

“Business Day”: Any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (a) national banks in New York, New York, Cleveland, Ohio, Overland Park, Kansas or Charlotte, North Carolina, (b) the place of business of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the financial institution that maintains the Collection Account, the Foreclosed Property Account or any Reserve Accounts for the Mortgage Loan, or (c) the New York Stock Exchange or the Federal Reserve Bank of New York.

“Cash Management Account”: As defined in the Mortgage Loan Agreement.

“Cash Management Agreement”: As defined in the Mortgage Loan Agreement.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S. C. §§ 9601 et seq., as amended.

“Certificate”: Any Class A, Class X-A, Class B, Class C, Class D, Class E, Class F, Class HRR and Class R Certificate.

“Certificate Administrator”: Wells Fargo Bank, National Association, or any successor Certificate Administrator appointed as herein provided. Wells Fargo Bank, National Association will perform its obligations through its Corporate Trust Services division (including, as applicable, any agents or affiliates utilized thereby).

“Certificate Administrator Fee”: With respect to the Trust Loan and for any Distribution Date, an amount accrued during the related Mortgage Loan Interest Accrual Period at the Certificate Administrator Fee Rate on the outstanding principal balance of the Trust Loan as of the close of business on the Distribution Date in such Mortgage Loan Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the Trust Loan is computed and shall be prorated for partial periods. A portion of the Certificate Administrator Fee, namely the Trustee Fee, shall be payable to the Trustee. For the avoidance of doubt, the Certificate Administrator Fee shall be deemed to be payable from the Lower-Tier REMIC.

“Certificate Administrator Fee Rate”: With respect to the Trust Loan, a rate equal to 0.0117% per annum, calculated on the same interest accrual basis as the Trust Loan. A portion of the Certificate Administrator Fee Rate shall constitute the Trustee Fee Rate and shall be payable to the Trustee.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”: With respect to each outstanding Class of Sequential Pay Certificates at any date, an amount equal to the Original Certificate Balance of such Class as set forth in the Introductory Statement less the sum of (a) all amounts distributed to Certificateholders of such Class on all previous Distribution Dates and treated under this Agreement as allocable to principal and (b) the aggregate amount of Realized Losses allocated to such Class of Certificates, on all previous Distribution Dates, if any, pursuant to Section 4.1(g). With respect to any individual Certificate in any Class, the product of (x) the Percentage Interest represented by such Certificate multiplied by (y) the Certificate Balance of such Class.

“Certificate Interest Accrual Period”: With respect to any Distribution Date and with respect to each Class of Regular Certificates, the calendar month preceding the month in which such Distribution Date occurs.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.3(a).

“Certificateholder” or “Holder”: With respect to any Certificate, the Person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of providing, distributing or otherwise making available any reports, statements, communications or other information as required or permitted to be provided, distributed or made available to a Certificateholder under this Agreement, a Certificateholder shall include any Beneficial Owner to the extent that the Person providing, distributing or making available such reports, statements, communications or other information has received from such Beneficial Owner an Investor Certification that such Person is a Beneficial Owner; and provided further that, solely for the purposes of giving any consent, waiver, request or demand or taking any action (including, without limitation, selecting or appointing a Directing Certificateholder), any Certificate beneficially owned by the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, any Borrower Affiliate, the Manager or any of their sub-servicers, or any of their respective Affiliates or agents, shall be deemed not to be outstanding and the Voting Rights to which it is entitled and the Certificate Balance of such Certificate shall not be taken into account in determining whether the requisite percentage of Voting Rights and/or of the Certificate Balance of the Certificates or any Class of Certificates necessary to take any such action or effect any such consent, waiver, request or demand has been obtained; provided that the foregoing limitation will not be construed so as to limit or prevent a Controlling Class Certificateholder or the Directing Certificateholder, solely based on it being an Affiliate of the Special Servicer, from exercising any appointment, consent or consultation rights it may have under this Agreement solely in its capacity as Controlling Class Certificateholder or Directing Certificateholder (unless, for the avoidance of doubt, the Controlling Class Certificateholder or Directing Certificateholder is the Servicer, the Trustee, the Certificate Administrator, any Borrower Affiliate, any Restricted Party, the Manager or any of the subservicers or respective Affiliates or agents of the foregoing). Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificate beneficially owned by the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or any of their respective Affiliates shall be deemed to be outstanding; provided that such amendment does not relate to the termination of, increase in compensation of or material reduction in obligations of, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or any of their Affiliates (other than solely in its capacity as a Certificateholder) in any material respect, in which case such Certificate shall be deemed not to be outstanding. The Trustee, the Certificate Administrator and the Certificate Registrar may obtain and conclusively rely upon an Officer’s Certificate of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Borrower, a Borrower Affiliate, the Manager, or any sub-servicer to determine whether a Certificate is beneficially owned by an Affiliate of any of them.

“Certificateholder Quorum”: In connection with any solicitation of votes in connection with the replacement of the Special Servicer described in Section 7.1(f) (other than at the recommendation of the Operating Advisor), the Holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and the application of any Trust Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates pursuant to the terms of this Agreement) of all Sequential Pay Certificates.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical and numerical class designation, and each Uncertificated Lower-Tier Interest.

“Class A Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-1 hereto and designated as a Class A Certificate.

“Class A Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class B Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-3 hereto and designated as a Class B Certificate.

“Class B Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class C Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-4 hereto and designated as a Class C Certificate.

“Class C Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class D Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-5 hereto and designated as a Class D Certificate.

“Class D Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class E Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-6 hereto and designated as a Class E Certificate.

“Class E Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class F Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-7 hereto and designated as a Class F Certificate.

“Class F Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class HRR Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-8 hereto and designated as a Class HRR Certificate.

“Class HRR Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class LA Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LB Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LC Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LD Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LE Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LF Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LHRR Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LT-R Interest”: The residual interest in the Lower-Tier REMIC. The Class LT-R Interest will be represented by the Class R Certificates.

“Class R Certificate”: A Certificate executed and authenticated by the Certificate Administrator, in substantially the form set forth in Exhibit A-9 hereto and designated as a Class R Certificate. The Class R Certificates have neither a Certificate Balance nor a Pass-Through Rate. The Class R Certificates will evidence the Class LT-R and Class UT-R Interests.

“Class UT-R Interest”: The residual interest in the Upper-Tier REMIC. The Class UT-R Interest will be represented by the Class R Certificates.

“Class X Certificates”: The Class X-A Certificates.

“Class X Strip Rate”: For any Distribution Date, for the Class A and Class B Certificates will equal the excess, if any, of (a) the WAC Rate for such Distribution Date over (b) the Pass-Through Rate for each such Class of Certificates for such Distribution Date.

“Class X-A Certificate”: A Certificate executed and authenticated by the Certificate Administrator, in substantially the form set forth in Exhibit A-2 and designated as a Class X-A Certificate.

“Class X-A Notional Amount”: The aggregate Certificate Balance of the Class A and Class B Certificates.

“Class X-A Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be The Depository Trust Company.

“Clearstream”: As defined in Section 5.2(a).

“Closing Date”: August 24, 2021.

“Code”: The Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto in temporary or final form and any proposed regulations thereunder, to the extent that, by reason of their proposed effective date, such proposed regulations would apply to the Trust Fund.

“Co-Lender Agreement”: As defined in the Introductory Statement.

“Collateral”: The Property securing the Mortgage Loan, the Mortgage Loan Documents assigned with respect to the Mortgage Loan, the Reserve Accounts (and all sums held, deposited or invested therein and all proceeds thereof) with respect to the Mortgage Loan and all other collateral that is subject to security interests and liens granted to secure the Mortgage Loan under the terms of the Mortgage Loan Documents.

“Collection Account”: As defined in Section 3.4(a).

“Collection Period”: (i) With respect to the first Distribution Date following the Closing Date, the period commencing on and including the Closing Date and ending on and including the Determination Date relating to such Distribution Date, and (ii) with respect to any other Distribution Date, the period commencing on and including the date immediately following the Determination Date relating to the immediately preceding Distribution Date and ending on and including the Determination Date relating to such Distribution Date.

“Commission”: The Securities and Exchange Commission.

“Companion Loan Advance”: With respect to a Companion Loan that is part of an Other Securitization Trust, any advance of delinquent scheduled payments with respect to such Companion Loan made by the master servicer or trustee with respect to such Other Securitization Trust.

“Companion Loan Distribution Account”: As defined in Section 3.4(a).

“Companion Loan Holder”: The holder of a Companion Loan.

“Companion Loan Notes”: As defined in the Introductory Statement.

“Companion Loan Rating Agency”: With respect to a Companion Loan or any portion thereof, any rating agency that was engaged by a participant in the securitization of such Companion Loan or such portion to assign a rating to the related Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Companion Loan as to which any Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of such Companion Loan Securities (if then rated by such Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from a Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought (such written notice, a “Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.28(b) of this Agreement, the requirement for the Companion Loan Rating Agency Confirmation from the applicable Companion Loan Rating Agency with respect to such matter shall not apply. With respect to any matter affecting any Companion Loan, so long as such Companion Loan (or any portion thereof) is subject to a securitization transaction, any Rating Agency Confirmation will also refer to confirmation in writing (which may be in electronic format) by each applicable rating agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of securities backed by such Companion Loan or any portion thereof (if then rated by such rating agency); provided that a written waiver (which may be in electronic format) or other acknowledgment from such rating agency indicating its decision not to review or to decline to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the rating agency with respect to such matter.

“Companion Loan Securities”: Any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Other Securitization Trust, which assets include a Companion Loan (or a portion thereof).

“Companion Loans”: As defined in the Introductory Statement.

“Condemnation Proceeds”: The portion of the Net Proceeds relating to a Condemnation (as defined in the Mortgage Loan Agreement).

“Confidential Information”: With respect to the Servicer or the Special Servicer, as applicable, all material non-public information obtained in the course of and as a result of such Person’s performance of its duties as Servicer or Special Servicer, as applicable, with respect to the Mortgage Loan, the Borrower Affiliates and the Property, unless such information (i) was already in the possession of such Person prior to being disclosed to such Person, (ii) is or becomes available to such Person from a source other than its activities as Servicer or Special Servicer, as applicable, (iii) is or becomes generally available to the public other than as a result of a disclosure by the Servicer Servicing Personnel or Special Servicer Servicing Personnel or (iv) is required to be disclosed by a court or administrative order or lawful discovery demand, provided such Person shall use reasonable efforts to obtain confidential treatment thereof. Notwithstanding the foregoing, the Trustee and the Certificate Administrator shall be permitted to comply with their respective obligations hereunder to make information available to the extent that such information was received by it in its capacity as Trustee or Certificate Administrator, as applicable.

“Consultation Termination Event”: The date on which the Class F Certificates no longer have a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of such Class, without regard to the application of any Trust Appraisal Reduction Amounts.

“Control Affiliate”: As to any particular Person, any Person, directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with, such Person in question. As used solely in this definition of “Control Affiliate”, “Control” means (a) the ownership, directly or indirectly, in the aggregate of 10% or more of the beneficial ownership interests of an entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “Controlling” and “under common Control with” have the respective correlative meanings to such terms. The Trustee and/or the Certificate Administrator may obtain and rely upon a certification of the Borrower, the Borrower Sponsor or the Guarantor (or any replacement guarantor), as applicable, to determine whether any Person is a Control Affiliate.

“Control Event”: With respect to any date of determination, if the Certificate Balance of the Class F Certificates on such date (taking into account the application of any Trust Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class) is less than 25% of the initial Certificate Balance of such Class.

“Controlling Class”: The most subordinate Class of the Class F and Class HRR Certificates then outstanding that has an aggregate Certificate Balance, as reduced by any Trust Appraisal Reduction Amounts allocable to such Class, at least equal to 25% of the initial Certificate Balance of such Class or, if none of the Class F or the Class HRR Certificates satisfy the foregoing requirement, the Controlling Class shall be the Class F Certificates. No other Class of Certificates will be eligible to act as a Controlling Class or appoint a Directing Certificateholder. If a Consultation Termination Event has occurred, there shall be no Controlling Class and no Directing Certificateholder.

“Controlling Class Certificateholder”: Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Trustee, the Servicer, the Special Servicer or the Operating Advisor may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Beneficial Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Trustee, Servicer, Special Servicer or Operating Advisor, as applicable. The Trustee, the Servicer, the Special Servicer and the Operating Advisor shall be entitled to rely on any such list so provided. Notwithstanding the foregoing, for purposes of determining the Directing Certificateholder, exercising any rights of the Controlling Class or the Directing Certificateholder or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Affiliate, the Manager or an agent or Affiliate of the foregoing, or is a Restricted Party, will not be deemed to be a Holder of the related Controlling Class and will not be entitled to exercise such rights or receive such information, and any Directing Certificateholder previously appointed or selected by such holder will thereafter not be entitled to exercise any rights of the Directing Certificateholder. If, as a result of the preceding sentence, no Holder of Controlling Class Certificates would be eligible to exercise such rights, there will be no Directing Certificateholder or Controlling Class.

“Controlling Persons”: As defined in Section 6.3(a).

“Conveyed Property”: As defined in Section 2.1(a).

“Corporate Trust Office”: The principal corporate trust office of the Trustee or the Certificate Administrator, as applicable, at which at any particular time its corporate trust business shall be administered, which office at the date of the execution of this Agreement is located (i) with respect to Certificate transfers and surrenders, at 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55415, Attention: Certificate Transfer Services (CMBS) – Trustee KREST 2021-CHIP and (ii) for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS) – KREST 2021-CHIP, or the principal corporate trust office of any successor Trustee or Certificate Administrator, as applicable, qualified and appointed pursuant to Section 8.8.

“Credit Risk Retention Compliance Agreement”: As defined in Section 3.31(a).

“Credit Risk Retention Rules”: The Credit Risk Retention regulations, 79 Fed. Reg. 77601, pages 77740-77766 (Dec. 24, 2014), jointly promulgated by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Securities and Exchange Commission, and the Department of Housing and Urban Development (the “Agencies”) (which such joint final rule has been codified, inter alia, at 12 C.F.R. § 43) to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934 (as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), as such regulations may be amended from time to time by such Agencies, and subject to such clarification and interpretation as have been provided by such Agencies, whether in the adopting release, or as may be provided by any such Agency or its staff from time to time, in each case, as effective from time to time as of the applicable compliance date specified therein.

“CREFC®”: The Commercial Real Estate Finance Council®, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be reasonably acceptable to the Servicer, the Special Servicer, the Certificate Administrator, and the Trustee.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC® Website.

“CREFC® Bond Level File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Collateral Summary File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Financial File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification Forbearance and Corrected Mortgage Loan Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Intellectual Property Royalty License Fee”: A fee, payable on a monthly basis, computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the Trust Loan is computed at the CREFC® Intellectual Property Royalty License Fee Rate (prorated for partial periods).

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to the Trust Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve LOC Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Loan Periodic Update File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® Loan Setup File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is acceptable to the Servicer or the Special Servicer, as applicable, and in any event, shall present the computations made in accordance with the methodology described in such form to “normalize” the full year and year-to-date net operating income and debt service coverage numbers used in the other reports required by this Agreement.

“CREFC® Operating Statement Analysis Report”: A report prepared with respect to the Property substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Property File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Reports”: Collectively refers to the following reports as such may be amended, updated or supplemented from time to time as part of the CREFC® “IRP” (Investor Reporting Package), and any additional reports that become part of the CREFC® IRP from time to time (if agreed to by the parties hereto):

(i)      the following seven electronic files: (i) CREFC® Bond Level File, (ii) CREFC® Collateral Summary File, (iii) CREFC® Property File, (iv) CREFC® Loan Periodic Update File, (v) CREFC® Loan Setup File, (vi) CREFC® Financial File, and (vii) CREFC® Special Servicer Loan File; and

(ii)     the following nineteen supplemental reports and templates: (i) CREFC® Comparative Financial Status Report, (ii) CREFC® Delinquent Loan Status Report, (iii) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® NOI Adjustment Worksheet, (vi) CREFC® REO Status Report, (vii) CREFC® Servicer Watch List, (viii) CREFC® Loan Level Reserve/LOC Report, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report, (xi) CREFC® Appraisal Reduction Template, (xii) CREFC® Servicer Realized Loss Template, (xiii) CREFC® Reconciliation of Funds Template, (xiv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (xv) CREFC® Historical Liquidation Loss Template, (xvi) CREFC® Interest Shortfall Reconciliation Template, (xvii) CREFC® Loan Liquidation Report, (xviii) CREFC® REO Liquidation Report and (xix) CREFC® Loan Modification Report, as such reports may be amended, updated or supplemented from time to time.

“CREFC® REO Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Special Servicer Loan File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions and is reasonably acceptable to the Servicer.

“CREFC® Website”: CREFC®’s Internet website located at “www.crefc.org” or such other primary Internet website as the CREFC® may establish for dissemination of its report forms.

“Current Interest Distribution Amount”: With respect to any Distribution Date for (x) any Regular Certificate, interest accruing during the related applicable Certificate Interest Accrual Period at the applicable Pass-Through Rate for such Certificate Interest Accrual Period on the outstanding Certificate Balance or Notional Amount of such Certificate as of the prior Distribution Date (after giving effect to distributions of principal and allocations of Realized Losses on such prior Distribution Date), and (y) any Uncertificated Lower-Tier Interest, interest accruing during the applicable Certificate Interest Accrual Period at the applicable Pass-Through Rate for such Certificate Interest Accrual Period on the then outstanding Lower-Tier Principal Amount of such Class as of the prior Distribution Date (after giving effect to distributions of principal and allocations of Realized Losses on such prior Distribution Date).

“Custodian”: The Certificate Administrator, in its capacity as the Custodian, performing its role through the document custody division of the Certificate Administrator (including, as applicable, any agents or affiliates utilized thereby).

“Cut-off Date”: August 1, 2021.

“DBRS Morningstar”: DBRS, Inc., and its successors-in-interest.

“Default Interest”: With respect to any Payment Date, upon the occurrence and during the continuance of a Mortgage Loan Event of Default, interest accrued on the Trust Loan or Mortgage Loan, as applicable, at the excess of the Default Rate over the applicable Note Rate during the related Mortgage Loan Interest Accrual Period on the outstanding principal balance of such Note and, to the extent permitted by law, all accrued and unpaid interest on the Trust Loan or Mortgage Loan, as applicable, any other amounts then due and payable pursuant to the Mortgage Loan Documents, calculated from the date such payment was due without regard to any grace or cure periods.

“Default Rate”: As defined in the Mortgage Loan Agreement.

“Defect”: As defined in the Trust Loan Purchase Agreement.

“Deficient Exchange Act Deliverable”: With respect to the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and each Servicing Function Participant and Additional Servicer retained by it (other than a Sub-Servicer set forth on Exhibit V), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article 13 of this Agreement that does not conform to the applicable reporting requirements under the Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Definitive Certificate”: Any Certificate in fully registered certificated form without interest coupons.

“Delivery Date”: As defined in Section 2.1(b).

“Depositor”: J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, and its successors-in-interest.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each Distribution Date, the first (1st) day of the calendar month in which such Distribution Date occurs or, if such first (1st) day is not a Business Day, the immediately succeeding Business Day.

“Directing Certificateholder”: The initial Directing Certificateholder shall be PIF Offshore XXVIII Ltd, a subsidiary of a private investment fund managed by Pacific Investment Management Company LLC. Thereafter, the Directing Certificateholder shall be the Controlling Class Certificateholder (or its representative) as identified to the Certificate Administrator selected by the Majority Controlling Class Certificateholders, as determined by the Certificate Registrar from time to time. No Borrower Affiliate may be appointed as or act as a Directing Certificateholder.

“Directing Certificateholder Asset Status Report Approval Process”: As defined in Section 3.10(i).

“Directly Operate”: With respect to any Foreclosed Property, the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such Foreclosed Property, the holding of such Foreclosed Property primarily for sale to customers, the use of such Foreclosed Property in a trade or business conducted by the Trust Fund or the performance of any construction work on the Foreclosed Property, other than through an Independent Contractor; provided, however, that a Foreclosed Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such Foreclosed Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to the Mortgage Loan or any Foreclosed Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, or as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Loan Party, the Manager, any guarantor, any indemnitor or any other Borrower Affiliate in respect of the Mortgage Loan or any of their Affiliates and any purchaser of the Mortgage Loan, any Companion Loan or Foreclosed Property) in connection with the disposition, workout or foreclosure of the Mortgage Loan, the management or disposition of any Foreclosed Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the Special Servicer is entitled pursuant to Section 3.17 of this Agreement; provided, that any compensation and other remuneration that the Servicer or Certificate Administrator is permitted to receive or retain pursuant to this Agreement in connection with its duties in such capacity will not be Disclosable Special Servicer Fees.

“Disclosure Parties”: As defined in Section 8.14(c).

“Disqualified Non-U.S. Person”: With respect to a Class R Certificate, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds such Class R Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Administrator with an effective IRS Form W-8ECI or other prescribed form or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Administrator an Opinion of Counsel of a nationally recognized tax counsel to the effect that the transfer of such Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of such Class R Certificate will not be disregarded for federal income tax purposes under Treasury Regulations Section 1.860G-3.

“Disqualified Organization”: Either (a) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the FHLMC, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1)) of the Code with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code or (e) any other Person so designated by the Certificate Administrator based upon an Opinion of Counsel to the effect that any transfer of a Class R Certificate to such Person may cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States,” “State” and “International Organization” have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The account established and maintained by the Certificate Administrator pursuant to Section 3.5(a).

“Distribution Date”: The fourth Business Day after the Determination Date, beginning in September 2021. The first Distribution Date is expected to be September 8, 2021.

“Distribution Date Statement”: As defined in Section 4.4(a).

“Drexel”: Drexel Hamilton, LLC, a Pennsylvania limited liability company, and its successors-in-interest.

“Due Diligence Service Provider”: As defined in Section 8.15(b).

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity, the long-term unsecured debt obligations of which are rated at least “BBB(high)” by DBRS Morningstar (or, if not rated by DBRS Morningstar, at least an equivalent rating by two other NRSROs), which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, as applicable, or (c) such other account or accounts not listed in clauses (a) or (b) above with respect to which a Rating Agency Confirmation has been obtained from the Rating Agency. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument. If the holding institution for an account ceases to meet the requirements of this definition for an “Eligible Account”, then the party responsible for administering such account hereunder shall move such account to a holding institution meeting such requirements within 30 days.

“Eligible Institution”: (a) Wells Fargo Bank, provided that the long-term unsecured debt obligations of Wells Fargo Bank are rated “BBB(high)” by DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent (or higher) by at least two (2) NRSROs or such other rating confirmed in a Rating Agency Confirmation), and the short-term unsecured debt obligations of Wells Fargo Bank, National Association are rated at least “R-1 (middle)” by DBRS Morningstar, (or if not rated by DBRS Morningstar, an equivalent rating (or higher) by at least two (2) NRSROs or such other rating confirmed in a Rating Agency Confirmation), (b) KeyBank, provided that (i) the short term debt obligations, deposits or commercial paper of KeyBank are rated at least “R-1 (low)” by DBRS Morningstar, (or if not rated by DBRS Morningstar, an equivalent rating (or higher) by at least two (2) NRSROs or such other rating confirmed in a Rating Agency Confirmation) or (ii) the long-term unsecured debt obligations, deposits or commercial paper of KeyBank are rated at least “BBB(high)” by DBRS Morningstar, (or if not rated by DBRS Morningstar, an equivalent rating (or higher) by at least two (2) NRSROs or such other rating confirmed in a Rating Agency Confirmation); (c) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least, if rated by DBRS Morningstar, “R-1 (middle)” (or, if not rated by DBRS Morningstar, an equivalent rating (or higher) by at least two (2) NRSROs or such other rating confirmed in a Rating Agency Confirmation) and in the case of letters of credit or accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days), the long-term unsecured debt or deposit obligations of which are rated at least , if rated by DBRS Morningstar, “BBB(high)” (or if not rated by DBRS Morningstar, an equivalent rating (or higher) by at least two (2) NRSROs or such other rating confirmed in a Rating Agency Confirmation from DBRS Morningstar) in the case of letters of credit or accounts in which funds are held for more than thirty (30) days or (d) an account maintained with any other insured depository institution that is the subject of a Rating Agency Confirmation, from the Rating Agency for which the minimum rating is not met, with respect to any account listed in the clauses above, or from the Rating Agency, with respect to any account other than one listed in the clauses above.

“Eligible Operating Advisor”: An entity (a) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agency (including, in the case of the Operating Advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which the Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 2.8, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to this Agreement over the life of the Trust; (c) that is not (and is not Risk Retention Affiliated with) the Depositor, the Trust Loan Seller, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, any Borrower Affiliate, the Third Party Purchaser, the Directing Certificateholder, or any of their respective Risk Retention Affiliates; (d) that has not been paid by the Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become a special servicer under this Agreement; (e) that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five (5) years of experience in collateral analysis and loss projections and (y) has at least five

(5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) that does not directly or indirectly, through one or more Affiliates or otherwise, own or have derivative exposure in any interest in any Certificates, the Mortgage Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor.

“Environmental Indemnity”: As defined in the Mortgage Loan Agreement.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Eligible Certificate”: Any Certificate (other than a Class R Certificate) that meets the requirements of Prohibited Transaction Exemption 2002-19 (as such exemption may be amended from time to time) as of the date of the acquisition of such Certificate by a Plan. As of the Closing Date, each of the Class A, Class X-A, Class B, Class C and Class D Certificates is an ERISA Eligible Certificate.

“Euroclear”: As defined in Section 5.2(a).

“Excess Interest”: As the term “Accrued Interest” is defined in the Mortgage Loan Agreement.

“Excess Interest Distribution Account”: As defined in Section 3.4(g).

“Excess Servicing Fee Rate”: The per annum rate at which Excess Servicing Fees accrue as set forth in the definition of Excess Servicing Fees.

“Excess Servicing Fee Right”: With respect to the Mortgage Loan (and any successor Foreclosed Property with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Servicer shall be the owner of such Excess Servicing Fee Right.

“Excess Servicing Fees”: With respect to the Mortgage Loan (and any successor Foreclosed Property with respect thereto), that portion of the Servicing Fees that accrue at a per annum rate equal to the Servicing Fee Rate minus 0.016%; provided that such rate shall be subject to reduction at any time following any resignation of a Servicer pursuant to Section 6.4 (if no successor is appointed in accordance with Section 6.4) or any termination of a Servicer pursuant to Section 7.1, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Servicer (which successor may include the Trustee) that meets the requirements of Section 7.2.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time.

“Extended Resolution Period”: As defined in Section 2.9(a).

“FHLMC”: The Federal Home Loan Mortgage Corporation and its successors-in-interest.

“Final Asset Status Report”: With respect to the Specially Serviced Mortgage Loan, the initial Asset Status Report (together with such other data or supporting information provided by the Special Servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the Special Servicer and the Directing Certificateholder with respect to such Specially Serviced Mortgage Loan) required to be delivered by the Special Servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the Special Servicer may issue more than one Final Asset Status Report with respect to the Specially Serviced Mortgage Loan in accordance with the procedures described in Section 3.10(i). Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final.

“Final Recovery Determination”: As defined in Section 3.7(f).

“Fitch”: Fitch Ratings, Inc., and its successors in interest.

“FNMA”: The Federal National Mortgage Association and its successors-in-interest.

“Foreclosed Companion Loan”: A Companion Loan while the Property is a Foreclosed Property.

“Foreclosed Property”: The Property or other Collateral securing the Mortgage Loan, title to which has been acquired on behalf of or in the name of the Trustee on behalf of the Trust and Companion Loan Holders through foreclosure, deed-in-lieu of foreclosure or otherwise.

“Foreclosed Property Account”: The account or accounts established and maintained by the Special Servicer pursuant to Sections 3.6 and 3.14.

“Foreclosure Proceeds”: Proceeds, net of any related expenses of the Servicer, the Special Servicer, the Certificate Administrator and/or the Trustee, received in respect of any Foreclosed Property (including, without limitation, proceeds from the operation or rental of such Foreclosed Property) prior to the final liquidation of the Foreclosed Property.

“Form 8-K Disclosure” The information described in the Form 8-K items set forth under the “Item on Form 8-K” column on Exhibit R hereto.

“Global Certificate”: As defined in Section 5.2(b).

“Grantor Trust”: A segregated asset pool within the Trust Fund treated as a “grantor trust” under subpart E, part I of subchapter J of the Code, consisting of the assets described in the Introductory Statement.

“Guarantor”: As defined in the Mortgage Loan Agreement.

“Guaranty”: As defined in the Mortgage Loan Agreement.

“Impermissible Operating Advisor Affiliate”: As defined in Section 2.12.

“Impermissible Risk Retention Affiliate”: As defined in Section 2.12.

“Impermissible TPP Affiliate”: As defined in Section 2.12.

“Independent”: When used with respect to any specified Person, such a Person who (i) does not have any direct financial interest or any material indirect financial interest in the Depositor, the Borrower Affiliates, any Companion Loan Holder, the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer or in any of their respective Affiliates and (ii) is not connected with the Depositor, the Borrower Affiliates, any Companion Loan Holder, the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer or any of their respective Affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Independent Appraiser”: An Independent professional real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the Property or Foreclosed Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five (5) years’ experience in the appraisal of comparable properties in the geographic area in which the Property is located.

“Independent Contractor”: Either (i) any Person (other than the Special Servicer or Servicer) that would be an “independent contractor” with respect to the Lower-Tier REMIC or the Upper-Tier REMIC within the meaning of Section 856(d)(3) of the Code if such Trust REMIC were a real estate investment trust (except that the ownership test set forth in that Section of the Code shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates or 35% or more of the aggregate value of all Classes of Certificates or such other interest in the Certificates) as is set forth in an Opinion of Counsel, which shall, at no expense to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer, the Operating Advisor or the Trust Fund, be delivered to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer or the Operating Advisor on behalf of the Trustee; provided that neither the Lower-Tier REMIC nor the Upper-Tier REMIC receives or derives any income from such Person and the relationship between such Person and such Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5), or (ii) any other Person (including the Special Servicer or the Servicer) if the Trustee, the Certificate Administrator and the Operating Advisor (or the Servicer or the Special Servicer on behalf of the Trustee) has received an Opinion of Counsel which shall, at no expense to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer (unless the Special Servicer or the Servicer is providing the Opinion of Counsel with respect to itself), the Operating Advisor or the Trust Fund, be to the effect that the taking of any action in respect of any Foreclosed Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Foreclosed Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such Foreclosed Property to fail to qualify as Rents from Real Property.

“Initial Delivery Date”: As defined in Section 3.10(i).

“Initial Purchasers”: JPMS, BCI, Academy and Drexel, and their respective successors-in-interest.

“Initial Resolution Period”: As defined in Section 2.9(a).

“Inquiries”: As defined in Section 4.5(a)(i).

“Institutional Accredited Investor”: An institution, that is not a QIB, that is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Act, or any entity all of the equity owners of which are such institutions.

“Insurance Proceeds”: (a) The portion of Net Proceeds paid as a result of a Casualty (as defined in the Mortgage Loan Agreement) other than amounts to be applied to the restoration, preservation or repair of the Property or to be released to the Loan Parties each in accordance with the terms of the Mortgage Loan Agreement, or if not required to be so applied or so released under the terms of the Mortgage Loan Agreement, other than amounts applied to the restoration, preservation or repair of the Property in accordance with Accepted Servicing Practices, (b) amounts paid by any insurer pursuant to any insurance policy required to be maintained by the Servicer pursuant to Section 3.11, to the extent related to this Agreement only or (c) any other amounts paid by an insurer pursuant to any insurance policy required to be maintained by the Loan Parties, to the extent allocable to the Mortgage Loan under the Mortgage Loan Documents.

“Interest Distribution Amount”: With respect to any Distribution Date for any Class of Regular Certificates or Uncertificated Lower-Tier Interests, the sum of the Current Interest Distribution Amount for such Distribution Date and such Class of Certificates or Uncertificated Lower-Tier Interests plus the aggregate unpaid Interest Shortfalls in respect of prior Distribution Dates for such Class of Certificates or Uncertificated Lower-Tier Interests.

“Interest Reserve Account”: As defined in Section 3.4(f).

“Interest Shortfall”: With respect to any Distribution Date for any Class of Regular Certificates or Uncertificated Lower-Tier Interests, the amount by which the Current Interest Distribution Amount for such Class of Certificates and Distribution Date exceeds the portion actually paid in respect of such Class on such Distribution Date.

“Interested Person”: As defined in Section 3.16(a)(ii).

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument issued or executed by a Loan Party, or any Affiliate of any of the Loan Parties, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.8(a).

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, as applicable, or any Person on whose behalf the Servicer or any Affiliate thereof or the Special Servicer or any Affiliate thereof has discretion in connection with Investments.

“Investment Representation Letter”: A letter substantially in the form attached hereto as Exhibit P.

“Investor Certification”: A certification representing that such Person executing the certificate is a Certificateholder, a Beneficial Owner of a Certificate, a Companion Loan Holder, a prospective purchaser of a Certificate, a Repurchasing Seller or a Trust Loan Seller or the Directing Certificateholder (to the extent such Person is not a Certificateholder) and that either (a) such Person is not a Borrower Affiliate, a Manager, or an agent or Affiliate of any of the foregoing, in which case such Person shall have access to all the reports and information made available to Privileged Persons hereunder, or (b) such Person is a Borrower Affiliate or the Manager, or an agent or Affiliate of the foregoing, in which case such Person shall be permitted to receive access to the Distribution Date Statements prepared by the Certificate Administrator. The Investor Certification shall be substantially in the form of Exhibit K-1 or Exhibit K-2 hereto, as applicable, or may be in the form of an electronic certification contained on the Certificate Administrator’s Website containing the same information as Exhibit K-1 or Exhibit K-2, as applicable. Investor Certifications may be submitted electronically via the Certificate Administrator’s Website. The Certificate Administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”: As defined in Section 4.5(a).

“Investor Registry”: As defined in Section 4.5(b).

“IRS”: The Internal Revenue Service.

“JPMCB”: As defined in the Introductory Statement.

“JPMS”: J.P. Morgan Securities LLC, a Delaware limited liability company, and its successors-in-interest.

“KBRA”: Kroll Bond Rating Agency, LLC, and its successors-in-interest.

“KeyBank”: KeyBank National Association, a national banking association, and its successors in interest.

“Lease”: With respect to the Property, the “Lease” as defined in the Mortgage Loan Agreement.

“Lender”: As defined in the Mortgage Loan Agreement.

“Liquidated Property”: The Property, if it has been liquidated and the Special Servicer has determined that all amounts which it expects to recover from or on account of the Property have been recovered.

“Liquidation Expenses”: Reasonable and customary expenses (other than expenses covered by any insurance policy) incurred by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with the liquidation of the Mortgage Loan or the Property (including for the avoidance of doubt, reasonable and customary expenses incurred by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with the sale of the Mortgage Loan), such expenses including, without limitation, legal fees and expenses, appraisal fees, brokerage fees and commissions, conveyance taxes and trustee and co-trustee fees, if any. Liquidation Expenses shall not include any previously incurred expenses which have been previously reimbursed to the party incurring the same or which were netted against income from any Foreclosed Property and were considered in the calculation of the amount of Foreclosure Proceeds pursuant to the definition thereof.

“Liquidation Fee”: A fee payable to the Special Servicer with respect to the Liquidated Property or the liquidation of the Specially Serviced Mortgage Loan, whether through judicial foreclosure, sale or otherwise, or in connection with the sale, full, partial or discounted payoff or other liquidation of the Specially Serviced Mortgage Loan or the Property, as to which the Special Servicer receives any Liquidation Proceeds, equal to the product of the Liquidation Fee Rate and the related Net Liquidation Proceeds; provided that any such Liquidation Fee shall be reduced by any Net Modification Fees paid by the Borrower with respect to the Specially Serviced Mortgage Loan or the Property that were received and retained by the Special Servicer in the prior 12 months, but only to the extent those Net Modification Fees have not previously been deducted from a Work-out Fee or Liquidation Fee; and provided, further, that the Special Servicer shall not be entitled to receive a Liquidation Fee in connection with (i) a repurchase of the Trust Loan (or the allocable portion of the Trust Loan) by the Trust Loan Sellers (or the applicable Trust Loan Seller) pursuant to the Trust Loan Purchase Agreement (so long as such repurchase occurs within the Initial Resolution Period or any Extended Resolution Period) or (ii) a sale of all or any portion of the Mortgage Loan by the Special Servicer to the Servicer or the Special Servicer or any Affiliate of the foregoing in accordance with Section 3.16.

“Liquidation Fee Rate”: A rate equal to 0.50%.

“Liquidation Proceeds”: Amounts (other than Insurance Proceeds and Condemnation Proceeds) received by the Special Servicer and/or the Certificate Administrator in connection with the liquidation of the Specially Serviced Mortgage Loan, the Trust Loan, any Companion Loan, any Note or the Property, whether through judicial foreclosure, sale or otherwise, or in connection with the sale, discounted payoff or other liquidation of the Mortgage Loan, the Trust Loan, any Companion Loan or any Note (other than amounts required to be paid to the Loan Parties pursuant to law or the terms of the Mortgage Loan Agreement) including the proceeds of any full, partial or discounted payoff of the Mortgage Loan, the Trust Loan, any Companion Loan or any Note (exclusive of any portion of such payoff or proceeds that represents Default Interest).

“Loan Party”: Individually or collectively, the Borrower and the Guarantor, as the context requires.

“Loan Percentage Interest”: With respect to JPMCB, 70%, and with respect to Barclays, 30%.

“Lockbox Agreement”: As defined in the Mortgage Loan Agreement.

“Lower-Tier Distribution Account”: A subaccount of the Distribution Account, which shall be an asset of the Trust Fund and the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.1(b).

“Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Introductory Statement to this Agreement, and (ii) as of any date of determination after the first Distribution Date an amount equal to the Certificate Balance of the Class of Related Certificates on the preceding Distribution Date (after giving effect to distribution of principal and allocation of Realized Losses pursuant to Sections 4.1(b) and 4.1(g)).

“Lower-Tier REMIC”: One of two separate REMICs comprising the Trust Fund, the assets of which consist of all of the assets of the Trust Fund other than the assets of the Upper-Tier REMIC and the Grantor Trust.

“Major Decision”: Any of the following:

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of a Foreclosed Property) of the ownership of the Property;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Mortgage Loan or any extension of the Anticipated Repayment Date or the Scheduled Maturity Date of the Mortgage Loan;

(iii)      any sale of the defaulted Mortgage Loan or Foreclosed Property for less than the applicable Mortgage Loan Purchase Price;

(iv)      any determination to bring the Property or any Foreclosed Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Foreclosed Property;

(v)       any release of Collateral (excluding letters of credit) or any acceptance of substitute or additional collateral for the Mortgage Loan, or any consent to either of the foregoing, other than if required pursuant to the specific terms of the Mortgage Loan and for which there is no material lender discretion;

(vi)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Mortgage Loan or any consent to such a waiver or consent to a transfer of the Property or interests in the Borrower or consent to the incurrence of additional debt or mezzanine debt other than for which there is no material Lender discretion;

(vii)     any property management company changes or modifications, waivers or amendments to any Management Agreement or franchise agreement (if any) (in each case, with respect to the Mortgage Loan for which the lender is required to consent or approve under the Mortgage Loan Documents);

(viii)    releases of any escrow accounts, Reserve Accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the Mortgage Loan and for which there is no material lender discretion;

(ix)      any acceptance of an assumption agreement releasing the Borrower from liability under the Mortgage Loan other than pursuant to the specific terms of the Mortgage Loan and for which there is no material lender discretion;

(x)       any determination of an Acceptable Insurance Default or any modifications or waivers of the insurance requirements of the Mortgage Loan;

(xi)      approval of any Borrower plan of bankruptcy;

(xii)     the execution, termination or renewal of any lease, to the extent lender approval is required under the Mortgage Loan Documents and to the extent such lease constitutes a “Major Lease” as defined in the Mortgage Loan Documents, including entering into any subordination, non-disturbance and attornment agreement;

(xiii)    any material modification, waiver or amendment of an intercreditor agreement, or any action to enforce rights (or decision not to enforce rights) with respect to such intercreditor agreement; provided that with respect to any modification, waiver or amendment that is proposed by a mezzanine lender, no majority holder of the Controlling Class, the Directing Certificateholder or any affiliate of the foregoing is an owner of a controlling interest (whether legally, beneficially or otherwise) in any mezzanine loan;

(xiv)    approval of Annual Budgets (to the extent lender approval is required) if the debt service coverage ratio on the basis of the Mortgage Loan is below 2.0x that provide for operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year; or

(xv)     approval of casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Property other than pursuant to the specific terms of the Mortgage Loan

“Major Decision Reporting Package”: As defined in Section 9.3(a).

“Majority Controlling Class Certificateholders”: With respect to the Controlling Class, the Holder(s) of Certificates representing more than fifty percent (50%) of such Controlling Class, by Certificate Balance, as determined by the Certificate Registrar.

“Management Agreement”: As defined in the Mortgage Loan Agreement.

“Manager”: As defined in the Mortgage Loan Agreement.

“Material Breach”: As defined in the Trust Loan Purchase Agreement.

“Material Document Defect”: As defined in the Trust Loan Purchase Agreement.

“Maturity Date”: The Scheduled Maturity Date or such other date on which the outstanding principal balance of the Mortgage Loan becomes due and payable, whether by declaration of acceleration, or otherwise.

“Modification Fees”: With respect to the Mortgage Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan Documents (as evidenced by a signed writing) agreed to by the Servicer or the Special Servicer (other than all Assumption Fees, Assumption Application Fees, defeasance fees, consent fees, loan service transaction fees, Special Servicing Fees, Liquidation Fees or Work-out Fees). With respect to each of the Servicer and the Special Servicer, in no event shall either Person be permitted to collect and retain as compensation Modification Fees by such Person from the Borrower (taken in the aggregate with any other Modification Fees collected and earned by such Person from the Borrower) in an aggregate amount in excess of $2,000,000 (i.e., shall be subject to an aggregate cap of $2,000,000).

“Monthly Payment”: With respect to the Trust Loan or the Mortgage Loan and any Distribution Date, the scheduled payment of interest on the Trust Loan or the Mortgage Loan, respectively, in each case which is due and payable on the immediately preceding Payment Date.

“Monthly Payment Advance”: Any advance made with respect to the Trust Loan by the Servicer or the Trustee pursuant to Section 3.23(a) or, if not made by the Servicer, made by the Trustee pursuant to Section 7.6, as applicable. Each reference to the reimbursement or payment of a Monthly Payment Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through the date preceding the date of payment or reimbursement.

“Moody’s”: Moody’s Investors Service, Inc., and its successors-in-interest.

“Mortgage”: As defined in the Mortgage Loan Agreement.

“Mortgage File”: As defined in Section 2.1(b) and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

“Mortgage Loan”: As defined in the Introductory Statement to this Agreement.

“Mortgage Loan Agreement”: As defined in the Introductory Statement.

“Mortgage Loan Default”: A “Default” as defined in the Mortgage Loan Agreement.

 “Mortgage Loan Documents”: All documents executed or delivered by the Loan Parties (or their Affiliates) evidencing or securing the Mortgage Loan and any amendment thereof or thereafter or subsequently added to the Mortgage File, including without limitation the Mortgage Loan Agreement. For the avoidance of doubt, the Mortgage Loan Documents shall not include the Securitization Indemnification Agreements, and the rights of the Trust Loan Sellers and other parties to the Securitization Indemnification Agreements thereunder will not be part of the Trust Fund.

“Mortgage Loan Event of Default”: An “Event of Default” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Interest Accrual Period”: With respect to any Payment Date and each Note, the period commencing on and including the first day of the calendar month immediately preceding the month in which such Payment Date occurs and ending on and including the last day of the calendar month immediately preceding such Payment Date.

“Mortgage Loan Purchase Price”: An amount (without duplication) generally equal to the sum of (i) the unpaid principal balance of the defaulted Mortgage Loan, (ii) accrued and unpaid interest on each Note at the related Note Rate through and including the last day of the related Mortgage Loan Interest Accrual Period in which the repurchase is to occur, (iii) unreimbursed Property Protection Advances and Administrative Advances and fees and amounts owed to the Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee together with interest on Advances, (iv) an amount equal to the sum of (A) all interest on outstanding Monthly Payment Advances and (B) all interest on and all unreimbursed Companion Loan Advances and (v) any unpaid Trust Fund Expenses and any amounts owed to the parties to this Agreement or any Other Pooling and Servicing Agreement with respect to the related Companion Loan.

“Net Foreclosure Proceeds”: With respect to each related Foreclosed Property, the Foreclosure Proceeds with respect to such related Foreclosed Property net of any insurance premiums, taxes, assessments, ground rents and other costs permitted to be paid therefrom pursuant to Section 3.14.

“Net Liquidation Proceeds”: The excess of Liquidation Proceeds received with respect to the Property or the Mortgage Loan over the amount of Liquidation Expenses incurred with respect thereto.

“Net Modification Fees”: With respect to the Mortgage Loan, the sum of (A) the remainder, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of the Mortgage Loan, minus (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and Companion Loan Advances and interest on such Advances and Companion Loan Advances at the Advance Rate to the extent not otherwise paid or reimbursed by the Borrower but excluding Special Servicing Fees, Work-out Fees and Liquidation Fees) either outstanding or previously incurred on behalf of the Trust or the Other Securitization Trust with respect to the Mortgage Loan and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from

Modification Fees as described in the preceding clause (A), which expenses have been subsequently recovered from the Borrower or otherwise.

“Net Proceeds”: As defined in the Mortgage Loan Agreement.

“Net Trust Note Rate”: With respect to any Trust Note and any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Trust Note on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Servicing Fee Rate applicable to the Trust Loan, the Certificate Administrator Fee Rate (including the portion that is the Trustee Fee), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and exclusive of any rate at which Default Interest or Excess Interest accrues on such Trust Note) actually accrued on such Trust Note during the related Mortgage Loan Interest Accrual Period; provided, however, that for purposes of calculating Pass-Through Rates, each Net Trust Note Rate shall be determined without regard to any modification, waiver or amendment of the terms of the Trust Loan, whether agreed to by the Servicer, the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Borrower, or otherwise; provided, further, however, that (i) the Net Trust Note Rate for the Mortgage Loan Interest Accrual Period preceding the Payment Dates in (a) January and February in each year that is not a leap year or (b) in February only in each year that is a leap year (in the case of either (a) or (b), unless the related Distribution Date is the final Distribution Date), shall be the annualized rate at which interest would have to accrue in respect of such Trust Note on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Servicing Fee Rate applicable to the Trust Loan, the Certificate Administrator Fee Rate (including the portion that is the Trustee Fee), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and exclusive of any rate at which Default Interest or Excess Interest accrues on such Trust Note) actually accrued on such Trust Note during such Mortgage Loan Interest Accrual Period, minus the applicable Withheld Amounts and (ii) the Net Trust Note Rate for the Mortgage Loan Interest Accrual Period preceding the Payment Date in March (or February, if the related Distribution Date is the final Distribution Date), shall be the annualized rate at which interest would have to accrue in respect of such Trust Note on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Servicing Fee Rate applicable to the Trust Loan, the Certificate Administrator Fee Rate (including the portion that is the Trustee Fee), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and exclusive of any rate at which Default Interest or Excess Interest accrues on such Trust Note) actually accrued on such Trust Note during the related Mortgage Loan Interest Accrual Period, plus the applicable Withheld Amounts.

“New Lease”: Any lease with respect to a Foreclosed Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“Non-Book Entry Certificates”: As defined in Section 5.2(c).

“Nondisqualification Opinion”: An Opinion of Counsel, prepared at the Trust Fund’s expense and payable from the Collection Account, to the effect that a contemplated action will not cause (i) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a

REMIC at any time that any Certificates are outstanding or (ii) a “prohibited transaction” or “prohibited contributions” tax to be imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC at any time that any Certificates are outstanding.

“Nonrecoverable Advance”: Any portion of an Advance previously made and not previously reimbursed, or proposed to be made, including interest thereon, which, in accordance with Accepted Servicing Practices (in the case of the Servicer) or good faith and reasonable business judgment (in the case of the Trustee) would not be ultimately recoverable from subsequent payments or collections (including Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds) in respect of the Mortgage Loan or the Property (in the case of Property Protection Advances or Administrative Advances) or the Trust Loan (in the case of Monthly Payment Advances) or from funds on deposit in the Collection Account pursuant to Section 3.4(c). The Trustee may rely conclusively upon a determination of non-recoverability made by the Servicer. The Servicer or the Special Servicer may consider (among other things) the items listed in Section 3.23(h) when making a determination regarding a Nonrecoverable Advance.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.3(f).

“Non-U.S. Person”: A Person that is not a U.S. Person.

“Note Rate”: With respect to each Note, the per annum rate at which interest accrues on such Note as set forth in the Mortgage Loan Agreement without giving effect to the Default Rate.

“Notes”: As defined in the Introductory Statement to this Agreement.

“Notional Amount”: In the case of the Class X-A Certificates, the Class X-A Notional Amount.

“NRSRO”: Any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act, including the Rating Agency.

“NRSRO Certification”: A certification (a) substantially in the form of Exhibit M executed by an NRSRO (including the Rating Agency) or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that (a) such NRSRO is the Rating Agency, or (b) that such NRSRO has provided the Depositor with the appropriate certifications under paragraph (e) of Rule 17g-5, such NRSRO has access to the Depositor’s 17g-5 Internet website and any confidentiality provisions relating to information on the Depositor’s 17g-5 Internet website apply equally to information on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website.

“Offering Circular”: The Offering Circular, dated August 9, 2021, for the Certificates.

“Officer’s Certificate”: A certificate signed by (i) the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated), the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Servicing

Officer, Responsible Officer or other officer of the Servicer, the Special Servicer, the Depositor, the Trust Loan Sellers or any other entity referred to herein, as the case may be, customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) with respect to the Certificate Administrator and the Trustee, a Responsible Officer.

“Operating Advisor”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors in interest and assigns, or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.26(c).

“Operating Advisor Consultation Event”: The event that occurs when the Certificate Balance of the Class HRR Certificates (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 3.7(c) of this Agreement) are equal to or less than 25% of the initial Certificate Balance of such Class.

“Operating Advisor Consulting Fee”: A fee for each Asset Status Report and Major Decision on which the Operating Advisor has consultation obligations and performed its duties with respect to such Asset Status Report or Major Decision equal to $10,000 (or such lesser amount as the Borrower agrees to pay with respect to such Mortgage Loan), payable pursuant to Section 3.26(h) of this Agreement; provided, however, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Asset Status Report or Major Decision; provided, further, that the Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the Borrower if it determines that such full or partial waiver is in accordance with Accepted Servicing Practices, but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection (provided that the Servicer or the Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or additional Trust Fund expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: With respect to the Mortgage Loan, the fee payable to the Operating Advisor pursuant to Section 3.26(h).

“Operating Advisor Fee Rate”: With respect to the Mortgage Loan, a per annum rate of 0.00587%.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and not for any particular class of Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with the Borrower, the Manager, the Borrower Sponsor, the Guarantor, any Trust Loan Seller, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder, any Certificateholder or any of their respective Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights, provided that with respect to any such failure which is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)       the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”: A written opinion of counsel (which counsel, in the case of any such opinion of counsel relating to the taxation of the Trust Fund or any portion thereof or the status of each Trust REMIC as a REMIC or the Grantor Trust as a “grantor trust” for taxation purposes, shall be Independent of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee), who may, without limitation, be counsel for the Depositor, the Operating Advisor, the Servicer or the Special Servicer, reasonably acceptable to the Trustee and the Certificate Administrator.

“Original Certificate Balance”: As defined in the Introductory Statement.

“Original Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, the initial Lower-Tier Principal Amount thereof as of the Closing Date, in each case as specified in the Introductory Statement to this Agreement.

“Origination Date”: As defined in the Introductory Statement.

“Other Depositor”: With respect to any Other Securitization Trust, the related “depositor” (within the meaning of Item 1101(e) of Regulation AB).

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer, operating advisor or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act and for the purposes of Sections 13.7, 13.8, 13.9 and 13.16 only, the trustee, certificate administrator, master servicer, special servicer, operating advisor or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: The applicable pooling and servicing agreement or other applicable comparable agreement governing the creation of any Other Securitization Trust and the issuance of securities with respect to any Companion Loan (or any portion thereof or interest therein).

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds any portion of a Companion Loan or Foreclosed Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Pass-Through Rate”: For the following Classes of Certificates, the related Pass-Through Rate set forth below, and for each Uncertificated Lower-Tier Interest, the Net Trust Note

Rate of the Trust Notes at which, in each case, interest accrues on the Certificate Balance, Notional Amount or Lower-Tier Principal Amount, as applicable, of such Class as set forth in the Introductory Statement to this Agreement.

Class of Certificates	Pass-Through Rate
Class A Certificates	Class A Pass-Through Rate
Class X-A Certificates	Class X-A Pass-Through Rate
Class B Certificates	Class B Pass-Through Rate
Class C Certificates	Class C Pass-Through Rate
Class D Certificates	Class D Pass-Through Rate
Class E Certificates	Class E Pass-Through Rate
Class F Certificates	Class F Pass-Through Rate
Class HRR Certificates	Class HRR Pass-Through Rate

“Payment Date”: The first day of each calendar month during the term of the Mortgage Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Percentage Interest”: As to any Certificate (other than the Class R Certificates), the initial Certificate Balance or Notional Amount of such Certificate divided by the initial Certificate Balance or Notional Amount of all of the Certificates of the related Class. With respect to the Class R Certificates, the percentage specified on the Certificate held by the Holder of such Certificate.

“Permitted Encumbrances”: As defined in the Mortgage Loan Agreement.

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)     direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by the Rating Agency to any Certificate as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government

National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations;

(ii)      federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated at least “R-1(middle)” by DBRS Morningstar or the long term obligations of which are rated at least “A” by DBRS Morningstar or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by two other NRSROs, (b) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated at least “R-1(middle)” by DBRS Morningstar and the long term obligations of which are rated at least “AA(low)” by DBRS Morningstar or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by two other NRSROs, (c) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated at least “R-1(high)” by DBRS Morningstar and the long term obligations of which are rated at least “AA” by DBRS Morningstar or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by two other NRSROs and (d) in the case of such investments with maturities of more than six months, the short term obligations of which are rated at least “R-1(high)” by DBRS Morningstar and the long term obligations of which are rated “AAA” by DBRS Morningstar or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by two other NRSROs (or, if permitted by the Mortgage Loan, if not rated by DBRS Morningstar, otherwise acceptable to DBRS Morningstar as confirmed in a Rating Agency Confirmation);

(iii)      deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv)      commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days, (A) (1) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated at least “R-1(middle)” by DBRS Morningstar or the long term obligations of which are rated at least “A” by DBRS Morningstar or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by two other NRSROs, (2) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated at least “R-1(middle)” by DBRS Morningstar and the long term obligations of which are rated at least “AA(low)” by DBRS Morningstar or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by two other NRSROs, (3) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated at least “R-1(high)” by DBRS Morningstar and the long term obligations of which are rated at least “AA” by DBRS Morningstar or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by two other NRSROs, and (4) in the case of such investments with maturities of more than six months (but less than 365 days), the short term obligations of which are rated at least “R-1(high)” by DBRS Morningstar and the long term obligations of which are rated “AAA” by DBRS Morningstar or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by two other NRSROs (or, if permitted by the Mortgage Loan, if not rated by DBRS Morningstar, otherwise acceptable to DBRS Morningstar as confirmed in a Rating Agency Confirmation), or (B) have such other ratings as confirmed in a Rating Agency Confirmation;

(v)       any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, (c) maintains a constant net asset value and (d) has the highest rating obtainable from DBRS Morningstar (or, if not rated by the Rating Agency, an equivalent rating (or higher) by at least two (2) NRSROs); and

(vi)      the Wells Fargo Money Market Funds, so long as it maintains a constant net asset value and is rated by DBRS Morningstar in its highest respective money market fund ratings category (or, if not rated by the Rating Agency, as otherwise acceptable to the Rating Agency as confirmed in a Rating Agency Confirmation);

(vii)     any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) - (v) above with respect to which a Rating Agency Confirmation has been obtained from the Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment; and

(viii)    such other investments as to which the Rating Agency shall have delivered a Rating Agency Confirmation.

provided, however, that with respect to any Permitted Investment for which a rating by S&P is required as set forth above, such rating must be an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings; provided, further, however, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index;

and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations, (b) if such instrument may be redeemed at a price below the purchase price or (c) if such investment is purchased at a premium over par; and provided, further, however, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC. Permitted Investments may not be interest-only securities. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, insurance commissions or fees, property condition report fees and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to the Trust Loan, Companion Loans or Foreclosed Property in accordance with this Agreement.

“Permitted Transferee”: Any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person would not cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Person or (e) a U.S. Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, bank, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan”: As defined in Section 5.3(m).

“Prepayment Fee”: As defined in the Mortgage Loan Agreement.

“Prepayment Rate”: As defined in the Mortgage Loan Agreement.

“Prime Rate”: The “prime rate” published in the “Money Rates” section of The Wall Street Journal; if The Wall Street Journal ceases to publish the “prime rate”, then the Servicer shall select an equivalent publication that publishes such “prime rate”, and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Servicer shall reasonably select a comparable interest rate index.

“Principal Distribution Amount”: For each Distribution Date, the sum of (i) the Regular Principal Distribution Amount for such Distribution Date and (ii) the aggregate unpaid Principal Shortfalls in respect of prior Distribution Dates.

“Principal Shortfall”: For each Distribution Date, the amount by which the Regular Principal Distribution Amount for such Distribution Date exceeds the amount actually distributed in respect of principal to the Sequential Pay Certificates on such Distribution Date.

“Privileged Communications”: Any correspondence between the Directing Certificateholder and the Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Directing Certificateholder, on the one hand, and the Trustee, the Servicer or the Special Servicer, on the other hand, related to the Specially Serviced Mortgage Loan or the exercise of the Directing Certificateholder’s consent or consultation rights under this Agreement; provided, however, that the Certificate Administrator shall not be under any obligation to review whether any inquiry or response contains such direct communication with the Directing Certificateholder, (ii) strategically sensitive information (and, if provided to a third party, has been identified as privileged or confidential information) that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the Borrower or other interested party or (iii) information subject to attorney-client privilege; provided, however, that the Certificate Administrator shall not be under any obligation to review whether any inquiry or response contains such direct communication with the Directing Certificateholder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Privileged Information Restricted Party”), (b) it is reasonable and necessary for the Privileged Information Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Privileged Information Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Privileged Information Restricted Party is (in the case of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as evidenced by written advice of counsel (which shall be an additional expense of the Trust) delivered to each of the Servicer, the Special Servicer, the Directing Certificateholder, the Operating Advisor, the Certificate Administrator and the Trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, each Initial Purchaser, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, each Trust Loan Seller, any Companion Loan Holder that delivers an Investor Certification, any other Person who provides the Certificate Administrator with an Investor Certification and any NRSRO that delivers an NRSRO Certification to the Certificate Administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website. For purposes of obtaining access to information in the possession of the Certificate Administrator and/or receiving any information or report from the Certificate Administrator’s Website (including accessing the Investor Q&A Forum), other than Distribution Date Statements only, each Borrower Affiliate, the Manager, and the respective agents or Affiliates of the foregoing (in each case, as evidenced by an Investor Certification in the form of Exhibit K-2 hereto) shall be deemed to not be a “Privileged Person”. Notwithstanding anything herein to the contrary, the provisions hereof shall not limit the Servicer’s ability to make accessible certain information regarding the Mortgage Loan at a website maintained by the Servicer.

“Pro Rata and Pari Passu Basis”: As defined in the Co-Lender Agreement.

“Property”: As defined in the Mortgage Loan Agreement.

“Property Manager”: A “Manager” as defined in the Mortgage Loan Agreement.

“Property Protection Advances”: As defined in Section 3.23(b).

“QIB”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the Special Servicer contained in this Agreement, (ii) is not the Operating Advisor or an Affiliate of the Operating Advisor, (iii) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become a Special Servicer, (iv) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders and (vi) (A) has a ranking by DBRS Morningstar higher than or equal to “MOR CS3” as a special servicer or (B) if not ranked by DBRS Morningstar (I) such replacement Special Servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by the Rating Agency within the 12-month period prior to the date of determination and (II) DBRS Morningstar has not cited servicing concerns of the applicable replacement Special Servicer as the sole or material factor in any qualification, downgrade or withdrawal of the then-current rating or ratings of one or more classes of such commercial mortgage backed securities.

“RAC Decision”: Any of the following actions:

(i)         any action described in clauses (v), (vi), or (ix) of the definition of Major Decision;

(ii)        to the extent not required pursuant to clause (i) above, any acceptance of an assumption agreement releasing the Borrower from liability under the Mortgage Loan;

(iii)       any incurrence of direct or indirect additional debt by a Borrower or any additional mezzanine financing (or issuance of preferred equity that is substantially equivalent to a mezzanine loan) by any beneficial owner of a Borrower other than pursuant to the specific terms of the Mortgage Loan and for which there is no material lender discretion; provided that, for the avoidance of doubt, any PACE Loan (as such term is defined in the Mortgage Loan Agreement) will constitute a RAC Decision; and

(iv)      any determination as to the qualification of a Manager (other than the Borrower, the Property Manager, the Sub-Manager, or any affiliate of the foregoing) as a “Qualified Manager” under the terms of the Mortgage Loan Agreement.

“Rated Final Distribution Date”: The Distribution Date in November 2044 for the Regular Certificates (other than the Class HRR Certificates).

“Rating Agency”: DBRS Morningstar.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by the Rating Agency that a proposed action, failure to act or other specified event will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency) immediately prior to the occurrence of the action, failure to act or other event with respect to which Rating Agency Confirmation is sought, which Rating Agency Confirmation may be obtained or deemed to be satisfied as set forth in Section 3.27 hereof; provided that with respect to any matter affecting any Companion Loan, so long as such Companion Loan (or any portion thereof) is subject to a securitization transaction, any Rating Agency Confirmation shall also refer to the Companion Loan Rating Agency Confirmation from each related Companion Loan Rating Agency to the extent provided in Section 3.27; provided, further, that a written waiver (which may be in electronic form) or other acknowledgment from the Rating Agency indicating its decision not to review or to decline to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. At any time during which no Certificates are rated by the Rating Agency, no Rating Agency Confirmation shall be required from the Rating Agency.

“Rating Agency Inquiry”: As defined in Section 4.5(d).

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 4.5(d).

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balances of the Sequential Pay Certificates after giving effect to distributions made on such Distribution Date exceeds (ii) the outstanding principal balance of the Trust Loan after giving effect to (a) any payments of principal received with respect to the

Payment Date occurring immediately prior to such Distribution Date and (b) the aggregate reductions of the principal balance of the Trust Loan that have been permanently made as a result of a bankruptcy proceeding, modification or otherwise.

“Record Date”: With respect to each Distribution Date, the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.

“Regular Certificates”: The Class A, Class X-A, Class B, Class C, Class D, Class E, Class F and Class HRR Certificates.

“Regular Principal Distribution Amount”: For each Distribution Date, the sum of (a) all amounts collected or advanced in respect of principal with respect to the Trust Loan during the related Collection Period and (b) the principal portion of the Mortgage Loan Purchase Price or Repurchase Price or any purchase price, all amounts received in respect of principal from Net Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds or otherwise received in respect of principal on the Trust Loan.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time. Each of the parties hereto acknowledge that the Regulation AB provisions herein shall be construed as if the Certificates were publicly registered and reporting were required at all times.

“Regulation S”: Regulation S under the Act.

“Regulation S Global Certificate”: As defined in Section 5.2(a).

“Related Certificates”: For the following Classes of Certificates, Classes of Uncertificated Lower-Tier Interests and Notes, the related Class of Certificates, Class of Uncertificated Lower-Tier Interests or Note, as applicable, set forth below:

Related Uncertificated Lower-Tier Interests	Related Certificates
Class LA Uncertificated Interest	Class A
Class LB Uncertificated Interest	Class B
Class LC Uncertificated Interest	Class C
Class LD Uncertificated Interest	Class D
Class LE Uncertificated Interest	Class E
Class LF Uncertificated Interest	Class F
Class LHRR Uncertificated Interest	Class HRR

“Relevant Action”: As defined in Section 3.27(c).

“Relevant Distribution Date”: With respect to any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust holding a Companion Loan, the “Distribution Date” (or analogous concept) under the related Other Pooling and Servicing Agreement.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC Provisions”: Provisions of the Code relating to “real estate mortgage investment conduits,” including Sections 860A through 860G of the Code and any related regulations or announcements promulgated thereunder by the U.S. Department of the Treasury.

“Remittance Date”: With respect to each Distribution Date, the Business Day immediately preceding such Distribution Date.

“Rents from Real Property”: With respect to any Foreclosed Property, gross income of the character described in Section 856(d) of the Code.

“REO Management Fee”: As to the Property when it is Foreclosed Property, a fee payable out of the Foreclosed Property Account to the Successor Manager for managing the Property while it is owned by the Trust Fund, which shall be reasonable and customary in the market in which the Property is located.

“Reporting Servicer”: The Servicer, the Special Servicer or a Servicing Function Participant engaged by any such party, as the case may be.

“Repurchase Communication”: For purposes of Section 2.2(d) only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Price”: With respect to each Trust Loan Seller, the product of (A) such Trust Loan Seller’s Loan Percentage Interest and (B) an amount (without duplication) equal to the sum of (i) the unpaid principal balance of the Trust Loan, (ii) accrued and unpaid interest on the Trust Loan at the weighted average of the Trust Note Rates (exclusive of the Default Rate) to and including the last day of the related Mortgage Loan Interest Accrual Period in which the repurchase is to occur, (iii) unreimbursed Property Protection Advances and Administrative Advances together with interest on Advances allocable to the Trust Loan pursuant to the Co-Lender Agreement, (iv) an amount equal to all interest on outstanding Monthly Payment Advances, (v) any unpaid Trust Fund Expenses allocable to the Trust Loan pursuant to the Co-Lender Agreement and (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, Special Servicer, Certificate Administrator, Trustee or Operating Advisor arising out of the enforcement of the repurchase obligation. No Liquidation Fee shall be payable by any Trust Loan Seller in connection with a repurchase of such Trust Loan Seller’s Loan Percentage Interest in the Trust Loan (or indemnity payment made in lieu thereof) due to a Material Breach or a Material Document Defect pursuant to the Trust Loan Purchase Agreement, so long as such repurchase occurs within the Initial Resolution Period or Extended Resolution Period (if applicable).

“Repurchase Request”: With respect to the Trust Loan, any request or demand whether oral or written that the Trust Loan be repurchased or replaced, whether arising from a Material Breach or Material Document Defect or other breach of a representation or warranty.

“Repurchase Request Recipient”: As defined in Section 2.2(d).

“Repurchase Request Withdrawal”: As defined in Section 2.2(d).

“Repurchasing Seller”: As defined in Section 3.29.

“Requesting Holders”: As defined in Section 3.7(e).

“Requesting Party”: As defined in Section 3.26.

“Required Advance Amount”: With respect to any Distribution Date, an amount equal to (a) the amount of the Monthly Payment Advance with respect to the Trust Loan (taking into account any Trust Appraisal Reduction Amount as of such Distribution Date) that would be required to be made on the related Remittance Date by the Servicer had the Borrower not made any portion of the Monthly Payment (or an Assumed Monthly Payment) for the related Payment Date (or an assumed Payment Date) less (b) the aggregate compensation payable on such Remittance Date to the Servicer in respect of the Servicing Fee, to the Certificate Administrator in respect of the Certificate Administrator Fee (including the portion that constitutes the Trustee Fee), to the Operating Advisor in respect of the Operating Advisor Fee and to CREFC® in respect of the CREFC® Intellectual Property Royalty License Fee.

“Required Third Party Purchaser Retention Amount”: The entire Certificate Balance of the Risk Retention Certificates.

“Reserve Account”: Any reserve account required to be maintained under the Mortgage Loan Agreement.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject, and in the case of any certification or other document required to be signed by a Responsible Officer, an authorized signatory whose name and specimen signature appears on a list furnished to the Servicer or the Special Servicer, as applicable, by the Trustee or the Certificate Administrator, as applicable, as such list may from time to time be amended.

“Restricted Party”: As defined in the Mortgage Loan Agreement.

“Restricted Period”: As defined in Section 5.2(a).

“Retaining Sponsor”: JPMCB.

“Risk Retention Affiliate” or “Risk Retention Affiliated”: As “affiliate” or “affiliated” are defined in Section 43.2 of the Credit Risk Retention Rules.

“Risk Retention Agreement”: The Risk Retention Agreement, dated and effective as of August 9, 2021, by and among the Depositor, JPMCB and the Third Party Purchaser.

“Risk Retention Certificates”: The Class HRR Certificates.

“Risk Retention Period”: The period from the Closing Date until the date that is the earliest of (i) the latest of (A) the date on which the total unpaid principal balance of the Trust Loan has been reduced to 33% of the total unpaid principal balance of the Trust Loan as of the Cut-off Date; (B) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (C) two years after the Closing Date; or (ii) subject to the consent of the Retaining Sponsor (which consent shall not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially repealed or abolished in their entirety or officially determined by the relevant regulatory agencies to be no longer applicable to the transaction or the Risk Retention Certificates.

“Rule 144A”: As defined in Section 5.2(b).

“Rule 144A Global Certificate”: As defined in Section 5.2(b).

“Rule 144A Information”: As defined in Section 3.21(d).

“Rule 144A Information Recipients”: As defined in Section 3.21(d).

“Rule 15Ga-1”: Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice”: As defined in Section 2.2(d).

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“Sarbanes Oxley Act”: The Sarbanes Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: With respect to an Other Securitization Trust, the certification required to be filed together with such Other Securitization Trust’s Exchange Act report on Form 10-K pursuant to Rule 13a-14 and Rule 15d-14 of the Exchange Act.

“S&P”: S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and its successors-in-interest.

“Scheduled Maturity Date”: The Payment Date occurring in November 1, 2034.

“Securitization Cooperation Provisions”: The provisions set forth in Sections 9.1 and 9.2 of the Mortgage Loan Agreement (which sections provide for, among other things, indemnifications by the Borrower for certain information contained in the Offering Circular).

“Securitization Indemnification Agreements”: (i) The indemnification agreement, dated as of August 5, 2021, among the Depositor, the Initial Purchasers, the Trust Loan Sellers, the Borrower and the Guarantor, (ii) the indemnification agreement, dated as of August 9, 2021, among the Depositor, the Initial Purchasers, the Trust Loan Sellers, the Borrower and the Guarantor, and (iii) the indemnification agreement, dated as of August 24, 2021, among the Depositor, the Initial Purchasers, the Trust Loan Sellers, the Borrower and the Guarantor.

“Sequential Pay Certificates”: The Certificates other than the Class X and Class R Certificates.

“Servicer”: KeyBank National Association, or if any successor Servicer is appointed as herein provided, such successor servicer.

“Servicer Customary Expense”: As defined in Section 3.17.

“Servicer Investment Personnel”: As defined in Section 6.5(a).

“Servicer Servicing Personnel”: As defined in Section 6.5(a).

“Servicer Termination Event”: As defined in Section 7.1(a).

“Service(s)” or “Servicing”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loan or any other assets of the Trust by an entity (other than the Certificate Administrator or Trustee) that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities industry.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit L hereto.

“Servicing Fee”: With respect to the Trust Loan, each Companion Loan and any Foreclosed Property, a fee payable monthly to the Servicer pursuant to Section 3.17, (which includes the Excess Servicing Fee), that will accrue at the Servicing Fee Rate, computed on the basis of the same principal amount, on the same interest accrual basis, and for the same Mortgage Loan Interest Accrual Period respecting which any related interest payment on the Trust Loan or such Companion Loan, as the case may be, is (or would have been) computed. For the avoidance of doubt, the Servicing Fee with respect to the Trust Loan shall be deemed payable from the Lower-Tier REMIC.

“Servicing Fee Rate”: With respect to the Trust Loan, 0.025% per annum; and with respect to the Companion Loans, 0.009% per annum.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer, that is performing activities that address the Applicable Servicing Criteria as of any date of determination.

“Servicing Officer”: Any officer of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loan whose name and specimen signature appear on a list of servicing officers furnished to the Trustee and the Certificate Administrator on the Closing Date by the Servicer or the Special Servicer, as applicable, in the form of an Officer’s Certificate, as such list may from time to time be amended.

“Servicing-Released Bid”: As defined in Section 7.2(b).

“Servicing-Retained Bid”: As defined in Section 7.2(b).

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Relevant Distribution Date occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the related lender under the Mortgage Loan Documents. The parties to this Agreement acknowledge that that in the event the Property securing a Companion Loan is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust that includes such Companion Loan, the date on which quarterly financial statements are required to be delivered to the related lender under the Mortgage Loan Documents is, with respect to net operating income information, twenty (20) days following the end of each fiscal quarter, subject to the terms of the Mortgage Loan Agreement.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.3(m).

“Special Notice”: As defined in Section 5.6.

“Special Servicer”: KeyBank National Association, or if any successor special servicer is appointed as herein provided, such successor special servicer.

“Special Servicer Customary Expense”: As defined in Section 3.17.

“Special Servicer Investment Personnel”: As defined in Section 6.5(b).

“Special Servicer Servicing Personnel”: As defined in Section 6.5(b).

“Special Servicer Termination Event”: As defined in Section 7.1(a).

“Special Servicing Fee”: If the Mortgage Loan becomes a Specially Serviced Mortgage Loan, a fee payable monthly to the Special Servicer equal to an amount computed on the basis of the same principal amount and for the same period respecting which any related interest payment on the Specially Serviced Mortgage Loan is computed, at a rate of 0.25% per annum until the Special Servicing Loan Event with respect to the Specially Serviced Mortgage Loan no longer exists. Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Special Servicer under this Agreement. For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Special Servicing Loan Event”: With respect to the Trust Loan or the Mortgage Loan, (i) the Borrower has not made two consecutive Monthly Payments (and have not cured at least one such delinquency by the next Payment Date under the Mortgage Loan Documents) in respect of the Mortgage Loan; (ii) the Servicer and/or the Trustee have made two consecutive Monthly Payment Advances with respect to the Trust Loan or the Mortgage Loan (regardless of whether such Monthly Payment Advances have been reimbursed); (iii) the Borrower fails to make the entire Balloon Payment when due, and the Borrower has not delivered to the Servicer, on or before the due date of such Balloon Payment, a fully executed term sheet or written refinancing commitment or other similar document or a signed purchase and sale agreement, in each case, reasonably satisfactory in form and substance to the Servicer delivered on or prior to the due date of such Balloon Payment which provides that such refinancing or sale will occur within 120 days after the date on which such Balloon Payment will become due (provided that a Special Servicing Loan Event will occur if either (x) such refinancing or sale does not occur before the expiration of the time period for refinancing specified in such binding commitment or (y) the Servicer is required to make a Monthly Payment Advance at any time prior to such refinancing or sale); (iv) the Servicer and/or Special Servicer has received notice that the Borrower has become the subject as debtor of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors; (v) the Servicer and/or Special Servicer has received notice of a foreclosure or threatened foreclosure of any lien on the Property; (vi) the Borrower has expressed in writing to the Servicer or Special Servicer an inability to pay the amounts owed under the Mortgage Loan in a timely manner, (vii) in the judgment of the Servicer (consistent with Accepted Servicing Practices), a default in the payment of principal or interest under the Mortgage Loan is reasonably foreseeable; or (viii) a default under the Mortgage Loan of which the Servicer has notice (other than a failure by the Borrower to pay principal or interest) and which materially and adversely affects the interests of the Certificateholders or any Companion Loan Holder has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan Documents (or, if no grace period is specified, 60 days); provided, that a Special Servicing Loan Event shall cease (a) with respect to the circumstances described in clauses (i), (ii) and (iii) above, when the Borrower has brought the Mortgage Loan current and with respect to clauses (i) and (ii) above, thereafter made three consecutive full and timely Monthly Payments on the Mortgage Loan, including, in the case of any of clauses (i), (ii) or (iii) above, including pursuant to the workout of the Mortgage Loan, or (b) with respect to the circumstances described in clauses (iv), (v), (vi), (vii) and (viii) above, when such circumstances cease to exist in the judgment of the Servicer or the Special Servicer (consistent with Accepted Servicing Practices); provided, in any case, that at that time no other circumstance exists (as described above) that would constitute a Special Servicing Loan Event.

“Specially Serviced Mortgage Loan”: The Mortgage Loan during the occurrence of a Special Servicing Loan Event.

“Startup Day”: As defined in Section 12.1(c).

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities industry) of the Mortgage Loan but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to the Mortgage Loan under the direction or authority of the Servicer (or a Sub-Servicer of the Servicer), the Special Servicer or an Additional Servicer (or a Sub-Servicer of an Additional Servicer).

“Subsequent Asset Status Report”: As defined in Section 3.10(i).

“Sub-Management Agreement”: As defined in the Mortgage Loan Agreement.

“Sub-Manager”: As defined in the Mortgage Loan Agreement.

“Sub-Servicer”: Any Person that (i) Services the Mortgage Loan on behalf of the Servicer or any Sub-Servicer and (ii) is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the servicing functions required to be performed by the Servicer, Servicing Function Participant or an Additional Servicer, under this Agreement, with respect to the Mortgage Loan, that are identified in Item 1122(d) of Regulation AB.

“Successful Bidder”: As defined in Section 7.2(b).

“Successor Manager”: Any Independent Contractor as selected or retained by the Special Servicer, on behalf of the Trust, to serve as manager of a Foreclosed Property, which designation, as evidenced by a Rating Agency Confirmation from the Rating Agency, will not result in the downgrade, withdrawal or qualification of the ratings assigned to the Certificates or any Companion Loan Securities by the Rating Agency.

“Temporary Regulation S Global Certificate”: As defined in Section 5.2(a).

“Terminated Party”: As defined in Section 7.1(g).

“Terminating Party”: As defined in Section 7.1(g).

“Third Party Purchaser”: PIF Offshore XXVIII Ltd, a Cayman Islands exempted company incorporated with limited liability, or any Person that purchases the Certificates comprising the Required Third Party Purchaser Retention Amount in accordance with this Agreement and applicable laws and regulations.

“Third Party Purchaser Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be established at the direction of the Retaining Sponsor for the benefit of the Holders of the Risk Retention Certificates.

“Threshold Collateral Issuer”: As defined in the definition of Threshold Event Collateral.

“Threshold Event Collateral”: Either (a) cash collateral held by and acceptable to the Servicer or (b) an unconditional and irrevocable standby letter of credit with the Servicer on behalf of the Trust as the beneficiary, issued by a bank or other financial institutions (the “Threshold Collateral Issuer”) the long term unsecured debt obligations of which are rated at least “A” by S&P, “A” by DBRS Morningstar, “A” by Fitch and “A2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “R-1(middle)” by DBRS Morningstar, “F-1” by Fitch and “P-1” by Moody’s, in either case in an amount which when added to the appraised value of the Property as determined pursuant to this Agreement, would cause the applicable Control Event not to occur.

“Threshold Event Cure”: As defined in Section 3.7(f).

“Transferee Affidavit”: As defined in Section 5.3(n)(ii).

“Transferor Letter”: As defined in Section 5.3(n)(ii).

“Treasury”: The United States Department of the Treasury.

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named “KREST Commercial Mortgage Securities Trust 2021-CHIP”.

“Trust A Notes”: The promissory notes designated as A-1-S and A-2-S.

“Trust Appraisal Reduction Amount”: Any portion of the Appraisal Reduction Amount allocated to the Trust Notes.

“Trust B Notes”: The promissory notes designated as B-1-S and B-2-S.

“Trust Fund”: The corpus of the Trust created by this Agreement, consisting of (i) the Trust Loan, including the Trust Notes together with the Mortgage File (exclusive of the original Companion Loan Notes) relating thereto (other than the rights of the Lender under the Securitization Cooperation Provisions, which rights shall be retained by the Trust Loan Sellers and shall not be assigned to the Trustee under this Agreement); (ii) all scheduled and unscheduled payments on or collections in respect of the Trust Notes; (iii) any Foreclosed Property (but only to the extent of the Trust’s interest in such Foreclosed Property); (iv) all revenues received in respect of any Foreclosed Property (but only to the extent of the Trust’s interest in such Foreclosed Property); (v) the Servicer’s, Special Servicer’s and the Trustee’s rights under the insurance policies with respect to the Property required to be maintained pursuant to this Agreement and any proceeds thereof (but only to the extent of the Trust’s interest therein); (vi) any indemnities or guaranties given as additional security for the Trust Notes (but only to the extent of the Trust’s interest therein); (vii) all funds deposited in the Collection Account (but only to the extent of the Trust’s interest therein), the Interest Reserve Account, the Excess Interest Distribution Account and the Distribution Account, including reinvestment income thereon (except as otherwise provided herein); (viii) any environmental indemnity agreements relating to the Property (but only to the extent of the Trust’s interest therein); (ix) the rights and remedies of the Depositor under the Trust Loan Purchase Agreement; (x) the security interest in the Reserve Accounts granted pursuant to Section 2.1 (but only to the extent of the Trust’s interest therein); (xi) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC; (xii) the

Uncertificated Lower-Tier Interests; (xiii) [Reserved]; (xiv) [Reserved] and (xv) the proceeds of any of the foregoing.

“Trust Fund Expenses”: Any unanticipated and certain other default related expenses incurred by the Trust (including, without limitation, all interest on Advances and any other unanticipated expenses of the Trust reimbursable or payable by the Loan Parties under the Mortgage Loan Agreement, to the extent not reimbursed by the Borrower or deemed a Nonrecoverable Advance) and all other amounts (such as indemnification payments, Special Servicing Fees, Work-out Fees and Liquidation Fees), in each case, permitted to be retained, reimbursed or withdrawn and remitted by the Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator (on behalf of itself or the Trustee), as applicable, from the Collection Account or the Distribution Account pursuant to this Agreement.

“Trust Loan”: As defined in the Introductory Statement.

“Trust Loan Purchase Agreement”: As defined in the Introductory Statement.

“Trust Loan Sellers”: As defined in the Introductory Statement.

“Trust Note Rate”: With respect to any Trust Note, the Note Rate of such Trust Note.

“Trust Notes”: As defined in the Introductory Statement.

“Trust REMIC”: The Upper-Tier REMIC or the Lower-Tier REMIC, individually or collectively, as the context may require.

“Trustee”: Wells Fargo Bank, National Association, in its capacity as trustee, or if any successor trustee is appointed as herein provided, such successor trustee (including, as applicable, any agents or affiliates utilized thereby).

“Trustee Fee”: The portion of the Certificate Administrator Fee payable monthly by the Certificate Administrator to the Trustee pursuant to Section 8.5 which will accrue at the Trustee Fee Rate.

“Trustee Fee Rate”: As described in the definition of “Certificate Administrator Fee Rate”.

“Uncertificated Lower-Tier Interests”: Any of the Class LA, Class LB, Class LC, Class LD, Class LE, Class LF and Class LHRR Uncertificated Interests.

“Uninsured Cause”: Any cause of damage to the Property subject to the Mortgage such that the complete restoration of the Property is not fully reimbursable (but without regard to any applicable deductible provisions) by any insurance policy required to be maintained with respect thereto pursuant to the terms of the Mortgage Loan Documents or this Agreement.

“Unscheduled Payments”: With respect to any Distribution Date, all payments and collections received with respect to the Mortgage Loan or upon foreclosure or liquidation of the

Property (net of related foreclosure expenses and Liquidation Expenses) during the related Collection Period including, but not limited to, prepayments due to acceleration of the Mortgage Loan, Net Liquidation Proceeds, Net Proceeds, Net Foreclosure Proceeds, Condemnation Proceeds, Insurance Proceeds, voluntary prepayments and other payments and collections on the Mortgage Loan not scheduled to be received, other than Monthly Payments or the Balloon Payment.

“Upper-Tier Distribution Account”: A subaccount of the Distribution Account, which shall be an asset of the Trust Fund and the Upper-Tier REMIC.

“Upper-Tier REMIC”: One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

“U.S. Person”: A Person that is (i) a citizen or resident alien of the United States, (ii) a corporation, partnership (except as provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, (iii) an estate whose income is subject to United States federal income tax regardless of the source of its income, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as a U.S. Person) or (v) any other Person that is disregarded as separate from its ownership for U.S. federal income tax purposes and whose owner is described in clauses (i) through (iv) above.

“U.S. Securities Person”: A “U.S. person” as defined in Rule 902(k) of Regulation S.

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At any time that any Certificates are outstanding, the Voting Rights shall be allocated among the respective Classes of Certificateholders as follows: (1) (x) except as described in clause (y) of this clause (1), 4.0% in the aggregate to the Class X-A Certificates (for so long as the related Notional Amount of such Classes has not been reduced to zero) allocated to such Classes, pro rata, based on their respective Notional Amounts and (y) 0% to the Class X-A Certificates in the case of votes pertaining to terminating and replacing the Special Servicer as described in Section 7.1 and (2) in the case of any other Class of Regular Certificates, a percentage equal to the product of (x) the percentage of Voting Rights remaining after allocations in clause (1) above, and (y) a percentage equal to the aggregate Certificate Balances (and in connection with certain votes described in this Agreement, taking into account any notional reduction in the Certificate Balance for the Trust Appraisal Reduction Amounts allocated to the Certificates) of the Class, in each case, determined as of the prior Distribution Date, divided by the aggregate Certificate Balance (and in connection with certain votes under this Agreement, taking into account any notional reduction in the Certificate Balance for the Trust Appraisal Reduction Amounts allocated to the Certificates) of all Classes of

Sequential Pay Certificates, in each case determined as of the prior Distribution Date. The Class R Certificates shall not be entitled to any Voting Rights.

“WAC Rate”: With respect to any Distribution Date is equal to the weighted average of the applicable Net Trust Note Rates of the Trust Notes as of the first day of the related Collection Period, weighted on the basis of their respective principal balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

“Weighted Average Note Rate”: With respect to any Distribution Date and the Mortgage Loan, the weighted average of the Note Rates (weighted based on the outstanding principal balance of the related Note as of such date).

“Wells Fargo Bank”: Wells Fargo Bank, National Association, a national banking association, and its successors-in-interest.

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations Section 1.671-5, as amended or successor provisions.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations 1.671-5(b)(23) or successor provisions.

“Withheld Amounts”: As defined in Section 3.4(f).

“Work-out Fee”: A fee payable to the Special Servicer pursuant to Section 3.17 equal to 0.50% (for so long as another Special Servicing Loan Event does not occur); provided that any such Work-out Fee shall be reduced by any Net Modification Fees paid by the Borrower with respect to the Mortgage Loan that were received and retained by the Special Servicer in the prior 12 months, but only to the extent those Net Modification Fees have not previously been deducted from a Work-out Fee or Liquidation Fee (each amount of the Work-out Fee will be reduced to an amount (but not to an amount less than zero) until the aggregate amount of such reductions equals such Net Modification Fees).

“YM Group A”: As defined in Section 4.3(a).

“YM Group C”: As defined in Section 4.3(a).

Section 1.2     Interpretation. (a) Whenever this Agreement refers to a Distribution Date and a “related” Collection Period, Mortgage Loan Interest Accrual Period, Certificate Interest Accrual Period or Payment Date, such reference shall be to the Collection Period, Mortgage Loan Interest Accrual Period, Certificate Interest Accrual Period or Payment Date, as applicable, occurring immediately preceding or most recently ended prior to, as applicable, such Distribution Date.

(b)      Whenever this Agreement refers to a Distribution Date and an “applicable” Pass-Through Rate, such reference shall be to the Pass-Through Rate for the applicable Class for the related Certificate Interest Accrual Period.

(c)       The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references contained in this Agreement are references to Sections and Exhibits in or to this Agreement unless otherwise specified.

(d)      Calculations of interest on the Regular Certificates shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 1.3     Certain Calculations in Respect of the Trust Loan or the Mortgage Loan. (a) All amounts collected by or on behalf of the Trust in respect of the Mortgage Loan in the form of payments from or on behalf of the Loan Parties, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds (other than amounts related to clause (b) of the definition thereof required to be applied to the restoration, preservation or repair of the Property or to be released to the Borrower in accordance with the Loan Documents) shall be applied to amounts due and owing under the Mortgage Loan Documents and the Co-Lender Agreement (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan Documents and the Co-Lender Agreement; provided, however, in the absence of such express provisions or if and to the extent that such terms authorize the mortgagee to use its discretion and in any event for purposes of calculating distributions hereunder after a Mortgage Loan Event of Default, all such amounts collected that are not required to be distributed to the Companion Loan Holders pursuant to the Co-Lender Agreement shall be deemed to be applied in the following order of priority: first, as a recovery of any unreimbursed Advances plus interest accrued thereon at the Advance Rate and, if applicable, unreimbursed Liquidation Expenses and unpaid Trust Fund Expenses; second, as a recovery of Nonrecoverable Advances or interest thereon to the extent previously reimbursed from principal collections with respect to the Mortgage Loan or the Trust Loan, as applicable; third, as a recovery of accrued and unpaid interest (exclusive of Excess Interest) on the Trust Notes that have not been the subject of a Monthly Payment Advance, to the extent of the excess of (i) accrued and unpaid interest on each outstanding Trust Note at the applicable Net Trust Note Rate (without giving effect to any increase in such Net Trust Note Rate required under the Mortgage Loan Agreement as a result of a Mortgage Loan Event of Default) through and including the end of the Mortgage Loan Interest Accrual Period in which such collections were received by or on behalf of the Trust, over (ii) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Trust Loan that have theretofore occurred under Section 3.23(a) in connection with Trust Appraisal Reduction Amounts (to the extent that collections have not been applied as a recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust A Notes, on a pro rata and pari passu basis, and Trust B Notes, on a pro rata and pari passu basis, in that order); fourth, as a recovery of principal of the Trust Loan then due and payable on the Trust Loan, including by reason of acceleration of the Mortgage Loan following a Mortgage Loan Event of Default (or, if the Trust Loan has been liquidated, as a recovery of principal to the extent of its entire unpaid principal balance), first, to the Trust A Notes, on a pro rata and pari passu basis, and then to the Trust B Notes, on a pro rata and pari passu basis, in each case until their respective principal balances have been reduced to zero; fifth, as a recovery of accrued and unpaid interest (exclusive of Excess Interest) on the Trust Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Trust Loan that have theretofore occurred under Section 3.23(a) in connection with Trust Appraisal Reduction Amounts (to the extent that collections have not been applied as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust A Notes, on a pro rata and pari passu basis, and Trust B Notes, on a pro rata and pari passu basis, in that order); sixth, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to the Mortgage Loan; seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to the Mortgage Loan; eighth, as a recovery of any Prepayment Fee on the Trust Loan; ninth, as a recovery of any Assumption Fees, Assumption Application Fees, consent fees, loan service transaction fees and Modification Fees then due and owing under the Mortgage Loan; tenth, as a recovery of any Default Interest or late charges then due and owing under the Mortgage Loan; eleventh, as a recovery of any other amounts then due and owing under the Mortgage Loan (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and twelfth, after the Anticipated Repayment Date, any accrued but unpaid Excess Interest, provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to the release of all or any portion of the Property (including following a condemnation) from the lien of the Mortgage and Mortgage Loan Documents must be allocated to reduce the principal balance of the Mortgage Loan in the manner permitted by such REMIC Provisions if, immediately following such release, the loan-to-value ratio of the Mortgage Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

(b)       Collections by or on behalf of the Trust in respect of the Foreclosed Property (exclusive of amounts to be applied to the payment of the costs of operating, managing, leasing, maintaining and disposing of such Foreclosed Property) that are not required to be distributed to Companion Loan Holders pursuant to the Co-Lender Agreement shall be deemed to be applied in the following order of priority: first, as a recovery of any related and unreimbursed Advances, plus interest accrued thereon and, if applicable, unreimbursed Liquidation Expenses and unpaid Trust Fund Expenses; second, as a recovery of Nonrecoverable Advances or interest thereon to the extent previously reimbursed from principal collections with respect to the Mortgage Loan; third, as a recovery of accrued and unpaid interest (exclusive of Excess Interest) on the Trust Notes that have not been the subject of a Monthly Payment Advance, to the extent of the excess of (i) accrued and unpaid interest on each outstanding Trust Note at the applicable Net Trust Note Rate (without giving effect to any increase in such Net Trust Note Rate required under the Mortgage Loan Agreement as a result of a Mortgage Loan Event of Default) through and including the end of the Mortgage Loan Interest Accrual Period in which such collections were received by or on behalf of the Trust, over (ii) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Trust Loan that have theretofore occurred under Section 3.23(a) in connection with Trust Appraisal Reduction Amounts (to the extent that collections have not been applied as a recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust A Notes, on a pro rata and pari passu basis, and Trust B

Notes, on a pro rata and pari passu basis, in that order); fourth, as a recovery of principal due and payable on the Trust Loan, including by reason of acceleration of the Trust Loan following a Mortgage Loan Event of Default (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance), first, to the Trust A Notes, on a pro rata and pari passu basis, and then to the Trust B Notes, on a pro rata and pari passu basis, in each case until their respective principal balances have been reduced to zero; fifth, as a recovery of accrued and unpaid interest on the Trust Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Trust Loan that have theretofore occurred under Section 3.23(a) in connection with Trust Appraisal Reduction Amounts (to the extent that collections have not theretofore been applied as a recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust A Notes, on a pro rata and pari passu basis, and Trust B Notes, on a pro rata and pari passu basis, in that order); sixth, as a recovery of Prepayment Fees on the Trust Loan; seventh, as a recovery of any Default Interest then deemed to be due and owing under the Mortgage Loan; eighth, as a recovery of any other amounts deemed to be due and owing under the Mortgage Loan (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and ninth, after the Anticipated Repayment Date, any accrued but unpaid Excess Interest.

(c)       All net present value calculations and determinations made under this Agreement with respect to the Mortgage Loan, the Trust Loan, any Companion Loan, the Property or Foreclosed Property (including for purposes of the definition of “Accepted Servicing Practices”) shall be made using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan, the Trust Loan or such Companion Loan, or sale of the Mortgage Loan, the Trust Loan or such Companion Loan if it is in default, the higher of (1) the rate determined by the Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Loan Parties on similar debt of the Loan Parties as of such date of determination and (2) the Weighted Average Note Rate on the Mortgage Loan, the Trust Loan or such Companion Loan, as the case may be, based on its outstanding principal balance and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

ARTICLE 2.

DECLARATION OF TRUST; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.1     Creation and Declaration of Trust; Conveyance of the Trust Loan. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, delivers, sets over, and otherwise conveys or causes to be conveyed in trust to the Trustee for the benefit of Certificateholders, without recourse (except to the extent otherwise provided herein and in the Mortgage Loan Documents), the Depositor’s right, title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, wherever located, in, to and under all of the items referred to in the definition of “Trust Fund”, including without limitation (i) all rights and remedies of the Depositor under the Trust Loan Purchase Agreement, (ii) all right, title and interest of the Depositor in, to and under the Reserve Accounts, (iii) all right, title and interest of the Depositor in and to the Trust Loan as of the Closing Date and (iv) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC (collectively, the “Conveyed Property”). Such transfer and assignment includes all payments of interest on the Trust Loan due and payable on and after the Cut-off Date and all principal payments received on or after the Cut-off Date.

Such sale, transfer and assignment include any related escrow accounts and any security interest under the Trust Loan (whether in real or personal property and whether tangible or intangible) and all related rights to payments made or required to be made to the Depositor by the Loan Parties or any other party under the Mortgage Loan Documents relating to the Trust Loan. Such sale, transfer and assignment further include all Mortgage Loan Documents relating to the Trust Loan (other than the Securitization Cooperation Provisions). Notwithstanding anything to the contrary herein, the rights of the Lender under the Securitization Cooperation Provisions shall be retained by the Trust Loan Sellers and shall not be part of the Trust Fund.

(b)       In connection with such sale, transfer and assignment, the Depositor does hereby deliver to, and deposit with the Custodian (i) the original Trust Notes (or if any Trust Note has been lost, a lost note affidavit with a customary indemnity provision, together with a copy of such Note), endorsed without recourse to the order of the Trustee in the following form: “Pay to the order of Wells Fargo Bank, National Association, as Trustee for the benefit of Holders of KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP without recourse or warranty except as set forth in the Trust and Servicing Agreement, dated as of August 24, 2021, between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor”, which Notes and all endorsements thereon shall show a complete chain of endorsement from the original payee(s) to the Trustee and (ii) on or before the fifth day after the Closing Date (the “Delivery Date”), the following documents or instruments with respect to the Mortgage Loan (collectively with the original Trust Notes required under clause (i) above, the “Mortgage File”), in each case executed by the parties thereto:

(A)      the original Mortgage Loan Agreement, including all amendments thereto;

(B)      an original recorded counterpart of the Mortgage or certified copies thereof from the applicable recording office (or copies thereof from the applicable recording office if (to the knowledge of the Trust Loan Sellers or their third-party vendor, as certified by such party to the Custodian in writing) it is not the practice of such office to provide certified copies, provided that the Custodian may conclusively rely on any such certification by such Trust Loan Seller or third-party vendor and shall not be required to investigate whether any recording office cannot provide a certified copy);

(C)      the original Assignment of Mortgage, in favor of the Trustee, and in a form that is complete and suitable for recording in the applicable jurisdiction in which the Property is located to “Wells Fargo Bank, National Association, as

Trustee, for the benefit of Holders of KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP and the Companion Loan Holders, as their interests may appear” without recourse;

(D)      the original Environmental Indemnity;

(E)      a copy of the Management Agreement;

(F)      the original Assignment of Management Agreement;

(G)      the original Cash Management Agreement;

(H)      where applicable, a copy of each UCC-1 financing statement (and an original thereof shall have been sent for filing), together with a UCC-3 financing statement, in a form that is complete and suitable for filing, disclosing the assignment from the secured party named in such UCC-1 financing statement to the Trustee of the security interest in the personal property and other UCC collateral constituting security for repayment of the Mortgage Loan;

(I)       the lender’s title insurance policy obtained in connection with the origination of the Mortgage Loan (or marked, signed commitments to insure or a pro forma title insurance policy), which may be an electronically issued policy, together with any endorsements thereto;

(J)       a copy of the Sub-Management Agreement;

(K)      the original Assignment of Sub-Management Agreement;

(L)      copies of any other material written agreements related to the Mortgage Loan or any other loan documents executed by the Loan Parties or any other obligor or related party in connection with the origination of the Mortgage Loan or amendment thereof and any legal opinions delivered in connection with the origination of the Mortgage Loan;

(M)     all other instruments, if any, constituting additional security for the repayment of the Mortgage Loan;

(N)       an original of the Guaranty;

(O)      an original of the Co-Lender Agreement;

(P)      an original of the Lockbox Agreement; and

(Q)      any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing.

The Depositor shall provide the Servicer promptly following the Closing Date, at its own expense, with copies of all such documents in its possession constituting part of the Mortgage File.

In addition, the Depositor shall deliver or cause to be delivered to the Servicer for its review, all required insurance policies or certificates issued by the insurers showing such insurance to be in effect on the Closing Date, together with proof of payment of premiums relating thereto (which may consist of such policies or certificates).

Each Assignment of Mortgage and UCC-3 financing statements to be filed in the appropriate filing offices or record depositories shall be filed or recorded, as applicable, by a designee of the Depositor, with instructions to return all such recorded documents, or other evidences of filing issued by the applicable governmental offices, to the Custodian, with a copy to the Servicer. In the event that any such document is determined to be defective or not to be in compliance with the requirements of the applicable filing office or recording depository, or if any such document is lost or returned unrecorded because of a defect therein, the Depositor shall promptly prepare a substitute document, and shall cause each such document to be duly submitted for filing or recording, as applicable. Notwithstanding anything to the contrary contained in this Section 2.1(b), in those instances where the public recording office retains the original Mortgage or Assignment of Mortgage, if applicable, after any has been recorded, the obligations of the Depositor hereunder and the obligations of the Trust Loan Sellers under the Trust Loan Purchase Agreement shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, or Assignment of Mortgage, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof.

The ownership of the Trust Notes, all other contents of the Mortgage File and the other assets in the Trust Fund shall be vested in the Trust or the Trustee for the benefit of the Certificateholders and (other than the Trust Notes) the Companion Loan Holders. The Depositor, the Servicer and the Special Servicer agree to take no action inconsistent with the Trustee’s ownership of the Trust Loan and to promptly indicate to all inquiring parties that the Trust Loan has been sold and to claim no ownership interest in the Trust Loan. All original documents relating to the Trust Loan that are not delivered to the Custodian are and shall be held by the Depositor, the Servicer or the Special Servicer, as the case may be, in trust for the benefit of the Certificateholders. In the event that any such original document is required pursuant to the terms of this Section 2.1(b) to be a part of a Mortgage File, such document shall be delivered promptly to the Custodian.

Section 2.2     Acceptance by the Trustee and the Certificate Administrator. (a) By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it by the Depositor of the Trust Fund in good faith without notice of adverse claims and the Custodian declares that it holds and will hold or will cause to be held such documents as are delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to it) in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and the Companion Loan Holders.

(b)       The execution and delivery of this Agreement by the Certificate Administrator shall constitute certification by the Certificate Administrator of its acceptance of its appointment hereunder as Custodian and, in such capacity, that (i) the original Trust Notes specified in clause (i) of the definition of “Mortgage File” and all allonges thereto, if any, have been received by the Custodian; and (ii) such original Trust Notes have been reviewed by the Custodian and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appear to have been executed and (C) purport to relate to the Trust Loan. The Custodian agrees to review or cause to be reviewed the Mortgage File within thirty (30) days after the Closing Date, and to deliver to the Depositor, the Companion Loan Holders, the Trustee, the Certificate Administrator, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the Servicer and the Special Servicer a report certifying, subject to any exceptions found by it in such review, that (A) all documents referred to in Section 2.1(b) have been received, and (B) all documents have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and appear on their faces to relate to the Mortgage Loan. The Custodian shall have no responsibility for reviewing the Mortgage File except as expressly set forth in this Section 2.2(b). The Custodian shall be under no duty or obligation to inspect, review, or examine any such documents, instruments or certificates to independently determine that they are valid, genuine, enforceable, legally sufficient, duly authorized, or appropriate for the represented purpose, whether the text of any assignment or endorsement is in proper or recordable form (except to determine if the endorsement conforms to the requirements of Section 2.1(b)), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, to independently determine that any document has actually been filed or recorded in the appropriate office, that any document is other than what it purports to be on its face, or whether the title insurance policies relate to the Property.

If the Depositor cannot deliver, or cause to be delivered, any of the documents and/or instruments referred to in clauses (ii)(B), (C) and (H) of Section 2.1(b) with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered for filing or recordation, the delivery requirements of Section 2.1 shall be deemed to have been satisfied on a provisional basis as of the Delivery Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the Trust Loan Sellers to be a true and complete copy of the original thereof submitted for filing or recording) is delivered to the Custodian on or before the Delivery Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office, in the case of the documents and/or instruments referred to in clause (ii)(B), (C) and (H) of Section 2.1(b) to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within 180 days of the Closing Date (or within such longer period, not to exceed 18 months, after the Closing Date as the Custodian shall consent to so long as the Trust Loan Sellers provide a certification in writing to the Custodian no less often than every 90 days that they are attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy).

(c)       Upon the first anniversary of the Closing Date, the Custodian shall deliver a final exception report as to any remaining documents that are not in the Mortgage File,

whereupon, within 90 days, the Depositor shall either: (i) cause such document deficiency to be cured; or (ii) use commercially reasonable efforts to cause the Trust Loan Sellers to repurchase the Trust Loan pursuant to the Trust Loan Purchase Agreement if such exception is a Material Document Defect. Notwithstanding anything to the contrary herein, no Defect (except for a Defect with respect to the documents described in clause (i) of Section 2.1(b) and the documents described in clauses (ii)(B), (C) and (H) of Section 2.1(b)) or a Defect that relates to the Trust Loan being other than a Qualified Mortgage shall be considered to be a Material Document Defect unless the document with respect to which a Defect exists is required in connection with (A) an imminent enforcement of the mortgagee’s rights or remedies under the Trust Loan; (B) defending any claim asserted by the Borrower or third party with respect to the Trust Loan; (C) establishing the validity or priority of any lien on any collateral securing the Trust Loan; or (D) any immediate significant servicing obligations. The Trustee’s sole remedy against the Trust Loan Sellers in connection with a Material Document Defect is to enforce the cure, repurchase or indemnification claim in accordance with the provisions of the Trust Loan Purchase Agreement.

(d)      If the Servicer or the Special Servicer (i) receives a Repurchase Request (the receiving Servicer or Special Servicer, as applicable, the “Repurchase Request Recipient” with respect to such Repurchase Request); or (ii) receives any withdrawal of a Repurchase Request by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”) or such a Repurchase Request or Repurchase Request Withdrawal is forwarded to the Servicer or Special Servicer by another party hereto, then the Repurchase Request Recipient shall deliver notice of such Repurchase Request or Repurchase Request Withdrawal (each, a “Rule 15Ga-1 Notice”) to the Depositor, the Companion Loan Holders and the Trust Loan Sellers, in each case within ten (10) Business Days from such party’s receipt thereof. Each Rule 15Ga-1 Notice may be delivered by electronic means.

Each Rule 15Ga-1 Notice shall include (i) the identity of the Property, (ii) the date the Repurchase Communication of the Repurchase Request or Repurchase Request Withdrawal is received and (iii) in the case of a Repurchase Request, (A) the identity of the Person making such Repurchase Request, (B) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (C) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Trust Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.2(d) is so provided only to assist the Trust Loan Sellers and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.2(d) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the Trust Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

In the event that the Depositor, the Trustee or the Certificate Administrator receives a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, then such party shall promptly forward such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal to the Servicer (or to the Special Servicer, if a Special Servicing Loan Event has occurred and is continuing), and include the following statement in the related correspondence: “This is a “Repurchase Request Withdrawal” under Section 2.2 of the Trust and Servicing Agreement relating to the KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP requiring action by you as the recipient of such Repurchase Request or Repurchase Request Withdrawal thereunder.” Upon receipt of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal by the Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal, and such party shall comply with the procedures set forth in this Section 2.2(d) with respect to such Repurchase Request or Repurchase Request Withdrawal.

If the Depositor, the Trustee or the Certificate Administrator receives notice or has knowledge of a withdrawal of a Repurchase Request Withdrawal of which notice has been previously received or given, and such notice was not received from or copied to the Servicer or the Special Servicer, then such party shall promptly give notice of such Repurchase Request Withdrawal to the Servicer or the Special Servicer, as applicable.

In the event that the Mortgage Loan is repurchased pursuant to Section 2.8, the Servicer or Special Servicer shall promptly notify the Depositor, the Certificate Administrator and the Trustee of such repurchase.

Section 2.3     Representations and Warranties of the Trustee. (a) Wells Fargo Bank, as Trustee, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)           the Trustee is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States; the Trustee possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)          the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not violate the Trustee’s articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Trustee is a party or which may be applicable to the Trustee or any of its assets;

(iii)        except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Trustee, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)         the Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Trustee or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)        no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Trustee of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)       no litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement;

(viii)      the Trustee is covered by errors and omissions insurance coverage which is in full force and effect and/or otherwise complies with the requirements of Section 8.6(c); and

(ix)         to its actual knowledge, the Trustee is not Risk Retention Affiliated with the Third Party Purchaser.

(b)          The respective representations and warranties of the Trustee set forth in this Section 2.3 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto and the Certificateholders.

Section 2.4        Representations and Warranties of the Certificate Administrator. (a) Wells Fargo Bank, as Certificate Administrator, hereby represents and warrants to the other parties hereto and for the benefit of the Certificateholders and the Companion Loan Holders as of the Closing Date:

(i)           the Certificate Administrator is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States; the Certificate Administrator possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

 (ii)         the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not violate the Certificate Administrator’s articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Certificate Administrator is a party or which may be applicable to the Certificate Administrator or any of its assets;

(iii)         the Certificate Administrator has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Certificate Administrator, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)          the Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Certificate Administrator or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)         no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Certificate Administrator of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)        the Certificate Administrator is covered by errors and omissions insurance coverage which is in full force and effect and/or otherwise complies with the requirements of Section 8.6(b);

(viii)       no litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(ix)          to its actual knowledge, the Certificate Administrator is not Risk Retention Affiliated with the Third Party Purchaser.

(b)          The respective representations and warranties of the Certificate Administrator set forth in this Section 2.4 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto and the Certificateholders.

Section 2.5           Representations and Warranties of the Servicer. (a) KeyBank, as Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)           it is a national banking association duly organized, validly existing, and in good standing under the laws of the United States; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where the Property is located to the extent required by applicable law and necessary to ensure the enforceability of the Trust Loan and the Companion Loans in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)          the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its articles of association or by-laws, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust Fund to realize on the Collateral;

(iii)         this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)         it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)          all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)         there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement;

(vii)  it has errors and omissions insurance and fidelity bond coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case, complies with the requirements of Section 3.11(f) hereof; and

(viii) to its actual knowledge, the Servicer is not Risk Retention Affiliated with the Third Party Purchaser.

(b)          The representations and warranties of the Servicer set forth in this Section 2.5 shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto and the Certificateholders.

Section 2.6      Representations and Warranties of the Special Servicer. (a) KeyBank, as Special Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)           it is a national banking association duly organized, validly existing, and in good standing under the laws of the United States; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where the Property is located to the extent required by applicable law and necessary to ensure the enforceability of the Trust Loan and the Companion Loans in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)          the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its certificate of organization and limited liability company operating agreement, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust Fund to realize on the Collateral;

(iii)         this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)        it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)          all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)         there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)        it has errors and omissions insurance and fidelity bond coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case, complies with the requirements of Section 3.11 hereof.

(b)          The representations and warranties of the Special Servicer set forth in this Section 2.6 shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto and the Certificateholders.

Section 2.7      Representations and Warranties of the Depositor. (a) The Depositor hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)           the Depositor is a Delaware corporation, duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to own its property, to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to create the trust pursuant hereto;

(ii)          the execution, delivery and performance of this Agreement by the Depositor have been duly authorized by all necessary corporate action on the part of the Depositor; neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions herein contemplated, nor the compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under (A) any of the provisions of any law, rule, regulation, judgment, decree or order binding on the Depositor, (B) the organizational documents of the Depositor, or (C) the terms of any indenture or other agreement or instrument to which the Depositor is a party or by which it is bound or any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it;

(iii)         the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby and thereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof;

(iv)         this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)          there are no actions, suits or proceedings pending or, to the best of the Depositor’s knowledge, threatened or likely to be asserted against or affecting the Depositor, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Agreement or (B) with respect to any other matter which in the judgment of the Depositor shall be determined adversely to the Depositor and will, if determined adversely to the Depositor, materially and adversely affect its ability to perform its obligations under this Agreement;

(vi)         the Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would materially and adversely affect the ability of the Depositor to perform its obligations hereunder;

(vii)       other than the actions taken pursuant to this Agreement, the Depositor has taken no action to impair or encumber the title to the Trust Loan or to subject it to any offsets, defenses or counterclaims during the Depositor’s ownership thereof;

(viii)       the Depositor is accounting for the transfer of the Trust Loan as a sale under generally accepted accounting principles and for federal income tax purposes;

(ix)         the Depositor is not, and, after giving effect to the transfers contemplated under this Agreement, will not be, insolvent; and

(x)          the Depositor has not transferred the Trust Loan with an intent to hinder, delay or defraud its creditors.

(b)          The representations and warranties of the Depositor set forth in this Section 2.7 shall survive until termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Trustee, the Certificate Administrator, the Servicer and the Special Servicer.

(c)          Neither the Depositor nor any of its Affiliates shall insure or guarantee distributions on the Certificates. Subject to Section 2.9(a) and (b), neither the Certificateholders, the Trustee, or the Certificate Administrator on their behalf shall have any rights or remedies against the Depositor for any losses or other claims in connection with the Certificates or the Trust Loan.

Section 2.8      Representations and Warranties of the Operating Advisor. (a) The Operating Advisor hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)           it is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Operating Advisor is in compliance with the laws of the State in which the Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)          the execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)         the Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          the Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vi)         the Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.11(f) hereof;

(vii)        no litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(viii)       no consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder; and

(ix)   the Operating Advisor is an Eligible Operating Advisor.

Section 2.9     Representations and Warranties Contained in the Trust Loan Purchase Agreement. (a) Upon discovery by the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor of (i) a Material Breach of any representation and warranty set forth in Exhibit A to the Trust Loan Purchase Agreement, which representation and warranty was made by the Trust Loan Sellers in the Trust Loan Purchase Agreement and has been assigned to the Trustee pursuant to Section 2.1 hereof, or (ii) a Material Document Defect, such Person shall give prompt notice thereof to the other parties hereto and the Companion Loan Holders, and upon receipt or delivery, as applicable, of such notice the Servicer or Special Servicer, as applicable, shall use commercially reasonable efforts to cause the Trust Loan Sellers, to the extent obligated to do so under the Trust Loan Purchase Agreement, to cure such default or defect or repurchase their respective Trust Notes (or make an indemnification payment in lieu thereof) under the terms of and within the time period specified by the Trust Loan Purchase Agreement, it being understood and agreed that none of such Persons has an obligation to conduct any investigation with respect to such matters; provided, that within ninety (90) days of (1) the receipt by such Trust Loan Seller of notice of such Material Document Defect or Material Breach, as the case may be, (2) the Trust Loan Seller’s discovery of such Material Document Defect or Material Breach, as the case may be, or (3) the discovery of such Material Document Defect or Material Breach by any party hereto, in the case of a Material Document Defect or Material Breach that would cause the Trust Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) which treats defective obligations as a qualified mortgage (a “Qualified Mortgage”)), (such 90-day period, the “Initial Resolution Period”), the Trust Loan Sellers or Trust Loan Seller, as applicable, shall (x) repurchase its respective Trust Notes at the applicable Repurchase Price, (y) promptly cure such Material Document Defect or Material Breach, as the case may be, in all material respects, provided, that in the case of this clause (y), any such cure that is of a monetary nature will be required to be made by the Trust Loan Sellers on a pro rata basis in accordance with their respective Loan Percentage Interests and any Trust Loan Seller that pays more than such pro rata share will be entitled to contribution from the other Trust Loan Seller or (z) if such Material Document Defect or Material Breach is not related to the Trust Loan not being a Qualified Mortgage, indemnify the Trust in respect of its respective Trust Notes for the losses directly related to such Material Document Defect or Material Breach, subject to receipt of Rating Agency Confirmation from the Rating Agency with respect to such action; provided, that in the event that such Material Document Defect or Material Breach does not cause the Trust Loan to be other than a Qualified Mortgage and is capable of being cured but not within the Initial Resolution Period, if such Trust Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach, such Trust Loan Seller will have an additional 90 days to complete such cure (the “Extended Resolution Period”), or failing such cure, to repurchase its respective Trust Notes or indemnify the Trust in an amount equal to the Repurchase Price; provided, further, that with respect to such Extended Resolution Period, the Trust Loan Seller or

Trust Loan Sellers shall have delivered an Officer’s Certificate to the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer setting forth the reason why such Material Document Defect or Material Breach is not capable of being cured within the Initial Resolution Period and what actions such Trust Loan Seller or the Trust Loan Sellers are pursuing in connection with the cure thereof and stating that such Trust Loan Seller or Trust Loan Sellers anticipate that such Material Document Defect or Material Breach shall be cured within the Extended Resolution Period. For the avoidance of doubt, no Liquidation Fee shall be payable by any Trust Loan Seller in connection with a repurchase of such Trust Loan Seller’s respective Trust Notes or any indemnification payment by such Trust Loan Seller to a Material Breach or a Material Document Defect if made in accordance with and within the Initial Resolution Period or any Extended Resolution Period).

(b)          Upon receipt by the Servicer from the Trust Loan Sellers of the Repurchase Price for the Trust Loan, the Servicer shall deposit such amount in the Collection Account, and the Custodian shall, upon receipt of a certificate of a Servicing Officer certifying as to (1) the receipt by the Servicer of the Repurchase Price and the deposit of the Repurchase Price into the Collection Account pursuant to this Section 2.9(b) and (2) if applicable, compliance with the conditions set forth in clauses (c) and (d) below, (i) release or cause to be released to the designees of the Trust Loan Sellers the Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty (except that the Mortgage Loan is owned by the Trust and is being sold free and clear of liens and encumbrances), as shall be prepared by such designee to vest in such designee the Trust Loan (or allocable portion thereof) released pursuant hereto and the Certificate Administrator, the Trustee, the Servicer and the Special Servicer shall have no further responsibility with regard to the Mortgage File and (ii) release or cause to be released to the Trust Loan Sellers any escrow payments and Reserve Accounts held by the Trustee, or on the Trustee’s behalf, in respect of the Trust Loan.

(c)          [Reserved].

(d)          In the event that the Trust Loan or a portion thereof is repurchased pursuant to this Section 2.9, the Servicer or Special Servicer, as applicable, shall promptly notify the Depositor, the Certificate Administrator and the Trustee of such repurchase.

(e)          It is understood and agreed that the obligations of the Trust Loan Sellers referred to in this Section 2.9 shall be the sole remedies available to the Certificateholders or the Trustee respecting a Material Breach of the Trust Loan Sellers’ representations and warranties regarding the Trust Loan, the Property and any Material Document Defect.

Section 2.10      Execution and Delivery of Certificates; Issuance of Uncertificated Lower-Tier Interests. The Trustee acknowledges the assignment in trust by the Depositor to the Trustee of the Trust Notes and other assets comprising the Trust Fund. Concurrently with such assignment and delivery and in exchange therefor, (i) the Certificate Administrator acknowledges the issuance of (x) the Uncertificated Lower-Tier Interests to the Depositor and (y) the Class LT-R Interest, in exchange for the Trust Loan (other than Excess Interest), receipt of which is hereby acknowledged, (ii) immediately thereafter, the Certificate Administrator acknowledges (x) the assignment by the Depositor to the Trustee of the Uncertificated Lower-Tier Interests, and in exchange therefor that it (y) has executed and has authenticated and delivered to or upon the order of the Depositor, the Regular Certificates and has issued the Class UT-R Interest, and (z) has executed and has authenticated and delivered to or upon the order of the Depositor, the Class R Certificates, representing the Class LT-R and Class UT-R Interests, and (iii) the Depositor hereby acknowledges the receipt by it or its designees, of the Regular Certificates in authorized denominations and the Class UT-R Interest evidencing the entire beneficial ownership of the Upper-Tier REMIC.

Section 2.11      Miscellaneous REMIC Provisions. (a) The Class A, Class X-A, Class B, Class C, Class D, Class E, Class F and Class HRR Certificates (excluding the right to any Excess Interest) are hereby designated as the “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code. The Class UT-R Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

(b)          The Class LA, Class LB, Class LC, Class LD, Class LE, Class LF and Class LHRR Uncertificated Interests are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LT-R Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

Section 2.12       Resignation Upon Prohibited Risk Retention Affiliation.

(a)          Upon the occurrence of (i) a Servicing Officer of the Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become a Risk Retention Affiliate of the Third Party Purchaser (an “Impermissible TPP Affiliate”), (ii) the Servicer, the Certificate Administrator, or the Trustee receiving written notice by any other party to this Agreement, the Third Party Purchaser, any Trust Loan Seller, or any Initial Purchaser that the Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third Party Purchaser or any other party to this Agreement (an “Impermissible Operating Advisor Affiliate”; and either of an Impermissible TPP Affiliate and an Impermissible Operating Advisor Affiliate being an “Impermissible Risk Retention Affiliate”), then in each such case the Impermissible Risk Retention Affiliate shall be required to promptly notify the Retaining Sponsor and the other parties to this Agreement and resign in accordance with Section 3.26(m), Section 6.4 or Section 8.7. The resigning Impermissible Risk Retention Affiliate shall be required to bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and the Rating Agency in connection with such resignation as and to the extent required under this Agreement; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses shall be an expense of the Trust.

Section 2.13      Creation of the Grantor Trust. The portion of the Trust Fund consisting of the Excess Interest with respect to the Trust Loan and related proceeds will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes, and the Sequential Pay

Certificates will represent undivided beneficial interests in such Class’s entitlements to the Grantor Trust. As provided herein, the Certificate Administrator shall take all actions expressly required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust maintains its status as a grantor trust under federal income tax law and not be treated as part of the Trust REMICs.

ARTICLE 3.

ADMINISTRATION AND SERVICING OF THE MORTGAGE LOAN

Section 3.1        Servicer to Act as the Servicer; Special Servicer to Act as the Special Servicer. The Servicer and the Special Servicer, each as an independent contractor, shall service and administer the Mortgage Loan and administer Foreclosed Property solely on behalf of the Trust and the Companion Loan Holders, in the best interest of, and for the benefit of, all the Certificateholders and the Companion Loan Holders as a collective whole (taking into account the subordination of the B Notes to the A Notes) (as determined by the Servicer or the Special Servicer, as applicable, in the exercise of its good faith and reasonable judgment), in accordance with applicable law (including the REMIC Provisions), the terms of this Agreement, the Mortgage Loan Documents and the Co-Lender Agreement and, to the extent consistent with the foregoing, the following standards: (i) the higher of (a) the same manner in which and with the same care, skill, prudence and diligence with which the Servicer or the Special Servicer, as applicable, services and administers similar loans and administers foreclosed properties for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders in servicing their own loans and administering their own foreclosed properties, or (b) with the care, skill, prudence and diligence the Servicer or the Special Servicer, as applicable, uses for loans which it owns or for foreclosed properties it owns and administers; (ii) with a view to the timely collection of (a) all scheduled payments of principal and interest under the Mortgage Loan or, if the Mortgage Loan comes into and continues in default and if no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on the Mortgage Loan to the Certificateholders and the Companion Loan Holders as a collective whole (taking into account the interests of each of the holders of the Notes and the subordination of the B Notes to the A Notes) on a net present value basis and (b) the payment of Trust Fund Expenses that are reimbursable or payable by the Loan Parties under the Mortgage Loan Agreement; and (iii) without regard to:

(A)      any relationship that the Servicer or the Special Servicer or any Affiliate thereof may have with any Borrower Affiliate, any Trust Loan Seller, any Companion Loan Holder, the Depositor or any of their respective Affiliates;

(B)       the ownership of any Certificate or any portion of any Companion Loan or any interest in such Companion Loan or other indebtedness secured by the Property or any certificate backed by a Companion Loan by the Servicer or the Special Servicer or by any Affiliate thereof;

(C)       in the case of the Servicer, its obligation to make Advances;

(D)      the right of the Servicer or the Special Servicer or any Affiliate thereof to receive reimbursement of costs, compensation or other fees (other than Advances), or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction; or

(E)       the ownership, servicing or management for others of any other loans or properties by the Servicer or the Special Servicer, as applicable, or any Affiliate of the foregoing.

Subject to the above-described servicing standards (hereinafter referred to as “Accepted Servicing Practices”) and the terms of this Agreement and of the Mortgage Loan Documents, the Servicer and the Special Servicer each shall have full power and authority, acting alone and/or through (in the case of the Servicer) one or more sub-servicers as provided in Section 3.2, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. The Servicer and the Special Servicer shall service and administer the Mortgage Loan in accordance with applicable state and federal law. At the written request of the Servicer or the Special Servicer, as applicable, accompanied by the form of power of attorney or other documents being requested, the Trustee shall furnish to the Servicer or the Special Servicer any powers of attorney and other documents necessary or appropriate to enable such Servicer or the Special Servicer to carry out its servicing and administrative duties hereunder, and the Trustee shall not be held responsible (and shall be indemnified by the Servicer or the Special Servicer) for any negligence or misuse by the Servicer or the Special Servicer in its uses of any such powers of attorney or other document. Notwithstanding anything contained herein to the contrary, the Servicer and the Special Servicer shall not without the Trustee’s and the Certificate Administrator’s prior written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s or the Certificate Administrator’s name without indicating the representative capacity of the Servicer or the Special Servicer, as applicable, or (ii) take any action with the intent to, and which actually does cause, the Trustee or the Certificate Administrator to be registered to do business in any state.

The liability of each of the Servicer and the Special Servicer, as applicable, for actions and omissions in its capacity as Servicer and the Special Servicer, respectively, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.3). Nothing contained in this Agreement shall be construed as an express or implied guarantee by the Servicer or the Special Servicer of the collectibility of the Trust Loan and the Companion Loans. In connection with any ground lease, the Servicer shall promptly, and in any event within 60 days following the later of receipt of the applicable ground lease and the Closing Date, notify the related ground lessor of the transfer of the Trust Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under such ground lease should thereafter be forwarded to the Servicer.

Except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association, acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers; provided, however, the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions, and the knowledge of employees performing master servicing functions shall not be imputed to employees performing special servicing functions.

Section 3.2        Sub-Servicing Agreements. (a) The Special Servicer shall not engage any Sub-Servicer or enter into any sub-servicing agreement. The Servicer, at its own expense without a right of reimbursement under this Agreement or otherwise, may enter into sub-servicing agreements with sub-servicers for the servicing and administration of the Trust Loan and the Companion Loans, provided that (i) any such sub-servicing agreement shall be upon such terms and conditions as are not inconsistent with this Agreement and as the Servicer and the sub-servicer have agreed, and (ii) no sub-servicer retained by the Servicer shall grant any modification, waiver, or amendment to the Mortgage Loan Documents without the approval of the Servicer. References in this Agreement to actions taken or to be taken, and limitations on actions permitted to be taken, by the Servicer in servicing the Mortgage Loan include actions taken or to be taken by a sub-servicer on behalf of the Servicer. Each sub-servicer shall be (i) authorized to transact business and licensed in the applicable state(s), if, and to the extent, required by applicable law to enable the sub-servicer to perform its obligations under the applicable sub-servicing agreement, and (ii) qualified to perform its obligations under the applicable sub-servicing agreement. For purposes of this Agreement, the Servicer shall be deemed to have received any amount when the sub-servicer receives such amount, irrespective of whether such amount is remitted to the Servicer for deposit in the Collection Account, any Cash Management Account, any Reserve Account or the Distribution Account, and actions taken by the sub-servicer shall be deemed to be actions of the Servicer. The Servicer shall notify the Trustee, the Certificate Administrator, the Operating Advisor, the Borrower and the Depositor in writing promptly upon the appointment of any sub-servicer and promptly furnish the Trustee, upon its request, with a copy of the sub-servicing agreement. No sub-servicer shall be permitted to enter into any sub-servicing agreement with other sub-servicers without the prior written consent of the Servicer.

(b)          Notwithstanding any sub-servicing agreement, the Servicer shall remain obligated and liable to the Trustee and the Certificateholders for the servicing and administering of the Trust Loan and the Companion Loans in accordance with the provisions of Section 3.1 without diminution of such obligation or liability by virtue of such sub-servicing agreement, or by virtue of indemnification from a sub-servicer, and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loan.

(c)          Any sub-servicing agreement entered into by the Servicer shall provide that it may be assumed or terminated by (i) the Trustee if the Trustee has assumed the duties of the Servicer or if the Servicer is otherwise terminated pursuant to the terms of this Agreement, or (ii) a successor Servicer if such successor Servicer has assumed the duties of the Servicer, without cost or obligation to the Trustee, the successor Servicer, the Trust or the Trust Fund.

(d)          Any sub-servicing agreement, and any other transactions or services relating to the Mortgage Loan involving a sub-servicer, shall be deemed to be between the Servicer and such sub-servicer alone, and the Trustee, the Certificate Administrator, the Special Servicer,

the Depositor, the Trust and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, and no provision herein shall be construed so as to require the Trust, the Trustee, the Certificate Administrator, the Special Servicer or the Depositor to indemnify any such sub-servicer. Notwithstanding anything in this Agreement to the contrary, the Servicer and the Special Servicer are permitted, at their own expense, or to the extent that a particular expense is provided herein to be an Advance or a Trust Fund Expense, at the expense of the Trust, to utilize other agents or attorneys typically used by servicers of mortgage loans underlying commercial mortgage-backed securities in performing each of their obligations under this Agreement (including but not limited to inspectors, appraisers, engineers and property managers).

(e)          Notwithstanding anything herein, each of the initial Servicer and the initial Special Servicer may delegate certain of its duties and obligations hereunder to an Affiliate of the Servicer or Special Servicer, as applicable. Such delegation shall not be considered a sub-servicing agreement hereunder, and the requirements and obligations set forth herein applicable to sub-servicing agreements, sub-servicers or Servicing Function Participants shall not be applicable to such arrangement. Notwithstanding any such delegation, the Servicer and the Special Servicer shall remain obligated and liable for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loan as required hereby.

(f)           The parties hereto acknowledge that the Mortgage Loan is subject to the terms and conditions of the Co-Lender Agreement and recognize the respective rights and obligations of the Trust, as holder of the Trust Loan, and of the Companion Loan Holders under the Co-Lender Agreement, including: (i) with respect to the allocation of collections on or in respect of the Mortgage Loan, and the making of remittances, to the Trust, as holder of the Trust Loan, and to the Companion Loan Holders; (ii) with respect to the allocation of expenses and losses relating to the Mortgage Loan to the Trust, as holder of the Trust Loan, and to the Companion Loan Holders and (iii) to the extent provided for under the Co-Lender Agreement, the consultation rights of the Companion Loan Holders. With respect to the Mortgage Loan, the Servicer (if the Mortgage Loan is not a Specially Serviced Mortgage Loan) or the Special Servicer (if the Mortgage Loan has become a Specially Serviced Mortgage Loan or the Property has been converted to an Foreclosed Property) shall prepare and provide to each Companion Loan Holder all notices, reports, statements and communications to be delivered by the holder of the Trust Loan under the Co-Lender Agreement, and shall perform all duties and obligations to be performed by a servicer and perform all servicing related duties and obligations to be performed by the holder of the Trust Loan pursuant to the Co-Lender Agreement. In the event of any conflict between this Agreement and the Co-Lender Agreement, the terms of the Co-Lender Agreement shall control with respect to the Mortgage Loan.

(g)          Notwithstanding anything to the contrary herein, at no time shall the Servicer or the Trustee be required to make any advance of delinquent scheduled monthly payments of principal or interest with respect to any Companion Loan or any Administrative Advance with respect to any Companion Loan.

(h)          To the extent required under the Loan Documents or the Co-Lender Agreement, the Servicer shall, on behalf of the Lender, maintain a Notes register for the Mortgage Loan. Upon request, the Servicer shall promptly provide a copy of the Notes register to the Special Servicer.

Section 3.3        Cash Management Account. A Cash Management Account has been established pursuant to the terms of the Mortgage Loan Agreement and the Cash Management Agreement. The Servicer shall exercise and enforce the rights of the Trust Fund with respect to the Cash Management Account under the Mortgage Loan Agreement and the Cash Management Agreement in accordance with Accepted Servicing Practices and the other terms of this Agreement and the other Mortgage Loan Documents.

Section 3.4        Collection Account, Companion Loan Distribution Account and Interest Reserve Account. (a) The Servicer shall establish and maintain (1) in the name of “KeyBank National Association, as Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the Holders of KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Collection Account” one or more deposit accounts on behalf of the Trustee for the benefit of the Certificateholders and (2) in the name of “KeyBank National Association, as Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the Companion Loan Holders with respect to KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Companion Loan Distribution Account” one deposit account for the benefit of the Companion Loan Holders (the “Companion Loan Distribution Account”), which may be a subaccount of the Collection Account, and funds in such account shall be remitted to the Companion Loan Holders (collectively, the “Collection Account”). The Collection Account must be an Eligible Account maintained with an Eligible Institution. The Servicer shall deposit into the Collection Account within two (2) Business Days of receipt of properly identified and available funds the following amounts representing payments and collections received or made during each Collection Period on or with respect to the Mortgage Loan (and not otherwise required to be deposited in the Reserve Accounts):

(i)      all payments on account of principal on the Mortgage Loan;

(ii)     all payments on account of interest on the Mortgage Loan, including Default Interest, Excess Interest and Prepayment Fees;

(iii)    any amount representing reimbursements by the Loan Parties of Advances, interest thereon, and any other expenses of the Depositor, the Trustee, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, as required by the Mortgage Loan Documents or hereunder;

(iv)   any other amounts payable for the benefit of the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Certificateholders under the Mortgage Loan;

(v)          any amounts required to be deposited pursuant to Section 3.8(b) in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(vi)         all Net Foreclosure Proceeds received from the Special Servicer pursuant to Section 3.14, all Net Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds; and

(vii)        any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Servicer, including, without limitation, any (1) proceeds of any repurchase of the Trust Loan pursuant to Section 2.7(b) hereof and the Trust Loan Purchase Agreement, (2) proceeds of the sale of the Mortgage Loan by the Special Servicer pursuant to Section 3.16 hereof or (3) amounts payable under the Mortgage Loan Documents by any Person to the extent not specifically excluded.

The foregoing requirements for deposits in the Collection Account by the Servicer shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments (if any) in the nature of Additional Compensation (other than Default Interest and late payment charges) to which the Servicer or Special Servicer, as applicable are entitled pursuant to Section 3.17 and any reimbursement made by the Loan Parties of expenses of the Servicer or the Special Servicer need not be deposited in the Collection Account by the Servicer or Special Servicer and, to the extent permitted by applicable law, the Servicer or the Special Servicer, as applicable, shall be entitled to retain any such fees and expense reimbursements received with respect to the Mortgage Loan.

(b)     Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions of Section 3.8. The Servicer shall on the Closing Date give written notice to the Certificate Administrator (with a copy to the Loan Parties) of the location and account number of the Collection Account and shall notify the Certificate Administrator in writing (with a copy to the Loan Parties) prior to any subsequent change thereof.

(c)     On or prior to each Remittance Date (or following the securitization of any Companion Loan, in the case of clause (xii) below, the earlier of (1) the Remittance Date or (2) the Business Day immediately succeeding the “determination date” set forth in the related Other Pooling and Servicing Agreement), prior to the remittance of funds to the Certificate Administrator for deposit in the Distribution Account pursuant to Section 3.4(a), the Servicer shall make withdrawals from the Collection Account (which withdrawals shall be the only permitted withdrawals from the Collection Account by the Servicer) as described below (the order set forth below constituting an order of priority for such withdrawals):

(i)      to withdraw funds deposited therein in error;

(ii)     to reimburse the Trustee (and the trustee with respect to each Other Securitization Trust) and the Servicer (and the master servicer with respect to each Other Securitization Trust), in that order, out of general collections on the Mortgage Loan for any Nonrecoverable Advances made by each and not previously reimbursed pursuant to clause (v)(A) below together with unpaid interest thereon at the Advance Rate as follows:

(A) first, to reimburse Nonrecoverable Advances that are Property Protection Advances and Administrative Advances relating to the Mortgage Loan and the Property and interest thereon; (B) second, to first reimburse Nonrecoverable Advances that are Monthly Payment Advances or Companion Loan Advances on the A Notes and interest thereon, on a pro rata and pari passu basis, then to reimburse Nonrecoverable Advances that are Monthly Payment Advances on the Trust B Notes, on a pro rata and pari passu basis, and interest thereon; and (C) third, to reimburse the master servicer with respect to each Other Securitization Trust for its pro rata share of Nonrecoverable Advances previously paid from general collections on the related Other Securitization Trust;

(iii)    concurrently, to pay the Servicing Fee to the Servicer, to pay the Certificate Administrator Fee (including the portion that is the Trustee Fee) to the Certificate Administrator, and to pay the Operating Advisor Fee to the Operating Advisor;

(iv)   to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the Borrower);

(v)    to pay (a) to the Servicer, as additional compensation, any income earned (net of losses (subject to Section 3.8(b)) on the investment of funds deposited in the Collection Account; and (b) the Special Servicing Fee, if any, the Work-out Fee, if any, and the Liquidation Fee, if any, to the Special Servicer; provided that such fees may be paid out of other amounts on deposit in the Collection Account to the extent Default Interest and late payment charges are not sufficient to pay such fees (with respect to clauses (a) and (b), in that order);

(vi)   to reimburse the Trustee and the Servicer, in that order, for (A) Advances made by each and not previously reimbursed from late payments received during the applicable period on the Mortgage Loan, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and other collections on the Mortgage Loan; provided that any Advance which has been determined to be a Nonrecoverable Advance shall be reimbursed pursuant to clause (ii) above and (B) unpaid interest on such Advances at the Advance Rate; provided, however, that, with respect to Advances that are not deemed to be Nonrecoverable Advances, prior to (x) final liquidation of the Property or (y) the final payment and release of the Mortgage, interest on such Advances shall only be paid out of Default Interest or late payment charges collected in the related Collection Period and after (A) final liquidation of the Property or (B) the final payment and release of the Mortgage, interest on such Advances may be paid out of other amounts on deposit in the Collection Account to the extent Default Interest and late payment charges are not sufficient to pay for such interest on Advances;

(vii)  to reimburse the Trustee, the Certificate Administrator, the Servicer and the Special Servicer, in that order, for expenses incurred by them in connection with the liquidation of the Mortgage Loan or the Property, and not otherwise covered and paid by an insurance policy or deducted from the proceeds of liquidation or not previously reimbursed pursuant to clauses (ii) or (v) above;

(viii)  to pay to the Servicer, the Special Servicer or the Operating Advisor, as applicable, as additional compensation, (A) to the extent actually received from the Borrower (and permitted by (or not otherwise prohibited by) and allocated as such pursuant to the terms of the Mortgage Loan Documents or this Agreement) and deposited into the Collection Account by the Servicer, any payments in the nature of late payment fees and Default Interest (to the extent remaining after payment or reimbursement of any Special Servicing Fees, Liquidation Fees or Work-out Fees pursuant to clause (v) above and reimbursement of Advances and interest on Advances pursuant to clause (vi) above), release fees, defeasance fees, Assumption Fees, Assumption Application Fees, defeasance fees, substitution fees, Net Modification Fees, consent fees, amounts collected for checks returned for insufficient funds, charges for beneficiary statements or demands, loan processing fees, loan service transaction fees and similar fees and expenses; and (B) any income earned on the investment of funds deposited in the Collection Account and the Foreclosed Property Account; provided that such amounts received during each Collection Period shall be deemed to have been deposited in the Collection Account and withdrawn pursuant to this clause (vii) solely for the purpose of determining the Available Funds Reduction Amount in connection with the calculation of Available Funds for the related Distribution Date;

(ix)    to pay or reimburse the Depositor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer and the Operating Advisor in that order, for any indemnities, expenses and other amounts then due and payable or reimbursable to each pursuant to the terms of this Agreement and not previously paid or reimbursed pursuant to the preceding clauses (subject to clause (xii) below);

(x)     to the extent not previously paid or advanced, to remit to the Certificate Administrator, to pay (or set aside for eventual payment) any and all taxes imposed on the Trust or the Trust Fund by federal or state governmental authorities, including, without limitation amounts paid pursuant to Section 12.1(k); provided, that, if such taxes are the result of the Depositor’s, Servicer’s, Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s or Trustee’s, as applicable, negligence, bad faith or willful misconduct, such amounts may not be withdrawn from the Collection Account, but shall be paid by such party that was negligent, acted in bad faith or engaged in willful misconduct pursuant to Sections 6.6 and 8.12, as applicable;

(xi)    to remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest for the benefit of the Holders of the Sequential Pay Certificates collected on the Trust Loan during the related Collection Period;

(xii)   to pay CREFC® the CREFC® Intellectual Property Royalty License Fee (according to the payment instructions set forth on Exhibit Q hereto or such other payment instructions as CREFC® may provide from time to time in writing at least two Business Days prior to the Remittance Date); and

(xiii) to pay the Companion Loan Holders any portion of such collections that are required to be distributed to the Companion Loan Holders in respect of the Companion Loans pursuant to the terms of the Co-Lender Agreement;

provided that in no event shall the Servicer be permitted to apply any portion of collections that are required to be distributed to the Companion Loan Holders in respect of the Companion Loans pursuant to the terms of the Co-Lender Agreement to pay or reimburse any CREFC® Intellectual Property Royalty License Fee, the Certificate Administrator Fee, the Operating Advisor Fee, any Monthly Payment Advance on the Trust Loan (or interest accrued and payable on such Monthly Payment Advance) or any Trust Fund Expenses that are not related to the servicing and administration of the Mortgage Loan or the Property.

Notwithstanding the foregoing, with respect to any Remittance Date, in no event shall the Servicer be permitted to make a withdrawal pursuant to clauses 3.4(c)(iii), (v)(b), (vi), (vii), (ix) or (xi) above if, as a result of such withdrawal, the amount on deposit in the Collection Account after giving effect to such withdrawal would be less than the Required Advance Amount; provided that the Servicer shall be permitted to make withdrawals in the order of priority specified above up to the amount on deposit in the Collection Account that would result in funds equaling or exceeding the Required Advance Amount remaining in the Collection Account. Notwithstanding the foregoing, such withdrawal limitations shall not apply (and accrued amounts previously eligible for withdrawal pursuant to clauses (iii), (v)(b), (vi), (vii), (ix) or (xi) but which remain unpaid due to the operation of this paragraph may then be withdrawn and paid) upon (1) the final liquidation of the Mortgage Loan or the Property, (2) the final payment of the Mortgage Loan and release of the Mortgage or (3) the determination that any Advance that would increase the currently unreimbursed Advances in the aggregate such that it would be a Nonrecoverable Advance.

The Servicer shall pay to the Certificate Administrator and the Trustee and advance or pay to the Special Servicer, if applicable, from the Collection Account, as provided above, amounts permitted to be paid to the Special Servicer, the Certificate Administrator and the Trustee therefrom, promptly upon receipt of certificates of a Responsible Officer of the Certificate Administrator or the Trustee or an officer of the Special Servicer describing the item and amount to which the Special Servicer, the Certificate Administrator and the Trustee, as the case may be, are entitled unless such payment to the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, is clearly required pursuant to this Agreement, in which case a written certificate shall not be required. The Servicer may rely conclusively on any such certificate, shall have no duty to recalculate the amounts stated therein and shall have no liability if the amount paid in reliance thereon is an amount to which the Special Servicer, the Certificate Administrator or the Trustee, as applicable, is not entitled.

Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loan deposited in the Collection Account and available for distribution on the next Distribution Date, the Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to this Section 3.4(c) immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable

Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months. If the Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from Principal Collections as described above prior to payment from other collections). In connection with a potential election by the Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Servicer or the Trustee shall further be authorized (in its sole discretion) to wait for Principal Collections on the Trust Loan and the Companion Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance (or portion thereof) until the end of such Collection Period; provided, however, that if, at any time Servicer or the Trustee elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month Collection Period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the Servicer or the Trustee, as applicable, shall use its reasonable efforts to give notice of its election to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b) of this Agreement), at least 15 days prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loan unless extraordinary circumstances make such notice impractical, and thereafter shall deliver such notice to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b) of this Agreement) as soon as reasonably practical thereafter. Neither the Servicer nor the Trustee shall have any liability for any loss, liability or expense resulting from any notice provided to the Rating Agency contemplated by the immediately preceding sentence. Notwithstanding the foregoing, the failure to give such notice shall in no way affect the Servicer’s or the Trustee’s election as to whether to refrain from obtaining reimbursement pursuant to this Section 3.4(c).

(d)          The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made, provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders to the detriment of other classes shall not, with respect to the Servicer constitute a violation of the Accepted Servicing Practices and/or with respect to the Trustee (solely in its capacity as Trustee), constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder. If the Servicer or the Trustee, as applicable, determines, in its sole discretion, that its ability to fully recover the Nonrecoverable Advances has been compromised, then the Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Advance Rate from all amounts in the Collection Account for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Advance Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The Servicer’s or the Trustee’s, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over the Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be (a) in accordance with Accepted Servicing Practices with respect to the Servicer and (b) in accordance with good faith business judgment, with respect to the Trustee, and none of the Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Loan Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election.

(e)          The Servicer shall withdraw from the Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.4(c)(x) on a monthly basis, solely from funds on deposit in the Collection Account.

(f)           The Certificate Administrator shall establish and maintain a reserve account (which may be a subaccount of the Distribution Account) (the “Interest Reserve Account”) for the benefit of the Trustee and for the benefit of the Certificateholders. The Interest Reserve Account must be an Eligible Account maintained with an Eligible Institution. Funds on deposit in the Interest Reserve Account shall be uninvested. On each Distribution Date occurring in any February and on any Distribution Date occurring in any January which occurs in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the Certificate Administrator shall deposit into the Interest Reserve Account an amount equal to one day’s net interest collected on the principal balance of each Trust Note as of the Payment Date occurring in the month preceding the month in which such Distribution Date occurs at the applicable Trust Note Rate (net of interest at the Servicing Fee Rate applicable to the Trust Loan, the Certificate Administrator Fee Rate (including the portion that is the Trustee Fee Rate), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and exclusive of Default Interest allocable to the Trust Loan payable therefrom) to the extent a full Monthly Payment or Monthly Payment Advance is made in respect thereof (all amounts so deposited in any consecutive January and February, “Withheld Amounts”). On each Remittance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January and February, if any, and transfer such amounts into the Distribution Account.

(g)          The Certificate Administrator shall establish and maintain on behalf of the Trust and for the benefit of the Holders of the Sequential Pay Certificates, a segregated non-interest bearing reserve account (the “Excess Interest Distribution Account”). The Excess Interest

Distribution Account must be an Eligible Account or a subaccount of an Eligible Account. The Excess Interest Distribution Account shall be an asset of the Grantor Trust and beneficially owned by the Holders of the Sequential Pay Certificates and shall not be an asset of any Trust REMIC. Funds on deposit in the Excess Interest Distribution Account shall be uninvested. Upon receipt from the Servicer of such amounts held in the Collection Account, the Certificate Administrator shall deposit in the Excess Interest Distribution Account any Excess Interest to be distributed to the Holders of the Sequential Pay Certificates.

Section 3.5        Distribution Account. (a) The Certificate Administrator shall establish and maintain in the name of “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the holders of KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Distribution Account”, a deposit account (the “Distribution Account”), which shall be deemed to include the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, which shall be subaccounts of the Distribution Account for the benefit of the Certificateholders and the Trustee, as holder of the Uncertificated Lower-Tier Interests. The Distribution Account must be an Eligible Account maintained with an Eligible Institution. On each Remittance Date, the Servicer shall transfer from the Collection Account to the Certificate Administrator for deposit into the Distribution Account all Available Funds remaining on deposit therein, after giving effect to the withdrawals made pursuant to Section 3.4(c). The Certificate Administrator shall credit the funds remitted by the Servicer from the Collection Account to the Distribution Account.

Amounts held in the Distribution Account and the Interest Reserve Account shall not be invested.

The Certificate Administrator shall make withdrawals from the Distribution Account to withdraw any amounts deposited in error, to withdraw amounts due to it under Section 3.4(c), to the extent such amounts were not withdrawn and paid to it by the Servicer under Section 3.4(c), and then to make distributions to the Holders of the Certificates pursuant to Section 4.1.

(b)     The Certificate Administrator shall make or be deemed to have made withdrawals from the Lower-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)      to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.1(b) and Section 4.3(b) into the Upper-Tier Distribution Account and to make distributions to the Holder of the Class R Certificates (in respect of the Class LT-R Interest) pursuant to Section 4.1(b);

(ii)     to withdraw amounts deposited into the Lower-Tier Distribution Account in error and pay such amounts to the Persons entitled thereto; and

(iii)    to clear and terminate the Lower-Tier Distribution Account pursuant to Section 10.1.

(c)     The Certificate Administrator shall make withdrawals from the Upper-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)      to withdraw amounts deposited in error and to withdraw amounts due to it and the Trustee under Section 3.4(c), to the extent such amounts were not withdrawn and paid to it by the Servicer under Section 3.4(c);

(ii)     to make distributions to Holders of the Regular Certificates and the Class R Certificates (in respect of the Class UT-R Interest) on each Distribution Date pursuant to Section 4.1 or Section 10.2 as applicable; and

(iii)    to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 10.1.

Section 3.6        Foreclosed Property Account. The Special Servicer shall establish and maintain one or more deposit accounts (the “Foreclosed Property Account”) in the name of either (a) “KeyBank National Association, as Special Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the holders of KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP and the Companion Loan Holders, Foreclosed Property Account” related to the Foreclosed Property, if any, held in the name of the Special Servicer on behalf of the Trustee for the benefit of the Certificateholders and the Companion Loan Holders or (b) the limited liability company wholly owned by the Trust and which is managed by the Special Servicer, formed to hold title to the Foreclosed Property pursuant to Section 3.14. Each Foreclosed Property Account must be an Eligible Account maintained with an Eligible Institution. The Special Servicer shall deposit into the Foreclosed Property Account within two (2) Business Days of receipt of all properly identified funds collected and received in connection with the operation or ownership of such Foreclosed Property. On or before the last day of each Collection Period, the Special Servicer shall withdraw the funds in any Foreclosed Property Account, net of certain expenses and/or reserves (the amount of such expenses and/or reserves as determined in the Special Servicer’s reasonable discretion), and deposit them into the Collection Account in accordance with Section 3.4(a). The Special Servicer shall notify the Certificate Administrator in writing of the location and account number of each Foreclosed Property Account and shall notify the Certificate Administrator in writing prior to any subsequent change thereof.

Section 3.7        Appraisal Reductions. (a) Within 30 days after the occurrence of an Appraisal Reduction Event with respect to the Mortgage Loan, the Special Servicer shall (i) notify the Servicer, the Operating Advisor, the Trustee and the Certificate Administrator and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder, of such occurrence of an Appraisal Reduction Event, (ii) order (which order shall be placed within 30 days of the occurrence of the Appraisal Reduction Event) and use efforts consistent with Accepted Servicing Practices to obtain an Appraisal of the Property (provided that the Special Servicer will not be required to obtain an Appraisal of the Property with respect to which there exists an Appraisal which was performed less than nine (9) months prior to the Appraisal Reduction Event and the Special Servicer has no knowledge of any material change in the market or condition or value of the Property since the date of such Appraisal, in which case such Appraisal with respect to the Property shall be used by the Special Servicer), (iii) determine whether there exists any

Appraisal Reduction Amount on the basis of the applicable Appraisal, and receipt of information reasonably requested by the Special Servicer from the Servicer necessary to calculate the Appraisal Reduction Amount, and (iv) allocate the Appraisal Reduction Amount to the Trust Loan and the Companion Loans and give reasonably prompt notice of such Appraisal Reduction Amount, the Trust Appraisal Reduction Amount and the portion of the Appraisal Reduction Amount allocated to the Companion Loans to the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the master servicer, special servicer and trustee with respect to such Other Securitization Trust), the Trustee, the Certificate Administrator (to the extent not already reported to such parties on the CREFC® Reports provided by the Servicer and posted on the Certificate Administrator’s website), the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the Operating Advisor. The cost of obtaining such Appraisals shall be paid by the Servicer as a Property Protection Advance or an Administrative Advance unless it would constitute a Nonrecoverable Advance and in such case, as a Trust Fund Expense. Updates of such Appraisals shall be obtained by the Special Servicer, and paid for by the Servicer as a Property Protection Advance or an Administrative Advance (or paid for by the Trust if the Servicer determines that such Advance would constitute a Nonrecoverable Advance) every twelve (12) months for so long as an Appraisal Reduction Event exists, and the Appraisal Reduction Amount shall be adjusted accordingly. If required in accordance with any such adjustment, each Class of Certificates that has been notionally reduced for purposes of determining Voting Rights as a result of the application of the Trust Appraisal Reduction Amount shall have its related Certificate Balance notionally restored by the Certificate Administrator or the Trustee to the extent required by such adjustment of the Trust Appraisal Reduction Amount, and there shall be a redetermination of whether a Control Event has occurred by the Certificate Administrator. Any such Appraisal obtained under this Section shall be delivered by the Special Servicer to the Trustee, the Certificate Administrator and the Operating Advisor, in electronic format and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder in electronic format and the Certificate Administrator shall make such Appraisal available to Privileged Persons pursuant to Section 8.14(b). The Servicer shall provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof, using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s written request (which request shall be made promptly, but in no event later than ten (10) Business Days, after the Special Servicer’s receipt of the applicable Appraisal or preparation of the applicable internal valuation) provided, however, that the Special Servicer’s failure to timely make such a request shall not relieve the Servicer of its obligation to provide such information to the Special Servicer in the manner and timing set forth in this sentence. Accordingly, the Special Servicer shall not be obligated to calculate, recalculate, determine or redetermine any Appraisal Reduction Amount until such time as it receives from the Servicer the information reasonably required by the Special Servicer to make such calculation, recalculation, determination or redetermination. The Servicer shall not calculate Appraisal Reduction Amounts.

(b)          While any Trust Appraisal Reduction Amount (or deemed Trust Appraisal Reduction Amount pursuant to Section 3.7(e)) exists with respect to the Mortgage Loan, (i) the amount of any Monthly Payment Advances shall be reduced as provided in Section 3.23(a) and (ii) the existence thereof (other than any deemed Trust Appraisal Reduction Amount calculated pursuant to Section 3.7(e)) will be taken into account for purposes of determining the Voting Rights of certain Classes of Certificates as provided in Section 3.7(c) and (iii) except with respect to any deemed Trust Appraisal Reduction Amount pursuant to Section 3.7(e), there shall be a determination of whether a Control Event (or an Operating Advisor Consultation Event) has occurred.

(c)          The Certificate Balance of each of the Sequential Pay Certificates shall be notionally reduced solely for purposes of determining (x) the Voting Rights of the related Classes to the extent set forth in this Agreement and (y) whether a Control Event (or an Operating Advisor Consultation Event) has occurred and is continuing on any Distribution Date to the extent of any Trust Appraisal Reduction Amount allocated to such Class on such Distribution Date. The Trust Appraisal Reduction Amount for any Distribution Date shall be applied to notionally reduce the Certificate Balances of the Sequential Pay Certificates (other than the Class A Certificates) in the following order of priority: first, to the Class HRR Certificates; second, to the Class F Certificates; third, to the Class E Certificates; fourth, to the Class D Certificates; fifth, to the Class C Certificates, and sixth, to the Class B Certificates (provided in each case that no Certificate Balance in respect of any such Class may be notionally reduced below zero). Trust Appraisal Reduction Amounts shall not be applied to notionally reduce the Certificate Balance of the Class A Certificates.

(d)          In the event that a portion of one or more Monthly Payment Advances with respect to the Trust Loan is reduced as a result of an Appraisal Reduction Event (or in the case of clause (i) of the definition of “Appraisal Reduction Event”, a deemed Appraisal Reduction Amount based on an Assumed Appraised Value), the amount of the Net Liquidation Proceeds to be applied to interest on the Trust Loan shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal of the Trust Loan shall be increased by such amount, and if the amounts of the Net Liquidation Proceeds to be applied to principal of the Trust Loan have been applied to pay the principal of the Trust Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest on the Trust Loan in accordance with Section 1.3.

(e)          If (i) an Appraisal Reduction Event has occurred, (ii) either (A) no Appraisals or updates of the Appraisals have been obtained or conducted with respect to the Property or Foreclosed Property, as the case may be, during the nine-month period prior to the date of such Appraisal Reduction Event or (B) the Special Servicer has knowledge of a material change in the circumstances surrounding the Property or Foreclosed Property, as the case may be, has occurred since the date of the most recent Appraisal that would materially adversely affect the value of the Property or Foreclosed Property, as the case may be, and (iii) no new Appraisal has been obtained or conducted for the Property or Foreclosed Property, as the case may be, within 60 days after the Appraisal Reduction Event, then (x) until each new Appraisal is conducted, the appraised value for the Property or Foreclosed Property, as the case may be, for the purposes of determining the Appraisal Reduction Amount shall be deemed to be equal to 75% of the most recent appraised value of the Property or Foreclosed Property, as the case may be (the “Assumed Appraised Value”), and (y) upon receipt or performance of the new Appraisal by the Special Servicer, the Appraisal Reduction Amount for the Property or Foreclosed Property, as the case may be, shall be recalculated in accordance with the definition of Appraisal Reduction Amount. Such deemed Appraisal Reduction Amount shall be allocated to the Notes in the same manner in which the actual Appraisal Reduction Amount is allocated to the Notes. Notwithstanding the foregoing, such deemed Trust Appraisal Reduction Amounts and any Appraisal Reduction

Amount based on an Assumed Appraised Value shall not be allocated to any Class of Certificates for purposes of (i) determining whether a Control Event (or an Operating Advisor Consultation Event) has occurred and is continuing or (ii) allocating Voting Rights; provided, however, this sentence shall not affect in any manner the effect of Trust Appraisal Reduction Amounts based upon anything other than clause (x) of the preceding sentence, including when the related Appraisals are received.

(f)           With respect to any Appraisal Reduction Amount calculated for purposes of determining an Appraisal Reduction Event, the appraised value (as determined by an updated Appraisal) of the Property securing the Mortgage Loan will be determined on an “as-is” basis, based upon the current physical condition, use and zoning of the Property as of the date of the Appraisal.

If the Certificate Balance of the Class F Certificates (taking into account the application of any Trust Appraisal Reduction Amounts (other than any deemed Trust Appraisal Reduction Amount pursuant to Section 3.7(e)) to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its Original Certificate Balance, such Class will be referred to as the “Appraised-Out Class”. The Holders of the majority (by Certificate Balance) of the Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal of the Property (such Holders, the “Requesting Holders”). The Special Servicer shall use commercially reasonable efforts to ensure that such Appraisal is delivered within 60 days from receipt of the Requesting Holders’ written request and shall ensure that such Appraisal is prepared by an Independent Appraiser).

In addition, if subsequent to the Class F Certificates becoming an Appraised-Out Class there is a material change with respect to the Property related to the Appraisal Reduction Amounts that caused such Class to become an Appraised-Out Class, the Requesting Holders shall have the right to request, in writing, that the Special Servicer obtain an additional Appraisal, which request shall set forth the Requesting Holder’s belief of what constitutes a material change to the Property (including any related documentation). The costs of obtaining such additional Appraisal shall be paid by the Requesting Holders. Subject to the Special Servicer’s confirmation, determined in accordance with Accepted Servicing Practices, that there has been a change with respect to the Property and such change was material, the Special Servicer shall order another Appraisal from an Independent Appraiser, the identity of which shall be determined by the Special Servicer in accordance with Accepted Servicing Practices (provided that such Independent Appraiser may not be the same Independent Appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal). Appraisals that are permitted to be requested by any Appraised-Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with Accepted Servicing Practices upon the occurrence of such material change or that the Special Servicer is otherwise required or permitted to order under this Agreement without regard to any Appraisal requests made by any Requesting Holder.

Upon receipt of any supplemental Appraisal pursuant to the two preceding paragraphs, the Special Servicer shall recalculate the Appraisal Reduction Amount and the Trust Appraisal Reduction Amount based upon such second Appraisal. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and the

Appraised-Out Class shall have its Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount and the Trust Appraisal Reduction Amount.

Any Appraised-Out Class for which the Requesting Holders are challenging the Special Servicer’s Appraisal Reduction Amounts determination may not exercise any rights of the related Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class.

In the event that the Controlling Class becomes an Appraised-Out Class, the Requesting Holders may avoid a Control Event caused by application of an Appraisal Reduction Amount if such Requesting Holders deliver Threshold Event Collateral as a supplement to the appraised value of the Property to the Servicer, together with documentation acceptable to the Servicer in accordance with Accepted Servicing Practices to create and perfect a first priority security interest in favor of the Servicer on behalf of the Trust in such collateral (which must be completed within thirty (30) days of the Special Servicer’s receipt of a third party Appraisal that indicates such Control Event has occurred, during which such thirty (30) day period such Requesting Holders’ rights under this Agreement will continue) (a “Threshold Event Cure”) and, additionally, pays all costs and expenses incurred by any party to this Agreement associated with the delivery and/or pledge of such Threshold Event Collateral, including the costs and expenses of any Opinion of Counsel. If a Threshold Event Cure occurs, no Control Event caused by application of an Appraisal Reduction Amount will be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the letter of credit must have an initial term no shorter than 6 months and contain an evergreen clause providing for automatic renewal for additional periods not less than 6 months. The Requesting Holders must provide notice of each renewal at least 30 days prior to the expiration date of such letter of credit. If the Servicer does not receive notice of such renewal at least 30 days prior to the expiration date of the letter of credit or if the Servicer receives notice that the letter of credit will not be renewed, then the Servicer shall promptly draw upon such letter of credit and hold such proceeds thereof as Threshold Event Collateral. If a letter of credit is furnished as Threshold Event Collateral, the applicable Requesting Holders shall replace such letter of credit with other Threshold Event Collateral within 30 days if the credit ratings of the Threshold Collateral Issuer are downgraded below the required ratings; provided, however, that, if such Threshold Event Collateral is not so replaced, the Servicer shall draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure will continue until (i) the appraised value of the Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Control Event from occurring (and should the appraised value of the Property plus the value of the Threshold Event Collateral be insufficient, the Requesting Holders will have 30 days from the new third party Appraisal to deliver new Threshold Event Collateral as a supplement to the newly appraised value), or (ii) a determination is made by the Special Servicer in accordance with this Agreement that all proceeds in respect of the Mortgage Loan or the Property have been received (a “Final Recovery Determination”). If the appraised value of the Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Event without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Requesting Holders, any or such portion of Threshold Event Collateral held by the Servicer shall be promptly returned to such Requesting Holders (at their direction and sole expense). Upon the Special Servicer’s determination of a Final Recovery Determination with respect to the Mortgage Loan, such cash or proceeds of the letter of credit constituting Threshold Event Collateral in an amount equal to the lesser of (a) all Threshold Event Collateral or (b) an amount sufficient to pay all amounts due on the Certificates that were not sufficiently covered by the net sale proceeds or Final Recovery Determination, including all Applied Realized Loss Amounts, will be added to the Distribution Account to reimburse Certificateholders for all Realized Losses with respect to the Mortgage Loan after application of the net proceeds of liquidation, plus accrued and unpaid interest thereon at the applicable interest rate and all other Trust Fund Expenses reimbursable under this Agreement. For the avoidance of doubt, any remaining funds will be distributed to the Requesting Holders. For the avoidance of doubt, the Certificate Administrator will have no obligation to (x) calculate or verify the sufficiency of the Threshold Event Collateral deposited into the Threshold Event Cash Collateral Account, (y) seek out the Threshold Event Collateral or (z) enforce delivery thereof if the Requesting Holders fail to deliver all or part of the Threshold Event Collateral. Any Threshold Event Collateral (and the right to reimbursement of any amounts with respect thereto) will be treated as an “outside reserve fund” (as defined in Treasury Regulations Section 1.860G-2(h)) and the Requesting Holders will be the beneficial owner of any Threshold Event Collateral for all federal income tax purposes, and will be taxable on all income earned thereon.

In the event the Requesting Holders deliver Threshold Event Collateral in the form of cash collateral, the Servicer shall establish and maintain on behalf of the Trust and for the benefit of the Certificateholders a segregated non-interest bearing trust account (the “Threshold Event Cash Collateral Account”) and deposit the Threshold Event Collateral into such account. To the extent that the Servicer has received notice from the Requesting Holders of their intent to provide cash collateral, the Servicer shall notify the Certificate Administrator in writing of the amount of cash collateral and the date on which the Threshold Event Collateral is expected to be delivered. In addition, any proceeds from a letter of credit delivered as Threshold Event Collateral will also be required to be deposited into the Threshold Event Cash Collateral Account and the Servicer shall promptly notify the Certificate Administrator in writing of the amount of the proceeds from such letter of credit and the date on which such letter of credit proceeds are expected to be delivered. Upon receipt thereof, the Certificate Administrator shall post such notice on the Certificate Administrator’s Website under the “special notices” tab. The Special Servicer shall cooperate on a timely basis with the Servicer and provide any information, including without limitation, appraisals and any Final Recovery Determination, reasonably requested by the Servicer relating to the Threshold Event Cure that is in the Special Servicer’s possession. The Threshold Event Cash Collateral Account must be an Eligible Account maintained with an Eligible Institution and funds deposited therein shall not be invested by the Servicer. Upon the Special Servicer’s determination of a Final Recovery Determination, the Special Servicer shall notify the Servicer and the Certificate Administrator (who shall post such notification on the Certificate Administrator’s Website under the “special notices” tab) and the Servicer shall deposit any amounts in the Threshold Event Cash Collateral Account directly into the Collection Account in the event that such amounts are required to be distributed to the Certificateholders under the terms of this Agreement.

Section 3.8        Investment of Funds in the Collection Account and Any Foreclosed Property Account. (a) The Servicer, with respect to the Collection Account and the Reserve Accounts, and the Special Servicer, with respect to the Foreclosed Property Accounts, may direct any depository institution maintaining the Collection Account, any Foreclosed Property Account and any Reserve Account (to the extent interest is not payable to the Loan Parties under applicable law or the Mortgage Loan Documents), respectively (each, for purposes of this Section 3.8, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Servicer or Special Servicer, as applicable, to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction, which shall be in the control of the Servicer (or the Special Servicer, with respect to any Foreclosed Property Accounts) as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Servicer or Special Servicer, as applicable), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee shall have no responsibility or liability with respect to the investment directions of the Servicer or Special Servicer or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer and Special Servicer, as applicable, shall:

(i)      consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(ii)     demand payment of all amounts due thereunder promptly upon determination by the Servicer or Special Servicer, as applicable, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)     All net income and gain realized from investment of funds deposited in the Collection Account and the Reserve Accounts (to the extent not payable to the Loan Parties under applicable law or the Mortgage Loan Documents) shall be for the benefit of the Servicer in accordance with the terms and priorities of this Agreement. All net income and gain realized from investment of funds deposited in the Foreclosed Property Account shall be for the benefit of the Special Servicer. Any net losses on funds in the Collection Account, the Reserve Accounts (except, in the case of any such loss with respect to a Reserve Account, to the extent any such losses are incurred on amounts invested for the benefit of the Borrower under the terms of the Mortgage Loan Documents) or the Foreclosed Property Account shall be reimbursed by the Servicer or the Special Servicer, as applicable, from its own funds promptly, but in any event on or prior to the Remittance Date following the realization of such loss. Notwithstanding the above, neither the Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss (i) was incurred solely as a result of the bankruptcy or insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of “Eligible Institution” included in Section 1.1 at the time such investment was made, (ii) such loss was incurred within thirty (30) days of the date of such insolvency, (iii) such loss is not the result of fraud, negligence or the willful misconduct of the Servicer or the Special Servicer, as applicable and (iv) and such institution was not an Affiliate of the Servicer, Special Servicer, the Certificate Administrator, the Operating Advisor or Trustee, as applicable.

(c)          Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Servicer takes any such action, the Trust Fund shall pay or reimburse the Servicer, pursuant to Section 3.4(c), for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Servicer in connection therewith.

(d)          For the avoidance of doubt, the Collection Account, the Foreclosed Property Account, the Interest Reserve Account and the Lower-Tier Distribution Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC, and the Upper-Tier Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

Section 3.9        Payment of Taxes, Assessments, etc. The Servicer (other than with respect to Foreclosed Property) and the Special Servicer (with respect to Foreclosed Property) shall maintain, accurate records with respect to the Property (or such Foreclosed Property, as the case may be) reflecting the status of taxes, assessments, charges and other similar items that are or may become a lien on the Property (or such Foreclosed Property, as the case may be) and the status of insurance premiums payable in respect of insurance policies required to be maintained pursuant to Section 3.11 hereof. The Servicer shall obtain, from time to time, all bills for the payment of such items (including renewal premiums). The Servicer shall pay real estate taxes, insurance premiums and other similar items from funds in the applicable Reserve Account in accordance with the Mortgage Loan Agreement at such time as may be required by the Mortgage Loan Documents. If the Loan Parties do not make the necessary payments and/or a Mortgage Loan Event of Default has occurred and amounts in the applicable Reserve Account are insufficient to make such payments, the Servicer shall make a Property Protection Advance, subject to the determination of non-recoverability provided in Section 3.23, from its own funds for amounts payable with respect to all such items related to the Property when and as the same shall become due and payable. The Servicer shall ensure that the amount of funds in the applicable Reserve Account is increased when and if applicable taxes, assessments, charges and other similar items, ground rents or insurance premiums are increased, in accordance with the terms of the Mortgage Loan Agreement.

Section 3.10      Appointment of Special Servicer. (a) KeyBank is hereby appointed as the initial Special Servicer to service the Mortgage Loan while a Special Servicing Loan Event has occurred and is continuing and perform the other obligations of the Special Servicer hereunder.

(b)          If there is a Special Servicer Termination Event with respect to any Special Servicer, such Special Servicer may be removed and replaced pursuant to Sections 7.1 and 7.2. The Trustee shall, promptly after receiving notice of any such Special Servicer Termination Event notify the Servicer, the Companion Loan Holders, the Certificate Administrator (which shall post such notice on the Certificate Administrator’s Website in accordance with Section 8.14(b)) and the 17g-5 Information Provider (which shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)). The appointment of any such successor Special Servicer shall not relieve the Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified above shall not be liable for any actions or any inaction of such successor Special Servicer. No termination fee shall be payable to the terminated Special Servicer. No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder in writing, and a Rating Agency Confirmation with respect to such appointment has been delivered to the Trustee and the Certificate Administrator and their respective counterparts with respect to each Other Securitization Trust. Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.5 mutatis mutandis as of the date of its succession. The terminated Special Servicer shall retain all rights accruing to it under this Agreement, including the right to receive fees accrued prior to its termination and other amounts payable to it (including indemnification payments).

(c)          Upon determining that a Special Servicing Loan Event has occurred and is continuing with respect to the Mortgage Loan, the Servicer shall promptly give notice thereof to each other party hereto and the Servicer shall use its reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto (and concurrently provide a copy of such Mortgage File, exclusive of all Privileged Communications, to the Operating Advisor). The Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the date that a Special Servicing Loan Event has occurred. The Servicer in any event shall continue to act as Servicer and administrator of the Mortgage Loan until the Special Servicer has commenced the servicing of the Mortgage Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. The Special Servicer shall instruct the Loan Parties to continue to remit all payments in respect of the Mortgage Loan to the Servicer. The Servicer shall forward any notices it would otherwise send to the Loan Parties under the Mortgage Loan to the Special Servicer who shall send such notice to the Loan Parties while a Special Servicing Loan Event has occurred and is continuing.

(d)          Upon determining that a Special Servicing Loan Event is no longer continuing with respect to the Mortgage Loan, the Special Servicer shall promptly give notice thereof to the Companion Loan Holders and each other party hereto, and upon giving such notice such Special Servicing Loan Event shall cease, the Special Servicer’s obligation to service the Mortgage Loan shall terminate and the obligations of the Servicer to service and administer the Mortgage Loan shall resume and the Special Servicer shall return all of the information and materials furnished to the Special Servicer pursuant to Section 3.10(c) to the Servicer.

(e)       In making a Major Decision or in servicing the Mortgage Loan during the continuance of a Special Servicing Loan Event, the Special Servicer shall provide to the Custodian originals of documents entered into in connection therewith that are required to be included within the definition of “Mortgage File” for inclusion in the Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including written correspondence with the Loan Parties, and the Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer; provided that, such materials shall not include any Privileged Information.

(f)       During any period in which a Special Servicing Loan Event is continuing, not later than 4:00 p.m. (New York Time) on each Determination Date, the Special Servicer shall deliver to the Servicer, to the extent not included in the CREFC® Special Servicer Loan File, a written statement describing (i) the amount of all payments on account of interest received on the Mortgage Loan, the amount of all payments on account of principal received on the Mortgage Loan, the amount of Insurance Proceeds, Condemnation Proceeds and Net Liquidation Proceeds received, the amount of any Foreclosure Proceeds received with respect to the Property, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to, any Foreclosed Property, in each case in accordance with Section 12.2 and (ii) such additional information relating to the Mortgage Loan as the Servicer or Certificate Administrator reasonably requests to enable it to perform its duties under this Agreement.

(g)       [Reserved].

(h)       Notwithstanding the provisions of the preceding subsection (c), the Servicer shall maintain ongoing payment records with respect to the Mortgage Loan and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement.

(i)        Not later than sixty (60) days after a Special Servicing Loan Event occurs (the “Initial Delivery Date”), the Special Servicer shall deliver in electronic format (i) a report (an “Asset Status Report”) for the Specially Serviced Mortgage Loan and the Property and (ii) one or more additional Asset Status Reports with respect to such Specially Serviced Mortgage Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Mortgage Loan material changes in the strategy reflected in the initial Final Asset Status Report (or subsequent Final Asset Status Reports) are necessary to reflect the then current recommendation as to how the Specially Serviced Mortgage Loan might be returned to performing status or otherwise liquidated in accordance with the Accepted Servicing Practices (each such report a “Subsequent Asset Status Report”). The Special Servicer shall deliver each Final Asset Status Report in electronic form to: (i) the Servicer, (ii) the Directing Certificateholder (but only so long as no Consultation Termination Event has occurred), (iii) the Operating Advisor, (iv) the 17g-5 Information Provider in accordance with Section 8.14(b) (who shall promptly post it to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)) and (v) the Companion Loan Holders. Such Asset Status Report shall set forth the following information (other than Privileged Information) to the extent reasonably determinable:

(i)        summary of the status of the Mortgage Loan and any negotiations with the Loan Parties;

(ii)       a discussion of the legal and environmental considerations reasonably known at such time to the Special Servicer, consistent with Accepted Servicing Practices, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Mortgage Loan and whether outside legal counsel has been retained;

(iii)      the most current rent roll and income or operating statement available for the Property;

(iv)      the Special Servicer’s recommendations on how the Mortgage Loan might be returned to performing status and returned to the Servicer for regular servicing or otherwise realized upon;

(v)       the appraised value of the Property together with the appraisal or the assumptions used in the calculation thereof;

(vi)      the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional Mortgage Loan Events of Default;

(vii)     a description of any proposed amendment, modification or waiver of a material term of any ground lease;

(viii)    a description of any proposed actions;

(ix)       the alternative courses of action considered by the Special Servicer in connection with the proposed actions;

(x)       the decision that the Special Servicer intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives; and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a net present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable discount rate used) and all related assumptions;

(xi)      a summary of the status of any action that was described in the most recent prior Asset Status Report and subsequently effected by the Special Servicer; and

(xii)     such other information as the Special Servicer deems relevant in light of the proposed action and Accepted Servicing Practices.

(j)        The Special Servicer shall (x) deliver to the 17g-5 Information Provider (which shall post to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)) the

Final Asset Status Report, (y) deliver to the Certificate Administrator a proposed notice to Certificateholders that will include a summary of the Final Asset Status Report in an electronic format, which format is reasonably acceptable to the Certificate Administrator (which will be a brief summary of the current status of the Property and current strategy with respect to the resolution and workout of the Mortgage Loan), and the Certificate Administrator shall post such summary (but not the Final Asset Status Report itself) on the Certificate Administrator’s Website pursuant to Section 8.14(b) and (z) implement the Final Asset Status Report in the form delivered to the 17g-5 Information Provider. Subject to the consent and consultation rights of the Directing Certificateholder described in this Section 3.10(i), the Special Servicer shall not be required to deliver a summary of any interim or draft Asset Status Report. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered. Upon such modification, the Special Servicer shall prepare an updated summary and deliver the updated summary to the Certificate Administrator and deliver the modified Asset Status Report to the 17g-5 Information Provider. The 17g-5 Information Provider shall post such modified Asset Status Report on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), and the Certificate Administrator shall post such summary on the Certificate Administrator’s Website.

(k)       Subject to the last paragraph of Section 9.3(a), prior to the occurrence and continuance of a Control Event, if within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report. In addition, so long as no Control Event has occurred or is continuing, if the Directing Certificateholder disapproves such Asset Status Report within ten (10) Business Days of receipt and the Special Servicer has not made the determination described below, the Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the Directing Certificateholder, the Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Companion Loan Holders and the 17g-5 Information Provider (which shall promptly post such revised Asset Status Report on the 17g-5 Information Provider’s Website in accordance with Section 8.15(b)). Prior to the occurrence and continuance of a Control Event, the Special Servicer shall continue to revise such Asset Status Report as described above in this Section 3.10(i) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report, until the Directing Certificateholder’s approval is no longer required or until the Special Servicer makes the determination described below. Notwithstanding the foregoing, the Special Servicer (A) may, following the occurrence of an extraordinary event with respect to the Property or the Mortgage Loan or, if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period and (B) shall implement the action recommended in the Asset Status Report, in each case if it makes a determination in accordance with Accepted Servicing Practices that such affirmative disapproval is not in the best interest of all the Certificateholders; provided, however, that, if the Directing Certificateholder does not approve or is not deemed to have approved an Asset Status Report within ninety (90) days from the first submission of an Asset Status Report, then the Special Servicer and the Directing Certificateholder shall use reasonable efforts to negotiate a mutually agreeable Asset Status Report during the next thirty (30) days, and if they are unable to reach an agreement within such 30-day period, the Special Servicer shall take the action recommended in its most recently submitted Asset Status Report; provided, further, that such Asset Status Report is not intended to replace or satisfy any other specific consent or approval right which the Directing Certificateholder may have pursuant to Section 9.3.

(l)        Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Special Servicer shall be required to deliver each Final Asset Status Report to the Operating Advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Operating Advisor’s review of a Final Asset Status Report shall only provide background information to support the Operating Advisor’s duties concerning the Special Servicer’s compliance with the Accepted Servicing Practices, and the Operating Advisor shall not provide comments to the Special Servicer in respect of such Final Asset Status Report. After the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor shall consult with and provide comments to the Special Servicer in respect of each Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class Certificates), as a collective whole. The Special Servicer shall consider such alternative courses of action, if any, and any other feedback provided by the Operating Advisor (and if no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder) in connection with the Special Servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The Special Servicer shall revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and if no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder), to the extent the Special Servicer determines that the Operating Advisor’s and/or the Directing Certificateholder’s input and/or recommendations are consistent with Accepted Servicing Practices and in the best interest of the Certificateholders as a collective whole. Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor or the Directing Certificateholder, the Special Servicer shall deliver to the Operating Advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or notice that the Special Servicer has decided not to revise such Asset Status Report, as applicable.

(m)      In connection with the approval or consultation rights of the Directing Certificateholder and the consultation rights of the Operating Advisor with respect to any Asset Status Report, if the Special Servicer determines that any action recommended in an Asset Status Report is necessary to protect the Property or the interests of the Certificateholders from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to the Property before the expiration of the 10 Business Day period if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions before the expiration of the 10 Business Day period would materially adversely affect the interest of the Certificateholders, and the Special Servicer has made a reasonable effort to contact the Directing Certificateholder or the Operating Advisor, as applicable.

(n)       After the occurrence and during the continuance of a Control Event, the Directing Certificateholder shall have no right to consent to any Asset Status Report under this Section 3.10. After the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, and after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor, shall consult with the Special Servicer (telephonically or electronically) on a non-binding basis and may propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to Asset Status Reports and the Special Servicer shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above. The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with Accepted Servicing Practices to take into account any input and/or recommendations of the Operating Advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Certificateholder. The consultation process with the Operating Advisor and any revisions to the Asset Status Report made by the Special Servicer in response to such consultation described in this section are collectively referred to as the “ASR Consultation Process”. The consent or consultation process with the Directing Certificateholder and any revisions to the Asset Status Report made by the Special Servicer in response to such consultation described in this section are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

Notwithstanding anything herein to the contrary: (i) the Servicer or Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent, approval or direction from any Directing Certificateholder prior to or after acting or making any determination (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Directing Certificateholder and before a replacement is selected and/or identified; and (ii) no advice, direction or objection from or by the Directing Certificateholder, as contemplated by Section 9.3, or pursuant to any other provision of this Agreement, as contemplated by this Agreement or the Co-Lender Agreement, may (and the applicable Special Servicer may ignore and act without regard to any such advice, direction or objection that such Special Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause such Servicer or Special Servicer to violate applicable law, the terms of the Mortgage Loan Documents, the Co-Lender Agreement or this Agreement, including the Special Servicer’s obligation to act in accordance with Accepted Servicing Practices, (B) result in an Adverse REMIC Event, (C) expose the Trust, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability or (D) materially expand the scope of the Servicer’s or Special Servicer’s responsibilities under this Agreement.

(o)       The Servicer and the Special Servicer shall comply with applicable law, the Accepted Servicing Practices, this Agreement, the Co-Lender Agreement and the Mortgage Loan Documents.

(p)       During the continuance of a Special Servicing Loan Event, the Special Servicer shall have the authority to meet with the Loan Parties and, subject to the rights of the Directing Certificateholder (so long as no Consultation Termination Event is continuing) and take any actions consistent with Section 3.24, Accepted Servicing Practices and the most recent Final Asset Status Report.

(q)       Upon request of any Certificateholder (or any Beneficial Owner, if applicable), which shall have provided the Certificate Administrator with an Investor Certification in the form of Exhibit K-1, the Certificate Administrator shall mail, without charge, to the address specified in such request a copy of the most current Final Asset Status Report that it has received from the Special Servicer.

(r)       In addition, during the continuance of a Special Servicing Loan Event, not later than 4:00 p.m. (New York time) on each Determination Date the Special Servicer shall prepare and deliver to the Servicer the CREFC® Special Servicer Loan File with respect to the Mortgage Loan.

(s)       The Special Servicer shall be required to deliver to the Servicer such reports and other information as the Servicer needs in its reasonable discretion to perform its obligations under this Agreement. In no event, however, shall the Special Servicer be required to deliver a summary of any interim or draft Asset Status Report.

Section 3.11   Maintenance of Insurance and Errors and Omissions and Fidelity Coverage. (a) The Servicer, consistent with Accepted Servicing Practices and the Mortgage Loan Documents, shall use efforts consistent with Accepted Servicing Practices to cause to be maintained by the Borrower (or if the Borrower fails to maintain such insurance in accordance with the Mortgage Loan Documents, the Servicer shall cause to be maintained to the extent such insurance is available at commercially reasonable rates, and to the extent the Trustee, as mortgagee, has an insurable interest) insurance with respect to the Property of the types and in the amounts required to be maintained by the Borrower under the Mortgage Loan Documents and to monitor the Borrower’s compliance with such insurance requirements. The cost of any such insurance maintained by the Servicer shall be advanced by the Servicer, as a Property Protection Advance unless it would be a Nonrecoverable Advance. Neither the Servicer nor the Special Servicer shall be required to maintain, and shall not cause the Borrower to be in default with respect to the failure of the Borrower to obtain, all-risk casualty insurance which does not contain any carve-out for terrorist or similar acts, if and only if the Special Servicer has (and, prior to the occurrence and continuance of a Control Event, with the consent of the Directing Certificateholder) determined, on an annual basis, that such failure is an Acceptable Insurance Default. Neither the Servicer nor the Special Servicer shall be required to obtain terrorism insurance pursuant to this Agreement to the extent the Borrower would not be obligated to maintain terrorism insurance under the Mortgage Loan Documents as in effect on the date thereof.

(b)       The Special Servicer, consistent with Accepted Servicing Practices and the Mortgage Loan Documents, shall cause to be maintained such insurance (including environmental insurance) with respect to any Foreclosed Property as the Borrower is required to maintain with respect to the Property referred to in subsection (a) of this Section or, at the Special Servicer’s election, coverage satisfying insurance requirements consistent with Accepted Servicing Practices.

The cost of any such insurance with respect to Foreclosed Property shall be payable out of amounts on deposit in the Foreclosed Property Account or shall be advanced by the Servicer as a Property Protection Advance unless such Advance would be a Nonrecoverable Advance. Any such insurance (other than terrorism insurance, which shall be maintained to the extent required under subsection (a)) that is required to be maintained with respect to Foreclosed Property shall only be so required to the extent such insurance is available at commercially reasonable rates and the Trust has an insurable interest in the Foreclosed Property. If the Special Servicer requests the Servicer to make a Property Protection Advance in respect of the premiums due in respect of such insurance, the Servicer shall, as soon as practicable after receipt of such request, make such Property Protection Advance unless such Advance would be a Nonrecoverable Advance, and if the Servicer does not make such Advance, the Trustee (within 5 Business Days of its receipt of notice of the Servicer’s failure to make such Advance) shall make an Advance of the premiums to maintain such insurance; provided that, in each such case, such obligations shall be subject to the provisions of this Agreement concerning Nonrecoverable Advances, the Trustee as mortgagee having an insurable interest and the availability of such insurance at commercially reasonable rates.

(c)       The Servicer or the Special Servicer, as applicable, may satisfy its obligations to cause insurance policies to be maintained by maintaining a master force placed or blanket insurance policy insuring against losses on the Property or the Foreclosed Property, as the case may be for which coverage is otherwise required to be maintained as set forth in the preceding subsections of this Section 3.11. The incremental cost of such insurance allocable to the Property or Foreclosed Property, if not borne by the applicable Loan Parties, shall be paid by the Servicer as a Property Protection Advance unless it would be a Nonrecoverable Advance. If such master force placed or blanket insurance policy contains a deductible clause, the Servicer or the Special Servicer, as applicable, shall be obligated to deposit in the Collection Account out of its own funds all sums that would have been deposited therein but for such clause to the extent any such deductible exceeds the deductible limitation that pertained to the Trust Loan, or in the absence of any such deductible limitation, the deductible limitation that is consistent with Accepted Servicing Practices.

(d)      Each of the Servicer and the Special Servicer shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy with an insurance company with a claims-paying ability rating at least equal to (a) “A3” by Moody’s, (b) “A-” by S&P, (c)”A-” by Fitch, (d) “A-:VIII” by A.M. Best Company, (e) “A-” or its equivalent by KBRA (if rated by KBRA) or (f) “A(low)” by DBRS Morningstar (or such other rating as to which a Rating Agency Confirmation has been obtained) covering the directors, officers and employees of the Servicer or the Special Servicer, as applicable, in connection with its activities under this Agreement. Each such insurance policy shall protect the Servicer or the Special Servicer, as applicable, against losses resulting directly from forgery, theft, embezzlement, fraud, errors and omissions of such covered Persons. Coverage of the Servicer or the Special Servicer under a policy or bond obtained by an Affiliate thereof and providing the coverage required by this Section 3.11(d) shall satisfy the requirements of this Section 3.11(d). The amount of coverage shall at least be equal to the coverage that is required by the applicable governmental authorities having regulatory power over the Servicer and Special Servicer. If no such coverage amounts are imposed by such regulatory authorities, the amount of coverage shall be at least equal to the coverage that would be required by FNMA or FHLMC with respect to the Servicer or the Special Servicer, as applicable, if the

Servicer or Special Servicer, as applicable, were servicing and administering the Mortgage Loan for FNMA or FHLMC or as otherwise approved by FNMA or FHLMC. In the event that any such bond or policy ceases to be in effect, the Servicer or the Special Servicer, as applicable, shall obtain a comparable replacement bond or policy. Each shall use reasonable effort to cause each and every sub-servicer, if any, to maintain a blanket fidelity bond and an errors and omissions insurance policy meeting the requirements as described above. In lieu of the foregoing, but subject to this Section 3.11, the Servicer and Special Servicer shall be entitled to self-insure with respect to such risks so long as the long term debt obligations of the Servicer or Special Servicer, as applicable (or its immediate or remote parent) is rated at least “A(low)” by DBRS Morningstar (or, if not rated by DBRS Morningstar, then the equivalent rating by two other NRSROs) (or such other rating as to which a Rating Agency Confirmation has been obtained).

(e)      No provision of this Section requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer or the Special Servicer from its duties and obligations as set forth in this Agreement. The Trustee shall be entitled to request, upon receipt of a written request from any Certificateholder, and the Servicer and the Special Servicer shall each deliver or cause to be delivered to the Trustee, a certificate of insurance from the surety and insurer certifying that such insurance is in full force and effect. The Trustee will make any such certificate of insurance available to the requesting Certificateholder on a confidential basis.

(f)       The Operating Advisor shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy with an insurance company with a claims-paying ability rating at least equal to (a) “A(low)” by DBRS Morningstar or (b) “A-:X” by A.M. Best, (or such other rating as to which a Rating Agency Confirmation has been obtained) covering the directors, officers and employees of the Operating Advisor in connection with its activities under this Agreement.

Section 3.12   Procedures with Respect to Defaulted Mortgage Loan; Realization upon the Property. (a) Following, and during the continuance of, a Special Servicing Loan Event, the Special Servicer on behalf of the Trustee (with notification to and consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Event and upon consultation with the Directing Certificateholder after the occurrence and during the continuance of a Control Event but so long as no Consultation Termination Event has occurred, and upon consultation with the Operating Advisor after the occurrence and during the continuance of the Operating Advisor Consultation Event), for the benefit of the Certificateholders and the Companion Loan Holders, subject to the terms of the Mortgage Loan Documents, and the Co-Lender Agreement, shall promptly pursue the remedies set forth therein or such resolution as is otherwise available to the Special Servicer, each in accordance with Accepted Servicing Practices, including foreclosure or otherwise realization on the Property and the other collateral for the Mortgage Loan. In connection with any foreclosure, enforcement of the applicable Mortgage Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(b)      Any proposed acceleration of the Mortgage Loan and/or foreclosure on the Property shall be taken unless the Special Servicer waives such Mortgage Loan Event of Default

(or modifies or amends the Mortgage Loan to cure the Mortgage Loan Event of Default), which the Special Servicer may do if such modification, waiver or amendment is consistent with Accepted Servicing Practices and does not cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the REMIC Provisions or subject either such Trust REMIC to any tax (other than a tax on “net income from foreclosure property” under Code Section 860G(c)).

(c)      In connection with such foreclosure as described in Section 3.12(a) or other realization on the Property, the Special Servicer shall follow Accepted Servicing Practices; provided, however, that the Special Servicer shall not be permitted to direct the Servicer, and neither the Special Servicer nor the Servicer shall be required, to expend its own funds to restore the Property damaged by an Uninsured Cause unless the Servicer or the Special Servicer, as applicable, permitted the related insurance policy to lapse in violation of its respective obligations hereunder. If the Servicer does expend its own funds to restore the Property damaged by an Uninsured Cause (which insurance policy did not lapse in violation of the Servicer’s obligations), such expense shall be a Property Protection Advance. In connection with any foreclosure, enforcement of the Mortgage Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(d)      In connection with any foreclosure or other acquisition, the Special Servicer shall request the Servicer to pay, and the Servicer shall pay, the out-of-pocket costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in its sole discretion exercised in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence in accordance with Section 3.23. Subject to Section 9.3(a), for so long as a Control Event is not continuing, while negotiating a workout with the Borrower, the Special Servicer shall pursue any appropriate remedial action to but not including actual foreclosure until such negotiations, in the judgment of the Special Servicer and in accordance with Accepted Servicing Practices and subject to Section 9.3(a), are not reasonably likely to produce a greater recovery on a net present value basis than foreclosure.

(e)       Notwithstanding the foregoing, the Special Servicer may not foreclose on the Property on behalf of the Trust and the Companion Loan Holders and thereby cause the Trust to be the beneficial owner of the Property, or take any other action with respect to the Property that would cause the Trustee, on behalf of the Trust Fund and the Companion Loan Holders, to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of the Property within the meaning of CERCLA or any comparable law, subject to the rights of the Directing Certificateholder to consent to and/or consult in respect of such action, as applicable, unless the Special Servicer has previously determined, based on a report prepared as a Trust Fund Expense by an independent Person who regularly conducts site assessments for purchasers of comparable properties (a copy of such report to be provided to the Certificate Administrator, the Companion Loan Holders and the Trustee by the Special Servicer), that (i) the Property is in compliance with applicable environmental laws or that taking the remedial actions necessary to comply with such laws is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions and (ii) there are no circumstances known to the Special Servicer relating to the use of hazardous substances or petroleum-based materials which require investigation or remediation, or that if such circumstances exist taking such remedial actions is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions. The Special Servicer shall deliver a copy of any such report to the 17g-5 Information Provider in electronic format and the 17g-5 Information Provider shall make such report available to the Rating Agency and NRSROs pursuant to Section 8.14(b). The Certificate Administrator shall post a copy of such report on the Certificate Administrator’s Website promptly upon receipt.

If the Special Servicer has so determined based on satisfaction of the criteria in this Section 3.12(e) that it would be in the best economic interest (as determined in accordance with Accepted Servicing Practices) of the Trust Fund and the Companion Loan Holders as a collective whole (taking into account the subordination of the B Notes to the A Notes) to institute a foreclosure or take any other actions described in the immediately preceding paragraph, subject to the rights of (i) the Directing Certificateholder to consent to, and (ii) the Directing Certificateholder and the Operating Advisor to consult in respect of such action, as applicable, pursuant to the terms hereof, the Special Servicer shall take such proposed action. The Special Servicer shall not foreclose upon or otherwise cause the Trust to acquire ownership of any Collateral other than the Property unless it receives an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Property Protection Advance unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance) to the effect that such acquisition will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC (other than a tax on “net income from foreclosure property” under Code Section 860G(c)) under the REMIC Provisions or cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding.

The Special Servicer shall direct the Servicer to, and the Servicer shall, advance the cost of any such compliance, containment, clean up or remediation as a Property Protection Advance unless the Servicer determines that such Advance would constitute a Nonrecoverable Advance.

(f)       The environmental site assessments contemplated by Section 3.12(e) shall be prepared by any Independent Person who regularly conducts environmental site assessments for purchasers of comparable properties, as determined by the Servicer in a manner consistent with Accepted Servicing Practices. The cost of each such environmental site assessment shall qualify as a Property Protection Advance and shall be advanced by the Servicer unless the Servicer determines that such Advance would constitute a Nonrecoverable Advance.

(g)      Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire and hold for the benefit of the Trust Fund any personal property (including any non-real property Collateral) pursuant to this Section 3.12 unless:

(i)       such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)      the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Property Protection Advance unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC under the REMIC Provisions or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding (and such Opinion of Counsel may be premised on the designation hereby of any such personal property as being deemed part of an “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) with the owner of such personal property for federal income tax purposes to be designated at such time).

(h)       Notwithstanding any acquisition of title to the Property following a Mortgage Loan Event of Default under the Mortgage Loan and cancellation of the Mortgage Loan, the Trust Loan and each Companion Loan shall be deemed to remain outstanding and, in the case of the Trust Loan, held in the Trust, and in the case of the Companion Loans, held by the Companion Loan Holders, for purposes of the application of collections and shall be reduced only by collections net of expenses. For purposes of all calculations hereunder, so long as the Trust Loan and each Companion Loan shall be deemed to remain outstanding in accordance with the preceding sentence, (i) it shall be assumed that the unpaid principal balance of the Trust Loan and each Companion Loan immediately after any discharge is equal to the unpaid principal balance of the Trust Loan and such Companion Loan immediately prior to such discharge and (ii) Foreclosure Proceeds shall be applied as provided in Section 1.3(b) and the Co-Lender Agreement.

Section 3.13   Certificate Administrator and Trustee to Cooperate; Release of Items in Mortgage File. From time to time and as appropriate for the servicing of the Mortgage Loan or foreclosure of or realization on the Property, the Certificate Administrator shall, upon request of the Servicer or the Special Servicer and delivery to the Certificate Administrator of a request for release in the form of Exhibit B hereto, release or cause to be released any items from the Mortgage File to the Servicer or the Special Servicer, as the case may be, within the lesser of (i) seven (7) calendar days and (ii) five (5) Business Days of its receipt of the related request for release and the Trustee shall execute such documents furnished to it as shall be necessary to the prosecution of any such proceedings. Such request for release shall obligate the Servicer or the Special Servicer to (and the Servicer or Special Servicer, as applicable, shall) return such items to the Certificate Administrator when the need therefor by the Servicer or the Special Servicer no longer exists. The foregoing duties of the Certificate Administrator shall be performed by the Custodian.

Section 3.14   Title and Management of Foreclosed Property. (a) In the event that title to the Property is acquired for the benefit of the Certificateholders and the Companion Loan Holders in foreclosure or by deed-in-lieu of foreclosure or otherwise, the deed, certificate of sale or other comparable document shall be taken in the name of the Trustee, as trustee for the Certificateholders, or its nominee (which shall not include the Special Servicer), on behalf of the Trust Fund and the Companion Loan Holders or as otherwise contemplated pursuant to Section 8.10. Title may be taken in the name of a limited liability company wholly owned by the Trust and which is managed by the Special Servicer (the costs of which shall be advanced by the Servicer, provided that such Advance would not be a Nonrecoverable Advance). Promptly after such acquisition of title, the Special Servicer shall consult with counsel to determine when an

Acquisition Date shall be deemed to occur under the REMIC Provisions with respect to the Property, the expense of such consultation being treated as a reimbursable expense of the Special Servicer related to the foreclosure. The Special Servicer, on behalf of the Trust Fund and the Companion Loan Holders, shall dispose of any Foreclosed Property held by the Trust Fund as expeditiously as appropriate in accordance with Accepted Servicing Practices, but in any event within the time period, and subject to the conditions, set forth in Sections 3.15 and 12.2. Subject to Sections 12.2 and 3.14(d), the Special Servicer shall hire on behalf of the Trust Fund and the Companion Loan Holders a Successor Manager to manage, conserve, protect and operate such Foreclosed Property for the Certificateholders and the Companion Loan Holders solely for the purpose of its prompt disposition and sale. In connection with such management and subject to Section 3.4(c)(vii), the Successor Manager shall be entitled to the REO Management Fee solely from the Foreclosed Property Account or the Collection Account pursuant to Section 3.4(c)(vii).

(b)       The Special Servicer shall segregate and hold all funds collected and received in connection with the operation of any Foreclosed Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any Foreclosed Property a Foreclosed Property Account pursuant to Section 3.6.

(c)       The Special Servicer shall have full power and authority, subject to Accepted Servicing Practices and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with Foreclosed Property for the benefit of the Trust Fund and the Companion Loan Holders as a collective whole (taking into account the subordination of the B Notes to the A Notes) on such terms as are appropriate and necessary for the efficient liquidation of such Foreclosed Property, so long as the Special Servicer deems such actions to be consistent with Accepted Servicing Practices.

The Special Servicer shall deposit or cause to be deposited on a daily basis in the related Foreclosed Property Account all properly identified revenues received with respect to Foreclosed Property, and the Special Servicer shall cause to be withdrawn therefrom funds necessary for the proper operation, management and maintenance of such Foreclosed Property and for other expenses related to the preservation and protection of such Foreclosed Property, including, but not limited to:

(i)       all insurance premiums due and payable in respect of such Foreclosed Property;

(ii)      all taxes, assessments, charges or other similar items in respect of such Foreclosed Property that could result or have resulted in the imposition of a lien thereon; and

(iii)     all costs and expenses necessary to preserve such Foreclosed Property, including the payment of ground rent, if any.

To the extent that amounts on deposit in the Foreclosed Property Account are insufficient for the purposes set forth in clauses (i) through (iii) above (and all similar amounts or expenses), the Special Servicer shall direct the Servicer to, and the Servicer shall, make a Property

Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(d)      The Special Servicer, in the name of the Trust Fund, shall (subject to Section 3.14(a)) contract with any Successor Manager for the operation and management of Foreclosed Property; provided that no such contract shall impose individual liability on the Trustee or the Trust; provided, further, that:

(i)        the terms and conditions of any such contract shall not be inconsistent herewith;

(ii)       any such contract shall require, or shall be administered to require, that the Successor Manager (A) request that the Special Servicer pay from the Foreclosed Property Account all costs and expenses incurred in connection with the operation and management of the Foreclosed Property, and (B) remit all related revenues (net of such costs and expenses) to the Special Servicer, as soon as practicable but in no event later than the Business Day immediately following receipt, for deposit into the Foreclosed Property Account;

(iii)      none of the provisions of this Section 3.14 relating to any such contract or to actions taken through any such Successor Manager shall be deemed to relieve the Special Servicer of any of its ordinary and regularly recurring duties and obligations to the Trust Fund on behalf of the Certificateholders and the Companion Loan Holders with respect to the operation and management of the Foreclosed Property; and

(iv)      the Successor Manager shall be permitted to perform construction (including renovations) on the Foreclosed Property only if the construction was more than 10% complete at the time default on the Mortgage Loan became imminent.

The Special Servicer shall be entitled, and to the extent required by the REMIC Provisions, shall be required, to enter into an agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. All REO Management Fees shall be Trust Fund Expenses payable from the Foreclosed Property Account or subject to reimbursement pursuant to Section 3.4(c)(vi). The Special Servicer agrees to monitor the performance of the Successor Manager and to enforce the obligations of the Successor Manager on behalf of the Trust Fund and the Companion Loan Holders. Expenses incurred by the Special Servicer in connection herewith shall qualify as Property Protection Advances.

(e)       On or before the last day of each Collection Period, the Special Servicer shall withdraw from the Foreclosed Property Account and deposit into the Collection Account the proceeds and collections received or collected since the preceding Remittance Date through the Business Day prior to the Remittance Date on or with respect to the Foreclosed Property (including any funds no longer needed in any reserves established as provided below), net of expenses paid therefrom and amounts reasonably expected to be needed to fund any reserves deemed necessary for the operation, preservation and protection of such Foreclosed Property in the event that the

Foreclosed Property is a real property, including without limitation, the creation of reasonable reserves for working capital, repairs, replacements and necessary capital improvements and other related expenses.

Section 3.15   Sale of Foreclosed Property. (a) The Special Servicer, on behalf of the Trust Fund and the Companion Loan Holders, shall sell any Foreclosed Property as expeditiously as appropriate in accordance with Accepted Servicing Practices in a manner designed to preserve the capital of the Certificateholders and the Companion Loan Holders as a collective whole (taking into account the subordination of the B Notes to the A Notes) and not with a view to the maximization of profit, but in no event later than the time period set forth in Section 12.2 in a manner provided under this Section 3.15.

(b)       If the Special Servicer or an Affiliate acquires any Foreclosed Property in the name of and on behalf of the Trust Fund and the Companion Loan Holders, the Special Servicer shall be empowered, subject to the Code and to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with the management and operation of such Foreclosed Property in accordance with Accepted Servicing Practices, all on such terms and for such period as the Special Servicer deems to be in the best interest of the Certificateholders and the Companion Loan Holders as a collective whole, as if they constituted a single lender (taking into account the subordination of the B Notes to the A Notes) and consistent with the REMIC Provisions.

(c)       Subject to the consent and consultation rights of the Directing Certificateholder, as applicable, the Special Servicer shall accept the highest cash offer for any Foreclosed Property received from any person. In no event may such offer be less the Mortgage Loan Purchase Price for such Foreclosed Property. In the absence of any offer and purchase of any Foreclosed Property at least equal to the Mortgage Loan Purchase Price for such Foreclosed Property, the Special Servicer shall accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such Foreclosed Property. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any Foreclosed Property, the Special Servicer is required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior nine months), among other factors, the period and amount of the occupancy level and physical condition of the Foreclosed Property and the state of the local economy. If the highest offeror is an Interested Person or any Certificateholder, then the Trustee shall determine the fairness of the highest offer based upon such Appraisal or, if no Appraisal has been obtained within the last nine (9) months, based on an Appraisal obtained at the expense of the Trust; provided that if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may designate an Independent Appraiser expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuation of or investment in comparable properties, which such expert shall be selected with reasonable care by the Trustee for the sole purpose of determining whether any such cash offer constitutes a fair price for the Foreclosed Property; provided, further, that if the Trustee so designates any such third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination and the reasonable costs of all Appraisals, inspection reports and broker opinions of value incurred by the Trustee in making such determination shall be reimbursable to it first, by the Servicer as an Advance, subject to the Servicer’s determination that such amounts are not Nonrecoverable Advances, and then, as a Trust Fund Expense. Notwithstanding the foregoing, and subject to the rights of the Directing Certificateholder and the Operating Advisor, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that rejection of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders (as a collective whole as if they constituted a single lender (taking into account the subordination of the B Notes to the A Notes)), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in accordance with Accepted Servicing Practices, that acceptance of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders (as a collective whole)). For avoidance of doubt, the Directing Certificateholder may submit bids on the Foreclosed Property in the same manner and at the same time and place as any other bidder. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Foreclosed Property.

(d)      Subject to the provisions of Sections 3.14 and 12.2, the Special Servicer shall act on behalf of the Trust Fund and the Companion Loan Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of Foreclosed Property, including the collection of all amounts payable in connection therewith. Any sale of Foreclosed Property shall be without recourse to the Trustee, the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor, the Trust or the Certificateholders and the Companion Loan Holders (except that any contract of sale and assignment and conveyance documents may contain customary warranties, so long as the only recourse for breach thereof is to the Trust) and if consummated in accordance with the terms of this Agreement, none of the Trustee, the Depositor, the Certificate Administrator, the Special Servicer or the Certificate Administrator shall have any liability to any Certificateholder with respect to the purchase price thereof accepted by the Special Servicer or the Trustee.

(e)      The proceeds of any sale effected pursuant to this Section 3.15, after deduction of the expenses incurred in connection therewith, shall be deposited in the Collection Account in accordance with Section 3.4(a).

(f)       Within 30 days of the sale of Foreclosed Property, if not previously included in a CREFC® Report provided by the Servicer or the Special Servicer, the Special Servicer shall provide to the Servicer, the Trustee, the Companion Loan Holders and the Certificate Administrator a statement of accounting for the Foreclosed Property, including, without limitation, (i) the date the Foreclosed Property was acquired in foreclosure or by deed-in-lieu of foreclosure or otherwise, (ii) the date of disposition of such Foreclosed Property, (iii) the gross sale price and related selling and other expenses, (iv) accrued interest with respect to the outstanding balance of the Mortgage Loan immediately prior to the acquisition of the Foreclosed Property, calculated from the date of acquisition to the disposition date, and (v) such other information as the Trustee, the Companion Loan Holders or Certificate Administrator may reasonably request.

(g)      If the Mortgage Loan is a Specially Serviced Mortgage Loan or the Property is a Foreclosed Property, the Servicer shall prepare and file on a timely basis the reports of foreclosures and abandonments of the Property required by Section 6050J of the Code and the reports of discharges of indebtedness income in respect of the Trust Loan and each Companion Loan required by Section 6050P of the Code.

(h)       The Special Servicer shall deliver to the Servicer such reports and other information as the Servicer needs in its reasonable discretion to perform its obligations under this Agreement.

Section 3.16   Sale of the Mortgage Loan.

(a)       (i) Within sixty (60) days after the occurrence of a Special Servicing Loan Event and notice of the occurrence is received by the Special Servicer, the Special Servicer shall order (but shall not be required to have received) an Appraisal, the cost of which shall be a Trust Fund Expense. The Servicer shall promptly notify in writing the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Companion Loan Holders and the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) of the occurrence of such Special Servicing Loan Event. Upon delivery by the Servicer of the notice described in the preceding sentence, and subject to the rights of the Directing Certificateholder and the Operating Advisor, the Special Servicer may offer to sell to any Person the Mortgage Loan or may offer to purchase the Mortgage Loan, if and when the Special Servicer determines, consistent with Accepted Servicing Practices, that no satisfactory arrangements can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust and the Companion Loan Holders as a collective whole (taking into account the subordination of the B Notes to the A Notes) on a net present value basis. The Special Servicer shall provide the Trustee, the Companion Loan Holders, the Certificate Administrator, the Operating Advisor and the Directing Certificateholder (prior to the occurrence of a Consultation Termination Event) not less than five (5) Business Days’ prior written notice of its intention to sell the Mortgage Loan, in which case the Special Servicer is required to accept the highest offer received from any Person, other than any Interested Person, for the Mortgage Loan so long as such offer is at least equal to the Mortgage Loan Purchase Price. At the Special Servicer’s option, if it has received no offer at least equal to the Mortgage Loan Purchase Price for the Mortgage Loan, an Interested Person (other than the Manager or any Borrower Affiliate) may purchase the Mortgage Loan at the Mortgage Loan Purchase Price. Any Companion Loan is to be sold together with the Trust Loan, subject to this Section 3.16 and any additional requirements set forth in the Co-Lender Agreement (including, without limitation, Section 5 of the Co-Lender Agreement).

(ii)       In the absence of any offer and purchase at least equal to the Mortgage Loan Purchase Price, the Special Servicer shall accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for the Mortgage Loan. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior nine months), among other factors, the period and amount of the occupancy level and physical condition of the Property and the state of the local economy. However, if the highest offeror is a Person who is the Depositor, the Servicer, the Special Servicer (or any independent contractor engaged by the Special Servicer), the Operating Advisor, the Certificate Administrator, the Directing Certificateholder (or any of its Affiliates), any Borrower Affiliate, an Other Depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer) or the trustee for an Other Securitization Trust, a Companion Loan

Holder or any known Affiliate of any of them (any such Person, an “Interested Person”), then the Trustee (based upon, among other things, the Appraisals ordered pursuant to the preceding paragraph, the cost of which shall be paid by the Servicer as a Property Protection Advance, and copied or otherwise delivered to the Trustee and any other information reasonably requested by the Trustee) shall determine if the highest offer is a fair price, and such determination shall be binding upon all parties; provided that no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) if such offer is less than the applicable Mortgage Loan Purchase Price, at least two other offers are received from independent third parties. Any such determination shall be binding upon all parties. All reasonable costs and fees of the Trustee and any third party hired by the Trustee in accordance with this Agreement in making such determination shall be reimbursable to it first, by the Servicer as an Advance, or if the Servicer determines that such amounts are Nonrecoverable Advances, then as a Trust Fund Expense. The Directing Certificateholder may submit bids on the defaulted Trust Loan in the same manner and at the same time and place as any other bidder. If the Trustee designates any such third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase the Mortgage Loan.

(iii)      Notwithstanding anything contained in the preceding paragraph to the contrary, if an Interested Person offers to purchase the Mortgage Loan and the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and as a Trust Fund Expense) designate an Independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing or investing in loans similar to the Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for the Mortgage Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the reasonable costs of all Appraisals, inspection reports and broker opinions of value incurred by the Trustee or any such third party pursuant to this paragraph shall be covered by, and shall be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense shall be reimbursable as a Trust Fund Expense; provided that the Trustee shall not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(iv)      Notwithstanding the foregoing, the Special Servicer shall not be obligated to accept the highest offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that the rejection of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders as a collective whole as if they constituted a single lender (taking into account the subordination of the B Notes to the A Notes). In addition, the Special Servicer may accept a lower offer if it determines, in accordance with Accepted Servicing Practices, that the acceptance of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders as collective whole as if they constituted a single lender (taking into account the subordination of the B Notes to the A Notes) (for example if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable in other respects), provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer. The Special Servicer shall use efforts consistent with Accepted Servicing Practices to sell the Mortgage Loan prior to the Rated Final Distribution Date.

(v)      Unless and until the Mortgage Loan is sold pursuant to this Section 3.16(a), the Special Servicer shall pursue such other resolution strategies with respect to the Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report, Accepted Servicing Practices and the REMIC Provisions.

(b)      Prior to the occurrence and continuance of a Control Event, any sale of the Mortgage Loan by the Special Servicer shall be subject to the Directing Certificateholder’s consent rights (subject to limitations on such consent pursuant to Section 9.3 herein) and after the occurrence and continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, any sale of the Mortgage Loan will be subject to the consultation rights of the Directing Certificateholder as described in Section 9.3 herein.

(c)      The right of the Special Servicer to purchase or sell the Mortgage Loan after the occurrence of a Special Servicing Loan Event shall terminate, and shall not be exercisable as set forth in clause (a) above (or if exercised but the purchase of the Mortgage Loan has not yet occurred, the Special Servicer’s right shall terminate and such exercise shall be of no further force or effect) if the Mortgage Loan is no longer delinquent as a result of any of the following: (i) the Special Servicing Loan Event has ceased pursuant to the terms of this Agreement, (ii) the Mortgage Loan has become subject to a fully executed agreement reflecting the terms of the workout arrangement or (iii) the Mortgage Loan has otherwise been resolved (including by a full or discounted pay-off).

(d)      Any sale of the Mortgage Loan shall be for cash only, and shall be in accordance with and subject to the provisions of the Co-Lender Agreement.

(e)      Notwithstanding anything to the contrary herein, the Special Servicer shall not sell the Mortgage Loan pursuant to Section 3.16(a) without the written consent of the Companion Loan Holders (provided that such consent is not required from a Companion Loan Holder if such Companion Loan Holder is the Borrower or an Affiliate of the Borrower) unless the Special Servicer has delivered to the Companion Loan Holders: (a) at least 15 Business Days prior written notice of any decision to attempt to sell the Mortgage Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Mortgage Loan, and any documents in the Mortgage File reasonably requested by such Companion Loan Holder that are material to the price of the Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Servicer or the Special Servicer in connection with the proposed sale; provided, that such Companion Loan Holder may waive any of the delivery or timing requirements set forth in this sentence. The Companion Loan Holders that are not

Borrower Affiliates will be permitted to make offers to purchase, and either such party is permitted to be the purchaser at any sale of, the Mortgage Loan.

Section 3.17   Servicing Compensation. (a) The Servicer shall be entitled to receive the Servicing Fee with respect to the Trust Loan, the Companion Loans and any Foreclosed Property payable monthly from the Collection Account from payments of interest on the Trust Loan or the Companion Loans or otherwise in accordance with and subject to Section 3.4(c)(iii); provided that if such collections on the Trust Loan and Companion Loans are not sufficient to pay all accrued and unpaid Servicing Fees on the Mortgage Loan upon the final liquidation of the Mortgage Loan, any accrued but unpaid Servicing Fees will be payable out of other amounts on deposit with respect to the Mortgage Loan in accordance with Section 3.4(c)(xi). The Servicer shall be entitled to retain as compensation any late payment charges and certain other customary charges and fees to the extent described below, as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder other than: (i) fees of any sub-servicer and the expenses of any sub-servicer that would not be reimbursable to Servicer if such expenses were incurred by the Servicer; (ii) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (iii) overhead expenses of the Servicer including but not limited to those which may properly be allocable under the Servicer’s accounting system or otherwise to the Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Servicer associated with employees of the Servicer performing services in connection with the obligations of the Servicer hereunder; and (iv) costs and expenses arising from the negligence, bad faith or willful misconduct of the Servicer (the “Servicer Customary Expenses”).

(b)       In addition, the Servicer shall be entitled to the following items as additional servicing compensation, to the extent that such items are actually collected on the Mortgage Loan: (i) (x) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 50% of the Modification Fees actually collected during the related Collection Period and paid in connection with a consent, approval or other action that the Servicer is not permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement and (y) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of the Modification Fees actually collected during the related Collection Period and paid in connection with a consent, approval or other action that the Servicer is permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (ii) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of Assumption Fees collected during the related Collection Period in connection with a consent, approval or other action that the Servicer is permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement and 50% of Assumption Fees collected during the related Collection Period in connection with a consent, approval or other action that the Servicer is not permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (iii) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of Assumption Application Fees collected during the related Collection Period; (iv) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of consent fees and any loan service transaction fees in connection with a consent that involves no modification, waiver or amendment of the terms of the Mortgage Loan and is paid in connection with a consent the Servicer is permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement and 50% of consent fees in connection with a consent that involves no modification, waiver or amendment of the terms of the Mortgage Loan and is paid in connection with a consent that the Servicer is not permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (v) any and all amounts collected for checks returned for insufficient funds relating to the accounts held by the Servicer; (vi) all or a portion of charges for beneficiary statements or demands actually paid by the Borrower; (vii) if the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of other loan processing fees actually paid by the Borrower; (viii) interest or other income earned on deposits in the Collection Account or other accounts maintained by the Servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each Collection Period and, further, in the case of a servicing account or Reserve Account, only to the extent such interest or other income is not required to be paid to the Borrower under applicable law or under the Mortgage Loan Documents); (ix) 100% of late payment charges and net Default Interest that accrue when the Mortgage Loan is not a Specially Serviced Mortgage Loan to the extent not applied to pay other amounts in accordance with Section 3.4(c) and (x) 100% of defeasance fees.

(c)       If a Special Servicing Loan Event occurs and is continuing, the Special Servicer shall be entitled to receive a Special Servicing Fee with respect to the Mortgage Loan for so long as such Special Servicing Loan Event continues. The Special Servicer shall also be entitled to retain as compensation any late payment charges and certain other customary charges and fees to the extent described below, as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder other than: (i) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (ii) overhead expenses of the Special Servicer including but not limited to those which may properly be allocable under the Special Servicer’s accounting system or otherwise to the Special Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Special Servicer associated with employees of the Special Servicer performing services in connection with the obligations of the Special Servicer hereunder; and (iii) costs and expenses arising from the negligence, bad faith or willful misconduct of the Special Servicer (the “Special Servicer Customary Expenses”). If a Special Servicing Loan Event is terminated following resolution of such Special Servicing Loan Event by a written agreement with the Loan Parties negotiated by the Special Servicer, the Special Servicer shall be entitled to receive the Work-out Fee on all payments of principal and interest made on the Mortgage Loan following such written agreement for so long as another Special Servicing Loan Event does not occur. If the Special Servicer is terminated (other than for cause) or resigns after such written agreement is entered into and before or after the Special Servicing Loan Event is terminated, it shall retain the right to receive any and all Work-out Fees on all payments of principal and interest made on the Mortgage Loan following such written agreement (negotiated by such Special Servicer prior to its termination or resignation) for so long as another Special Servicing Loan Event does not occur. In addition, the Special Servicer shall be entitled to receive a Liquidation Fee with respect to Liquidated Property or the liquidation of the Specially Serviced Mortgage Loan whether through judicial foreclosure, sale or otherwise, or in connection with the sale, full, partial or discounted payoff or other liquidation of the Specially Serviced Mortgage Loan or the Property as to which the Special Servicer receives Liquidation Proceeds, except that no Liquidation Fee shall be payable in connection with (i) any repurchase of the Trust Loan (or allocable portion thereof) by the Trust Loan Sellers or a Trust Loan Seller pursuant to the Trust Loan Purchase Agreement (so long as such repurchase occurs prior to the expiration of the Initial Resolution Period or Extended Resolution Period (if applicable)), or (ii) a sale of the Trust

Loan by the Special Servicer to the Servicer or the Special Servicer pursuant to Section 3.16 hereof. The Liquidation Fee shall be payable from, and shall be calculated using the related Net Liquidation Proceeds. Each of the foregoing fees shall be payable from funds on deposit in the Collection Account as provided in Section 3.4(a). Notwithstanding anything herein to the contrary, with respect to the Mortgage Loan and any amount collected in a Collection Period, the Special Servicer shall only be entitled to receive a Work-out Fee or a Liquidation Fee, but not both.

(d)      The Special Servicer shall also be entitled to the following items as additional special servicing compensation, to the extent that such items are actually collected on the Mortgage Loan: (i) if the Mortgage Loan is a Specially Serviced Mortgage Loan or with respect to a Foreclosed Property, 100% of Modification Fees actually collected during the related Collection Period; (ii) if the Mortgage Loan is not a Specially Serviced Mortgage Loan, 50% of Modification Fees collected during the related Collection Period in connection with a consent, approval or other action that the Servicer is not permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (iii) if the Mortgage Loan is a Specially Serviced Mortgage Loan, 100% of Assumption Fees collected during the related Collection Period and if the Mortgage Loan is not a Specially Serviced Mortgage Loan, 50% of Assumption Fees collected during the related Collection Period in connection with a consent, approval or other action that the Servicer is not permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (iv) if the Mortgage Loan is a Specially Serviced Mortgage Loan, 100% of Assumption Application Fees collected during the related Collection Period; (v) if the Mortgage Loan is a Specially Serviced Mortgage Loan, 100% of consent fees in connection with a consent that involves no modification, waiver or amendment of the terms of the Mortgage Loan and if the Mortgage Loan is not a Specially Serviced Mortgage Loan, 50% of consent fees in connection with a consent that involves no modification, waiver or amendment of the terms of the Mortgage Loan and is paid in connection with a consent that the Servicer is not permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (vi) if the Mortgage Loan is a Specially Serviced Mortgage Loan, all or a portion of charges for beneficiary statements or demands and other loan processing fees actually paid by the Borrower; (vii) any and all amounts collected for checks returned for insufficient funds relating to the accounts held by the Special Servicer; (viii) if the Mortgage Loan is a Specially Serviced Mortgage Loan, 100% of other loan processing fees actually paid by the Borrower; (ix) interest or other income earned on deposits in the Foreclosed Property Account (but only to the extent of the net investment earnings, if any, for each Collection Period); and (x) 100% of late payment charges and Default Interest (to the extent not applied to pay other amounts pursuant to Section 3.4(c)) that accrue when the Mortgage Loan is a Specially Serviced Mortgage Loan.

With respect to any of the preceding fees as to which both the Servicer and the Special Servicer are entitled to receive a portion thereof, the Servicer and the Special Servicer shall each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, that (A) neither the Servicer nor the Special Servicer shall have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee shall not have any right to share in any part of the other party’s portion of such fee. If the Servicer decides not to charge any fee, the Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Special Servicer would have been entitled if the Servicer had charged a fee and the Servicer shall not be entitled to any of such fee charged by the Special Servicer. The foregoing provisions of this paragraph shall only apply to the Mortgage Loan so long as it is not a Specially Serviced Mortgage Loan and, subject to the other terms of this Agreement, shall not prohibit any waiver or reduction by the Special Servicer of any fee payable by the Borrower with respect to the Specially Serviced Mortgage Loan.

(e)      Notwithstanding any other provision in this Agreement, neither the Servicer nor the Special Servicer, as applicable, shall be entitled to reimbursement for an expense incurred under this Agreement or in connection with the performance of its duties hereunder unless (i) the amount of such payment to the Servicer or the Special Servicer, as the case may be, is reimbursed to the Trust Fund by the Loan Parties (to the extent the Loan Parties are required to do so under the Mortgage Loan Agreement); (ii) failure of the Loan Parties to reimburse for such payment constitutes a Mortgage Loan Event of Default; (iii) such expense would qualify as an “unanticipated expense incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii) or is otherwise an unanticipated expense (it being understood that the Servicer Customary Expenses and the Special Servicer Customary Expenses are not unanticipated); or (iv) such reimbursement is expressly provided for herein or such expense is expressly described herein as a Trust Fund Expense.

(f)       Except as otherwise expressly provided herein, no transfer, sale, pledge or other disposition of the Servicer’s right to receive all or any portion of the servicing compensation (or the Special Servicer’s right to receive all or any portion of the Special Servicing Fee) or other servicing compensation provided for herein shall be made, and any such attempted transfer, sale, pledge or other disposition shall be void, unless such transfer is made to a successor Servicer or successor Special Servicer, as applicable, in connection with the assumption by such successor of the duties hereunder pursuant to Section 7.2.

(g)      As compensation for its activities hereunder, on each Distribution Date the Certificate Administrator shall be entitled to the Certificate Administrator Fee (including that portion which is payable to the Trustee as the Trustee Fee). Except as otherwise provided herein, the Certificate Administrator’s fee includes all routine expenses of the Trustee, the Certificate Administrator and the Authenticating Agent. Each of the Trustee’s and Certificate Administrator’s rights to the Certificate Administrator Fee (including that portion of the Certificate Administrator Fee that represents the Trustee Fee, which is payable to the Trustee) may not be transferred in whole or in part except in connection with the transfer of all of the Trustee’s or Certificate Administrator’s, as applicable, responsibilities and obligations under this Agreement.

(h)      KeyBank and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), to a QIB or Institutional Accredited Investor (other than a Plan), provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws and is otherwise made in accordance with the Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit N-1 hereto, and (iii) the prospective transferee shall have delivered to KeyBank and the Depositor a certificate substantially in the form attached as Exhibit N-2 hereto. None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. KeyBank and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and KeyBank hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer and the Operating Advisor against any liability that may result if such transfer is not exempt from registration and/or qualification under the Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Act. Following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right or the termination of KeyBank as the Servicer, the Person then acting as the Servicer, shall pay, out of each amount paid to such Servicer as Servicing Fees, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fees to such Servicer, in each case in accordance with payment instructions provided by such holder in writing to such Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Depositor, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

(i)        The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any Disclosable Special Servicer Fees and any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates shall be remitted to the Servicer to be deposited by the Servicer into the Collection Account within two (2) Business Days of the receipt of such Disclosable Special Servicer Fees by the Special Servicer or its Affiliates.

(j)        On any Distribution Date immediately following receipt of any Disclosable Special Servicer Fees, the Special Servicer shall deliver or cause to be delivered to the Servicer within two (2) Business Days following the Determination Date related to such Distribution Date, and the Servicer, to the extent it has received such report, shall deliver to the Certificate Administrator, without charge, one Business Day prior to the Distribution Date an electronic report, which may include HTML, word or excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator, the Servicer and the Special Servicer that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date.

Section 3.18   Reports to the Certificate Administrator; Account Statements.

(a)       The Servicer shall prepare, or cause to be prepared, and deliver to the Certificate Administrator, in an electronic format reasonably acceptable to the Certificate Administrator, consistent with Accepted Servicing Practices, not later than (i) 2:00 p.m. (New York time) two (2) Business Days prior to each Distribution Date, the CREFC® Loan Periodic Update File and CREFC® Appraisal Reduction Template, (ii) 2:00 p.m. (New York time) one (1) Business Day prior to each Distribution Date, any updated CREFC® Loan Periodic Update File, if applicable, and (iii) 3:00 p.m. (New York time) one (1) Business Day prior to each Distribution Date, the remaining CREFC® Reports.

The Servicer shall make the CREFC® Reports (except the CREFC® Bond Level Files, the CREFC® Collateral Summary File, the CREFC® Special Servicer File, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet) available (i) prior to the securitization of any Companion Loan, to the related Companion Loan Holder on each Distribution Date; and (ii) following securitization of any Companion Loan, to the master servicer of the Other Securitization Trust no later than two (2) Business Days after the Determination Date.

The CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet shall be delivered to the Certificate Administrator by the Servicer (with respect to a Specially Serviced Mortgage Loan or Foreclosed Property, to the extent received from the Special Servicer) on a quarterly and annual basis (commencing with the quarter ending March 31, 2022 and year ending December 31, 2021), each within 30 days after receipt by the Servicer or the Special Servicer, as applicable, of the financial statements, operating statements, rent rolls, or other information required to prepare (or, if previously prepared, update) the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet, but will not be deemed to have been received by the Certificate Administrator until such time as it is actually received; provided, however, that any analysis or report with respect to the first calendar quarter of each year shall not be required to the extent provided in the then-current applicable CREFC® guidelines.

Additionally, the Servicer shall deliver the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet on a monthly basis to the Certificate Administrator; provided, however, the Servicer shall have no obligation to update such reports except as set forth in the immediately preceding paragraphs, and no analysis or update shall be required to the extent such analysis or update is not required to be provided under the then-current applicable CREFC® guidelines.

(b)      The Servicer shall furnish to the Certificate Administrator in electronic format the CREFC® Reports produced by it pursuant to this Agreement not later than the time period specified in Section 3.18(a), and thereafter, upon the request of the Rating Agency, to the 17g-5 Information Provider, who shall make such reports available to the Rating Agency on its website.

(c)       The Servicer shall produce the reports described in this Section 3.18 solely from information provided to the Servicer by the Loan Parties pursuant to the Mortgage Loan

Agreement (without modification, interpretation or analysis) or by the Special Servicer, the Trust Loan Sellers or Depositor pursuant to this Agreement. None of the Trustee, the Certificate Administrator, the Servicer or the Special Servicer shall be responsible for the completeness or accuracy of such information (except that the Servicer shall use efforts consistent with Accepted Servicing Practices to correct patent errors). The Special Servicer shall promptly deliver to the Servicer any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports and the most recently prepared or updated CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet with respect to the Mortgage Loan if it is a Specially Serviced Mortgage Loan and any Foreclosed Property in an electronic format, reasonably acceptable to the Servicer and the Special Servicer as of the Determination Date.

Section 3.19   [Reserved].

Section 3.20   [Reserved].

Section 3.21   Access to Certain Documentation Regarding the Mortgage Loan and Other Information.

(a)       Upon reasonable advance notice, the Certificate Administrator or the Custodian, as applicable, shall provide reasonable access during its normal business hours at its Corporate Trust Office to certain reports and to information and documentation in its possession or in its control regarding the Mortgage Loan to any Privileged Person (other than a Borrower Affiliate, the Manager or their respective agents or Affiliates); provided, however, that to the extent such reports, information and documentation is provided to the Rating Agency, the 17g-5 Information Provider shall first post such information to the Certificate Administrator’s Website. Such information shall include, but shall not be limited to, the CREFC® Reports provided to the Certificate Administrator by the Servicer.

(b)       Upon request of the Depositor or the Rating Agency, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agency to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with Section 8.14(b). In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website which the Rating Agency requested such additional information. In addition, upon delivery by the Depositor to the 17g-5 Information Provider (in an electronic format mutually agreed upon by the Depositor and the 17g-5 Information Provider) of information designated by the Depositor as having been previously made available to NRSROs by the Depositor prior to the Closing Date, the 17g-5 Information Provider shall post such information on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b).

(c)       Upon the request of a Certificateholder or any Beneficial Owner or a prospective purchaser of a Certificate that is a QIB and is designated as a prospective purchaser by a Certificateholder or Beneficial Owner and, in any case, has delivered an Investor Certification in the form of Exhibit K-1 hereto to the Depositor and the Certificate Administrator (collectively, the “Rule 144A Information Recipients”), the Certificate Administrator shall make available to the Rule 144A Information Recipients such information as is specified pursuant to Rule 144A(d)(4)

under the Act (“Rule 144A Information”), to the extent such Rule 144A Information has been received by the Certificate Administrator. If the Certificate Administrator receives a request for Rule 144A Information in connection with the resale of any Certificate by a Certificateholder or Beneficial Owner, and such Rule 144A Information has not previously been provided to the Certificate Administrator by the Depositor, the Certificate Administrator shall, within three (3) Business Days of receipt of such request, notify the Depositor of such request and identify the Rule 144A Information requested. The Depositor shall use commercially reasonable efforts to provide the requested Rule 144A Information to the Certificate Administrator, to the extent the requested Rule 144A Information is in the Depositor’s possession. The Certificate Administrator shall, within three (3) Business Days of receipt of any additional Rule 144A Information from the Depositor (i) convey such additional requested Rule 144A Information to the requesting Rule 144A Information Recipient and (ii) post such additional requested Rule 144A Information on the Certificate Administrator’s Website.

Section 3.22   Inspections. (a) The Servicer shall inspect or cause to be inspected the Property not less frequently than once each year commencing in 2022, so long as a Special Servicing Loan Event is not then continuing. The Special Servicer shall inspect or cause to be inspected the Property, as applicable, promptly following the occurrence of a Special Servicing Loan Event and annually for so long as a Special Servicing Loan Event is continuing. The Servicer or the Special Servicer, as applicable, shall further inspect, or cause to be inspected, the Property whenever it receives information that the Property has been materially damaged, left vacant, or abandoned, or if waste is being committed thereto. All such inspections shall be performed in such manner as shall be consistent with Accepted Servicing Practices. The cost of the annual inspections referred to in the first sentence of this paragraph shall be an expense of the Servicer; the cost of all additional inspections referred to in this paragraph shall be a Trust Fund Expense and if paid by the Servicer shall constitute a Property Protection Advance or an Administrative Advance. The Servicer or Special Servicer, as the case may be, shall prepare a written report of inspection and deliver it to the Certificate Administrator and Companion Loan Holders in electronic format. The Certificate Administrator shall post such report on the Certificate Administrator’s Website pursuant to Section 8.14(b).

(b)       The Special Servicer, if the Mortgage Loan is a Specially Serviced Mortgage Loan, and the Servicer, if the Mortgage Loan is not a Specially Serviced Mortgage Loan, shall make reasonable efforts to collect promptly and review from the Borrower quarterly and annual operating statements, financial statements, budgets and rent rolls of the Property, and the quarterly and annual financial statements of such Borrower, and any other reports or documents required to be delivered under the terms of the Mortgage Loan. The Servicer and the Special Servicer shall not be required to request such operating statements or rent rolls more than once if the Borrower are not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. The Servicer or Special Servicer, as applicable, shall deliver copies of any of the foregoing items so collected thereby, upon the request of the Rating Agency, to the 17g-5 Information Provider who shall post such items to the 17g-5 Information Provider’s Website.

Section 3.23   Advances. (a) In the event that all or a portion of any Monthly Payment (other than the Balloon Payment and Default Interest) or an Assumed Monthly Payment, as applicable, representing interest on the Trust Loan has not been received by the close of business on the Business Day immediately prior to any Remittance Date, the Servicer, subject to its determination that such amounts are not Nonrecoverable Advances, shall make an advance on such Remittance Date to the Distribution Account, in an amount equal to the interest portion of such Monthly Payment (or portion thereof) (or in the amount of the Assumed Monthly Payment, or portion thereof, as applicable) with respect to the Trust Loan that has not been received by the close of business on the Business Day immediately prior to such Remittance Date (net of the Servicing Fee with respect to the Trust Loan, which shall not be paid to the Servicer until funds in the Collection Account are available for payment of such fee); provided that neither the Servicer nor any other party shall be entitled to interest accrued on the amount of any Monthly Payment Advance with respect to the Trust Loan if the delinquent amount of the Monthly Payment (or, if applicable, the Assumed Monthly Payment) in respect of such Trust Loan is received by the Servicer or the Certificate Administrator, as applicable, by 2:00 p.m., New York time, on such Remittance Date. The portion of any Monthly Payment Advance equal to the CREFC® Intellectual Property Royalty License Fee for the Trust Loan and such Distribution Date will not be remitted to the Certificate Administrator but will be remitted to CREFC® by the Servicer. The Servicer shall also advance in respect of each Payment Date following (x) a delinquency in the payment of the Balloon Payment of the Trust Loan or foreclosure (or acceptance of a deed-in-lieu of foreclosure or comparable conversion) of the Mortgage Loan or (y) not later than the related Remittance Date, to the Distribution Account, the amount of any Assumed Monthly Payment deemed due with respect to the Trust Loan on such Payment Date. For the avoidance of doubt, in the event that the amount of interest and/or principal on the Trust Loan is reduced as a result of any modification to the Trust Loan, any Monthly Payment Advance made with respect to such modified Trust Loan shall be in such amounts as may be required as a result of such reduction. Notwithstanding anything to the contrary herein and subject to the determination of nonrecoverability provided in this Section 3.23, in the event that the Property becomes Foreclosed Property, the Servicer shall continue to make advances as required pursuant to this Section 3.23(a) with respect to each Payment Date following such event in an amount equal to the Monthly Payment or Assumed Monthly Payment, as applicable, due or deemed due with respect to the Trust Loan on such Payment Date, as if the Property had not become a Foreclosed Property and the Trust Loan continued to be outstanding. If and to the extent such information is not already included in the Distribution Date Statement for the month in which such Monthly Payment Advance is made, the Servicer shall notify the master servicer and trustee with respect to each Other Securitization Trust of the amount of any Monthly Payment Advance made pursuant to this Section 3.23(a) within two Business Days of making such advance. The Servicer shall maintain a record of each Monthly Payment Advance it has made pursuant to this Section 3.23(a) on the Trust Loan and shall notify the Certificate Administrator thereof in the appropriate CREFC® Reports in order to permit allocation thereof pursuant to Sections 3.4 and 3.5. In the event that the Servicer does not remit any amounts required to be remitted to the Certificate Administrator on each Remittance Date (including any amounts required to be remitted pursuant to Section 3.5 and any required Monthly Payment Advance) to the Certificate Administrator for deposit in the Distribution Account on the Remittance Date, the Servicer shall pay to the Certificate Administrator interest on such amounts at the federal funds rate for the period from and including the Remittance Date to but excluding the Distribution Date or, if earlier, the actual remittance date.

At any time that a Trust Appraisal Reduction Amount exists with respect to the Mortgage Loan, the amount that would otherwise be required to be advanced by the Servicer in respect of delinquent payments of interest on the Trust Loan shall be reduced by multiplying such amount by a fraction, the numerator of which is the then-outstanding principal balance of the Trust Loan minus the Trust Appraisal Reduction Amount allocable to the Trust Loan (including any deemed Trust Appraisal Reduction Amount) and the denominator of which is the then-outstanding principal balance of the Trust Loan.

(b)       Subject to Section 3.23(e), the Servicer shall advance, for the benefit of the Certificateholders and the Companion Loan Holders, to the extent it determines that such amount is recoverable, all customary and reasonable out-of-pocket costs and expenses incurred by the Servicer or the Special Servicer in the performance of its respective servicing obligations, including, but not limited, to the costs and expenses incurred in connection with (i) the preservation, restoration, operation and protection of the Property which, in the Servicer’s sole discretion, exercised in accordance with Accepted Servicing Practices, are necessary to prevent an immediate or material loss to the Trust Fund’s interest in the Property, (ii) the payment of (A) real estate taxes, assessments, ground rents and governmental charges that may be levied or assessed against any Loan Party or any of its Affiliates or the Property or revenues therefrom or which become liens on the Property, (B) insurance premiums and (C) the out-of-pocket costs and expenses of the Servicer or the Special Servicer, as applicable (including, without limitation, reasonable attorneys’ fees and expenses) to the extent not paid by the applicable Loan Parties that are incurred in connection with a sale of the Mortgage Loan, the negotiation of a workout of the Mortgage Loan, an assumption of the Mortgage Loan or a release of the Property from the lien of the Mortgage, (iii) any enforcement or judicial proceedings, including foreclosures and including, but not limited to, court costs, reasonable attorneys’ fees and expenses and costs for third party experts, including Independent Appraisers, environmental and engineering consultants, and (iv) the management, operation and liquidation of the Property if the Property is acquired by the Trust (collectively, “Property Protection Advances”). In addition, subject to Section 3.23(e), the Servicer shall advance amounts eligible for withdrawal from the Collection Account pursuant to clauses (iii) (other than Servicing Fees), (v)(b), (vi) (to the extent reimbursements of such amounts are owed to the Trustee only), (vii), (ix) or (xi) of Section 3.4(c) (collectively, “Administrative Advances”) on or prior to the related Distribution Date to the extent (A) such amounts are not paid from the Collection Account pursuant to the second paragraph of Section 3.4(c) and (B) it determines that such amounts are payable or reimbursable by the Borrower and would not be a Nonrecoverable Advance. During the continuation of a Special Servicing Loan Event, the Special Servicer shall give the Servicer and the Trustee not less than five (5) Business Days’ written notice before the date on which the Servicer is requested to make any Property Protection Advance with respect to the Mortgage Loan or any Foreclosed Property; provided, however, that only three (3) Business Days’ written notice shall be required in respect of Property Protection Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Protection Advances required to make tax or insurance payments). In addition, the Special Servicer shall provide the Servicer with such information in its possession as the Servicer may reasonably request to enable the Servicer to determine whether a requested Property Protection Advance would constitute a Nonrecoverable Advance. Subject to Section 6.3, notwithstanding anything herein to the contrary, if the Special Servicer requests that the Servicer make an Advance, the Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Advance; provided, however, that the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Advances other than emergency Advances (although such request may relate to more than one Advance). The Special Servicer shall not be obligated to make any Advance.

(c)         To the extent the Servicer fails to make an Advance that it is required to make under this Agreement, the Trustee shall be required to make such Advance pursuant to Section 7.6. It is understood that the obligation of the Servicer and the Trustee (pursuant to Section 7.6) to make such Advances is mandatory, subject to the limitations set forth in this Agreement (subject to the applicable recoverability determination), and shall continue to apply with respect to the Trust Loan after any modification or amendment of the Mortgage Loan pursuant to Section 3.24 hereof, beyond the Maturity Date of the Mortgage Loan if a payment default shall have occurred on such date and through any court appointed stay period or similar payment delay resulting from any insolvency of any Loan Party or related bankruptcy, notwithstanding any other provision of this Agreement, subject to the requirement of recoverability, until the earliest of (i) the payment in full of the Mortgage Loan, (ii) the date on which the Property becomes liquidated or (iii) the date on which the Mortgage Loan is sold.

(d)         Interest on each Advance made by the Servicer or the Trustee shall accrue for each day that such Advance is outstanding at a rate of interest equal to the greater of (i) 2.0% per annum and (ii) the Prime Rate (the “Advance Rate”) for each such day (or the most recent day on which the Prime Rate was reported, if not reported on such day) on the basis of a year of 360 days and the actual number of days elapsed in a month. Interest on the Advances shall compound annually. If the context requires, each reference to the reimbursement or payment of an Advance also includes, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through but excluding the date of payment or reimbursement.

(e)         Notwithstanding any other provision in this Agreement, the Servicer or the Trustee, as applicable, shall be obligated to make an Advance only to the extent that the Servicer or the Trustee, as applicable, has determined that such Advance, together with interest thereon at the Advance Rate, would not constitute a Nonrecoverable Advance if made. The Trustee and the Servicer, in that order, shall be entitled to reimbursement for any such Advances relating to the Trust Loan or the Mortgage Loan, as applicable, from the Collection Account and shall obtain such reimbursement in accordance with Section 3.4(c). If the context requires, each reference to the reimbursement or payment of an Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through but excluding the date of payment or reimbursement.

(f)          The determination by the Servicer or the Trustee that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by the delivery of an Officer’s Certificate in electronic format to the Companion Loan Holders, the Operating Advisor, the Certificate Administrator, the Trustee (if such determination is made by the Servicer), the Servicer and the Special Servicer, detailing the reasons for such determination with supporting documents attached. Such Officer’s Certificate shall be made available to any Privileged Person by the Certificate Administrator posting such Officer’s Certificate to the Certificate Administrator’s Website in accordance with Section 8.14(b). The costs of any appraisals, engineering reports, environmental reports or surveys and other information requested by the Servicer or the Trustee establishing an Advance as a Nonrecoverable Advance shall be treated as Trust Fund Expenses, payable from the Collection Account pursuant to Section 3.4(c), and shall constitute a Property Protection Advance or Administrative Advance, as applicable, if paid by the Servicer or the Trustee from its funds. Subject to Section 6.3, the Servicer’s reasonable determination of nonrecoverability in accordance with the above provisions shall be conclusive and binding on the Trustee and the Trustee shall be entitled to rely conclusively thereupon. The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall make such determination in its commercially reasonable judgment, solely in its capacity as Trustee.

(g)         The Servicer and the Trustee are not obligated to advance or pay (i) delinquent scheduled payments with respect to any Companion Loan, (ii) any Balloon Payment with respect to the Trust Loan (but are obligated to advance the related Assumed Monthly Payment in accordance with the terms of this Agreement), (iii) any Default Interest, late payment charges or Prepayment Fees, (iv) amounts required to cure any damages resulting from Uninsured Causes (except as required pursuant to Section 3.12(c)), any failure of the Property to comply with any applicable law, including any environmental law, or (except in connection with the foreclosure or other acquisition of the Property in accordance with Section 3.12 upon the occurrence of a Mortgage Loan Event of Default) to investigate, test, monitor, contain, clean up, or remedy an environmental condition present at the Property, (v) any losses arising with respect to defects in the title to the Property, (vi) any costs of capital improvements to the Property other than those necessary to prevent an immediate or material loss to the Trust’s interest in the Property or (vii) subordinated obligations. In addition, the Servicer and the Trustee shall have no obligation to make any Monthly Payment Advances with respect to the Companion Loans.

(h)         The Servicer or the Trustee may consider (among other things) the following when making a non-recoverability determination: (a) the existence of any outstanding Nonrecoverable Advance (plus accrued and unpaid interest thereon) with respect to the Trust Loan, the Mortgage Loan or any Foreclosed Property the reimbursement of which, at the time of such consideration, is being deferred or delayed by the Servicer or the Trustee, (b) the obligations of the Borrower under the terms of the Mortgage Loan as it may have been modified, (c) the Property in its “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with Accepted Servicing Practices in the case of the Servicer and the Special Servicer or in its commercially reasonable judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to the Property, (d) future expenses and (e) the timing of recoveries.

Section 3.24          Modifications of Mortgage Loan Documents. (a) (i) The Servicer (if no Special Servicing Loan Event has occurred and is continuing) or the Special Servicer (if a Special Servicing Loan Event occurs and is continuing) may, subject to (x) the consent of the Directing Certificateholder (subject to limitations on such consent pursuant to Section 9.3(a) herein) prior to the occurrence and continuance of a Control Event, (y) the consultation and review rights of the Directing Certificateholder (subject to limitations on such rights pursuant to Section 9.3(a) herein) after the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event and (z) the consultation and review rights of the Operating Advisor after the occurrence and during the continuance of an Operating Advisor Consultation Event, modify, waive or amend any term of the Mortgage Loan if such modification, waiver or amendment (a) is consistent with Accepted Servicing Practices and (b) does not either (i) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code or (ii) subject either such Trust REMIC to any tax under the REMIC Provisions (and the Servicer or the Special Servicer, as applicable, may obtain and be entitled to rely upon an Opinion of Counsel in connection with such determination). Notwithstanding anything herein to the contrary, in no event may the Servicer or the Special Servicer permit an extension of the Maturity Date beyond the date that is the earlier of (a) five (5) years prior to the latest Rated Final Distribution Date and (b) 20 years or, to the extent consistent with Accepted Servicing Practices giving due consideration to the remaining term of the ground lease, 10 years, prior to the end of the current term of the ground lease, plus any options to extend the ground lease exercisable unilaterally by the Borrower. In connection with (i) the release of the Property or portion thereof from the lien of the related Mortgage or (ii) the taking of the Property or portion thereof by exercise of the power of eminent domain or condemnation, if the Mortgage Loan Documents require the Servicer or the Special Servicer, as applicable, to calculate the loan-to-value ratio of the remaining portion of the Property, for purposes of REMIC qualification of the Trust Loan, then, unless then permitted by the REMIC Provisions, such calculation shall exclude the value of personal property and going concern value, if any. The Servicer shall provide to the Special Servicer notice of all Borrower requests related to any Mortgage Loan modification or assumption and, so long as no Consultation Termination Event is continuing, the Special Servicer shall forward such notice to the Directing Certificateholder.

(b)         All modifications, waivers or amendments of the Mortgage Loan shall be in writing and shall be effected in a manner consistent with Accepted Servicing Practices, the REMIC Provisions and the provisions of the Co-Lender Agreement. The Servicer or the Special Servicer, as applicable, shall notify each other, the Trustee, the Certificate Administrator, the Companion Loan Holders, the Operating Advisor and the Depositor and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder, in writing, of any modification, waiver or amendment of any term of the Mortgage Loan and the date thereof, and shall deliver to the Custodian (with a copy to the Trustee, the Operating Advisor and each Companion Loan Holder) an original recorded (if applicable) counterpart of the agreement relating to such modification, waiver or amendment within ten (10) Business Days following the execution and recordation (if applicable) thereof. In the event the Servicer or Special Servicer, or a court of competent jurisdiction in connection with a workout or proposed workout of the Mortgage Loan, modifies the interest rate applicable to the Mortgage Loan, the aggregate adverse economic effect of the modification (if any) required to be borne by the holders of the Trust Notes pursuant to the Co-Lender Agreement shall be applied to the Certificates, in reverse order of seniority. If all or any portion of the Mortgage Loan is modified, the Net Trust Note Rate shall not change for purposes of distributions on the Certificates.

(c)         Subject to Section 3.26, any modification of the Mortgage Loan Documents that requires a Rating Agency Confirmation pursuant to the Mortgage Loan Documents, or any modification that would eliminate, modify or alter the requirement of obtaining such Rating Agency Confirmation in the Mortgage Loan Documents, shall not be made without the Servicer’s or the Special Servicer’s, as applicable, first receipt of such Rating Agency Confirmation. Such Rating Agency Confirmation shall be obtained at the Loan Parties’ expense in accordance with the Mortgage Loan Agreement or, if not so provided in the Mortgage Loan Agreement or if the Loan Parties do not pay, as a Trust Fund Expense.

(d)         Notwithstanding the foregoing or anything to the contrary in Section 9.3, the Servicer and (if a Special Servicing Loan Event is continuing) the Special Servicer may, in accordance with Accepted Servicing Practices (without any Rating Agency Confirmation or consent of the Directing Certificateholder), grant the Borrower’s request for consent to subject the

Property to an easement, right-of-way or similar agreement for utilities, access, parking, public improvements or another similar purpose and may consent to subordination of the Mortgage Loan to such easement, right-of-way or similar agreement. Neither the Servicer nor the Special Servicer may condition the granting of any of the above on receipt of Rating Agency Confirmation if such condition would not be consistent with or permitted by the Mortgage Loan Documents.

(e)         Subject to Section 3.26 of this Agreement, prior to implementing any of the actions under the definition of RAC Decision, the Servicer or Special Servicer shall obtain a Rating Agency Confirmation from the Rating Agency.

(f)          [Reserved].

(g)         [Reserved].

(h)         Subject to the terms of this Section 3.24, each of the Servicer and Special Servicer, respectively, shall be permitted in its sole discretion to waive all or any portion of Default Interest to the extent consistent with Accepted Servicing Practices. Failure to waive any Default Interest by the Servicer or Special Servicer shall not in any way be deemed a violation of Accepted Servicing Practices.

Section 3.25          Conflicts of Interests; Mandatory Resignation of Servicer and Special Servicer May Own Certificates; Conflicts of Interest. (a) The Servicer, the Special Servicer and any agent thereof in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Servicer or the Special Servicer or such agent except as otherwise provided herein subject to the restrictions on voting set forth in the definition of Certificateholder.

(b)         Neither the Special Servicer nor any of its Affiliates shall resign from its obligations and duties as Servicer or Special Servicer, as applicable, under this Agreement, except as provided in Section 6.4 hereof. In the event that the Special Servicer becomes a Borrower Affiliate, the Special Servicer shall promptly notify the Trustee and the Certificate Administrator of such affiliation. Upon receipt of such notice, the Trustee shall promptly send a request to the Special Servicer requesting that the Special Servicer resign as Special Servicer and promptly appoint a replacement special servicer in accordance with Section 6.4 of this Agreement. In the event that no replacement Special Servicer is appointed within thirty (30) days for any reason after receipt by the Trustee of a notice of such affiliation, the Trustee may petition the court for appointment of a successor Special Servicer at the expense of resigning Special Servicer.

Section 3.26          The Operating Advisor.

(a)         The Operating Advisor shall review (i) the actions of the Special Servicer with respect to the Mortgage Loan when it is a Specially Serviced Mortgage Loan and the actions of the Special Servicer with respect to Major Decisions relating to the Mortgage Loan when it is not a Specially Serviced Mortgage Loan with respect to which a Major Decision Reporting Package has been delivered to the Operating Advisor, (ii) all reports by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s Website and (iii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report delivered to the Operating Advisor by the Special Servicer. The Operating Advisor shall perform its duties hereunder in accordance with the Operating Advisor Standard.

(b)         The Operating Advisor and its Affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the Special Servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of its rights under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report or Final Asset Status Report) or otherwise in connection with this transaction, except under the circumstances described in Section 3.26(f) and subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)         (i) Based on the Operating Advisor’s review of (x) any assessment of compliance, attestation report and other information delivered to the Operating Advisor by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year, (y) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to the Mortgage Loan when it is a Specially Serviced Mortgage Loan, any Final Asset Status Report or Major Decision Reporting Package, and (z) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the Operating Advisor shall (if, at any time during the prior calendar year, (A) the Mortgage Loan was a Specially Serviced Mortgage Loan or (B) there existed an Operating Advisor Consultation Event) deliver to the Certificate Administrator (which shall promptly post such report on the Certificate Administrator’s Website in accordance with Section 8.14(b)), the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)) and the Depositor within one hundred twenty (120) days of the end of the prior calendar year, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit Z (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with Accepted Servicing Practices with respect to its performance of its duties under this Agreement during the prior calendar year and identifying (1) which, if any, standards the Operating Advisor believes, in its sole discretion exercised in good faith, the Special Servicer has failed to comply and (2) any material deviations from the Special Servicer’s obligation hereunder with respect to the resolution or liquidation of any Specially Serviced Mortgage Loan or Foreclosed Property; provided, however, that in the event the Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to such Special Servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. Subject to the restrictions in this Agreement, including, without limitation, Section 3.26(d) hereof, each such Operating Advisor Annual Report shall (A) identify any material deviations from

(i) Accepted Servicing Practices and (ii) the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of any Specially Serviced Mortgage Loan or Foreclosed Property and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to a Privileged Information Exception). Such Operating Advisor Annual Report shall be delivered to the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 8.14(b)) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)); provided, however, that the Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Certificate Administrator and the 17g-5 Information Provider. In preparing the Operating Advisor Annual Report, the Operating Advisor shall not be required to report on instances of non-compliance with, or deviations from, the Accepted Servicing Practices or the Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the Special Servicer.

(ii)         In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report and the Operating Advisor shall not be subject to any liability resulting from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance hereunder.

(d)         (i) After the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value in accordance with Section 1.3(c) used in the Special Servicer’s determination of that course of action to take in connection with the workout or liquidation of the Mortgage Loan when it is a Specially Serviced Mortgage Loan, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor and in the Special Servicer’s possession or reasonably available to it to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)         In connection with this Section 3.26(d), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount (as calculated by the Special Servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations (other than a de minimis inaccuracy) or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. In addition, with respect to the Operating Advisor’s review of net present value or Appraisal Reduction Amount calculations, as applicable, the Operating Advisor’s recalculation shall not be required to take into account the reasonableness of the Special Servicer’s property and borrower performance assumptions or other similar discretionary portion(s) of the net present value or Appraisal Reduction Amount calculation, as applicable. The Servicer shall cooperate with the Special Servicer and provide any information reasonably requested by such Special Servicer necessary for the calculation of the Appraisal Reduction Amount that is in the Servicer’s possession or reasonably obtainable by the Servicer. In the event the Operating Advisor and the Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor and the Special Servicer and determine which calculation is to apply (and shall provide prompt written notice of such determination to the Operating Advisor and the Special Servicer).

(e)         Notwithstanding the foregoing, prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Operating Advisor will be limited to an after-the-action review of any assessment of compliance, attestation report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and other information delivered to the Operating Advisor by the Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year (together with any additional information and material reviewed by the Operating Advisor), and, therefore, it shall have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, property management changes, releases from escrow, assumptions and other similar actions that the Special Servicer may perform under this Agreement.

(f)          The Operating Advisor and its Affiliates shall keep all information appropriately labeled as “Privileged Information” confidential and shall not, without the prior written consent of the Special Servicer and (for so long as no Consultation Termination Event is continuing) the Directing Certificateholder, disclose such information to any other Person (including any Certificateholders other than the Directing Certificateholder), other than (i) to the extent expressly set forth herein, to the other parties to this Agreement with a notice indicating that such information is Privileged Information, (ii) pursuant to a Privileged Information Exception or (iii) where necessary to support specific findings or conclusions concerning allegations of deviations from Accepted Servicing Practices (A) in the Operating Advisor Annual Report or (B) in connection with a recommendation by the Operating Advisor to replace the Special Servicer. Each party to this Agreement that receives information that is appropriately labeled as “Privileged Information” from the Operating Advisor with a notice stating that such information is Privileged Information shall not, without the prior written consent of the Special Servicer and (for so long as no Consultation Termination Event is continuing) the Directing Certificateholder, disclose such Privileged Information to any Person other than pursuant to a Privileged Information Exception.

Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor.

(g)         Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.5.

(h)         As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Distribution Date with respect to the Mortgage Loan. As to the Mortgage Loan, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the same principal amount, in the same manner and for the same Mortgage Loan Interest Accrual Period respecting which any related interest payment on the Trust Loan is computed.

The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 3.26(n) hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.4. Each successor Operating Advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Asset Status Report or Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.4 of this Agreement, but only to the extent such Operating Advisor Consulting Fee is actually received from the Borrower. When the Operating Advisor has consultation obligations with respect to an Asset Status Report or Major Decision under this Agreement, the Servicer or the Special Servicer, as the case may be, shall use efforts to collect the applicable Operating Advisor Consulting Fee from the Borrower in connection with such Asset Status Report or Major Decision that are consistent with the efforts that the Servicer or the Special Servicer, as applicable, would use to collect any Borrower-paid fees not specified in the Mortgage Loan Agreement owed to it in accordance with Accepted Servicing Practices, but only to the extent not prohibited by the related Mortgage Loan documents. The Servicer or Special Servicer, as the case may be, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the Borrower if it determines that such full or partial waiver is in accordance with the Accepted Servicing Practices, but in no event shall the Servicer or such Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Servicer or Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction.

(i)          The Operating Advisor may be removed upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor (provided that the proposed successor Operating Advisor is an Eligible Operating Advisor), (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) receipt by the Trustee and the Certificate Administrator of Rating Agency Confirmation from the Rating Agency (which confirmations will be obtained by the Certificate Administrator at the expense of such Holders and will not constitute an additional expense of the Trust). The Certificate Administrator shall promptly provide written notice to all Certificateholders and the Operating Advisor of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 8.14(b), and concurrently by mail at their addresses appearing on the Certificate Register. Upon the vote or written direction of Holders of more than 50% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Appraisal Reduction Amounts are allocable) that exercise their right to vote (provided that holders of at least 50% of the Voting Rights (taking into account the application of the Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes to which such Appraisal Reduction Amounts are allocable) exercise their right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor under this Agreement (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor operating advisor will be appointed. The Holders of the Certificates that initiated the vote to replace the Operating Advisor shall pay the costs and expenses incurred in connection with the removal and replacement of the Operating Advisor pursuant to this Section 3.26(i). The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may access such notices on the Certificate Administrator’s Website and that each Certificateholder may register to receive e-mail notifications when such notices are posted thereon.

(j)          After the occurrence of an Operating Advisor Termination Event, the Trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee shall promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided, that no such termination shall be effective until a successor Operating Advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. The Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor. If the Trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within thirty (30) days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Servicer, the Certificate Administrator, the Depositor, the Directing Certificateholder (only if no Control Event or Consultation Termination Event is continuing), the Certificateholders and the 17g-5 Information Provider.

(k)         The Holders of Certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the Certificate

Administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(l)          Prior to the occurrence and continuance of a Control Event, the Directing Certificateholder shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Operating Advisor appointed pursuant to this Section 3.26; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Directing Certificateholder’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.

(m)        The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Directing Certificateholder, if applicable, if the Operating Advisor has secured a replacement that is an Eligible Operating Advisor and (b) upon the appointment of, and the acceptance of such appointment by, a successor Operating Advisor that is an Eligible Operating Advisor and receipt by the Trustee of Rating Agency Confirmation from the Rating Agency. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. If no successor Operating Advisor has been so appointed and accepted the appointment within thirty (30) days after the notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning Operating Advisor shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.26.

(n)         In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.26(h) and shall also remain entitled to any rights of indemnification provided hereunder.

(o)         The parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) subject to Section 6.3, the Operating Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular Class of Certificates or particular Certificateholders, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(p)         The Operating Advisor shall not make any investment in any Class of Certificates.

(q)         The Operating Advisor may delegate its duties to agents or subcontractors to the extent such agents or subcontractors satisfy clauses (c), (d) and (f) of the definition of “Eligible Operating Advisor” and so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.26. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for any actions required to be performed hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement.

(r)          For the avoidance of doubt, while the Operating Advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or Borrower involved in this securitization, any experience or knowledge gained by the Operating Advisor from such other engagements may not be imputed to the Operating Advisor for this transaction; provided, however, the Operating Advisor may consider such experience or knowledge as pertinent information for discussion with the Special Servicer during its periodic meetings.

Section 3.27          Rating Agency Confirmation. Notwithstanding the terms of any related Mortgage Loan Documents or other provisions of this Agreement, if any action under any Mortgage Loan Documents or this Agreement requires a Rating Agency Confirmation or a written confirmation from the Rating Agency that any action will not cause a downgrade, withdrawal or qualification of the then-current ratings on the Certificates as a condition precedent to such action, if the party (the “Requesting Party”) seeking to obtain such Rating Agency Confirmation or written confirmation has made a request to the Rating Agency for such Rating Agency Confirmation or written confirmation and, within ten (10) Business Days of such request being sent to the Rating Agency, the Rating Agency has not replied to such request or has responded in a manner that indicates that the Rating Agency is either declining to review such request or waiving the requirement for Rating Agency Confirmation or written confirmation, then such Requesting Party shall be required to (i) confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s Website) that the Rating Agency has received the Rating Agency Confirmation or written confirmation request, and, if it has, promptly request the related Rating Agency Confirmation or written confirmation again, and (ii) if there is no response to either such Rating Agency Confirmation or written confirmation request within five (5) Business Days of such second request, then (x) with respect to any condition in any Mortgage Loan Document requiring such Rating Agency Confirmation or such written confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loan (other than as set forth in clause (y) below), such condition shall be deemed to be satisfied (provided that granting such request is in accordance with Accepted Servicing Practices), and (y) with respect to a replacement of the Servicer or Special Servicer, such condition shall be deemed to be satisfied with respect to DBRS Morningstar, (i) if such replacement servicer or special servicer, as applicable, has a current ranking by DBRS Morningstar higher than or equal to “MOR CS3” as a master servicer or special servicer, as applicable or (ii) if not ranked by DBRS Morningstar, such replacement servicer or special servicer is acting as master servicer or special servicer, as applicable, in a CMBS securitization that was rated by DBRS Morningstar within the 12-month period prior to the date of determination and DBRS Morningstar has not cited servicing concerns of the applicable replacement servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the then-current rating or ratings of one or more classes of such commercial mortgage-backed securities.

Any Rating Agency Confirmation requests made by the Servicer, Special Servicer, Certificate Administrator, Trustee or Operating Advisor, as applicable, pursuant to this Agreement, shall be made in writing (and e-mail shall be sufficient as a writing), which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material the Servicer, the Special Servicer, the Certificate Administrator, Trustee or Operating Advisor, as applicable, reasonably deems necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b).

Promptly following the Servicer’s or the Special Servicer’s determination to take any action discussed in this Section 3.27 following any requirement to obtain a Rating Agency Confirmation being considered satisfied, the Servicer or the Special Servicer, as applicable, shall provide written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b).

Section 3.28          Miscellaneous Provisions.

(a)         Without limiting any other obligation of the Servicer or the Special Servicer under the Mortgage Loan Agreement to respond to certain Borrower requests, the Servicer and the Special Servicer each hereby agree and acknowledge that the Servicer and the Special Servicer, as applicable, shall respond to any request by the Borrower under Section 5.1.11(d) of the Mortgage Loan Agreement for written approval of the Annual Budget.

(b)         Notwithstanding the terms of the related Loan Documents, the other provisions of this Agreement or the Co-Lender Agreement, with respect to any Companion Loan as to which there exists Companion Loan Securities, if any action relating to the servicing and administration of the Mortgage Loan or any Foreclosed Property, any amendment to this Agreement or replacement of the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor (a “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action shall also require delivery of a Companion Loan Rating Agency Confirmation to the master servicer, the special servicer, the certificate administrator or the operating advisor to any Other Securitization Trust as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Servicer or the Special Servicer, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with a Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Companion Loan Securities will be permitted to be waived by the Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided, that the Servicer or Special Servicer, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterparts (i.e., the master servicer or special servicer, as applicable), the 17g-5 Information Provider’s counterpart, or such other party or parties (as are agreed to by the Servicer or the Special Servicer, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the Other Securitization Trust to the extent not borne by the Borrower, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation all materials forwarded to the 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider, and (ii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

Section 3.29          Companion Loan Intercreditor Matters.

(a)         If, pursuant to Section 2.8, or Section 3.16 of this Agreement, the Trust Loan is, in its entirety, purchased or repurchased from the Trust Fund, the subsequent holder thereof shall be bound by the terms of the Co-Lender Agreement and shall assume the rights and obligations of the holder of the Trust Notes under the Co-Lender Agreement. All portions of the Mortgage File and (to the extent provided under the Trust Loan Purchase Agreement) other documents pertaining to the Trust Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of the Trust Loan in its capacity as the holder of the Trust Notes (as a result of such purchase, repurchase or substitution) and (except for the original Companion Loan Notes) on behalf of the holders of the Companion Loan Notes. Thereafter, such Mortgage File shall be held by the holder of the Trust Notes or a custodian appointed thereby for the benefit thereof, on behalf of itself and the Companion Loan Holders as their interests appear under the Co-Lender Agreement. If the related servicing file is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the Mortgage Loan.

(b)         With respect to any Companion Loan that becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement) pursuant to the related Other Pooling and Servicing Agreement, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Custodian shall reasonably cooperate with the asset representations reviewer or any other party to the Other Pooling and Servicing Agreement in connection with such asset review by providing the asset representations reviewer or such other requesting party with any documents reasonably requested by the asset representations reviewer or such other requesting party (at the expense of any Trust Loan Seller or requesting party), but only to the extent (i) the requesting party or asset representations reviewer has not been able to obtain such documents from any Trust Loan Seller or a party to the Other Pooling and Servicing Agreement and (ii) such documents are in the possession of the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as the case may be. For the avoidance of doubt, none of the Servicer, the Special Servicer, the Trustee or the Custodian shall (i) have further obligations for such asset review or be bound by it or shall (ii) be obligated to provide such documents if providing such documents would, in its reasonable determination, be a violation of this Agreement or the Co-Lender Agreement.

(c)         Notwithstanding anything in this Agreement to the contrary, but only to the extent required under the Co-Lender Agreement, the Servicer with respect to the Mortgage Loan when it is not a Specially Serviced Mortgage Loan or Special Servicer with respect to the Mortgage Loan when it is a Specially Serviced Mortgage Loan, as applicable, shall consult with the Companion Loan Holders with respect to any matters with respect to the servicing of the Companion Loans to the extent required under the Co-Lender Agreement. In addition, notwithstanding anything to the contrary, the Servicer or Special Servicer, as applicable, shall deliver reports and notices to each Companion Loan Holder to the extent required under the Co-Lender Agreement.

(d)         At any time after a Companion Loan has become part of an Other Securitization Trust and provided that the applicable parties hereto have received written notice (which may be by email) thereof including contact information for the master servicer and special servicer with respect to such Other Securitization Trust, all notices, reports, information or other deliverables required to be delivered to the related Companion Loan Holder pursuant to this Agreement or the Co-Lender Agreement shall be delivered to the master servicer and special servicer with respect to such Other Securitization Trust (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Other Pooling and Servicing Agreement) and, when so delivered to such master servicer and special servicer, the party hereto that is obligated under this Agreement or the Co-Lender Agreement to deliver such notices, reports, information or other deliverables shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Co-Lender Agreement.

Section 3.30          Additional Matters with Respect to the Mortgage Loan.

(a)         In the event that any Trust Loan Seller repurchases any of its respective Trust Notes (such Trust Loan Seller, a “Repurchasing Seller”) in accordance with Section 2.9 hereof and Section 8 of the Trust Loan Purchase Agreement, the provisions of this Section 3.30 shall apply, and each Trust Loan Seller has agreed in the Trust Loan Purchase Agreement as follows with respect to the servicing and administration of the Trust Loan in the event of such a repurchase unless and until such time as all of the Trust Notes are repurchased or otherwise no longer part of the Trust, and the related successor holders thereof have entered into a servicing agreement with respect to such Trust Notes.

(b)         To the extent that either Trust Loan Seller does not repurchase its respective Trust Notes pursuant to the terms of the Trust Loan Purchase Agreement, (i) the Trust Loan shall continue to be serviced by the Servicer and, if applicable, the Special Servicer, in accordance with the terms of this Agreement on behalf of any Repurchasing Seller and the Certificateholders as a collective whole (but in all events, subject to the immediately succeeding paragraph), and the Servicer or the Special Servicer, as applicable, shall be the sole representative of such Repurchasing Seller in connection with any enforcement, bankruptcy or other proceeding, (ii) the Trustee, on behalf of the Trust, shall remain the mortgagee of record with respect to the Mortgage on behalf of the Trustee and each Repurchasing Seller, (iii) the Certificate Administrator Fee (which includes the Trustee Fee), Operating Advisor Fee, Servicing Fee and/or Special Servicing

Fee, and the CREFC® Intellectual Property Royalty License Fee with respect to the Trust Loan shall continue to be calculated based on the entire outstanding principal balance of the Trust Loan in accordance with the terms of this Agreement and the Repurchasing Seller shall bear such fees on a pari passu and pro rata basis (based upon the principal balance of the Repurchasing Seller’s Trust Notes and the other Trust Note(s) remaining in the Trust) with the portion of the Trust Loan remaining in the Trust from collections on the Trust Loan, (iv) the Custodian shall retain all portions of the Mortgage File other than the related Trust Notes repurchased by such Repurchasing Seller; provided, the Repurchasing Seller may request and the Custodian shall provide (at the cost and expense of such Repurchasing Seller) copies of all of the documents in the Mortgage File (other than the Trust Notes repurchased by such Repurchasing Seller), (v) all Realized Losses, Trust Fund Expenses, Servicing Fees, Special Servicing Fees, Liquidation Fees, Work-out Fees and all other amounts reimbursable to any Person under the terms of this Agreement shall, in each case, be allocated to the repurchased Trust Notes, on a pari passu and pro rata basis with the portion of the Trust Loan remaining in the Trust, (vi) the Repurchasing Seller, provided that it is not a Borrower Affiliate, a Manager or an agent or Affiliate of any of the foregoing, shall be entitled to receive any and all reports and have access to any and all information that a Certificateholder and/or Privileged Person would otherwise have under the terms of this Agreement, (vii) to the extent this Agreement refers to the “Mortgage File”, such “Mortgage File” shall be construed to mean the Mortgage File for the entire Mortgage Loan, (viii) the Servicer shall remit to the Repurchasing Seller on each Remittance Date from amounts on deposit in the Collection Account equal to such Repurchasing Seller’s pro rata share, based upon the principal balance of Trust Notes repurchased by such Repurchasing Seller, of all amounts available from the Collection Account on such Remittance Date with respect to the Trust Loan and such amounts shall be wired in accordance with the directions provided to the Trustee, the Certificate Administrator and the Servicer by such Repurchasing Seller at least ten (10) Business Days prior to the related Distribution Date and (ix) all provisions contained in this Agreement that pertain to the indemnification by the Trust of any other Person relating to the servicing and administration of the Trust Loan shall be deemed to be a several (but not joint) indemnity from the Trust and such Repurchasing Seller on a pro rata basis, and such Repurchasing Seller’s liability under such indemnity provisions shall be in proportion to the principal amount of its repurchased Trust Notes; provided that (i) under no circumstances shall any Repurchasing Seller be liable under any such indemnification provisions to the extent such liability arises out of matters relating to the administration of the Trust as a REMIC for tax purposes, (ii) in any event, no Repurchasing Seller shall pay more than the amount that is in relative proportion to the amount actually paid by the Trust in respect of such indemnity and (iii) any such amounts with respect to the Repurchasing Seller shall be payable solely from collections in respect of the repurchased Trust Notes that would be payable to such Repurchasing Seller pursuant to the terms of this Agreement. Neither the Servicer nor the Trustee shall make any Monthly Payment Advance with respect to any repurchased Trust Notes which have been repurchased as described herein. In no event shall the Repurchasing Seller transfer, sell, assign, hypothecate, participate or encumber its respective Trust Notes to any Borrower Affiliate, any Manager or any Affiliate of any of the foregoing, and any purported transfer that violates this sentence shall be void ab initio unless the portion of the Trust Loan remaining in the Trust is also being transferred, sold, assigned, hypothecated, participated or encumbered to any such Person. Solely in respect of any amendment to this Agreement that relates to the rights or interests of a Repurchasing Seller or any Affiliate thereof (other than as set forth in this Section 3.30), any Certificate held by such Repurchasing Seller shall be deemed not to be outstanding for the purposes of providing or withholding consent or approval over any action or matter under this Agreement (other than with respect to any amendment of this Section 3.30 or any other provision for the benefit of such Repurchasing Seller, with respect to which such Repurchasing Seller shall be an intended third party beneficiary and whose consent shall be required for any such amendment) and shall be deemed to have no Voting Rights related thereto.

(c)         Notwithstanding anything to the contrary contained in the foregoing: (i) none of the Certificateholders shall bear any additional expenses, costs or fees resulting from the servicing of any portion of the Trust Loan owned by a Repurchasing Seller (and in no event shall such expenses be Trust Fund Expenses) and (ii) each Repurchasing Seller agrees in the Trust Loan Purchase Agreement to bear its Loan Percentage Interest of such amounts. In addition, other than as set forth in this Section 3.30, to the fullest extent possible under law, each Repurchasing Seller shall be deemed to have waived all rights of consent, consultation, direction or any other action in respect of the Trust Loan, all of which shall be exercised by the Servicer and the Special Servicer (and in no event shall the Servicer, the Special Servicer, the Certificate Administrator or the Trustee take any direction of such Repurchasing Seller (or any Affiliate of such Repurchasing Seller) in connection therewith).

(d)         Notwithstanding any other provision of this Agreement to the contrary, no Repurchasing Seller or any of its respective Affiliates shall be under any liability to the Trust, any party to this Agreement, the Certificateholders or any other Person for any amount or be required to pay any amount other than from the ongoing collections on the Trust Notes repurchased by such Repurchasing Seller that would otherwise be payable to such Repurchasing Seller (for the avoidance of doubt, such amounts shall not include amounts previously distributed to such Repurchasing Seller and such prior amounts shall not be subject to any claw back unless such amounts were distributed to such Repurchasing Seller in error), and the liability of the Trust Loan Sellers is hereby expressly limited to such amounts.

Section 3.31          Credit Risk Retention.

(a)         The Third Party Purchaser, prior to its acquisition of Certificates that constitute the Required Third Party Purchaser Retention Amount, shall enter into an agreement with the Retaining Sponsor (the “Credit Risk Retention Compliance Agreement”).

(b)         None of the Trustee, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer or the Operating Advisor shall be obligated to monitor, supervise or enforce the performance of any party under the Credit Risk Retention Compliance Agreement.

ARTICLE 4.

DISTRIBUTIONS AND STATEMENTS TO CERTIFICATEHOLDERS

Section 4.1              Distributions. (a) On each Distribution Date, to the extent of Available Funds, amounts held in the Lower-Tier Distribution Account shall be withdrawn and distributed to the Upper-Tier REMIC in respect of the Uncertificated Lower-Tier Interests, for deposit into the Upper-Tier Distribution Account, and to the Class R Certificates in respect of the Class LT-R Interest in accordance with Section 4.1(b) and immediately thereafter, amounts so distributed to the Upper-Tier REMIC shall be withdrawn from the Upper-Tier Distribution Account and distributed by the Certificate Administrator in the following amounts:

first, to the Class A and Class X-A Certificates, on a pro rata basis, based on the Interest Distribution Amounts for each such Class and such Distribution Date, in an amount up to such Interest Distribution Amount for such Class and such Distribution Date;

second, to the Class A Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

third, to the Class A Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

fourth, to the Class B Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

fifth, to the Class B Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

sixth, to the Class B Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

seventh, to the Class C Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

eighth, to the Class C Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

ninth, to the Class C Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

tenth, to the Class D Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

eleventh, to the Class D Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

twelfth, to the Class D Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

thirteenth, to the Class E Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

fourteenth, to the Class E Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

fifteenth, to the Class E Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

sixteenth, to the Class F Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

seventeenth, to the Class F Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

eighteenth, to the Class F Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

nineteenth, to the Class HRR Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

twentieth, to the Class HRR Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

twenty-first, to the Class HRR Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates; and

twenty-second, when the Certificate Balances of all Classes of Sequential Pay Certificates have been reduced to zero, and after payment in full of all unpaid expenses of the Trust, to the Class R Certificates (in respect of the Class UT-R Interest), any remaining amounts.

In no event will any Class of Sequential Pay Certificates receive distributions in reduction of its Certificate Balance which in the aggregate exceed the Original Certificate Balance of such Class.

(b)         On each Distribution Date, each Class of Uncertificated Lower Tier Interests shall be deemed to (A) receive distributions in respect of principal in an amount equal to the amount of principal actually distributable to its respective Related Certificates as provided in Section 4.1(a), and (B) be allocated Realized Losses in an amount equal to the amount of Realized Losses actually allocated to its respective Related Certificates as provided in Section 4.1(g). On each Distribution Date, each Class of Uncertificated Lower-Tier Interests shall be deemed to receive distributions in respect of interest in an amount equal to the sum of the Interest Distribution Amount and Interest Shortfall in respect of its Related Certificates and the Interest Distribution Amount and Interest Shortfall in respect of the Class X-A Certificates (based on the proportion of the interest accrued at the Class X Strip Rate on each respective Class of Related Certificates to the aggregate interest accrued at the Class X Strip Rate on all of the respective Classes of Related Certificates), to the extent actually distributable thereon as provided in Section 4.1(a). Amounts distributable pursuant to this paragraph, together with amounts distributable pursuant to Section 4.3(b), are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier Distribution Account to be deposited in the Upper-Tier Distribution Account on each Distribution Date.

As of any date, the principal balance of each Uncertificated Lower-Tier Interest shall equal its Lower-Tier Principal Amount. The Pass-Through Rate with respect to each Uncertificated Lower-Tier Interest shall be the rate per annum set forth in the Introductory Statement hereto.

Any amount that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and any Prepayment Fees distributed pursuant to Section 4.3 shall be distributed to the Holders of the Class R Certificates (in respect of the Class LT-R Interest, but only to the extent of the amount remaining in the Lower-Tier Distribution Account, if any).

Distributions to the Holders of the Class R Certificates (in respect of the Class LT-R Interest) from the Lower-Tier Distribution Account and to the Holders of the Class R Certificates (in respect of the Class UT-R Interest) and to other Certificateholders from the Upper-Tier Distribution Account on each Distribution Date shall be made by the Certificate Administrator to each Certificateholder of record on the related Record Date (other than as provided in Section 10.1 in respect of the final distribution), by wire transfer in immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date.

(c)         All amounts distributable to a Class of Certificates pursuant to Section 4.1(a) on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date (after withdrawing any amounts deposited in the Distribution Account in error to the extent funds are available for such purpose) to each Certificateholder of record on the related Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

(d)         The Certificate Administrator shall, as soon as reasonably possible after notice thereof by the Servicer to the Certificate Administrator that the final distribution with respect to any Class of Certificates is expected to be made, post a notice on the Certificate Administrator’s Website pursuant to Section 8.14(b) and mail to each Holder of such Class of Certificates on such date to the effect that:

(i)          the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates shall be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified; and

(ii)          if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificate from and after the end of the Certificate Interest Accrual Period related to such Distribution Date.

(e)         Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one (1) year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. All such amounts shall be held by the Certificate Administrator in trust in accordance herewith until the expiration of a two-year period following such second notice, notwithstanding any termination of the Trust Fund. If within two (2) years after the second notice any such Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall, to the extent permitted by law, hold all amounts distributable to the Holders thereof for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund, at which time such amounts shall be distributed to the Depositor. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.1(e). Any such amounts transferred to the Certificate Administrator shall not be invested.

(f)          The Certificate Administrator shall be responsible for the calculations with respect to distributions from the Trust so long as the Trust Fund has not been terminated in accordance with this Agreement. The Certificate Administrator shall have no duty to recompile, recalculate or verify the accuracy of information provided to it by the Servicer pursuant to Section 3.18(a) and, in the absence of manifest error in such information, may conclusively rely upon it.

(g)         On each Distribution Date, Realized Losses with respect to the Trust Loan shall be allocated to each Class of Certificates in the following order:

first, to the Class HRR Certificates;

second, to the Class F Certificates;

third, to the Class E Certificates;

fourth, to the Class D Certificates;

fifth, to the Class C Certificates;

sixth, to the Class B Certificates; and

seventh, to the Class A Certificates;

in each case until the Certificate Balance of each such Class has been reduced to zero.

(h)         The Notional Amount of the Class X-A Certificates will be reduced by the amount of Realized Losses allocated to the Class A or Class B Certificates.

Section 4.2            Withholding Tax. Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements with respect to payments to Certificateholders and other payees that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for any such withholding and such Certificateholders shall furnish any information as may be required for the Certificate Administrator to comply with any withholding requirements. In the event the Certificate Administrator withholds any amount from interest payments or advances thereof or other amounts to any Certificateholder or payee pursuant to federal withholding requirements, amounts so withheld shall be treated as having been entirely distributed to such Certificateholder or payee, and the Certificate Administrator shall indicate the amount withheld to such Certificateholder or payee through a report.

Section 4.3            Allocation and Distribution of Prepayment Fees and Excess Interest. (a) On each Distribution Date, Prepayment Fees, if any, collected by the Servicer in respect of the Trust Loan during the related Collection Period shall be remitted from the Servicer on the Remittance Date to the Certificate Administrator and shall be distributed by the Certificate

Administrator to the Holders of each Class of Certificates (excluding the Class R Certificates) on the related Distribution Date in the following manner:

(i)          pro rata, between the (x) the group of Class A, Class X-A and Class B (the “YM Group A”) and (y) the group of Class C, Class D, Class E, Class F and Class HRR Certificates (the “YM Group C” and together with the YM Group A, the “YM Groups”), based upon the total amount of principal distributed to all of the Sequential Pay Certificates in each YM Group on such Distribution Date; and

(ii)         among the Classes of Certificates in each YM Group, in the following manner: (A) the holders of each Class of Sequential Pay Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of Prepayment Fees equal to the product of (a) a fraction whose numerator is the amount of principal distributed to such Class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Sequential Pay Certificates in such YM Group on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such Class of Certificates, and (c) the Prepayment Fees collected with respect to the Trust Loan during the related Collection Period and allocated to such YM Group, and (B) any Prepayment Fee amounts allocated to YM Group A collected during the related Collection Period remaining after such distributions shall be distributed to the Class X-A Certificates in such YM Group.

If there is more than one such Class of Certificates entitled to distributions of principal on any particular Distribution Date on which Prepayment Fees are distributable, the aggregate amount of such Prepayment Fees shall be allocated among all such Classes of Certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this Section 4.3.

(b)         All Prepayment Fees distributable pursuant to clause (a) of this Section 4.3 shall first be deemed to have been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Class LA Uncertificated Interest (whether or not the Lower-Tier Principal Amount of such Uncertificated Lower-Tier Interest has been reduced to zero).

(c)          On each Distribution Date, the Certificate Administrator shall withdraw from the Excess Interest Distribution Account any amounts on deposit therein that represent Excess Interest collected on the Trust Loan during the related Collection Period and shall distribute such amounts to the Holders of each Class of Sequential Pay Certificates pro rata based on their respective Original Certificate Balances; provided that if on the Maturity Date less than all Excess Interest due and owing from the Borrower on such date is received from the Borrower, the amount of Excess Interest received shall be paid sequentially to the Sequential Pay Certificates (each such Class being entitled to a share of the amount of Excess Interest due and owing from the Borrower on such date based on its respective Original Certificate Balance). Such Excess Interest shall not be available to make distributions to any other Class of Certificates or to provide credit support for any Class of Certificates or to pay any other amounts to any other party under this Agreement.

Section 4.4            Statements to Certificateholders. (a) On each Distribution Date, based on information provided by the Servicer and the Special Servicer, as applicable, the

Certificate Administrator shall prepare and make available pursuant to Section 8.14(b) to any Privileged Person (including a Privileged Person who provides the Certificate Administrator with an Investor Certification in the form of Exhibit K-2 hereto) and shall deliver to the Initial Purchasers, a statement, based upon information supplied to it by the Servicer and the Special Servicer, as applicable, in respect of the distributions on such Distribution Date (a “Distribution Date Statement”) setting forth:

(i)          for each Class of Regular Certificates (1) the amount of the distributions made on such Distribution Date allocable to interest at the Pass-Through Rate and/or the amount allocable to principal (separately identifying the amount of any principal payments (and specifying the source of such payments)), (2) the amount of any Prepayment Fees collected on the Trust Loan allocable to each Class of Certificates and (3) the amount of interest paid on Advances from Default Interest and allocable to such Class;

(ii)         if the amount of the distribution to the Holders of each Class of Certificates was less than the full amount that would be distributable to such Holders if there were sufficient Available Funds, the amount of the shortfall allocable to such Class, stating separately the amounts allocable to principal and interest;

(iii)        the amount of any Monthly Payment Advance for such Distribution Date;

(iv)        the Certificate Balance or Notional Amount, as the case may be, of each Class of Regular Certificates after giving effect to any distribution in reduction of the Certificate Balance or Notional Amount, as the case may be, on such Distribution Date and the allocation of Realized Losses on such Distribution Date;

(v)         the principal balance of the Trust Loan and the Certificate Balance or Notional Amount of each Class of Certificates as of the end of the Collection Period for such Distribution Date and the amount of Realized Losses allocated to each Class;

(vi)        the aggregate amount of Unscheduled Payments (and the source of such payments) made with respect to the Mortgage Loan during the related Collection Period, and the aggregate amount of such payments allocable to the Trust Loan;

(vii)       identification of any Mortgage Loan Event of Default or any Special Servicing Loan Event, any Servicer Termination Event, any Special Servicer Termination Event or any Operating Advisor Termination Event under this Agreement that in any case has been declared as of the close of business on the second Business Day prior to the end of the immediately preceding calendar month;

(viii)      the amount of the servicing compensation (other than the Servicing Fee) paid to the Servicer and the Special Servicer with respect to such Distribution Date, separately listing any Liquidation Fees or Work-out Fees and any other Borrower charges retained by the Servicer or the Special Servicer and the amount of compensation paid to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and CREFC®, separately listing the Certificate Administrator Fee (including the portion that is the Trustee Fee), the Special Servicing Fee, the Operating Advisor Fee and

the CREFC® Intellectual Property Royalty License Fee with respect to such Distribution Date;

(ix)         the number of days the Borrower is delinquent in the event that the Borrower is delinquent at least thirty (30) days and the date upon which any foreclosure proceedings have been commenced;

(x)          whether the Property, as of the close of business on the Payment Date preceding such Distribution Date had become a Foreclosed Property, together with an identification of same;

(xi)         information with respect to any declared bankruptcy of the Borrower or the Guarantor;

(xii)       as to any item of Collateral released, liquidated or disposed of during the preceding Collection Period, the identity of such item and the amount of proceeds of any liquidation or other amounts, if any, received therefrom during the related Collection Period;

(xiii)      a list of conveyances or transfers of any portion of the Property by the Borrower reported to the Certificate Administrator to the extent not already reported on the CREFC® Reports provided by the Servicer and posted on the Certificate Administrator’s Website;

(xiv)      the aggregate amount of all Advances, if any, not yet reimbursed;

(xv)       the amount of any reimbursement of Nonrecoverable Advances paid to the Servicer or the Trustee;

(xvi)      any Appraisal Reduction Amount and any Trust Appraisal Reduction Amount;

(xvii)     the amount of Default Interest, if any, and late payment charges, if any, paid by the Loan Parties during the related Collection Period;

(xviii)    an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates with respect to the related Distribution Date;

(xix)       the aggregate amount of any Trust Fund Expenses reimbursable or payable by the Loan Parties under the Mortgage Loan Agreement, and the amount collected from the Loan Parties in respect of such Trust Fund Expenses;

(xx)        the amount and type of Prepayment Fees, if any, collected in respect of the Trust Loan during the related Collection Period and distributed on such Distribution Date to the Certificateholders or the Companion Loan Holders; and

(xxi)       the Trust Note Rate and Net Trust Note Rate for each Trust Note and the related Mortgage Loan Interest Accrual Period.

The Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer may agree to enhance the reporting requirements of the Distribution Date Statement without Certificateholder approval.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate upon written request to the Certificate Administrator, a statement containing the information set forth in clauses (i) and (ii) above as to the applicable Class, aggregated for such calendar year or applicable portion of such year during which such Person was a Certificateholder, together with such other information as required by applicable law, or that a Certificateholder or Beneficial Owner of a Certificate reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year or as otherwise required by law. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

(b)         The Certificate Administrator shall make the Distribution Date Statement available to Privileged Persons (including for this purpose a Privileged Person who provides the Certificate Administrator with an Investor Certification in the form of Exhibit K-2 hereto) on each Distribution Date pursuant to Section 8.14(b). The Certificate Administrator’s obligation to provide such information shall be contingent on the Certificate Administrator’s receipt of such information from the Servicer and the Special Servicer, as applicable. The Certificate Administrator shall be entitled to rely on such information provided to it by the Servicer or the Special Servicer without independent verification. To the extent that the information required to be furnished by the Servicer is based on information required to be provided by the Loan Parties or the Special Servicer, the Servicer’s obligation to furnish such information to the Certificate Administrator shall be contingent on its receipt of such information from the Loan Parties or the Special Servicer, as applicable. To the extent that information required to be furnished by the Special Servicer is based on information required to be provided by the Loan Parties, the Special Servicer’s obligation to furnish such information shall be contingent upon receipt of its receipt of such information from the Loan Parties. The Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to rely on information supplied by the Loan Parties without independent verification.

The Certificate Administrator shall, to the extent provided to it by the Servicer in electronic format, make available to Privileged Persons pursuant to Section 8.14(b) reports or analyses of net operating income from the Property. Such net operating income reports or analyses shall be prepared pursuant to Section 3.18 by the Servicer in CREFC® format based on the quarterly, annual and periodic statements and rent rolls with respect to the Property obtained by the Servicer from the Loan Parties or the Special Servicer.

If so authorized by the Depositor, the Certificate Administrator may make available on its Internet website to any Privileged Person certain other information with respect to the Trust Loan (subject to the limitations of Section 3.18).

In addition, the Certificate Administrator shall make available on its website such information as set forth in Section 8.14(b).

Section 4.5            Investor Q&A Forum; Investor Registry and Rating Agency Q&A Forum. (a) The Certificate Administrator shall make available, only to Privileged Persons (which for this purpose excludes a Privileged Person who provided the Certificate Administrator with an Investor Certification substantially in the form of Exhibit K-2 hereto), the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and Beneficial Owners of Certificates who provide the Certificate Administrator with an Investor Certification substantially in the form of Exhibit K-1 may submit questions to (a) the Certificate Administrator relating to the Distribution Date Statement, (b) the Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to Section 8.14(b)(ii)(B), the Trust Loan or the Property and (c) the Operating Advisor relating to annual or other reports or recommendations to replace the Special Servicer prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Servicer, the Special Servicer or the Operating Advisor, the Certificate Administrator shall forward the Inquiry to the appropriate Person (as identified to the Certificate Administrator by the Servicer, the Special Servicer or the Operating Advisor, as applicable) in each case via electronic mail within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be by email to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, the Mortgage Loan Documents or this Agreement, (iv) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or would result in significant additional cost or expense to, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, (vi) answering any Inquiry would result in the disclosure of communications between the Directing Certificateholder and the Special Servicer, (vii) answering any Inquiry would require the disclosure of Privileged Information or (viii) answering any Inquiry is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator of such determination. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Trust and Servicing Agreement provides that the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Trust and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any

Inquiry would be in violation of applicable law or the Mortgage Loan Documents, (iv) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, (vi) answering any Inquiry would result in the disclosure of communications between the Directing Certificateholder and the Special Servicer, (vii) answering any Inquiry would require the disclosure of Privileged Information or (viii) answering any Inquiry is otherwise, for any reason, not advisable to answer, no inference should be drawn from the fact that the Certificate Administrator, the Servicer, the Special Servicer and/or the Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum shall be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Initial Purchasers or any of their respective Affiliates. None of the Initial Purchasers, the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. No party shall post or otherwise disclose direct communications with the Directing Certificateholder as part of its response to any Inquiries; provided, that the Certificate Administrator shall have no obligation to review any inquiry or answer received by it for posting to the Investor Q&A Forum to determine if such inquiry or answer contains any such direct communication with the Directing Certificateholder, or otherwise to consult with the party from whom such Inquiry or answer is received to confirm the same, and the Certificate Administrator shall have no liability in connection with its posting to the Investor Q&A Forum of any Inquiry or answer containing such direct communication. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website.

(b)         The Certificate Administrator shall make available to any Certificateholder and any Beneficial Owner the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain contact information with respect to any other Certificateholder or Beneficial Owner that has so registered. Any Person registering to use the Investor Registry shall certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to Persons entitled to access the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and e-mail address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)         The Certificate Administrator shall, with the consent of the Depositor, make the Distribution Date Statements, CREFC® Reports, and supplemental notices available to certain market data providers upon receipt by the Certificate Administrator from such Person of a certification substantially in the form of Exhibit O hereto, which certification may be submitted electronically via the Certificate Administrator’s Website. The Depositor hereby consents to the provision of such information to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Thomson Reuters, Moody’s Analytics, MBS Data, LLC and Markit Group Limited (each, a “Financial Market Publisher”), and the provision of such information shall not constitute a breach of this Agreement by the Certificate Administrator.

(d)         The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, (ii) submit inquiries to the Servicer or the Special Servicer, as applicable, relating to the reports prepared by such parties, (iii) submit requests for information about the Trust Loan or the Property (each such submission identified in sub-clauses (i), (ii) and (iii) hereof, a “Rating Agency Inquiry”) or (iv) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto. Upon receipt of a Rating Agency Inquiry for the Servicer, the Special Servicer or the Certificate Administrator, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the appropriate Person, in each case within a commercially reasonable period of time following receipt thereof. Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by e-mail to the 17g-5 Information Provider. The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry and the related response (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool. If the Certificate Administrator, the Servicer or the Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, Accepted Servicing Practices, this Agreement or the Mortgage Loan Documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product of, any counsel engaged by the Certificate Administrator, the Servicer or the Special Servicer, as applicable, or (iii)(A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Servicer or the Special Servicer, as applicable, determines in accordance with Accepted Servicing Practices (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g-5 Information Provider by e-mail of such determination. The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider will not be liable for the failure by any other such Person to answer any such Rating Agency Inquiry. Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other Person. None of the Initial Purchasers, the Depositor, or any of their respective Affiliates will certify to any of the information posted in the Rating Agency Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

Section 4.6             Grantor Trust Reporting.

(a)         The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of each Grantor Trust.

(b)         The parties intend that each Grantor Trust be treated as a "grantor trust" under the Code, and the provisions thereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall not intentionally or knowingly vary the assets of the Grantor Trust so as to take advantage of market fluctuations so as to improve the rate of return of the Regular Certificates. The Certificate Administrator shall file or cause to be filed with the IRS Form SS-4, Form 1041, Form 1099 or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the applicable Certificates their allocable share of income and expense, as such amounts are received or accrue, as applicable.

(c)         Each Grantor Trust is a WHFIT that is a WHMT. The Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. With respect to the applicable Classes of Certificates, the Certificate Administrator is hereby directed to assume that the Depository is the only “middleman” as defined by the WHFIT Regulations unless it has actual knowledge to the contrary or is notified by the Depositor. The Certificate Administrator will not be liable for any tax reporting penalties that may arise under the WHFIT Regulations in the event that the IRS makes a determination that is contrary to the first sentence of this paragraph.

(d)         The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via its website) WHFIT information with respect to each Grantor Trust to the Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(e)         The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, shall be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the Beneficial Owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(f)          To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to make available the CUSIPs for the Certificates that represent ownership of a WHFIT. The CUSIPs so published shall represent the Rule 144A CUSIPs. The Certificate Administrator will not make available any associated Regulation S CUSIPs. Absent the receipt of a CUSIP, the Trustee shall use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

ARTICLE 5.

THE CERTIFICATES

Section 5.1             The Certificates.

(a)         The Certificates shall be issued in substantially the respective forms set forth as Exhibits A-1 through A-9 hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

(b)         The Certificates of each Class of Sequential Pay Certificates shall be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. If the Initial Certificate Balance of any Class of Sequential Pay Certificates does not equal an integral multiple of $1,000, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized Original Certificate Balance that includes the excess of (i) the Original Certificate Balance of such Class over (ii) the largest integral multiple of $1,000 that does not exceed such amount. The Class X-A Certificates shall be issued only in minimum denominations of authorized initial Notional Amount of not less than $1,000,000 and integral multiples of $1 in excess thereof. The Class R Certificates shall be issued in minimum Percentage Interests of 10% of such Class R Certificates and integral multiples of 1% in excess thereof.

(c)          One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

(d)         During the Risk Retention Period, the Risk Retention Certificates shall only be held as a Definitive Certificate in the Third Party Purchaser Safekeeping Account by the Certificate Administrator (and the Holder of the Risk Retention Certificates shall be registered on the Certificate Register), unless otherwise consented to by the Retaining Sponsor. During the Risk Retention Period, the Certificate Administrator shall hold the Risk Retention Certificates in safekeeping and shall release the same only upon receipt of written instructions in accordance with Section 5.1(e), and in accordance with any authentication procedures as may be utilized by the Certificate Administrator and in accordance with this Agreement. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Third Party Purchaser Safekeeping Account” and into which the Risk Retention Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Third Party Purchaser Safekeeping Account for the Holder of the Risk Retention Certificates. The Risk Retention Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the Risk Retention Certificates shall be remitted to the Third Party Purchaser Safekeeping Account, but shall be remitted directly to the Holder of the Risk Retention Certificates in accordance with written instructions (which shall be in the form of Exhibit P to this Agreement) provided separately by the Holder of the Risk Retention Certificates to the Certificate Registrar. Under no circumstances by virtue of safekeeping the Risk Retention Certificates shall the Certificate Administrator (i) be obligated to bring legal action or institute proceedings against any Person on behalf of the Holder of the Risk Retention Certificates or (ii) have any obligation to monitor, supervise or enforce the performance of any party under the Risk Retention Agreement. The Certificate Administrator shall be entitled to conclusively rely with no obligation to verify, confirm or otherwise monitor the accuracy of any information included in any written instructions provided in connection with this Third Party Purchaser Safekeeping Account and shall have no liability in connection therewith, other than, subject to Section 5.1(e), with respect to the Certificate Administrator’s obligation to obtain the Retaining Sponsor’s consent prior to any release of the Risk Retention Certificates. The Certificate Administrator shall hold the Definitive Certificate representing the Risk Retention Certificates at the below location, or any other location; provided the Certificate Administrator has given notice to the Holder of the Risk Retention Certificates of such new location:

Wells Fargo Bank, National Association
Attention: Security Control and Transfer (SCAT)
MAC: N9345-010
425 E. Hennepin Avenue
Minneapolis, Minnesota 55414

On the Closing Date, and upon completion of any transfer during the Risk Retention Period, the Certificate Administrator shall deliver written confirmation to the Depositor, the Retaining Sponsor and the Third Party Purchaser substantially in the form of Exhibit BB to this Agreement evidencing its receipt of the Risk Retention Certificates.

The Certificate Administrator shall make available to the Holder of the Risk Retention Certificates a statement of Third Party Purchaser Safekeeping Account as mutually agreed upon by the Certificate Administrator and the Holder of the Risk Retention Certificates, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the Risk Retention Certificates shall be subject to Article 5 of this Agreement.

(e)         In the event the Third Party Purchaser seeks to cause the release of any Risk Retention Certificates from the Third Party Purchaser Safekeeping Account, the Third Party Purchaser shall deliver to the Certificate Administrator (i) a written request for such release and (ii) a written request for the Retaining Sponsor’s consent to such release substantially in the form of Exhibit J-6. Promptly upon receipt of such request for the Retaining Sponsor’s consent, the Certificate Administrator shall forward such request to the Retaining Sponsor, the Depositor and counsel via electronic mail to the addresses listed on such form (or such other method and/or address(es) as may hereafter be furnished by the Retaining Sponsor to the Certificate Administrator in writing). The Certificate Administrator may not consent to, or otherwise permit, any such release without obtaining the Retaining Sponsor’s countersigned request for consent; provided that if the Retaining Sponsor fails to respond (which response, for the avoidance of doubt, may include an acknowledgement of such request (other than an automated email response)) in writing to the Certificate Administrator within 10 Business Days after the Retaining Sponsor’s receipt of any such written request for the Retaining Sponsor’s consent, such release will be deemed to have been approved by the Retaining Sponsor. The Certificate Administrator shall be indemnified and held harmless for any release in connection with the preceding, in accordance with the terms set forth in Section 8.3.

Section 5.2           Form and Registration. (a) Each Class of the Certificates (other than the Risk Retention Certificates and the Class R Certificates) sold to an institution that is a non-U.S. Securities Person in “offshore transactions” (as defined in Rule 902(h) of Regulation S) in reliance on Regulation S shall initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of the Euroclear System (“Euroclear”) and/or Clearstream Banking, Luxembourg (“Clearstream”). Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class (each, a “Regulation S Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.3(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless an exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(b)         Except as otherwise set forth in this Agreement, Certificates of each Class (other than the Class HRR Certificates) offered and sold to QIBs in reliance on Rule 144A under the Act (“Rule 144A”) shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate” and, collectively with the Temporary Regulation S Global Certificates and the Regulation S Global Certificates, the “Global Certificates”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Rule 144A Global Certificate.

(c)         Certificates of each Class (other than the Class R Certificates) that are initially offered and sold to investors that are Institutional Accredited Investors that are not QIBs, the Risk Retention Certificates (during the Risk Retention Period) and the Class R Certificates (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, issued in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective Beneficial Owners or owners; provided, that prior to such transfer the investor (other than the initial investor in the Class R Certificates) executes and delivers to the Certificate Registrar an Investment Representation Letter.

(d)         Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of Definitive Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will Definitive Certificates be issued to Beneficial Owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

Section 5.3            Registration of Transfer and Exchange of Certificates. (a) The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Servicer and the Special Servicer any notices from the Certificateholders.

(b)         Subject to the restrictions on transfer set forth in this Article 5, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)         Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in a Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an institution who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit C hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)         Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in a Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit D hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, (B) that the Certificate being transferred is not a “restricted security” as defined in Rule 144 under the Act or (C) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Global Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)         Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary

Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate, a certificate in the form of Exhibit E hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a QIB and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)          Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit F hereto from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)         Non-Book Entry Certificate to Global Certificate. If a Holder of a Non-Book Entry Certificate (other than a Risk Retention Certificate during the Risk Retention Period or a Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Global Certificate, such Holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such Holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit G hereto (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit H hereto (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit I hereto (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled.

(h)         Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.2(d), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Global Certificate, Temporary Regulation S Global Certificate or Regulation S Global Certificate or to a transferee of a Non-Book Entry Certificate (or any portion thereof).

(i)          Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)          Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(k)         If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Act or, with respect to Non-Book Entry Certificates, that such Certificates are not “restricted” within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)          All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)        No Class E, Class F, Class HRR or Class R Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or (ii) any Person acting on behalf of any such Plan or using the assets of a Plan to purchase such Certificate, other than, in the case of the Class E, Class F or Class HRR Certificates an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of such Class E, Class F or Class HRR Certificates by such insurance company will be exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and Code Section 4975 under Sections I and III of U.S. Department of Labor Prohibited Transaction Class Exemption 95-60, or in the case of Plan subject to Similar Law, where the acquisition, holding and disposition of any such Certificate will not constitute or result in a non-exempt violation under Similar Law. Each prospective transferee of a Class E, Class F, Class HRR or Class R Certificate in the form of a Definitive Certificate shall deliver to the transferor, the Certificate Registrar and the Certificate Administrator a representation letter, substantially in the form of Exhibit J-3, stating that the prospective transferee is not a Person described in clause (i) or (ii) of the preceding sentence. Each transferee of an interest in a Class E, Class F, Class HRR or Class R Certificate represented by a Global Certificate shall be deemed to represent that it is not a Person described in clause (i) or clause (ii) of the second preceding sentence. No Class A, Class X-A, Class B, Class C or Class D Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any Person acting on behalf of any such Plan or using the assets of a Plan to purchase such Certificate, unless (A) the purchaser is an “accredited investor” within the meaning of Rule 501(a)(1) of Regulation D of the Act and (B) the acquisition, holding and disposition of such Certificate by the purchaser will not constitute or otherwise result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code (or a similar non-exempt violation of Similar Law). Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

In addition, each purchaser of Certificates (other than the Class R Certificates) that is a Plan subject to ERISA or to Section 4975 of the Code (an “ERISA Plan”) or that is acting on behalf of any such ERISA Plan or using the assets of an ERISA Plan will be deemed to have represented and warranted that: (i) none of the Depositor, the Trustee, the Initial Purchasers, the Certificate Administrator, the Special Servicer or the Servicer or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the ERISA Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any such Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any such Certificates (unless an applicable prohibited transaction exemption is available (all of the applicable conditions of which are satisfied) to cover the purchase or holding of the Certificates or the transaction is not otherwise prohibited) and (ii) the ERISA Plan fiduciary making the decision to acquire such Certificates is exercising its own independent judgment in evaluating the investment in such Certificates.

(n)         Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)          Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the Beneficial Owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition of a Residual Ownership Interest by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)         No Residual Ownership Interest may be transferred, and no such transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto.

In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit J-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (6) it is a QIB purchasing for its own account, or a Person purchasing for the account of another QIB, and (7) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.3(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit J-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)        Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, such Persons shall in no event be excused from furnishing such information.

(iv)        The Class R Certificates may only be issued as Definitive Certificates and transferred to and owned by QIBs.

(o)         No transfer, sale, pledge or other disposition of any Certificate or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws, or is otherwise made in accordance with the Act and such state securities laws. Neither the Depositor, the Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator nor the Certificate Registrar are obligated to register or qualify the Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification.

(p)         At all times during the Risk Retention Period if a transfer of the Risk Retention Certificates is to be made, then the following documents shall be submitted to the Certificate Administrator at Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Risk Retention Custody (CMBS) – KREST 2021-CHIP, who shall facilitate such transfer with the Certificate Registrar who shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) each of the following: (A) an executed written request for the Retaining Sponsor’s consent to such release for the purposes of transfer substantially in the form attached hereto as Exhibit J-6, (B) a certification from such Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit J-4, (C) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit J-5, (D) a W-9 completed by the prospective transferee and (E) wire instructions and contact information of the prospective transferee. Upon receipt of the foregoing documents, the Certificate Registrar shall, subject to Section 5.1(d), Section 5.1(e) and Section 5.3, reflect the Risk Retention Certificates in the name of the prospective transferee and shall deliver written confirmation to the transferee with a copy via email to each of the Retaining Sponsor, and the transferor, of such transfer and the safekeeping of such Risk Retention Certificates in the form of Exhibit BB to this Agreement. After the termination of the Risk Retention Period, if a transfer of the Risk Retention Certificates is to be made, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt may conclusively rely upon) each of the following: (A) either (x) the original Risk Retention Certificates released to the Certificate Registrar or (y) an executed written request for the Retaining Sponsor’s consent to such release for the purposes of transfer substantially in the form attached hereto as Exhibit J-6, (B) a certification from such Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit J-4 and (C) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit J-5. For the avoidance of doubt, in no event shall the Risk Retention Certificates be held as a Global Certificate during the Risk Retention Period.

Section 5.4            Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new

Certificate of like tenor and interest in the Trust Fund. In connection with the issuance of any new Certificate under this Section 5.4, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.4 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.5            Persons Deemed Owners. The Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, or any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification by a Beneficial Owner (or prospective transferee of a Certificate), such party to this Agreement shall distribute such report, statement or other information to such Beneficial Owner (or such prospective transferee).

Section 5.6             Access to List of Certificateholders’ Names and Addresses; Special Notices.

The Certificate Registrar shall maintain in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (a) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (b) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (c) provides a copy of the communication which such Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, afford such Certificateholder access during normal business hours to a current list of the Certificateholders. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar and the Certificate Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived. The Servicer, the Special Servicer, the Trustee and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor and any reasonable costs associated therewith shall be a Trust Fund Expense.

Upon the written request of any Certificateholder or Beneficial Owner that (a) has provided an Investor Certification, (b) states that such Certificateholder or Beneficial Owner desires the Certificate Administrator to transmit a notice to all Certificateholders or Beneficial Owner stating that such Certificateholder or Beneficial Owner wishes to be contacted by other Certificateholders or Beneficial Owners, setting forth the relevant contact information and briefly stating the reason for the requested contact (a “Special Notice”) and (c) provides a copy of the Special Notice which such Certificateholder or Beneficial Owner proposes to transmit, the Certificate Administrator shall post such Special Notice to the Certificate Administrator’s Website pursuant to Section 8.14(b) and shall mail such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder and Beneficial Owner, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.7            Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at Wells Fargo Bank, National Association, 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, MN 55415 as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders and the Loan Parties of any change in the location of the Certificate Register or any such office or agency.

ARTICLE 6.

THE DEPOSITOR, THE SERVICER, THE SPECIAL SERVICER AND THE OPERATING ADVISOR

Section 6.1             Respective Liabilities of the Depositor, the Servicer, the Special Servicer and the Operating Advisor. The Depositor, the Servicer, the Special Servicer and the Operating Advisor each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.2            Merger or Consolidation of the Servicer or the Special Servicer. Each of the Servicer, the Special Servicer and the Operating Advisor shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

Any Person into which the Servicer, the Special Servicer or the Operating Advisor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Servicer, the Special Servicer or the Operating Advisor shall be a party, or any Person succeeding to the business of the Servicer, the Special Servicer or the Operating Advisor shall be the successor of the Servicer or Special Servicer, as the case may be, hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Servicer, Special Servicer or Operating Advisor hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, unless such successor or surviving Person is the Servicer, the Special Servicer or the Operating Advisor, each of the Certificate Administrator and the Trustee shall have received a Rating Agency Confirmation before any such surviving Person shall be deemed to be the successor of the Servicer, the Special Servicer or the Operating Advisor, as the case may be, hereunder.

Section 6.3            Limitation on Liability of the Depositor, the Servicer, the Special Servicer, the Operating Advisor and Others. (a) Neither the Depositor, the Servicer, the Special Servicer, the Operating Advisor nor any of their respective directors, officers, members, managers, partners, employees, Affiliates or agents shall be under any liability to the Trust, the Certificateholders, any Companion Loan Holder or the Directing Certificateholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, actions taken or not taken at the direction of Certificateholders or the Companion Loan Holders that does not violate any law or Accepted Servicing Practices or the provisions of this Agreement or the Co-Lender Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer, the Special Servicer, the Operating Advisor or any such other Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of negligent disregard of its obligations and duties hereunder. The Depositor, the Servicer, the Special Servicer, the Operating Advisor and any of their respective directors, officers, employees, members, managers, partners, Affiliates or agents may reasonably rely on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer, the Special Servicer, the Operating Advisor and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (“Controlling Persons”), shall be indemnified by the Trust (in accordance with the procedures set forth in Section 3.4(c)) and held harmless against any loss, liability, claim, demand or expense (including reasonable legal fees and expenses and costs of enforcing this indemnity) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to this Agreement, the Mortgage Loan, the Co-Lender Agreement, the Property, or the Certificates (except as any such loss, liability or expense shall be otherwise reimbursable and reimbursed pursuant to this Agreement), other than any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence by it in the performance of its duties hereunder or by reason of its negligent disregard of its obligations and duties hereunder. Neither the Depositor, the Operating Advisor, the Servicer nor Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor, the Operating Advisor, the Servicer or the Special Servicer may, in its discretion, undertake any such action which it may deem necessary or desirable (in the case of the Servicer or Special Servicer, in accordance with Accepted Servicing Practices) in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liabilities of the Trust, and the Depositor, the Operating Advisor, the Servicer and the Special Servicer shall be entitled to be reimbursed therefor pursuant to Section 3.4(c) from funds on deposit in the Collection Account or the Distribution Account. Subject to Section 6.6, neither the Servicer nor the Special Servicer shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates or for the use or application by the Trustee or Certificate Administrator of any funds paid to the Trustee or the Certificate Administrator, as applicable, in respect of the Mortgage Loan deposited into or withdrawn from the Distribution Account or any account (other than the Collection Account and the Foreclosed Property Account and any other account maintained by the Servicer, the Special Servicer or any Sub-Servicer

pursuant to this Agreement) maintained by or on behalf of the Trustee or the Certificate Administrator (except to the extent that any such account is held by the Servicer or the Special Servicer in its commercial capacity), or for investment of such amounts (other than investments made with the Servicer or the Special Servicer in its commercial capacity).

(b)         In order to comply with Applicable Banking Law, the Servicer and the Special Servicer, as the case may be, may be required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Servicer or the Special Servicer. Accordingly, each of the parties hereto agrees to provide to the Servicer and the Special Servicer, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Servicer and the Special Servicer to comply with Applicable Banking Law.

(c)          The Depositor shall not have rights or be obligated to monitor or supervise the performance of the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator under this Agreement.

Section 6.4             Servicer and Special Servicer Not to Resign; Replacement of Servicer or Special Servicer. (a) Each of the Servicer and Special Servicer may resign and assign its rights and delegate its duties and obligations under this Agreement to any Person or to an entity, provided that:

(i)          the Person accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution having a net worth of not less than $25,000,000, organized and doing business under the laws of the United States or of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of the Servicer or the Special Servicer, as the case may be, of the Mortgage Loan, (B) shall execute and deliver to the Trustee an agreement in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer or the Special Servicer, as the case may be, under this Agreement from and after the date of such agreement; provided, however that to the extent such agreement modifies in any respect any of the covenants, terms or conditions in this Agreement to be performed by the Servicer or the Special Servicer, as the case may be, such agreement shall be subject to the approval of the Trustee, such approval not to be unreasonably withheld, (C) shall make such representations and warranties of the Servicer or the Special Servicer, as the case may be, as provided in Section 2.5 or 2.6, as applicable, and (D) shall not be a Borrower Affiliate;

(ii)         Rating Agency Confirmation has been received;

(iii)        the Servicer or the Special Servicer, as the case may be, shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.4(a);

(iv)        the rate at which any servicing compensation (or any component thereof) is calculated shall not exceed the rate specified herein; and

(v)         the Servicer or the Special Servicer, as the case may be, shall reimburse the Trustee, the Trust, and the Rating Agency for any expenses of such assignment, sale or transfer.

Upon satisfaction of the foregoing requirements and acceptance of such assignment, such Person shall be the successor Servicer or the Special Servicer, as the case may be, hereunder.

(b)         Subject to (and except as otherwise provided in) the provisions of Sections 6.2 and 6.4(a), neither the Servicer nor the Special Servicer shall resign from its obligations and duties hereby imposed on it, except upon determination that performance of its duties hereunder is no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Servicer or the Special Servicer, as the case may be, shall be evidenced by an Opinion of Counsel delivered to the Trustee, the Depositor, and, so long as no Consultation Termination Event is continuing, the Directing Certificateholder. No resignation by the Servicer or the Special Servicer, as applicable, under this Agreement shall become effective until the Trustee or a successor Servicer or Special Servicer, as applicable, shall have assumed the responsibilities and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement in accordance with Section 7.2. Notwithstanding the previous sentence, each of the Servicer and the Special Servicer may assign its duties and obligations under this Agreement under certain limited circumstances as described herein. In connection with any such resignation, the successor special servicer shall either (i) prior to a Control Event, be appointed by the Directing Certificateholder in accordance with Section 7.1; or (ii) after a Control Event, be appointed by the Trustee and otherwise satisfy the requirements for a successor special servicer set forth in Section 6.4(a).

Section 6.5             Ethical Wall.

(a)         The Servicer shall maintain reasonable policies and procedures, taking into account the nature of its business, to ensure that divisions and individuals of the Servicer making Investment Decisions (such division and individuals, “Servicer Investment Personnel”) will not obtain Confidential Information from the division and individuals of the Servicer who are involved in the performance of the duties of the Servicer hereunder (such divisions and individuals, “Servicer Servicing Personnel”) and the Servicer Servicing Personnel will not obtain information regarding Investments from Servicer Investment Personnel. The Servicer represents that policies and procedures restricting the flow of information exist, and shall be maintained by the Servicer, between Servicer Investment Personnel, on the one hand, and Servicer Servicing Personnel, on the other, and that such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from Servicer Servicing Personnel to Servicer Investment Personnel and (b) policies and procedures against the disclosure of information regarding Investments from Servicer Investment Personnel to Servicer Servicing Personnel. The senior management personnel of the Servicer and/or its Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not participate in or use that information to influence Investment Decisions; nor may they pass that information to others for use in such activities; nor may such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities use that information to influence servicing recommendations. Notwithstanding anything herein to the contrary, the delivery or provision by the Servicer of information or reports as required by this Agreement shall not constitute a violation or default of this Section 6.5(a).

(b)         The Special Servicer shall maintain reasonable policies and procedures, taking into account the nature of its business, to ensure that divisions and individuals of the Special Servicer making Investment Decisions (such division and individuals, “Special Servicer Investment Personnel”) will not use Confidential Information received from the division and individuals of the Special Servicer who are involved in the performance of the duties of the Special Servicer hereunder (such divisions and individuals, “Special Servicer Servicing Personnel”) in a manner that violates any applicable law including, but not limited to, any securities laws and the Special Servicer Investment Personnel will not provide information regarding its decisions relating to Investments in the Certificates to Special Servicer Servicing Personnel. The Special Servicer represents that policies and procedures restricting the flow of information exist, and shall be maintained by the Special Servicer, between Special Servicer Investment Personnel, on the one hand, and Special Servicer Servicing Personnel, on the other, and that such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from Special Servicer Servicing Personnel to Special Servicer Investment Personnel and (b) policies and procedures restricting the disclosure of information regarding Special Servicer Investment Personnel decisions relating to Investments in the Certificates to Special Servicer Servicing Personnel. The senior management personnel of the Special Servicer and/or its Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not use that information to influence Investment Decisions with respect to the Certificates; nor may they pass that information to others for use in such activities, to the extent the use of such Confidential Information violates the securities laws; nor may such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities use that information to influence servicing recommendations. Notwithstanding anything herein to the contrary, the delivery or provision by the Special Servicer of information or reports as required by this Agreement shall not constitute a violation or default of this Section 6.5(b).

The Servicer and the Special Servicer shall afford the Depositor, upon reasonable notice, during normal business hours access to all non-confidential, non-proprietary records, including those in electronic form, documentation, records or any other information regarding the Trust Loan that are in its possession or control hereunder and access to its officers responsible therefor. The Depositor shall not have any responsibility or liability for any action or failure to act by the Servicer or the Special Servicer and is not obligated to supervise the performance of the Servicer and the Special Servicer under this Agreement or otherwise.

Section 6.6            Indemnification by the Servicer, the Special Servicer, the Operating Advisor and the Depositor. (a) Each of the Servicer, the Special Servicer, the Operating Advisor and the Depositor, severally and not jointly, shall indemnify and hold harmless the Trust from and against any claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust that arise out of or are based upon (i) a breach by the Servicer, the Special Servicer, the Operating Advisor or the Depositor, as applicable, of its representations and warranties, as applicable, under this

Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special Servicer, the Operating Advisor or the Depositor in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

(b)         Each of the Servicer and the Special Servicer, severally and not jointly, shall indemnify and hold harmless the Companion Loan Holders from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Companion Loan Holders may sustain in connection with this Agreement that arise out of or are based upon the Servicer’s or the Special Servicer’s, as the case may be, willful misconduct, bad faith or negligence in the performance of its obligations and duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

ARTICLE 7.

SERVICER TERMINATION EVENTS; TERMINATION OF SPECIAL SERVICER WITHOUT CAUSE

Section 7.1            Servicer Termination Events; Special Servicer Termination Events. (a) “Servicer Termination Event,” or “Special Servicer Termination Event” wherever used herein with respect to the Servicer or the Special Servicer, as the case may be, means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)          any failure by the Servicer or the Special Servicer, as applicable, to remit any payment required to be made or remitted by it (other than Advances described under clause (ii) below) when required to be remitted under the terms of this Agreement by 11:00 a.m., New York time, on the Business Day following the day on which such remittance was required to be made;

(ii)         any failure of the Servicer to (a) make any Monthly Payment Advance required to be made pursuant to this Agreement on or prior to the applicable Remittance Date that is not cured by 11:00 a.m., New York time, on the related Distribution Date, (b) make any Administrative Advance required to be made pursuant to this Agreement on or prior to the applicable Remittance Date that is not cured by 11:00 a.m., New York time, on the related Distribution Date, or (c) make any Property Protection Advance required to be made pursuant to this Agreement when the same is due and such failure continues unremedied for ten (10) Business Days (or such shorter period (not less than one Business Day) as would prevent a lapse in insurance or a delinquent payment of real estate taxes or ground rents) following the day on which the Servicer receives notice of such lapse or delinquency thereof or should have received such notice if it had been acting in accordance with Accepted Servicing Practices;

(iii)        any failure by the Servicer or the Special Servicer, as applicable, to observe or perform in any material respect any other of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of thirty (30) days after the day on which written notice of such failure shall have been given to the Servicer or the Special Servicer, as applicable, by the Trustee or to the Servicer or the Special Servicer, as applicable, and the Trustee by the Holders of Sequential Pay Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Sequential Pay Certificates or, with respect to a Companion Loan affected by such breach, by the related Companion Loan Holder; provided, however, that, with respect to any such failure that is not curable within such thirty (30) day period, the Servicer or the Special Servicer, as appropriate, will have an additional cure period of thirty (30) days to effect such cure so long as the Servicer or the Special Servicer, as appropriate, has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to diligently pursue, such cure;

(iv)        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer or the Special Servicer, as applicable, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; provided, however, that, with respect to any such decree or order that cannot be discharged, dismissed or stayed within such sixty (60) day period, the Servicer or the Special Servicer, as applicable, will have an additional period of thirty (30) days to effect such discharge, dismissal or stay so long as it has commenced proceedings to have such decree or order dismissed, discharged or stayed within the initial sixty (60) day period and has diligently pursued, and is continuing to pursue, such discharge, dismissal or stay;

(v)         the Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Servicer or the Special Servicer or of or relating to all or substantially all of its property;

(vi)        the Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vii)       (A) the Servicer or the Special Servicer, as applicable, has failed to maintain a ranking by DBRS Morningstar equal to or higher than “MOR CS3” as a master servicer or a special servicer, as applicable, and such ranking is not reinstated within 60 days of such event (if the Servicer or the Special Servicer, as applicable, has or had a DBRS Morningstar ranking on or after the Closing Date) or (B) if the Servicer or the Special Servicer, as applicable, has not been ranked by DBRS Morningstar on or after the Closing Date, and DBRS Morningstar has qualified, downgraded or withdrawn the then-current ratings or ratings of one or more classes of certificates or placed one or more classes of certificates in this or another commercial mortgage backed securitization on “watch status” in contemplation of a rating downgrade or withdrawal, publicly citing servicing concerns with the Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by DBRS Morningstar within 60 days of such event);

(viii)      a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan Securities, or (B) placed one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), citing servicing concerns with the Servicer or the Special Servicer, as applicable as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within sixty (60) days of such event); and

(ix)         so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer or Special Servicer, as applicable, or any primary servicer, Sub-Servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Servicer or Special Servicer, shall fail to deliver the items required to be delivered to such Other Securitization Trust as required by this Agreement to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act within 5 Business Days of such failure to comply with the requirements set forth in Article 13, including any applicable grace periods (and any Sub-Servicing Entity that defaults in accordance with this Section 7.1(a)(ix) shall be terminated at the direction of the Depositor).

(b)         Upon the occurrence of any Servicer Termination Event or Special Servicer Termination Event, the Trustee shall, upon actual knowledge by a Responsible Officer or receipt of notice from the Servicer or the Special Servicer, promptly notify the Certificate Administrator in writing. The Certificate Administrator shall, upon receipt of such notice (or receipt of a notice from the Servicer or the Special Servicer of the occurrence of a Servicer Termination Event or Special Servicer Termination Event), (i) post such notice on the Certificate Administrator’s Website pursuant to Section 8.14(b), (ii) provide such notice to the 17g-5 Information Provider who shall post written notice thereof to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), (iii) provide notice to the Companion Loan Holders, and (iv) provide notice of the same to the Certificateholders by mail, to the addresses set forth on the Certificate Register, unless the related Servicer Termination Event or Special Servicer Termination Event, as applicable, shall have been cured or waived. For avoidance of doubt, (i) the occurrence of a Servicer Termination Event with respect to the Servicer shall not cause there to have occurred a Special Servicer Termination Event with respect to the Special Servicer unless the relevant event also constitutes a Special Servicer Termination Event and (ii) the occurrence of a Special Servicer Termination Event with respect to the Special Servicer shall not cause there to have occurred a Servicer Termination Event with respect to the Servicer unless the relevant event also constitutes a Servicer Termination Event. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Trustee of any Servicer Termination Event or Special Servicer Termination Event of which the Depositor becomes aware.

(c)         If a Servicer Termination Event or Special Servicer Termination Event shall occur then, and in each and every such case, so long as such Servicer Termination Event or Special

Servicer Termination Event shall not have been remedied, either (i) the Trustee may, or (ii) upon the written direction of Holders of Sequential Pay Certificates having at least 25% of the Voting Rights (taking into account the application of the Trust Appraisal Reduction Amount to notionally reduce the Certificate Balances of the Certificates) of the Sequential Pay Certificates or, if affected thereby, of the applicable Companion Loan Holders (solely with respect to a Special Servicer Termination Event), the Trustee shall terminate all of the rights and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement, other than rights and obligations accrued prior to such termination, and in and to the Mortgage Loan and the proceeds thereof by notice in writing to the Servicer or the Special Servicer, as applicable; provided that, notwithstanding anything to the contrary, if a Special Servicer Termination Event under clauses (i), (iii), (ix) and/or (x) of Section 7.1(a) only has an adverse effect on a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, but has no adverse effect on the Trust Loan, the Certificateholders or a rating on any of the Certificates, then (A) the Special Servicer shall not be terminated by the Trustee pursuant to clause (i) above of this sentence without the written direction of the affected Companion Loan Holders or upon the written direction of the Holders of Certificates pursuant to clause (ii) above of this sentence, and (B) (x) with respect to a Special Servicer Termination Event under clause (x) of Section 7.1(a), the related Other Depositor shall be able to require termination of the Special Servicer pursuant to clause (ii) above of this sentence. In addition, (A) if any Servicer Termination Event on the part of the Servicer affects a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, and if the Servicer is not otherwise terminated or (B) if a Servicer Termination Event on the part of the Servicer affects only a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, then the Servicer may not be terminated by or at the direction of the related Companion Loan Holder or the holder of any Companion Loan Securities, but upon the written direction of the related Companion Loan Holder, the Servicer will be required to appoint a sub-servicer that will be responsible for servicing the Mortgage Loan. Upon any termination of the Servicer or the Special Servicer, as applicable, or appointment of a successor to the Servicer or the Special Servicer, as applicable, the Trustee shall notify the Certificate Administrator and the Certificate Administrator shall post such written notice thereof on the Certificate Administrator’s Website and provide the same to the 17g-5 Information Provider who shall post written notice thereof to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), and thereafter, give written notice to the Depositor, the Companion Loan Holders and the Certificateholders by mail to the addresses set forth in the Certificate Register. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Trustee of any Servicer Termination Event or Special Servicer Termination Event of which the Depositor becomes aware. Prior to the occurrence and continuance of a Control Event, the Directing Certificateholder shall have the right to select the successor special servicer following any Special Servicer Termination Event.

(d)         Prior to the occurrence and continuance of a Control Event, and subject to the right of the Operating Advisor to recommend the termination of the Special Servicer and recommend a Qualified Replacement Special Servicer and the right of the Certificateholders to approve the replacement of the Special Servicer with such Qualified Replacement Special Servicer pursuant to this Section 7.1(i), the Directing Certificateholder shall have the right to direct the Trustee to terminate the Special Servicer (subject to such terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances, and other rights set forth in this Agreement which survive termination) at any time, with or without cause, and the

Directing Certificateholder shall have the right to, and shall, appoint a successor special servicer who shall execute and deliver to the other parties hereto an agreement, in form and substance reasonably satisfactory to the Trustee, whereby the successor Special Servicer agrees to assume and perform punctually the duties of the Special Servicer specified in this Agreement; provided that the Trustee shall have received a Rating Agency Confirmation from the Rating Agency prior to the termination of the Special Servicer. The Special Servicer shall not be terminated pursuant to this paragraph until a successor special servicer shall have been appointed. The Directing Certificateholder shall pay any costs and expenses incurred by the Trustee or the Trust in connection with the removal and appointment of a Special Servicer pursuant to this paragraph (unless such removal is based on any of the events or circumstances set forth in Section 7.1(a)). Notwithstanding anything to the contrary in this Agreement, no successor special servicer appointed by the Directing Certificateholder (including, without limitation, the initial Special Servicer) pursuant to Section 6.4, Section 7.1(c) or this Section 7.1(d) or otherwise pursuant to this Agreement shall be required to meet any independent net worth or similar financial covenant; provided, however, that notwithstanding the foregoing, any successor special servicer (i) shall satisfy the eligibility requirements applicable to the Special Servicer contained in this Agreement; (ii) shall not be a Borrower Affiliate or the current Special Servicer and (iii) shall satisfy any Rating Agency conditions set forth in the Rating Agency Confirmation delivered by the Rating Agency with respect to such successor special servicer and any other conditions as set forth in this Agreement.

Notwithstanding the foregoing, if a Servicer Termination Event occurs and such Servicer Termination Event only has an adverse effect on a Companion Loan or the rating of a Companion Loan Security and the Servicer is not otherwise terminated, then the Trustee, at the direction of the related Companion Loan Holder or the Depositor (in the case of clause (x) of the definition “Servicer Termination Event”), will be required to direct the Servicer to (and the Servicer shall) appoint a sub-servicer that will be responsible for servicing the Mortgage Loan, or if the Mortgage Loan is currently being sub-serviced, then the Trustee will be required to direct the Servicer to (and the Servicer shall) replace such sub-servicer with a new sub-servicer (but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement, and the Servicer is permitted to terminate the sub-servicing agreement due to such default); provided that the Servicer shall be required to obtain a Rating Agency Confirmation from the Rating Agency (including a Companion Loan Rating Agency Confirmation) with respect to the appointment of such sub-servicer (at the expense of the Servicer).

(e)         [Reserved].

(f)          During the continuance of a Control Event, upon the written direction of Holders of Sequential Pay Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Trust Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates) of the Sequential Pay Certificates requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction (which must be a Qualified Replacement Special Servicer), the Certificate Administrator shall promptly post such written direction to the Certificate Administrator’s Website pursuant to Section 8.14(b). Upon (i) delivery by such Holders to the Certificate Administrator of Rating Agency Confirmation from the Rating Agency with respect to the termination of the Special Servicer and the appointment of a new Special Servicer (which confirmation shall be obtained at the expense of such holders)

and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote (which fees and expenses will not be additional Trust Fund Expenses), the Certificate Administrator shall promptly post written notice of a request for such a vote to the Certificate Administrator’s Website pursuant to Section 8.14(b), provide written notice to all Certificateholders of such request by mail, and shall conduct the solicitation of votes of all Certificates. Such votes will be effective only if received by the Certificate Administrator within 180 days of the posting of such notice on the Certificate Administrator’s Website. Any votes not received within such 180-day period shall be of no force and effect. If Holders of Sequential Pay Certificates evidencing at least 66-2/3% of a Certificateholder Quorum vote in favor of replacing the Special Servicer within such 180-day period, the Certificate Administrator shall notify the Trustee and the Trustee shall terminate all of the rights (subject to such terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances, and other rights set forth in this Agreement which survive termination) and obligations of the Special Servicer under this Agreement and appoint the successor Special Servicer designated by such Certificateholders; provided, however, such successor Special Servicer shall (i) satisfy the eligibility requirements applicable to the Special Servicer contained in this Agreement and (ii) not also be a Borrower Affiliate or the current Special Servicer. The provisions set forth in the foregoing sentences of this paragraph shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. As between the Special Servicer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Special Servicer. The Holders of the Certificates that initiated the vote to replace the Special Servicer shall pay the costs and expenses incurred in connection with the removal and replacement of the Special Servicer pursuant to this paragraph. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may access such notices on the Certificate Administrator’s Website and that each Certificateholder may register to receive e-mail notifications when such notices are posted thereon.

(g)         [Reserved].

(h)         In the event that the Servicer or Special Servicer is terminated pursuant to this Section 7.1, the Trustee shall notify the Certificate Administrator of the effective date of the Servicer’s or Special Servicer’s, as the case may be, termination and the Certificate Administrator shall, upon receiving such notice, notify the outgoing Servicer or Special Servicer, as the case may be, of the effective date of its termination, and the Trustee (the “Terminating Party”) shall, by notice in writing to the Servicer or Special Servicer, as the case may be (the “Terminated Party”) (with a copy to the Certificate Administrator, and the 17g-5 Information Provider (who shall post it to its website)), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loan and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder, to the Excess Servicing Fee Right, and to any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination and the right to the benefits of Section 6.3 notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, subject to the foregoing, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loan or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section 7.1 (absent the appointment of a successor, and such successor’s assumption of obligations hereunder) and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Servicer or Special Servicer’s rights and obligations with respect to the Mortgage Loan and related documents, or otherwise. The Servicer and the Special Servicer, as applicable, each agrees that, in the event it is terminated pursuant to this Section 7.1, or resigns under Section 6.4(b), to promptly (and in any event no later than ten (10) Business Days subsequent to such notice) provide, at its own expense, the Terminating Party (which term shall include for the purposes of the remainder of this Section 7.1(g), the Trustee (or a successor Servicer or Special Servicer) in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Servicer or Special Servicer, as applicable, or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.1(g), the resigning party in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) to the Collection Account, any Foreclosed Property Account or shall thereafter be received with respect to the Mortgage Loan, and shall promptly provide the Terminating Party or such successor Servicer or Special Servicer, as applicable (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Servicer or Special Servicer, as applicable, shall reasonably request (including electronic form), to enable it to assume the function of the Servicer or Special Servicer, as applicable, hereunder. All reasonable costs and expenses of the Terminating Party or the successor Servicer or Special Servicer, as applicable, incurred in connection with transferring the Mortgage File to the Terminating Party or to the successor Servicer or Special Servicer, as applicable, and amending this Agreement to reflect such succession pursuant to this Section 7.1 shall be paid by the Terminated Party upon presentation of reasonable documentation of such costs and expenses. If the Terminated Party has not reimbursed the Terminating Party or such successor Servicer or Special Servicer, as applicable, for such expenses within ninety (90) days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust pursuant to Section 3.4(c); provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. Notwithstanding the foregoing, in the event that the Special Servicer is terminated without cause pursuant to this Section 7.1, all costs and expenses incurred or payable by the terminated Special Servicer under this Section 7.1 shall be paid by the Trust Fund, except that such costs shall be paid by the Directing Certificateholder, if the Special Servicer is terminated under Section 7.1(d) and shall be paid by the Certificateholders who initiated the vote to replace the Special Servicer pursuant to Section 7.1(f) if the Special Servicer is terminated under Section 7.1(f), as applicable.

(i)          If at any time the Operating Advisor determines, in its sole discretion exercised in good faith, that (i) the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with Accepted Servicing Practices, and (ii) the replacement of the Special Servicer would be in the best interest of the Certificateholders as a collective whole, then the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written report in the form of Exhibit AA attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written report contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which shall be a Qualified Replacement Special Servicer). In such event, the Certificate Administrator shall promptly notify each Certificateholder of the recommendation and post such notice and report on the Certificate Administrator’s Website in accordance with Section 8.14(b), and concurrently by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the affirmative vote of Holders of Sequential Pay Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the Holders of Certificates that (A) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Sequential Pay Certificates on an aggregate basis, and (B) consist of at least three Certificateholders or Beneficial Owners that are not Risk Retention Affiliates) and (ii) receipt of Rating Agency Confirmation from the Rating Agency with respect to the termination of the Special Servicer and the appointment of a successor special servicer recommended by the Operating Advisor following satisfaction of the foregoing clause (i), the Trustee shall (1) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint such successor Special Servicer and (2) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be an additional expense of the Trust. In the event that the Certificate Administrator does not receive the affirmative vote of at least a majority of the quorum described in clause (i) of the preceding sentence within 180 days of after the notice is posted to the Certificate Administrator’s Website, then the Trustee shall have no obligation to remove the Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder. In the event the Special Servicer is terminated pursuant to this Section 7.1, the Directing Certificateholder may not subsequently reappoint such terminated Special Servicer or any Risk Retention Affiliate thereof. For the sake of clarity, the recommendation of replacement of the Special Servicer by the Operating Advisor and the approval of the Certificateholders of such Qualified Replacement Special Servicer shall not preclude the Directing Certificateholder from appointing a replacement special servicer, provided that such replacement may not be the removed Special Servicer or its Affiliate.

(j)          Neither the Operating Advisor nor its Affiliates may be appointed as a successor Servicer or Special Servicer.

Section 7.2             Trustee to Act; Appointment of Successor.

(a)         On and after the time the Servicer or Special Servicer, as the case may be, receives a notice of termination pursuant to Section 7.1, or resigns pursuant to Section 6.4(b), the Terminating Party (which term shall include, for the purposes of the remainder of this Section 7.2, the Trustee (or a successor Servicer or Special Servicer including a successor appointed under Section 6.4(a)) in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) shall, unless prohibited by law, be the successor to the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.2, the resigning party in connection with a resignation of the Servicer of the Special Servicer under Section 6.4(b)) in all respects under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Terminated Party by the terms and provisions hereof; provided, however, that (i) neither the Trustee nor the Terminating Party (or any successor Servicer or Special Servicer, as the case may be) shall have responsibilities, duties, liabilities or obligations with respect to any act or omission of the Terminated Party and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies or failure to cooperate as required by this Agreement shall not be considered a default by the Terminating Party or such successor hereunder. The Trustee, as successor Servicer, and any other successor Servicer or Special Servicer, as the case may be, shall be indemnified to the full extent provided to the Trustee under this Agreement. The appointment of a successor Servicer or Special Servicer, as the case may be, shall not affect any liability of the Terminated Party that may have arisen prior to its termination as such. The Terminating Party shall not be liable for any of the representations and warranties of the Terminated Party herein or in any related document or agreement, for any acts or omissions of the Terminated Party or for any losses incurred in respect of any Permitted Investment by the Terminated Party nor shall the Terminating Party or any successor Servicer or Special Servicer be required to purchase the Mortgage Loan hereunder. As compensation therefor, the Terminating Party as successor Servicer or Special Servicer, as the case may be, shall be entitled to all compensation with respect to the Mortgage Loan to which the Terminated Party would have been entitled that accrues after the date of the Terminating Party’s succession to which the Terminated Party would have been entitled if it had continued to act hereunder and, in the case of a successor Special Servicer, the Special Servicing Fee. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or during the continuance of a Control Event if the Holders of Sequential Pay Certificates having greater than 25% of the aggregate Voting Rights (taking into account the application of the Trust Appraisal Reduction Amount to notionally reduce the Certificate Balances of the Certificates) of all then outstanding Sequential Pay Certificates so request in writing to the Trustee, or the Trustee is not approved by the Rating Agency as a Servicer or Special Servicer, as the case may be, as evidenced by a Rating Agency Confirmation, or if the Rating Agency does not provide a Rating Agency Confirmation with respect to the succession of the Trustee as Servicer or Special Servicer, as the case may be, promptly appoint, or petition a court of competent jurisdiction to appoint, any established Mortgage Loan servicing institution reasonably satisfactory to the Trustee the appointment for which a Rating Agency Confirmation is obtained, as the successor to the Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer, as applicable, hereunder. No appointment of a successor to a Terminated Party hereunder shall be effective until the assumption by such successor of all the Terminated Party’s responsibilities, duties and liabilities hereunder. Pending appointment of a successor to a Terminated Party hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in the applicable capacity as herein above provided. Any appointment or succession by the Trustee to the rights and obligations of the Special Servicer hereunder shall be subject to the Directing Certificateholder’s right to replace the Special Servicer prior to the occurrence and continuance of a Control Event. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loan as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder, except that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be paid pursuant to Section 3.4(c). The Depositor, the Trustee, the Servicer (as applicable), the Special Servicer (as applicable) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(b)         Notwithstanding Section 7.1(c) of this Agreement, if a Servicer receives a notice of termination solely due to a Servicer Termination Event under Section 7.1(a)(vii) or (viii) and the terminated Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days after such termination, then such Servicer shall continue to serve as Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the terminated Servicer) solicit good faith bids for the rights to master service the Mortgage Loan from at least three (3) Persons qualified to act as successor Servicer hereunder in accordance with Section 6.4 and Section 7.2 for which the Trustee has received Rating Agency Confirmation (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee’s request, the terminated Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and (ii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the Mortgage Loan under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Servicer with respect to the Mortgage Loan, and to agree to be bound by the terms hereof, within forty-five (45) days after the receipt by the terminated Servicer of a notice of termination. The Trustee shall solicit bids (i) on the basis of such successor Servicer entering into a Sub-Servicing Agreement with the terminated Servicer to service the Mortgage Loan at a sub-servicing fee rate per annum equal to the excess of the Servicing Fee Rate over the Excess Servicing Fee Rate (each, a “Servicing-Retained Bid”) and (ii) on the basis of having no obligation to enter into a Sub-Servicing Agreement with the terminated Servicer (each, a “Servicing-Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing-Released Bid) (the “Successful Bidder”) to act as successor Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a Sub-Servicing Agreement with the terminated Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Servicer. Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder, the Certificate Administrator shall remit or cause to be remitted to the terminated Servicer the amount of such cash bid received from the Successful Bidder (net of

“out-of-pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

If the Trustee or an Affiliate acts pursuant to this Section 7.2 as successor to the resigning or terminated Servicer, it may reduce such terminated Servicer’s Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Servicer would otherwise be below market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Servicer other than itself or an Affiliate pursuant to this Section 7.2, it may reduce such Servicer’s Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Servicer that meets the requirements of this Section 7.2.

Section 7.3             [Reserved].

Section 7.4            Other Remedies of Trustee. During the continuance of any Servicer Termination Event or Special Servicer Termination Event, as the case may be, or so long as such Servicer Termination Event or Special Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.1, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and the Companion Loan Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Trustee shall be entitled to be reimbursed therefor pursuant to Section 3.4(c) from the Collection Account. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event or Special Servicer Termination Event.

Section 7.5             Waiver of Past Servicer Termination Events and Special Servicer Termination Events. The Holders of Sequential Pay Certificates evidencing not less than 66 2/3% of the aggregate Voting Rights of all then outstanding Sequential Pay Certificates may, on behalf of all Certificateholders and upon adequate indemnification of the Trustee by the requesting Holders of Certificates, waive any default by the Servicer or the Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including Monthly Payment Advances) to or payments from the Collection Account, the Distribution Account or any Foreclosed Property Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and the related Servicer Termination Event or Special Servicer Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right related thereto.

Section 7.6            Trustee as Maker of Advances. In the event that the Servicer fails to fulfill its obligations hereunder to make any Advances, the Servicer shall notify the Trustee of its failure to make such Advances as promptly as possible, but in the case of any Monthly Payment Advances no later than 3:00 p.m. (New York time) on the related Remittance Date, and the Certificate Administrator shall notify the Trustee of the Servicer’s failure to make any Advances as promptly as possible, but in the case of any Monthly Payment Advances no later than 6:00 p.m. (New York time) on the related Remittance Date. The Trustee shall, subject to its own determination of recoverability (made in the same manner as required of the Servicer pursuant to the terms of this Agreement), perform such obligations (w) within five (5) Business Days (or such shorter period (but not less than one (1) Business Day) as may be required, if applicable, to avoid any lapse in insurance coverage required under the Mortgage Loan Documents or this Agreement with respect to the Property or to avoid any foreclosure or similar action with respect to the Property by reason of failure to pay real estate taxes, assessments, ground rents or governmental charges) of a Responsible Officer of the Trustee obtaining knowledge of such failure by the Servicer or the Special Servicer with respect to Property Protection Advances and Administrative Advances and (x) by 12:00 noon New York time on the related Distribution Date with respect to Monthly Payment Advances provided that the Trustee has received notice from the Servicer or the Certificate Administrator by 6:00 p.m. (New York time) on the Remittance Date of the failure of the Servicer to make a required Monthly Payment Advance. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Servicer’s rights with respect to Advances hereunder, including, without limitation, the rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by such Servicer’s default in its obligations hereunder and further subject to the Trustee’s standard of good faith judgment); provided, however, that if Advances made by the Trustee and/or the Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Servicer for such Advances and interest accrued thereon. The Trustee shall be entitled to conclusively rely on any notice given by the Servicer with respect to a Nonrecoverable Advance hereunder. The Trustee shall notify the master servicer and trustee with respect to each Other Securitization Trust of the amount of any Monthly Payment Advance made by it pursuant to this Section 7.6 within two (2) Business Days of making such advance.

ARTICLE 8.

THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.1            Duties of the Trustee and the Certificate Administrator. (a) Each of the Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, and after the curing or waiver of any Servicer Termination Event or Special Servicer Termination Event that may have occurred, undertakes with respect to the Trust Fund to perform such duties and only such duties as are specifically set forth in this Agreement. Neither the Depositor nor the Servicer nor the Special Servicer shall be obligated to monitor or supervise the performance by the Trustee or the Certificate Administrator of its duties hereunder. In case a Servicer Termination Event or Special Servicer Termination Event has occurred (which has not been cured or waived), the Trustee, subject to the provisions of Sections 7.2 and 7.4, shall exercise such of the rights and powers vested in it by this Agreement, and shall use the same degree of care and skill in their exercise, as a prudent institution would exercise or use under the circumstances in the conduct of such institution’s own affairs. Any permissive right of the Trustee or the Certificate Administrator set forth in this Agreement shall not be construed as a duty. The Trustee (or the Servicer or the Special Servicer on its behalf) and the Certificate Administrator (or the Servicer or the Special Servicer on its behalf), as applicable, shall have the power to exercise all the rights of a holder of the Mortgage Loan on behalf of the Certificateholders and the Companion Loan Holders (or, if a Companion Loan Holder is an Other Securitization Trust, the related Other Depositor and any other party to any Other Pooling and Servicing Agreement), subject to the terms of the Mortgage Loan Documents and the Co-Lender Agreement; provided, however, that the Lender’s obligations under the Mortgage Loan Documents shall be exercised by the Servicer or Special Servicer, as the case maybe, pursuant to this Agreement.

(b)         Subject to Sections 8.2(a) and 8.3, each of the Trustee and the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine, or cause to be examined, such instruments to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein. If any such instrument is found on its face not to conform to the requirements of this Agreement in a material manner, the Trustee and the Certificate Administrator shall take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to the Trustee’s or the Certificate Administrator’s reasonable satisfaction, the Trustee or the Certificate Administrator, as applicable, may or may not act upon same.

(c)          Subject to Section 8.3, no provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator, as applicable, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, its negligent failure to perform its obligations in compliance with this Agreement, or any liability which would be imposed by reason of its negligence, willful misconduct or bad faith; provided, however, that:

(i)          No implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and each of the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates, resolutions, certificates, statements, opinions, reports, documents, orders, opinions or other instruments furnished to the Trustee and/or the Certificate Administrator and conforming to the requirements of this Agreement which it reasonably believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

(ii)         neither the Trustee nor the Certificate Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, unless it shall be proved that the Trustee, the Certificate Administrator or such Responsible Officer was negligent in ascertaining the pertinent facts;

(iii)        neither the Trustee nor the Certificate Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement or at the direction of Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement;

(iv)        neither the Trustee nor the Certificate Administrator shall be charged with knowledge of a Mortgage Loan Event of Default or any failure by the Servicer or the Special Servicer to comply with any of their respective obligations referred to in Section 7.1 or any other act or circumstance upon the occurrence of which the Trustee or the Certificate Administrator, as applicable, may be required to take action unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure, act or circumstance or the Trustee or the Certificate Administrator, as applicable, receives written notice of such failure from the Servicer, the Special Servicer, the Depositor or Holders of the Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Regular Certificates; and

(v)         neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability and for which it would not be indemnified for pursuant to this Agreement.

(d)         None of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator to (i) expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers hereunder if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, or (ii) perform, or be responsible for the manner of performance of, any of the obligations of the Servicer or the Special Servicer under this Agreement, except, with respect to the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer or the Special Servicer in accordance with the terms of this Agreement. Notwithstanding anything contained herein, neither the Trustee nor the Certificate Administrator shall be responsible and shall have liability in connection with the duties assumed by the Authenticating Agent, and the Certificate Registrar hereunder, unless the Trustee or the Certificate Administrator is acting in any such capacity hereunder; provided further that in any such capacity each of the Trustee and the Certificate Administrator shall have all of the rights, protections and indemnities provided to it as Trustee and Certificate Administrator hereunder, as applicable.

Section 8.2             Certain Matters Affecting the Trustee and the Certificate Administrator. (a) Except as otherwise provided in Sections 8.1:

(i)          each of the Trustee and the Certificate Administrator may request and rely upon and shall be protected in acting or refraining from acting upon any resolution,

Officer’s Certificate, direction of the Depositor, auditor’s certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)         each of the Trustee and the Certificate Administrator may consult with counsel, and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)        neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities, including reasonable legal fees, which may be incurred therein or thereby; provided, however, that nothing contained herein shall relieve the Trustee or the Certificate Administrator of the obligation, upon the occurrence of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, that a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge of (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs;

(iv)        neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)         prior to the occurrence of a Servicer Termination Event or Special Servicer Termination Event hereunder and after the curing or waiver of such Servicer Termination Event or Special Servicer Termination Event that may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein (except as specifically required by this Agreement) or to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the outstanding Certificates; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by either party in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as applicable, may require indemnity reasonably satisfactory to it against such costs, expenses or liabilities as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Trust pursuant to Section 3.4(c) in the event that such investigation relates to a Servicer Termination Event or Special Servicer Termination Event, if such an event shall have occurred and is continuing, and otherwise by the Certificateholders requesting the investigation;

(vi)        each of the Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, affiliates or attorneys selected by it with due care, but the Certificate Administrator and the Trustee shall not be relieved of any of its duties or obligations by virtue of the appointment of any agents, affiliates or attorneys;

(vii)       each of the Trustee and the Certificate Administrator shall not be liable for any loss on any investment of funds made by the Trustee or the Certificate Administrator, as applicable, pursuant to the terms of this Agreement, provided, however, this clause (vii) shall not relieve the Trustee or the Certificate Administrator (solely in their respective commercial capacities and not in their respective capacities hereunder) of any liabilities with respect to investments issued by such entity, as applicable, in their respective commercial capacities;

(viii)      neither the Trustee nor the Certificate Administrator hereunder shall be personally liable hereunder solely by reason of any act or failure to act of any predecessor or successor Trustee or Certificate Administrator hereunder;

(ix)         neither the Trustee nor the Certificate Administrator shall be required to post any kind of bond or surety in connection with the execution and performance of its duties hereunder;

(x)          in no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God;

(xi)        other than in the case of actual fraud (as determined by a non-appealable final court order), neither the Trustee nor the Certificate Administrator shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action;

(xii)        nothing herein shall be construed as an obligation of the parties to this Agreement to advise the Certificateholders with respect to their rights and protections relative to the Trust; and

(xiii)      nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law.

Except as otherwise specifically provided herein, each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider, paying agent and Authenticating Agent).

(b)         Following the Closing Date, neither the Trustee nor the Certificate Administrator shall accept any contribution of assets to the Trust Fund not specifically contemplated by this Agreement.

(c)         All rights or actions under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator may be enforced by such party without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee or the Certificate Administrator, as applicable, shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)         In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Banking Law”), the Certificate Administrator and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Certificate Administrator or the Trustee. Accordingly, each of the parties hereto agrees to provide to the Certificate Administrator and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator and the Trustee to comply with Applicable Banking Law.

Section 8.3            Neither the Trustee nor the Certificate Administrator is Liable for Certificates or the Mortgage Loan. The recitals contained herein and in the Certificates (other than the signature and authentication of the Certificate Administrator on the Certificates) shall not be taken as the statements of the Trustee or the Certificate Administrator and the Trustee and the Certificate Administrator assume no responsibility for their correctness. The Trustee and the Certificate Administrator make no representation as to the validity or sufficiency of this Agreement (other than its execution of this Agreement), the Certificates, the Trust Loan, the Companion Loans or of the Mortgage Loan or related documents except as expressly set forth herein. The Trustee and the Certificate Administrator shall not be liable for any action or failure of any action by the Depositor, the Servicer or the Special Servicer hereunder. The Trustee and the Certificate Administrator shall not at any time have any responsibility or liability for or with respect to the legality, validity or enforceability of the Mortgage or the Mortgage Loan, or the perfection and priority of the Mortgage or the maintenance of any such perfection and priority, or for or with respect to the efficacy of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement, including, without limitation, the existence, condition and ownership of the Property; the existence and enforceability of any hazard insurance thereon; the validity of the assignment of the Trust Loan to the Trust; the performance or enforcement of the Trust Loan (other than with respect to the Servicer or Special Servicer, if the Trustee shall assume the duties of the Servicer and/or Special Servicer, respectively, pursuant to Section 7.2 and then only to the extent of the obligations of the Servicer or Special Servicer, as applicable, hereunder); the compliance by the Depositor, the Loan Parties, the Servicer and the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation made under this Agreement or in any related document prior to the Trustee’s receipt of notice or other discovery of any noncompliance therewith or any breach thereof; any investment of monies by or at the direction of the Servicer or the Special Servicer or any loss resulting therefrom (other than investments made with the Trustee or the Certificate Administrator in its commercial capacity); the failure of the Servicer, the Special Servicer or any sub-servicer to act or perform any duties required of it hereunder; or any action by the Trustee or the Certificate Administrator taken at the direction of the Servicer or the Special Servicer (other than with respect to the Trustee, if the Trustee shall assume the duties of the Servicer or the Special Servicer); provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator, as applicable, of its obligation to perform its duties under this Agreement. Except with respect to a claim based on either the Trustee’s or the Certificate Administrator’s negligent action, negligent failure to act or willful misconduct (or such other standard of care as may be provided herein with respect to any particular matter), no recourse shall be had for any claim based on any provisions of this Agreement, the Certificates, the Mortgage, the Property or the Trust Loan or assignment thereof against the Trustee or the Certificate Administrator, as applicable, in its respective individual capacity, and neither the Trustee nor the Certificate Administrator shall have any personal obligation, liability or duty whatsoever to any Certificateholder or any other Person with respect to any such claim, and any such claim shall be asserted solely against the Trust Fund or any indemnitor who shall furnish indemnity as provided in this Agreement. Neither the Trustee nor the Certificate Administrator shall have any responsibility for filing any financing or continuation statements in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement (unless, with respect to the Trustee, the Trustee shall have become the successor Servicer or Special Servicer). Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates or for the use or application of any funds paid to the Servicer or the Special Servicer, as applicable, in respect of the Mortgage Loan deposited into or withdrawn from the Collection Account or any account maintained by or on behalf of the Servicer or the Special Servicer (except to the extent that any such account is held by the Trustee or the Certificate Administrator in its commercial capacity), or for investment of such amounts (other than, and to the extent of, investments made with the Trustee or the Certificate Administrator in its commercial capacity).

The Trustee and the Certificate Administrator, by reason of the action or inaction of a Responsible Officer or officers of the Trustee or the Certificate Administrator, as applicable, nor any of its directors, officers, members, managers, partners, employees, Affiliates or agents shall have no liability to the Trust, the Certificateholders or the Companion Loan Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Trustee, the Certificate Administrator (including in its capacity as Certificate Registrar, Authenticating Agent, Custodian, paying agent or 17g-5 Information Provider) or any such Person against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence of the Trustee, the Certificate Administrator (including in its capacity as Certificate Registrar, Authenticating Agent, Custodian, paying agent or 17g-5 Information Provider) or any such Person, as applicable, or by reason of negligent disregard of the Trustee, the Certificate Administrator or any such Person, as applicable, of its obligations and duties hereunder. The Trustee, the Certificate Administrator in each of its capacities under this Agreement and any of their respective directors, officers, members, managers, partners, employees, Affiliates, agents or Controlling Persons shall be indemnified by the Trust pursuant to Section 3.4(c) out of amounts on deposit in the Collection Account, and held harmless against any loss, liability, claim, demand or expense (including reasonable legal fees and expenses and costs of enforcing this indemnity) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to or related to the Trustee’s or the Certificate Administrator’s performance of their respective powers and duties under this Agreement (including, without limitation, performance under Section 8.1 hereof); provided, however, that this provision shall not protect the Trustee, the Certificate Administrator or any such Person against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence of the Trustee, the Custodian, the Certificate Administrator or any such Person or by reason of negligent disregard of the Trustee, the Certificate Administrator or any such Person, as applicable, of its obligations and duties hereunder. The indemnification provided hereunder shall survive the resignation or removal of the Trustee or the Certificate Administrator and the termination of this Agreement. Notwithstanding anything herein to the contrary, the Trustee shall be responsible for its acts or failure to act as the Servicer and/or the Special Servicer (in accordance with Accepted Servicing Practices) during the time and to the extent the Trustee is serving as Servicer to the same extent that the Servicer or Special Servicer would be liable for the Servicer’s or Special Servicer’s, as applicable, acts or failure to act under the terms of this Agreement.

Section 8.4             Trustee and Certificate Administrator May Own Certificates. The Trustee and the Certificate Administrator in their individual or any other capacity may become the owner or pledgee of Certificates with the same rights, powers, and privileges as it would have if they were not the Trustee or the Certificate Administrator.

Section 8.5            Trustee’s and Certificate Administrator’s Fees and Expenses. (a) The Trustee and the Certificate Administrator shall be entitled to the Certificate Administrator Fee (including that portion of the Certificate Administrator Fee that represents the Trustee Fee, which is payable to the Trustee), payable pursuant to Section 3.4(c). The Certificate Administrator Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Certificate Administrator’s and the Trustee’s sole form of compensation (unless otherwise set forth herein) for all services rendered by each entity in the execution of the trust hereby created and in the exercise and performance of any of the powers and duties of the Certificate Administrator and the Trustee hereunder. No Certificate Administrator Fee shall be payable with respect to any Companion Loan. The Trustee and the Certificate Administrator shall be entitled to be reimbursed for all reasonable expenses, disbursements and advances incurred or made by the Trustee or the Certificate Administrator, as applicable, in accordance with any of the provisions of this Agreement (including the reasonable fees and expenses of its counsel and of all Persons not regularly in its employ), provided such cost would qualify as an “unanticipated expense incurred by the REMIC” within the meaning of the REMIC Provisions, except any such expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith or which is expressly the responsibility of a Certificateholder or Certificateholders hereunder, all of which reimbursements to be paid from amounts on deposit in the Collection Account pursuant to Section 3.4(c); provided, however, that neither the Trustee nor the Certificate Administrator shall refuse to perform any of their obligations hereunder solely as a result of the failure to be paid any fees and expenses so long as payment of such fees and expenses are reasonably assured to it. The Trustee and the Certificate Administrator shall provide the

Servicer with an invoice, on or prior to each Payment Date, setting forth the actual expenses incurred in connection with the performance of its duties hereunder for which it seeks payment or reimbursement. Notwithstanding any other provision of this Agreement, neither the Trustee nor the Certificate Administrator shall be entitled to reimbursement from the Trust for an expense incurred under this Agreement in connection with the performance of its ordinary and regularly recurring duties hereunder unless such reimbursement is expressly provided for herein or otherwise permitted hereunder.

(b)         Each of the Depositor, the Servicer and the Special Servicer (each, for purposes of this Section 8.5(b) only, an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trustee (both in its capacity as Trustee and individually) and the Certificate Administrator (in each of its capacities as Certificate Administrator, Custodian, Certificate Registrar, Authenticating Agent, paying agent and 17g-5 Information Provider) and each of their Affiliates and each of the directors, officers, employees and agents of the Trustee and the Certificate Administrator and each of their Affiliates (each, for purposes of this Section 8.5(b) only, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, costs, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding (including any enforcement action) between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder (including in the case of the Servicer, any agent of the Servicer or sub-servicer).

(c)         Each of the Certificate Administrator (including in its capacities as Custodian, Certificate Registrar, Authenticating Agent, paying agent and 17g-5 Information Provider) and the Trustee (in each case with respect to itself only, for purposes of this Section 8.5(c) only, an “Indemnifying Party”) shall (severally and not jointly) indemnify the Depositor, the Servicer and the Special Servicer and their respective Affiliates and each of the directors, officers, employees and agents of the Servicer and the Special Servicer and their respective Affiliates (each, for purposes of this Section 8.5(c) only, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise and costs of enforcing such indemnity) resulting from the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

Section 8.6             Eligibility Requirements for the Trustee and the Certificate Administrator; Errors and Omissions Insurance. (a) Each of the Trustee and the Certificate Administrator hereunder shall at all times:

(i)            be a corporation, association or trust company organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement;

(ii)           have a combined capital and surplus of at least $50,000,000;

(iii)          in the case of the Trustee, have a rating on its unsecured long term debt of at least (x) “A” by DBRS Morningstar, or if not rated by DBRS Morningstar, then at least an equivalent rating by two other NRSROs or (y) as is otherwise acceptable to the Rating Agency as evidenced by the receipt of a Rating Agency Confirmation;

(iv)          be subject to supervision or examination by federal or state authority; and

(v)           in the case of the Trustee, shall not be an Affiliate of the Servicer or the Special Servicer (except during any period when the Trustee has assumed the duties of the Servicer and/or Special Servicer pursuant to Section 7.2).

If a corporation, association or trust company publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section 8.6 the combined capital and surplus of such entity shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust, the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.7, (ii) pay such tax from its own funds and continue as Trustee or Certificate Administrator, as applicable, or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section 8.6, the Trustee or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.7.

(b)         The Certificate Administrator shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Certificate Administrator’s directors, officers and employees in connection with its activities under this Agreement; provided that if the Certificate Administrator is not rated at least “A” or its equivalent by DBRS Morningstar (or, if not rated by DBRS Morningstar, then the equivalent rating by two other NRSROs), such applicable error and omissions insurance policy must be rated at least “A(low)” by DBRS Morningstar (or, if not rated by DBRS Morningstar, then the equivalent rating by two other NRSROs). Such insurance policy shall protect the Certificate Administrator against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered Persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Certificate Administrator. In the event that any such bond or policy ceases to be in effect, the Certificate Administrator shall obtain a comparable replacement bond or policy. In lieu of the foregoing, the Certificate Administrator shall be entitled to self-insure with respect to such risks so long as the Certificate Administrator is rated at least “A” or its equivalent by DBRS Morningstar (or, if not rated by DBRS Morningstar, then the equivalent rating by two other NRSROs).

(c)          The Trustee shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Trustee’s directors, officers and employees in connection with its activities under this Agreement; provided that if the Trustee is not rated at least “A(low)” or its equivalent by DBRS Morningstar (if then rated by DBRS Morningstar), such applicable error and omissions insurance policy must be rated at least “A(low)” by DBRS Morningstar. Such insurance policy shall protect the Trustee against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered Persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Trustee. In the event that any such bond or policy ceases to be in effect, the Trustee shall obtain a comparable replacement bond or policy. In lieu of the foregoing, the Trustee shall be entitled to self-insure with respect to such risks so long as the Trustee is rated at least “A(low)” or its equivalent by DBRS Morningstar (if then rated by DBRS Morningstar).

Section 8.7            Resignation and Removal of the Trustee or the Certificate Administrator. Each of the Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by (i) giving written notice of resignation to the Depositor, the Initial Purchasers, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator (if applicable), the Certificate Registrar (if other than the Certificate Administrator), the Companion Loan Holders, the Trustee and the 17g-5 Information Provider, who shall post such notice on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b) and after such posting by the 17g-5 Information Provider, to the Rating Agency, and by mailing notice of resignation by first Class mail, postage prepaid, to the Certificateholders at their addresses appearing on the Certificate Register, not less than sixty (60) days before the date specified in such notice when, subject to Section 8.8, such resignation is to take effect, and (ii) acceptance by a successor Trustee or Certificate Administrator, as applicable, appointed by the Depositor in accordance with Section 8.8 meeting the qualifications set forth in Section 8.6. Upon such notice of resignation, the Depositor shall promptly appoint a successor Trustee or Certificate Administrator, as applicable, and a Rating Agency Confirmation is provided with respect to such appointment, which Rating Agency Confirmation shall be delivered to the resigning Trustee or Certificate Administrator, and the successor Trustee or Certificate Administrator, as applicable. If no successor Trustee or Certificate Administrator shall have been so appointed and shall have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor Trustee or Certificate Administrator, as applicable and any expenses associated with such petition shall be an expense of the Trust.

Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or the Certificate Administrator or its respective business to a successor, or upon the termination of the Trustee or the Certificate Administrator, (a) the outgoing Trustee or Certificate Administrator shall cooperate with any successor, as requested (i) to endorse the original executed Notes for the Trust Loan (to the extent that the original executed Notes for the Trust Loan were endorsed to the outgoing Trustee or Certificate Administrator or), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered holders of KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP or in blank, and (ii) in the case of the other assignable Mortgage Loan Documents (to the extent such other Mortgage Loan Documents were assigned to the outgoing Trustee or Certificate Administrator), to assign such Mortgage Loan Documents to such successor, and such successor shall review the documents delivered to it with respect to the Trust Loan, and certify in writing that, as to the Trust Loan then subject to this Agreement, such endorsement and assignment has been made, and record such assignment documents (if applicable); (b) if any original executed Note for the Trust Loan was not endorsed to the outgoing Trustee, the Certificate Administrator (in its capacity as Custodian) shall, upon its receipt of a request for release in the form of Exhibit B hereto, deliver such Note to the Depositor or the successor Trustee, as requested, and the Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered holders of KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP or in blank; (c) if any other assignable Mortgage Loan Document was not assigned to the outgoing Trustee, the Certificate Administrator shall, upon its receipt of a request for release, deliver such Mortgage Loan Document to the Depositor or the successor Trustee, as requested, and the Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Mortgage Loan Document is assigned to such successor Trustee; and (d) in any case, such successor Trustee shall review the documents delivered to it or to the Certificate Administrator with respect to the Trust Loan, and certify in writing that, as to the Trust Loan then subject to this Agreement, such endorsements and assignments have been made, and record such assignment documents (if applicable) or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification. The resigning or terminated Trustee or Certificate Administrator, as the case may be, shall reimburse the Trust for any expenses of such endorsement, assignment and recording.

If at any time any of the following occur: (x) the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.6 and shall fail to resign after written request for the Trustee’s or the Certificate Administrator’s resignation by the Depositor, the Servicer or the Special Servicer, as applicable; (y) the Trustee or the Certificate Administrator shall materially default in the performance of its obligations under this Agreement; or (z) if at any time the Trustee or the Certificate Administrator shall become incapable of action, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of either of their property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation then, in any such case, (1) the Depositor may remove the Trustee or the Certificate Administrator, as applicable, and appoint a successor Trustee or Certificate Administrator, as applicable, by written instrument, in duplicate, executed by an authorized officer of the Depositor, one copy of which instrument shall be delivered to the Trustee or the Certificate Administrator, as applicable, so removed and one copy to the successor Trustee or Certificate Administrator, as applicable, or (2) any Certificateholder who has been a bona fide Certificateholder for at least six (6) months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee or the Certificate Administrator and the appointment of a successor Trustee or Certificate

Administrator, as applicable. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee or Certificate Administrator, as applicable, which removal and appointment shall become effective upon acceptance of appointment by the successor Trustee or Certificate Administrator, as applicable, as provided in Section 8.8. The successor Trustee or Certificate Administrator, as applicable, so appointed by such court shall immediately and without further act be superseded by any successor Trustee or Certificate Administrator, as applicable, appointed by the Certificateholders as provided below within one (1) year from the date of appointment by such court. Holders of Certificates evidencing, in the aggregate, not less than a majority of the Voting Rights of the outstanding Certificates, may at any time upon 30 days’ notice to the Trustee or Certificate Administrator remove the Trustee or the Certificate Administrator and appoint a successor Trustee or Certificate Administrator, as applicable, by written instrument or instruments, in triplicate, signed by such Holders or their attorney-in-fact duly authorized, one complete set of which instrument or instruments shall be delivered to the Depositor (with a copy to the Servicer and Special Servicer), one complete set to the Trustee or the Certificate Administrator, as applicable, so removed and one complete set to the successor(s) so appointed. Notice of any removal of the Trustee or the Certificate Administrator and acceptance of appointment by the successor Trustee or Certificate Administrator shall be given to the Companion Loan Holders, the Rating Agency (through the successor 17g-5 Information Provider’s website, as applicable) and the Initial Purchasers by the successor Trustee or Certificate Administrator, as applicable. No removal of the Trustee or the Certificate Administrator shall be effective until all reasonable fees, costs, expenses and Advances (including interest thereon) have been paid to the Trustee or Certificate Administrator, as applicable, in full.

Any resignation or removal of the Trustee or Certificate Administrator shall not become effective until acceptance of the appointment by the successor Trustee or Certificate Administrator, as applicable, as provided in Section 8.8.

If the Certificate Administrator is terminated pursuant to this Section 8.7, all of its rights and obligations under this Agreement and in and to the Trust Loan shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, indemnities, expenses and other amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination or removal).

In the event of any resignation or removal of the Trustee or the Certificate Administrator (in any of its capacities) under this Agreement (other than a resignation of the Trustee that is required solely due to a change in law or a conflict of interest arising after the Closing Date that is not waived by all of the parties in conflict or is unwaivable), such resignation or removal shall be effective with respect to each of such party’s other capacities hereunder (including, without limitation, such party’s capacities as Trustee, Custodian, Certificate Administrator, Certificate Registrar and 17g-5 Information Provider, as the case may be).

Section 8.8            Successor Trustee or Successor Certificate Administrator. Any successor Trustee or Certificate Administrator appointed as provided in Section 8.7 shall execute, acknowledge and deliver to the Depositor, the Servicer, the Special Servicer and to its predecessor Trustee or Certificate Administrator an instrument (i) accepting such appointment hereunder and (ii) making the representations and warranties of the Trustee or the Certificate Administrator, as applicable, as provided in Section 2.3 and Section 2.4, respectively, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor Trustee or Certificate Administrator, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or certificate administrator herein. The predecessor Certificate Administrator shall deliver or cause to be delivered to the successor Certificate Administrator, as applicable, the Mortgage File and related documents and statements held by it hereunder, and the Depositor, the Servicer, the Special Servicer and the predecessor Trustee or Certificate Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Certificate Administrator all such rights, powers, duties and obligations.

No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.8 unless at the time of such acceptance such successor Trustee or Certificate Administrator shall be eligible under the provisions of Section 8.6 and a Rating Agency Confirmation is received with respect to its appointment (prior to the resignation or termination of the Trustee or Certificate Administrator).

Upon acceptance of appointment by a successor Trustee or Certificate Administrator as provided in this Section 8.8, the successor Trustee or Certificate Administrator shall mail notice of the succession of such Trustee or Certificate Administrator hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register, the Depositor, the Servicer, the Special Servicer, the Loan Parties and the Initial Purchasers and the Companion Loan Holders.

Section 8.9            Merger or Consolidation of the Trustee or the Certificate Administrator. Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which either may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder, provided that (i) such Person shall be eligible under the provisions of Section 8.6, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding and (ii) Rating Agency Confirmation shall have been delivered to such Person.

Section 8.10          Appointment of Co-Trustee or Separate Trustee. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Property may at the time be located or in which any action of the Trustee may be required to be performed or taken, the Trustee, the Depositor or the Holders of Certificates evidencing, in the aggregate, a majority of the Voting Rights of the outstanding Certificates, by an instrument in writing signed by it or them, may appoint one or more individuals or corporations to act as separate trustee or separate trustees or co-trustees, acting jointly with the Trustee, of all or any part of the Property, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Trustee to act. The fees and expenses of any separate trustee or co-trustee shall be paid by the Trust Fund pursuant to Section 3.4(c).

(b)         The Trustee shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully conferring such title, rights or duties to such separate trustee or separate trustees or co-trustee, it, he, she or they shall be vested with such title to the Property or any part thereof, and with such rights, powers, duties and obligations as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Trustee, or the Trustee and such separate trustee or separate trustees or co-trustees jointly with the Trustee subject to all the terms of this Agreement, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Trustee, its attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its behalf and in its, her or his name. In the event that any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Property and all assets, property, rights, powers, duties and obligations of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

(c)         All provisions of this Agreement which are for the benefit of the Trustee and Certificate Administrator shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 8.10, and to the Trustee and Certificate Administrator in each capacity that it may assume hereunder, including, without limitation, its capacity as Certificate Administrator, Certificate Registrar, Authenticating Agent, Custodian, paying agent and 17g-5 Information Provider, as applicable.

(d)         Every co-trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Trustee shall act, subject to the following provisions and conditions: (i) all powers, duties, obligations and rights conferred upon the Trustee in respect of the receipt, custody, investment and payment of monies shall be exercised solely by the Trustee; (ii) all other rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed and exercised or performed by the Trustee and such co-trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or trustees; (iii) no power hereby given to, or exercisable by, any such co-trustee or separate trustee shall be exercised hereunder by such co-trustee or separate trustees except jointly with, or with the consent of, the Trustee; and (iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustees hereunder.

If, at any time, the Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Trustee shall execute and deliver all instruments and agreements necessary or proper to remove any co-trustee or separate trustee. Notwithstanding the foregoing, the appointment of a co-trustee or separate trustee by the Trustee shall not relieve the Trustee of its obligations, duties, or responsibilities in any way or to any degree.

(e)         Any request, approval or consent in writing by the Trustee to any co-trustee or separate trustee shall be sufficient warrant to such co-trustee or separate trustee, as the case may be, to take such action as may be so required, approved or consented to.

(f)          Notwithstanding any other provision of this Section 8.10, the powers of any co-trustee or separate trustee shall not exceed those of the Trustee hereunder, and such co-trustee or separate trustee must meet the eligibility requirements set forth in Section 8.6.

Section 8.11          Appointment of Authenticating Agent and Custodian. (a) The Certificate Administrator may appoint an agent or agents which shall be authorized to act on behalf of the Certificate Administrator to authenticate Certificates (each such agent, an “Authenticating Agent”), and Certificates so authenticated shall be entitled to the benefits of this Agreement and shall be valid and obligatory for all purposes as if authenticated by the Certificate Administrator hereunder. Wherever a reference is made in this Agreement to the authentication and delivery of Certificates by the Certificate Administrator or the Certificate Administrator’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Certificate Administrator by an Authenticating Agent and a certificate of authentication executed on behalf of the Certificate Administrator by an Authenticating Agent. Each Authenticating Agent shall, at all times, be a corporation or association organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such law to act as Authenticating Agent, having a combined capital and surplus of not less than $15,000,000, authorized under such laws to do trust business and subject to supervision or examination by federal or state authorities. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 8.11 the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If, at any time, an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.11, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 8.11. The initial Authenticating Agent shall be the Certificate Administrator.

(b)         Any Person into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such Person shall be otherwise eligible under this Section 8.11, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

(c)         An Authenticating Agent may resign at any time by giving at least thirty (30) days’ advance written notice thereof to the Certificate Administrator, the Servicer or Special Servicer, as applicable, and the Depositor. The Certificate Administrator may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent, the Servicer or the Special Servicer, as applicable, and the Depositor. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.11, the Certificate Administrator may appoint a successor Authenticating Agent and shall mail written notice of such appointment by first class mail, postage prepaid to all Certificateholders as their names and addresses appear in the Certificate Register. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 8.11.

(d)         The Certificate Administrator is hereby appointed as the initial Custodian. Any successor Certificate Administrator appointed pursuant to Section 8.7 and Section 8.8 shall be deemed to be appointed as the successor Custodian upon the effectiveness of its appointment as the successor Certificate Administrator.

Section 8.12          Indemnification by the Trustee and the Certificate Administrator. The Trustee and the Certificate Administrator, as applicable, severally and not jointly, shall indemnify and hold harmless the Trust from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust that arise out of or are based upon (i) a breach by the Trustee or the Certificate Administrator (including in its capacity as 17g-5 Information Provider) of its representations and warranties, as applicable, under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Trustee or the Certificate Administrator (including in its capacities as Custodian, Certificate Registrar, Authenticating Agent, paying agent and 17g-5 Information Provider), as applicable, in the performance of its obligations or its negligent disregard of such obligations under this Agreement.

The Certificate Administrator shall indemnify and hold harmless the Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider, of its obligations under this Agreement or (ii)  negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Section 8.13          Certificate Administrator and Servicer Not Responsible for Inconsistent Payment Information. In connection with any Distribution Date and a voluntary prepayment or the payment at maturity by the Loan Parties of the Trust Loan or any portion thereof, the Certificate Administrator shall report the amount of such prepayment or payment to the Depository based on information received from the Servicer or the Special Servicer in reliance on notices received from the Loan Parties. In the event of any inconsistencies in payments or prepayments made by the Loan Parties with the previously delivered notices by the Loan Parties, all costs and expenses incurred as a result of a failure by the Loan Parties to make any such payments or prepayment, shall be paid by the Loan Parties in accordance with the Mortgage Loan Agreement provided that the amount of payment reported to the Depository by the Certificate Administrator was consistent with the information received from the Servicer or the Special Servicer. If the Loan Parties fail to do so, such costs and expenses shall be reimbursed to the Certificate Administrator and to the Servicer or the Special Servicer, as applicable, by the Trust pursuant to Section 3.4(c) from funds on deposit in the Collection Account. Neither the Certificate

Administrator, the Servicer nor the Special Servicer shall be liable for any inability or delay of the Depository to make a distribution as a result of such inconsistencies. Notwithstanding the foregoing, the Certificate Administrator shall notify the Depository on the Remittance Date or as soon as reasonably possible of any such inconsistencies.

Section 8.14          Access to Certain Information. (a) The Certificate Administrator shall afford to any Privileged Person (which for this purpose excludes a Privileged Person who provides the Certificate Administrator with an Investor Certification substantially in the form of Exhibit K-2 hereto) and to the Office of the Comptroller of the Currency, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Trust Loan or the other assets of the Trust Fund that are in its possession or within its control, including without limitation:

(i)          the Mortgage Loan files, including any and all modifications, waivers and amendments to the terms of the Mortgage Loan entered into or consented to by the Servicer or the Special Servicer and delivered to the Certificate Administrator;

(ii)         the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator for the Property, and

(iii)        all notices and reports delivered to the Certificate Administrator with respect to the Property as to which environmental testing revealed any failure of the Property to comply with any applicable law, including any environmental law, or which revealed an environmental condition present at the Property requiring further investigation, testing, monitoring, containment, clean up, or remediation.

Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator.

The Certificate Administrator will provide copies of the items described in this Section 8.14(a) to the extent in its possession to, and upon reasonable written request of, the Certificateholders (other than a Borrower Affiliate, the Manager or any of their respective agents or affiliates who provides the Certificate Administrator with an Investor Certification in the form of Exhibit K-2 hereto). The Certificate Administrator may require payment for the reasonable costs and expenses of providing the copies and may also require a confirmation executed by the requesting Person, in a form reasonably acceptable to the Certificate Administrator, to the effect that the Person making the request is a Beneficial Owner or prospective purchaser of Certificates, is requesting the information solely for use in evaluating its investment in the Certificates and will otherwise keep the information confidential. Certificateholders, by the acceptance of their Certificates, will be deemed to have agreed to keep this information confidential.

(b)         The Certificate Administrator shall make available to Privileged Persons (which for this purpose excludes a Privileged Person who provided the Certificate Administrator with an Investor Certification in the form of Exhibit K-2 hereto), via the Certificate Administrator’s Website, the following items (to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format to trustadministrationgroup@wellsfargo.com):

(i)          The following “deal documents”:

(A)          the Offering Circular and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)           this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any), the Trust Loan Purchase Agreement and any amendments and exhibits hereto or thereto; and

(C)           the CREFC® loan setup file prepared by the Servicer and delivered to the Certificate Administrator;

(ii)         The following “periodic reports”:

(A)          all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.4(b);

(B)           all CREFC® Reports (other than the CREFC® loan setup file) prepared by, or delivered to, the Certificate Administrator pursuant to Section 3.18(a); and

(C)           all Operating Advisor Annual Reports;

(iii)        The following “additional documents”:

(A)          summaries of Asset Status Reports delivered to the Certificate Administrator pursuant to Section 3.10;

(B)          all inspection reports delivered to the Certificate Administrator pursuant to Section 3.22, environmental reports delivered to the Certificate Administrator pursuant to Section 3.12(e), Appraisals delivered to the Certificate Administrator pursuant to Section 3.7(a), and any updates to such reports and Appraisals;

(C)          all Appraisals and any updates to Appraisals delivered to the Certificate Administrator pursuant to Section 3.7(a); and

(D)          any amendment, modification or waiver of a material term of any ground lease;

(iv)        The following “special notices”:

(A)          any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 4.1(d);

(B)           any notice of termination of the Servicer, the Special Servicer or the Operating Advisor delivered to the Certificate Administrator pursuant to Section 7.1;

(C)           any notice of a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event delivered to the Certificate Administrator pursuant to Section 7.1(b) and Section 3.26(j);

(D)          any request by the Certificateholders representing at least 25% of the Voting Rights of all the then-outstanding Sequential Pay Certificates to terminate the Special Servicer pursuant to Section 7.1(e) or the Operating Advisor pursuant to Section 3.26(j);

(E)           any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

(F)           any notice of resignation of the Trustee, the Certificate Administrator or the Operating Advisor and any notice of the acceptance of appointment by the successor Trustee or successor Certificate Administrator pursuant to Section 8.7 or the successor Operating Advisor pursuant to Section 3.26;

(G)           any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator to support the Trustee’s, the Servicer’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.23(f);

(H)          any Special Notice delivered to the Certificate Administrator pursuant to Section 5.6;

(I)           any amendment to this Agreement pursuant to Section 11.1;

(J)           any annual statements as to compliance and related Officer’s Certificates delivered to the Certificate Administrator under Section 13.7; and

(K)          any annual independent public accountants’ servicing reports delivered to the Certificate Administrator pursuant to Section 13.9;

(L)           notice of any request by the holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (taking into account the application of the Trust Appraisal Reduction Amount to notionally reduce the Certificate Balance of the Certificates) to terminate and replace the Special Servicer;

(M)         notice of the occurrence or cessation of a Control Event, a Consultation Termination Event or Operating Advisor Consultation Event; and

(N)          any notice sent by the Trustee requesting the resignation of the Special Servicer or providing notice of the appointment of a replacement Special Servicer in the event that the Special Servicer becomes a Borrower Affiliate;

(O)          any notice or documents delivered to the Certificate Administrator by the depositor or the Servicer directing the Certificate Administrator to post such notice or documents to the “Special Notices” tab;

(v)         the “Investor Q&A Forum” pursuant to Section 4.5(a); and

(vi)        solely to Certificateholders and Beneficial Owner of Certificates, the “Investor Registry” pursuant to Section 4.5(b).

(vii)       subject to Section 3.31(b), the following “U.S. Risk Retention Special Notices” to the extent delivered by the Retaining Sponsor, if any, shall be posted to the “Investor Notices” tab on the Certificate Administrator’s Website:

(A)          the disclosure required pursuant to Section 43.4(c)(1)(ii) of the Credit Risk Retention Rules; and

(B)           any noncompliance of the applicable credit risk retention requirements under Section 15G of the Exchange Act by the Third Party Purchaser or a successor third party purchaser as and to the extent the Retaining Sponsor is required under the credit risk retention requirements under Section 15G of the Exchange Act;

The foregoing information shall be made available by the Certificate Administrator on the Certificate Administrator’s Website promptly following receipt. The Certificate Administrator shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any such information is delivered or posted in error, the Certificate Administrator may remove it from the Certificate Administrator’s Website. The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the Certificate Administrator’s Website or its filing of such information pursuant to this Agreement to the extent such information was not produced by the Certificate Administrator. In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representation or warranty as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information, other than such information prepared by the Certificate Administrator. Assistance in using the Certificate Administrator’s Website may be obtained by calling (866) 846-4526. The Certificate Administrator shall provide a mechanism to notify each Person that has signed-up for access to the Certificate Administrator’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the Certificate Administrator’s Website.

The Certificate Administrator shall, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described in clause (vii) above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the Certificate Administrator’s Website and has opted in to receive email notifications that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

The 17g-5 Information Provider shall make available solely to the Depositor, the Rating Agency and NRSROs the following items to the extent such items are delivered to it via e-mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “KREST Commercial Mortgage Securities Trust 2021-CHIP” and an identification of the type of information being provided in the body of the e-mail, or via any alternate e-mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)          any Asset Status Report delivered by the Special Servicer under Section 3.10(i);

(ii)         any environmental reports delivered by the Special Servicer under Section 3.12(e);

(iii)        any annual statements as to compliance and related Officer’s Certificates delivered under Section 13.19;

(iv)        any annual independent public accountants’ servicing reports delivered pursuant to Section 13.20;

(v)         any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.7(a);

(vi)        any information requested by the Depositor or the Rating Agency pursuant to Section 3.21(b) (it being understood the 17g-5 Information Provider shall not disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such information as provided in Section 3.21(b));

(vii)       any notice to the Rating Agency relating to the Servicer’s determination to take action without receiving Rating Agency Confirmation as set forth in Section 3.28(a);

(viii)      any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.28(a);

(ix)        any notice of resignation of the Trustee, the Certificate Administrator or the Operating Advisor and any notice of the acceptance of appointment by the successor Trustee or successor Certificate Administrator pursuant to Section 8.7 or the successor Operating Advisor pursuant to Section 3.26;

(x)         any and all Officer’s Certificates and other evidence to support the Trustee’s, the Servicer’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.23(f);

(xi)        any notice of a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event delivered pursuant to Section 7.1(b) or Section 3.26(j);

(xii)       any summary of oral communications with the Rating Agency that are delivered to the 17g-5 Information Provider pursuant to Section 8.14(c); provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with;

(xiii)      notice of any amendments to the Trust Loan Purchase Agreement;

(xiv)      any amendment to this Agreement pursuant to Section 11.1;

(xv)       notice of final payments on the Certificates;

(xvi)      notice of any material modifications or amendments to the Mortgage Loan Documents;

(xvii)     notice of any change to a Manager;

(xviii)    any notice sent by the Trustee requesting the resignation of the Special Servicer or providing notice of the appointment of a replacement Special Servicer in the event that the Special Servicer becomes a Borrower Affiliate; and

(xix)       the Rating Agency Q&A Forum and Document Request Tool pursuant to Section 4.5(f).

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (eastern time) or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator. Access will be provided by the 17g-5 Information Provider to (i) the NRSROs upon receipt of an NRSRO Certification and (ii) the Depositor. If the Rating Agency requests access to the 17g-5 Information Provider’s Website, access shall be granted by the 17g-5 Information Provider on the same Business Day, provided that such request is made prior to 2:00 p.m. (eastern time) on such Business Day, or, if received after 2:00 p.m. (eastern time), on the following Business Day. Questions regarding delivery of information to the 17g-5 Information Provider may be directed to www.ctslink.com or 17g5informationprovider@wellsfargo.com. In the event that any report, statement, document, file or other data to be delivered to the 17g-5 Information Provider under this Agreement is too large in its electronic form to be delivered via e-mail, such report, statement, document, file or other data may be uploaded to an alternate location provided by the 17g-5 Information Provider, and the party uploading such report, statement, document, file or other data shall notify the 17g-5 Information Provider via e-mail that such report, statement, document, file or other data has been so uploaded and is ready for posting to the 17g-5 Information Provider’s Internet Website.

The 17g-5 Information Provider shall notify any party that delivers information to the 17g-5 Information Provider under this Agreement that such information was received and that it has been posted. The 17g-5 Information Provider shall provide a mechanism to promptly notify each NRSRO that has signed-up for access to the 17g-5 Information Provider’s website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website and such notice shall specifically identify such document in the subject line or otherwise in the body of the e-mail. The 17g-5 Information Provider shall send such notice to such Person’s e-mail address provided by and used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general e-mail address if such general e-mail address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit M hereto. In connection with providing access to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website, the 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representation or warranty as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information. The 17g-5 Information Provider shall not be liable for failing to make any information available to the Rating Agency or NRSROs unless same was delivered to it at its e-mail address set forth above, with the proper subject heading. Assistance in using the Certificate Administrator’s Website or the 17g-5 Information Provider can be obtained by calling (866) 846-4526.

If any of the parties to this Agreement receives a Form ABS Due Diligence-15E from any party in connection with any third-party due diligence services, as defined in Rule 17g-10 under the Exchange Act, such party may have provided with respect to the Mortgage Loan (“Due Diligence Service Provider”), such receiving party shall promptly forward such Form ABS Due Diligence-15E to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any Form ABS Due Diligence-15E it receives directly from a Due Diligence Service Provider or from another party to this Agreement, promptly upon receipt thereof.

(c)         Each of the Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any CREFC® reports and any additional information relating to the Mortgage Loan, the Property or the Loan Parties, for review by the Depositor, the Initial Purchasers, the Trustee, each Companion Loan Holder, the Certificate Administrator and any other Persons who deliver an Investor Certification or confidentiality agreement in accordance with this Section 8.14(c), and the Rating Agency (only to the extent such additional information was previously delivered to the 17g-5 Information Provider or is simultaneously delivered to the 17g-

5 Information Provider in accordance with the provisions of Section 8.14(b), who shall post such additional information on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 8.14(b)) (collectively, the “Disclosure Parties”), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the Mortgage Loan Documents. Each of the Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, the Certificate Administrator and the Trustee, deliver an Investor Certification or enter into a confidentiality agreement acceptable to the Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Servicer’s or the Special Servicer’s website, the Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 8.14(c) to current or prospective Certificateholders the form of confidentiality agreement used by the Servicer or the Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

The Special Servicer, subject to the limitations on delivery of Privileged Communications, shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Directing Certificateholder or Certificateholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement in electronic format.

Neither the Servicer nor the Special Servicer shall be liable for the dissemination of information in accordance with this Agreement. Neither the Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 8.14(c) unless such information was produced by the Servicer or Special Servicer, as applicable.

The Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor shall be permitted (but not obligated) to orally communicate with the Rating Agency; provided that such party summarizes the information provided to the Rating Agency in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in Section 8.14(b) on the same day such communication takes place; provided that the summary of such oral communications shall not be attributed to the Rating Agency the communication was with. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s website in accordance with the procedures set forth in Section 8.14(b).

None of the foregoing restrictions in this Section 8.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Servicer or the Special Servicer, on the one hand, and the Rating Agency or NRSRO, on the other hand, with regard to (i) the Rating Agency’s or NRSRO’s review of the ratings it assigns to the Servicer or the Special Servicer, as applicable, (ii) the Rating Agency’s or NRSRO’s approval of the Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) the Rating Agency’s or NRSRO’s evaluation of the Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, that the Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Trust Loan to the Rating Agency or NRSRO in connection with such review and evaluation by the Rating Agency or NRSRO unless (x) borrower, property and other deal specific identifiers are redacted, (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or (z) the Rating Agency or NRSRO confirms in writing that it does not intend to use such information in undertaking credit rating surveillance with regard to the Certificates.; provided, however, that the Rating Agency may use information delivered in reliance on the certification in this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement or any other confidentiality agreement to which the Rating Agency is subject) or comprised of information collected by the Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 8.14(c).

In connection with the delivery by the Servicer or the Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Servicer or the Special Servicer when such information, report, notice or document has been posted. The Servicer or the Special Servicer, as applicable, may, but shall not be obligated to, send such information, report, notice or other document to the Rating Agency so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided to the 17g-5 Information Provider.

Each of the Servicer and the Special Servicer (each, a “17g-5 Indemnifying Party”) hereby expressly agrees to indemnify and hold harmless the Depositor and its respective officers, directors, shareholders, members, managers, employees, agents, Affiliates and Controlling Persons, and the Trust Fund (each, a “17g-5 Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) to which any such 17g-5 Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, pursuant to a third-party claim, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon such 17g-5 Indemnifying Party’s breach of (i) any obligation relating to the provision of information to the Rating Agency set forth in the first paragraph of

Section 8.14(c) or (ii) any obligation set forth in the third, fourth and fifth paragraphs of Section 8.14(c), and shall reimburse such 17g-5 Indemnified Party for any legal or other expenses reasonably incurred by such 17g-5 Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred. The foregoing indemnity obligation shall be in addition to the indemnity obligation of any 17g-5 Indemnifying Party under Section 6.6 and shall not be construed as limiting such 17g-5 Indemnifying Party’s indemnity obligations under Section 6.6.

ARTICLE 9.

CERTAIN MATTERS RELATING TO THE DIRECTING CERTIFICATEHOLDER

Section 9.1             Selection and Removal of the Directing Certificateholder.

(a)         The Directing Certificateholder shall be selected by the Majority Controlling Class Certificateholders, as determined by the Certificate Registrar from time to time. Each Holder of the Certificates of the Controlling Class shall be entitled to vote in each election of the Directing Certificateholder. Notwithstanding anything to the contrary herein, the (x) Directing Certificateholder cannot be any Borrower Affiliate or the Manager or any of their servicers or respective agents or Affiliates and (y) for purposes of determining the Majority Controlling Class Certificateholders and/or appointing the Directing Certificateholder, any Borrower Affiliate, the Manager or any of their servicers or respective agents or Affiliates shall be deemed not to be a Certificateholder and shall not be entitled to exercise such right. Notwithstanding anything to the contrary herein, each of the Trustee and the Certificate Administrator may conclusively rely on any Investor Certification provided to it in connection with the foregoing and may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

(b)         The identity of the initial Directing Certificateholder is set forth in the definition of “Directing Certificateholder”. The Majority Controlling Class Certificateholders shall give written notice to the Trustee, the Certificate Administrator, the Servicer and the Special Servicer of the appointment of any subsequent Directing Certificateholder (in order to receive notices hereunder). Any Controlling Class Certificateholder that owns, and is identified (with contact information) to the Servicer, the Special Servicer, the Trustee and the Certificate Administrator as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class, shall give written notice to the Trustee, the Certificate Administrator, the Servicer and the Special Servicer of the appointment of a Directing Certificateholder (if any) (in order to receive notices hereunder) by such Controlling Class Certificateholder for so long as such Controlling Class Certificateholder owns the largest aggregate Certificate Balance of the Controlling Class and shall also state that such Directing Certificateholder is not a Borrower or Borrower Affiliate.

(c)         The Directing Certificateholder may be removed at any time by the written vote of the Majority Controlling Class Certificateholders, and a copy of the results of such vote shall be delivered to the Certificate Administrator, the Trustee, the Servicer and the Special Servicer.

(d)         Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and the Trustee and to notify the Certificate Administrator and all the parties hereto of the selection of a Directing Certificateholder or the resignation or removal thereof. Any Certificateholder or its designee at any time appointed Directing Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Certificate Administrator when such Certificateholder or its designee is appointed Directing Certificateholder and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator shall notify the Trustee, the Special Servicer and the Servicer of the identity of the Directing Certificateholder and any resignation or removal thereof. In addition, upon the request of the Servicer or the Special Servicer, as applicable, the Certificate Administrator shall provide the name of the then-current Directing Certificateholder and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the requesting party) of the Controlling Class to such requesting party. In addition, (i) any Holder owning more than fifty percent (50%) of the applicable Controlling Class (by Certificate Balance) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee and the Certificate Administrator when it no longer holds the majority of the Controlling Class Certificates (by Certificate Balance), and (ii) each of the Holders of the Controlling Class Certificates who collectively own more than fifty percent (50%) of the applicable Controlling Class (by Certificate Balance) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee and the Certificate Administrator when it transfers its Controlling Class Certificate (or its beneficial interest in the Controlling Class Certificates) and, as a result of such transfer, such Holders who collectively appointed the Directing Certificateholder no longer collectively own more than the applicable percentage of the Controlling Class Certificates (by Certificate Balance) set forth above, provided in no event with respect to either clause (i) or (ii) shall any Controlling Class Certificateholder have any liability to any Person for the failure to provide any such notices.

(e)         Once a Directing Certificateholder has been selected, each of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholders shall have notified each other party to this Agreement and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder.

(f)          Until it receives notice to the contrary, each party to this Agreement shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Directing Certificateholder.

(g)         The Directing Certificateholder shall be responsible for its own expenses.

(h)         Notwithstanding any other provision to this Agreement, in the event that no Directing Certificateholder has been appointed or identified to the Servicer or the Special Servicer, as applicable, and the Servicer or Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Servicer or the Special Servicer, as applicable, then the Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be until such time as a Directing Certificateholder meeting the definition thereof is so appointed or identified. Upon request, the Certificate Administrator shall provide such information as is then in its possession to identify the Directing Certificateholder to the Servicer and the Special Servicer.

Section 9.2             Limitation on Liability of Directing Certificateholder; Acknowledgements of the Certificateholders.

Neither the Controlling Class nor the Directing Certificateholder shall have any liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder and/or the Controlling Class Certificateholders (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of the Certificates, including owning securities backed by a Companion Loan or any interest in a Companion Loan, (ii) may act solely in the interests of the Holders of the Controlling Class, including the Directing Certificateholder, (iii) does not have any duties or liability to the Holders of any Class of Certificates, (iv) may take actions that favor the interests of one or more Classes of the Certificates, including the Holders of the Controlling Class, over the interests of the Holders of one or more other Classes of the Certificates, and (v) shall have no liability whatsoever to the Trust, any other party to this Agreement, any Certificateholder or any other Person (including any Borrower Affiliate) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder, the Controlling Class Certificateholders or any director, officer, employee, partner, member, shareholder, agent or principal of the Directing Certificateholder or the Controlling Class Certificateholders, as applicable, as a result of the Directing Certificateholder or the Controlling Class Certificateholders having so acted.

Section 9.3             Rights and Powers of the Directing Certificateholder.

(a)          Notwithstanding anything herein to the contrary, but subject to the next sentence, except as set forth in, and in any event subject to, Section 3.24(d), Section 9.3(b), Section 9.3(c) and the second (2nd) and third (3rd) paragraphs of this Section 9.3(a), (i) the Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer, which consent will be deemed given if the Special Servicer does not object within fifteen (15) Business Days (after delivery of a written recommendation and analysis to the Special Servicer and information reasonably requested by the Special Servicer) unless such actions are part of an Asset Status Report approved by the Directing Certificateholder under Section 3.10(i) or is otherwise implemented by the Special Servicer in accordance with the terms of this Agreement and (ii) prior to the occurrence and continuance of a Control Event, the Special Servicer shall not be permitted to (A) consent to the Servicer’s taking any of the actions constituting a Major Decision, or (B) itself take any of the actions constituting a Major Decision, but subject to Section 3.10(i) if, in either case, the Directing Certificateholder has objected to the action in writing within ten (10) Business Days after receipt of a written report by the Special Servicer describing in reasonable detail (i) the background and circumstances requiring action of the Servicer or the Special Servicer, as applicable, (ii) the proposed course of action recommended, and (iii) any direct or indirect conflict of interest in the action (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period, then the Directing Certificateholder shall be deemed to have approved such action). In the event that the Special Servicer or Servicer, as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Event under this Agreement (or consultation with the Directing Certificateholder after the occurrence and during the continuance of a Control Event, but prior to the occurrence of a Consultation Termination Event), is necessary to protect the interests of the Certificateholders, the Special Servicer or Servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without such consultation) so long as the Servicer or the Special Servicer, as applicable, has made a reasonable effort to contact the Directing Certificateholder to inform it of such need. The Special Servicer is not required to obtain the consent of the Directing Certificateholder for any Major Decision upon the occurrence and during the continuance of a Control Event; provided, however, that after the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, the Special Servicer shall not be required to obtain the consent of the Directing Certificateholder but shall consult with the Directing Certificateholder in connection with any Major Decision (and such other matters that are subject to consent, approval, direction or consultation rights of the Directing Certificateholder hereunder) and to consider alternative actions recommended by the Directing Certificateholder in respect of such matters. With respect to any action requiring the Directing Certificateholder’s consent, if the Directing Certificateholder does not respond to a request for its consent within ten (10) Business Days (or such other length of time as specified in this Agreement with respect to any particular action requiring consent), such consent will be deemed to have been given. In the event that no Directing Certificateholder has been appointed or identified to the Servicer or the Special Servicer, as applicable, and the Servicer or Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Servicer or the Special Servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be. The Servicer or Special Servicer may request the Certificate Administrator to identify the current Directing Certificateholder, if any.

In addition, for so long as no Control Event has occurred and is continuing, but subject to the second sentence of the preceding paragraph, Section 9.3(b), Section 9.3(c) and the immediately following paragraph, the Directing Certificateholder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Trust Loan as the Directing Certificateholder may reasonably deem advisable.

Notwithstanding anything to the contrary contained herein, if the Special Servicer or Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any objection, consultation or direction or advice from the Directing Certificateholder, the Controlling Class Certificateholders or any other Person would (A) otherwise require or cause the Special Servicer or Servicer, as applicable, to violate the terms of the Mortgage Loan Documents, the Co-Lender Agreement, applicable law, provisions of the Code resulting in an Adverse REMIC Event or this Agreement, (including without limitation, actions inconsistent with Accepted

Servicing Practices), (B) expose any Certificateholder, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Trust or their respective Affiliates, officers, directors or agent to any claim, suit or liability, (C) result in the imposition of a tax upon the Trust (other than a tax on “net income from foreclosure property”) or loss of REMIC status or loss of grantor trust status of the Grantor Trust or (D) materially expand the scope of the Special Servicer’s, the Servicer’s, the Operating Advisor’s, the Trustee’s or the Certificate Administrator’s responsibilities hereunder, then the Special Servicer or Servicer, as applicable, shall disregard such refusal to consent, direction or advice and notify the Directing Certificateholder, the Trustee, the Certificate Administrator and the 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Servicer or Special Servicer in accordance with the direction of or approval of the Directing Certificateholder that does not violate the Mortgage Loan Documents, the Co-Lender Agreement, this Agreement, any applicable law, provisions of the Code resulting in an Adverse REMIC Event or Accepted Servicing Practices or any other provisions of this Agreement, shall not result in any liability on the part of the Servicer or the Special Servicer.

(b)         Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Event, the Directing Certificateholder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Event but so long as no Consultation Termination Event is continuing, the Directing Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Servicer, Special Servicer and any other applicable party shall consult with the Directing Certificateholder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) during the continuance of a Consultation Termination Event, the Directing Certificateholder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder, and the Controlling Class will not be entitled to appoint a Directing Certificateholder; provided that the Directing Certificateholder (if and to the extent that it is a Certificateholder) and a holder of a Controlling Class Certificate will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under this Agreement. No Borrower Affiliate may be appointed as or act as the Directing Certificateholder.

If a Control Event no longer exists, then the Directing Certificateholder shall regain all the consent and direction rights of the Directing Certificateholder set forth in this Agreement and the Controlling Class will regain the right to appoint a Directing Certificateholder.

Prior to an Operating Advisor Consultation Event, the Special Servicer shall provide each Major Decision Reporting Package to the Operating Advisor promptly after the Special Servicer receives the Directing Certificateholder’s approval, deemed approval or objection to such Major Decision Reporting Package. After the occurrence and continuance of an Operating Advisor Consultation Event, the Special Servicer shall provide each Major Decision Reporting Package to the Operating Advisor simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder. With respect to any particular Major Decision and related Major Decision Reporting Package and any Asset Status Report, the Special Servicer shall make available to the Operating Advisor servicing officers with relevant knowledge regarding the Mortgage Loan and such Major Decision, Major Decision Reporting Package and/or Asset Status Report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest and compensation with respect to such Major Decision, Major Decision Reporting Package and/or Asset Status Report.

In addition, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Special Servicer shall consult with the Operating Advisor (telephonically or electronically) in connection with any proposed Major Decision for which the Special Servicer has delivered to the Operating Advisor a Major Decision Reporting Package and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis. In the event that the Special Servicer receives no response from the Operating Advisor within ten (10) Business Days following the later of (i) its written request for input (which such request shall include a Major Decision Reporting Package when made) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the Special Servicer shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve the Special Servicer from its obligation to consult with the Operating Advisor on any future matter with respect to the Mortgage Loan.

In connection with the Directing Certificateholder’s right to consent or consult and the Operating Advisor’s right to consult with respect to a Major Decision, as applicable, if the Special Servicer determines that action is necessary to protect the Property or the interests of the Certificateholders from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to the Property before the expiration of the applicable period for the Operating Advisor or the Directing Certificateholder to respond as described in this section, if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions before the expiration of such period would materially adversely affect the interest of the Certificateholders, and the Special Servicer has made a reasonable effort to contact the Operating Advisor or the Directing Certificateholder, as applicable.

(c)         For purposes of determining the Directing Certificateholder, exercising any rights of the Controlling Class or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Affiliate, the Manager or an agent or Affiliate of the foregoing shall not be deemed to be a Holder or Beneficial Owner of the related Controlling Class and shall not be entitled to exercise such rights or receive such information. If, as a result of the preceding sentence, no Holder or Beneficial Owner of Controlling Class Certificates would be eligible to exercise such rights, there will be no Controlling Class.

(d)         The Certificate Administrator shall, within five (5) Business Days after its determination that a Control Event or a Consultation Termination Event has occurred or ceased to exist, post a notice of such occurrence or cessation of a Control Event or Consultation Termination Event on the Certificate Administrator’s Website. The Certificate Administrator shall notify the

Operating Advisor, the Servicer and the Special Servicer within ten (10) Business Days of the existence or cessation of any Control Event, Consultation Termination Event or Operating Advisor Consultation Event.

(e)         For so long as no Consultation Termination Event has occurred and is continuing, the Special Servicer shall provide notice to the Directing Certificateholder of any annual meeting with the Borrower and the Manager pursuant to the Mortgage Loan Documents, consult with the Directing Certificateholder regarding an agenda for such meeting, and invite the Directing Certificateholder to attend such meeting (which invitation the Directing Certificateholder may accept or decline in its discretion). The Special Servicer shall provide advance notice to the Borrower and the Manager that the Directing Certificateholder has no authority to act on behalf of the holder of the Trust Loan.

(f)          For so long as no Consultation Termination Event has occurred, the Special Servicer shall provide notice to the Directing Certificateholder of any material notices that the Special Servicer has received under or related to any franchise agreement, management agreement, comfort letter, subordination, non-disturbance and attornment agreement, recognition agreement or similar agreement and the Special Servicer is required to consult with the Directing Certificateholder with respect to the contents of such notice.

Section 9.4             Directing Certificateholder Contact with Servicer and Special Servicer.

Upon reasonable request, each of the Servicer and the Special Servicer shall, without charge, make a Servicing Officer available to answer questions from the Directing Certificateholder (prior to the occurrence and continuance of a Control Event) regarding the performance and servicing of the Trust Loan (or, in the case of the Special Servicer, the Special Servicer’s operational activities related to the servicing of the Trust Loan after a Special Servicing Loan Event and the servicing of any Foreclosed Property) for which the Servicer or the Special Servicer, as the case may be, is responsible.

Notwithstanding any provision of this Agreement to the contrary, the failure of the Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement if the Servicer or the Special Servicer, as applicable, determines, in its reasonable and good faith judgment and consistent with Accepted Servicing Practices, that such disclosure would constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

ARTICLE 10.

TERMINATION

Section 10.1          Termination. (a) The respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator and the Trustee created hereby (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in this Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties hereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to this Article 10 following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to this Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the Trust continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date hereof.

(b)         On the final Distribution Date, all amounts on deposit in the Collection Account and not otherwise payable to a Person other than the Certificateholders, shall be applied generally as described in Section 4.1.

(c)         Notice of any termination, specifying the final Distribution Date (which shall be a date that would otherwise be a Distribution Date) upon which the Certificateholders of any Class may surrender their Certificates to the Certificate Administrator for payment of the final distribution and cancellation, shall be given promptly by the Certificate Administrator by letter to Certificateholders mailed as soon as practicable specifying (A) the final Distribution Date upon which final payment of the Certificates shall be made upon presentation and surrender of Certificates at the office or agency of the Certificate Administrator therein designated, (B) the amount of any such final payment and (C) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Administrator therein specified.

Section 10.2          Additional Termination Requirements. In connection with any termination pursuant to Section 10.1 other than final payment on the Trust Loan, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Certificate Administrator has obtained at the expense of the Trust, an Opinion of Counsel that any other manner of terminating either the Lower-Tier REMIC or the Upper-Tier REMIC will not subject the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to federal income tax:

(i)          Within eighty-nine (89) days prior to the final Distribution Date, the Certificate Administrator shall designate the first day of the 90-day liquidation period of the Lower-Tier REMIC and the Upper-Tier REMIC which shall be specified in a notice from the Certificate Administrator to the Certificateholders as soon as practicable prior to such final Distribution Date, and shall specify such date in the final tax return of each such Trust REMIC;

(ii)         At or after the time of adoption of such plan of complete liquidation and at or prior to the final scheduled Distribution Date, the Servicer shall sell any remaining assets (other than cash) of the Trust Fund and credit the proceeds thereof to the Trust Fund; and

(iii)    At or after such time as the proceeds from the disposition of the remaining assets of the Trust Fund shall have been credited to the Trust Fund, the Certificate Administrator shall cause all remaining amounts held (A) as part of the Lower-Tier REMIC to be distributed to the Certificate Administrator as holder of the Uncertificated Lower-Tier Interests and to the Holders of the Class R Certificates (in respect of the Class LT-R Interest) in accordance with Section 4.1(b) and (B) as part of the Upper-Tier REMIC to be distributed to the Holders of the Regular Certificates and the Class R Certificates (in respect of the Class UT-R Interest) in accordance with Section (a) and Section 4.1(g).

     Section 10.3        Trusts Irrevocable. Except as expressly provided herein, all trusts created hereby are irrevocable.

ARTICLE 11.

MISCELLANEOUS PROVISIONS

    Section 11.1         Amendment. (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Loan Holders:

(i)      to correct any inconsistency, defect or ambiguity in this Agreement or to correct any manifest error in any provision of this Agreement;

(ii)     to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of the provisions of this Agreement which may be inconsistent with any other provisions in this Agreement or to correct any error; provided that such amendment or supplement would not adversely affect in any material respect the interests of the Companion Loan Holders not consenting thereto, as evidenced by (x) an Opinion of Counsel or (y) if any securities backed by any Companion Loan are then rated, receipt of a Rating Agency Confirmation;

(iii)    to change the timing and/or nature of deposits in the Collection Account, the Distribution Account or the Foreclosed Property Account, provided that (A) the Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the Companion Loan Holders not consenting thereto, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust if the requesting party is the Trustee or the Certificate Administrator) or (2) if the related Class of Certificates or Companion Loan Securities is rated by the Rating Agency or a Companion Loan Rating Agency, as applicable, Rating Agency Confirmation or Companion Loan Rating Agency Confirmation, as applicable, is obtained;

(iv)    to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator received an Opinion of Counsel (at the expense of the party requesting the amendment or if the requesting party is the Certificate Administrator or the Trustee, at the expense of the Trust) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or the Companion Loan Holders or (B) to the extent necessary for the Trust or any Other Securitization Trust to comply with the Investment Company Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)     to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee; provided, further, that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)    to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or the Companion Loan Holders not consenting thereto, as evidenced by an Opinion of Counsel or a Rating Agency Confirmation from the Rating Agency; provided, further, prior to the occurrence of a Consultation Termination Event, any amendment pursuant to this clause (vi) that would adversely affect the rights of the Controlling Class Certificateholder or the Directing Certificateholder shall be subject to the consent of such affected party or parties;

(vii)   to amend or supplement any provision of this Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation; provided, that such amendment or supplement pursuant to this clause (vii) would not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Holders not consenting thereto, as evidenced by an Opinion of Counsel;

(viii)  to modify the provisions of this Agreement with respect to reimbursement of Nonrecoverable Advances if (A) the Depositor, the Servicer, the Certificate Administrator and the Trustee, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (B) such modification does not cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an Opinion of Counsel, and (C) Rating Agency Confirmation is obtained; provided, that prior to the occurrence of a Consultation Termination Event, any amendment pursuant to this clause (viii) that would adversely affect the rights of the Controlling Class Certificateholder or the Directing Certificateholder will be subject to the consent of such affected party or parties;

(ix)    to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment does not materially increase the responsibilities of any of the Servicer, the Special Servicer, the Certificate Administrator, the 17g-5 Information Provider, the Operating Advisor or the Trustee, unless such party consents thereto; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholders or the Companion Loan Holders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate or Companion Loan Securities is then rated, receipt of Rating Agency Confirmation from the Rating Agency;

(x)     to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules, Regulation RR or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the Risk Retention Agreement without the consent of the Third Party Purchaser; and

(xi)    to modify, eliminate or add to any of the provisions of this Agreement to such extent as will be necessary for any Other Securitization Trust to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

No other amendment to this Agreement may be made without the consent of the Companion Loan Holders if such amendment materially adversely affects the rights of the Companion Loan Holders under this Agreement.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in any Trust Loan Purchase Agreement or the obligations of any Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of any Trust Loan Seller as a third party beneficiary hereunder, without the consent of such Trust Loan Seller.

(b)     Subject to the rights of the Companion Loan Holders to consent to certain amendments to this Agreement under Section 11.1(a), this Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of the Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate; (ii) alter in any manner the liens on any Collateral securing payments on the Trust Loan; (iii) alter the obligations of the Servicer, or the Trustee to make an Advance or alter the Accepted Servicing Practices set forth herein; (iv) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under this Agreement;

(v) change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Sellers under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Sellers as third party beneficiaries hereunder, without the consent of the Trust Loan Sellers or (vi) amend this Section 11.1.

Notwithstanding the foregoing, no amendment to this Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Trust Loan Sellers under the Loan Purchase Agreement without the consent of the Trust Loan Sellers, and the Trustee, Servicer, Special Servicer, Operating Advisor or Certificate Administrator may, but will not be obligated to, enter into any amendment to this Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer, Special Servicer, Operating Advisor or Certificate Administrator under this Agreement.

It shall not be necessary for the consent of Certificateholders under this Section 11.1 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

Notwithstanding any contrary provisions of this Agreement, (i) neither the Trustee nor the Certificate Administrator shall consent to any amendment to this Agreement unless it shall have first been furnished with an Opinion of Counsel to the effect that such amendment is authorized or permitted hereunder and all conditions to such amendment have been satisfied and (ii) no amendment shall be made to this Agreement without the Trustee and the Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in an Adverse REMIC Event.

Notwithstanding any contrary provision contained in this Agreement, no amendment to this Agreement may be made that changes in any manner the rights and/or obligations of any Trust Loan Seller under this Agreement or under the Trust Loan Purchase Agreement without the consent of such Trust Loan Seller, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, and each of the Trustee or Certificate Administrator may, but will not be obligated to, enter into any amendment to this Agreement that it determines affects its respective rights, duties or immunities or creates any additional liability for the Trustee or Certificate Administrator, as applicable, under this Agreement.

(c)        Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, the Trustee, the Depositor, the Servicer, the Special Servicer, the Initial Purchasers and the Rating Agency.

(d)           In the event that neither the Depositor nor any successor thereto is in existence, any amendment under this Section 11.1 shall be effected with the consent of the Trustee, the Certificate Administrator and the Servicer or Special Servicer, as applicable, and, to the extent required by this Section 11.1, the required Certificateholders, Companion Loan Holders, Trust Loan Seller and/or Initial Purchasers, as applicable.

(e)         The costs and expenses associated with any such amendment, including without limitation, Opinions of Counsel and Rating Agency Confirmations, shall be borne by the party requesting such amendment or as otherwise provided in Section 11.1(a) (or, if such amendment is required by the Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator), then at the expense of the Depositor and, if neither the Depositor nor any successor thereto is in existence, the Trust Fund).

Section 11.2   Recordation of Agreement; Counterparts. (a) This Agreement or an abstract hereof, if acceptable by the applicable recording office, is subject to recordation in all appropriate public offices for real property records in the county in which the Property subject to the Mortgage is situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee or the Certificate Administrator as a Trust Fund Expense upon its receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders of the Trust.

(b)      For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 11.3      Governing Law; Waiver of Trial by Jury; Submission to Jurisdiction. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE

ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

Section 11.4     Notices. All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of any Class of Certificates held in registered, definitive form shall be deemed to have been given upon being sent by first class mail, postage prepaid) as follows:

If to the Trustee, to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – KREST 2021-CHIP

with a copy to:

Fax Number: (410) 715-2380
E Mail: cts.cmbs.bond.admin@wellsfargo.com, and to
trustadministrationgroup@wellsfargo.com, except as otherwise set forth herein

If to the Certificate Administrator, to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – KREST 2021-CHIP

with a copy to be sent contemporaneously via email to:

cts.cmbs.bond.admin@wellsfargo.com, and to trustadministrationgroup@wellsfargo.com, except as otherwise set forth herein

If to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website: 17g5informationprovider@wellsfargo.com

If to the Certificate Registrar, with respect to Certificate transfers other than the Risk Retention Certificates to:

Wells Fargo Bank, N.A.
600 South 4th Street, 7th Floor
MAC: N9300-070
Minneapolis, Minnesota 55415
Attention: Certificate Transfer Services – CTS – KREST 2021-CHIP

or in the case of a transfer of the Risk Retention Certificates:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Risk Retention Custody (CMBS) – KREST 2021-CHIP

with a copy to:

riskretetentioncustody@wellsfargo.com

or in the case of the Custodian, to:

Wells Fargo Bank, National Association
1055 10th Avenue, Southeast
Minneapolis, Minnesota 55414
Attention: CTS – Document Custody Group – KREST 2021-CHIP

with a copy to:

E-mail: cmbscustody@wellsfargo.com

If to the Depositor, to:

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: Kunal K. Singh
E-mail: US_CMBS_Notice@jpmorgan.com

with a copy to:

J.P. Morgan Chase Commercial Mortgage Securities Corp.
4 New York Plaza, 21st Floor
New York, New York 10004
Attention: SPG Legal
E-mail: US_CMBS_Notice@jpmorgan.com

If to the Servicer, to:

KeyBank National Association
11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

with a copy to:

Polsinelli
900 West 48th Place, Suite 900
Kansas City, MO 64112
Attention: Kraig Kohring
Email: kkohring@polsinelli.com

If to the Special Servicer, to:

KeyBank National Association
11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Alan Williams
Email: keybank_notices@keybank.com

with a copy to:

Polsinelli
900 West 48th Place, Suite 900
Kansas City, MO 64112
Attention: Kraig Kohring
Email: kkohring@polsinelli.com

If to the Operating Advisor, to:

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: KREST 2021-CHIP – Surveillance Manager

with a copy sent via email to: notices@pentalphasurveillance.com with KREST 2021-CHIP in the subject line with a copy to:

Bass, Berry & Sims PLC
150 Third Avenue South
Suite 2800
Nashville, Tennessee 37201
Attention: Jay H. Knight
Email: jknight@bassberry.com

If to JPMS, as the Initial Purchaser, to:

J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: SPG Syndicate
E-mail: ABS_Synd@jpmorgan.com

with a copy to:

J.P. Morgan Securities LLC
4 New York Plaza, 21st Floor
New York, New York 10004
Attention: SPG Legal
E-mail: US_CMBS_Notice@jpmorgan.com

If to BCI, as an Initial Purchaser, to:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Daniel Vinson, Managing Director
E-mail: daniel.vinson@barclays.com

with a copy to:

Steven P. Glynn
Director, Legal Department
E-mail steven.glynn@barclays.com;

If to Academy, as an Initial Purchaser, to:

Academy Securities, Inc.
277 Park Avenue, 35th Floor
New York, New York 10172
Attention: Michael Boyd, Chief Compliance Officer
Email: mboyd@academysecurities.com
Facsimile: (646) 791-5945

If to Drexel, as an Initial Purchaser, to:

Drexel Hamilton, LLC
77 Water Street
New York, New York 10005
Attention: John D. Kerin, Director of Debt Syndicate
Email: spg@drexelhamilton.com
Facsimile: (646) 412-1500If to any Certificateholder, to:

the address set forth in the Certificate Register

If to the Loan Parties:

at the respective addresses therefor set forth in the
Mortgage Loan Agreement

In the case of any Companion Loan Holder:

The address set forth in the related Co-Lender Agreement.

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Section 11.5    Notices to the Rating Agency. Any notices or documents required to be delivered to the Rating Agency under this Agreement and any other information regarding the Trust Fund as may be reasonably requested by the Rating Agency from any party hereto to the extent such party has or can obtain such information without unreasonable effort or expense shall be delivered to the Rating Agency at the addresses set forth below; provided, however, that such other information shall be provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 8.14(b); provided, further, that responses, information, reports and communications with respect to any Rating Agency Inquiry conducted or submitted on the Rating Agency Q&A Forum and Document Request Tool shall not be required to be delivered to the 17g-5 Information Provider. The 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event or Special Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agency required hereunder shall be in writing.

Any notices to the Rating Agency shall be sent to the following address:

DBRS, Inc.
22 West Washington Street
Chicago, Illinois 60602
Attention: CMBS Surveillance
Facsimile No.: (312) 332-3492
Email: cmbs.surveillance@dbrs.com

Section 11.6    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.7    Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or to commence any proceeding in any court for a petition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholders be under any liability to any third party by reason of any action by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right by virtue or by availing itself of any provisions of this Agreement or the Certificates to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or the Certificates, unless such Holder previously shall have given to the Trustee a written notice of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, and of the continuance thereof, as herein before provided, and unless the Holders of Certificates aggregating not less than 50% of the Voting Rights of the Certificates shall also have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder except as provided herein or therein with respect to entitlement to payments or to enforce any right under this Agreement or the Certificates, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity. By virtue of its purchase of a certificate, each Certificateholder will be deemed to have acknowledged that it will make its own decisions regarding its rights and protections relevant to the Trust and will not be relying on the Trustee or any other deal party.

Section 11.8    Certificates Nonassessable and Fully Paid. The Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and the Certificates, upon due authentication thereof by the Certificate Administrator pursuant to this Agreement, are and shall be deemed fully paid.

Section 11.9    Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10  No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

Section 11.11  Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and, where required, to the Depositor, the Trustee, the Servicer, the Special Servicer or the Operating Advisor. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee, the Depositor, the Servicer, the Special Servicer and the Operating Advisor if made in the manner provided in this Section.

(b)       The fact and date of the execution of any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator deems sufficient.

(c)       Any request, demand, authorization, direction, notice, consent, waiver, or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Certificate Administrator, the Depositor, the Servicer, the Special Servicer or the Operating Advisor in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)       The Certificate Administrator may require additional proof of any matter referred to in this Section as it shall deem reasonably necessary.

Section 11.12  Successors and Assigns. The rights and obligations of any party hereto shall not be assigned (except pursuant to Sections 6.2, 6.4, 8.7 or 8.9 hereof) by such party without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee and their respective permitted successors and assigns. No Person other than a party to this Agreement, the Initial Purchasers and any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically agree that (i) each Trust Loan Seller shall be a third-party beneficiary of this Agreement with respect to any provisions relating to the Trust Loan Sellers, (ii) unless it is a Borrower Affiliate, each Companion Loan Holder shall be a third-party beneficiary of this Agreement with respect to the rights afforded it under this Agreement, (iii) each Other Depositor and Other Exchange Act Reporting Party shall be third-party beneficiary of this Agreement with respect to its rights under Article 12, and (iv) none of the Borrower Affiliates, the Manager or other party to the Mortgage Loan is an intended third-party beneficiary of this Agreement.

Section 11.13  Acceptance by Authenticating Agent, Certificate Registrar. The Certificate Administrator hereby accepts its appointment as Authenticating Agent and Certificate Registrar and agrees to perform the obligations required to be performed by it in each such capacity pursuant to the terms of this Agreement.

Section 11.14  Streit Act. Any provisions required to be contained in this Agreement by Section 126 and/or Section 130-k or Article 4-A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 and/or 130-k shall not have any effect, and if said Section 126 and/or Section 130-k should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 and/or Section 130-k shall cease to have any further effect upon the provisions of this Agreement. In a case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4-A of the New York Real Property Law, such mandatory provisions of said Article 4-A shall prevail, provided that if said Article 4-A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4-A shall cease to have any further effect upon the provisions of this Agreement.

Section 11.15  Assumption by Trust of Duties and Obligations of the Trust Loan Sellers Under the Mortgage Loan Documents. The Trustee and the Certificate Administrator on

behalf of the Trust as assignee of the Trust Loan and the Servicer and Special Servicer hereby acknowledge that the Trust assumes all of the rights and obligations of the Trust Loan Sellers as lenders under the Mortgage Loan Documents and agrees to be bound thereby, and in accordance with the terms thereof.

Section 11.16  Grant of a Security Interest. The Depositor intends that the conveyance of the Conveyed Property shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, wherever located, in, to and under the Conveyed Property and all proceeds thereof and (ii) this Agreement shall constitute a security agreement under applicable law and (ii) this Agreement shall constitute a security agreement under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, UCC Financing Statements in all appropriate locations promptly following the initial issuance of the Certificates to reflect the assignments made by the Trust Loan Sellers to the Depositor (and the Trustee) and by the Depositor to the Trustee (copies of which shall be delivered no later than ten (10) days following the Closing Date), and the Certificate Administrator shall, at the expense of the Depositor (to the extent reasonable), but in no event at the expense of the Trust, prepare and file continuation statements with respect thereto, in each case in the six-month period prior to every fifth anniversary of the date of the initial UCC Financing Statement. This Section 11.16 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

Section 11.17  Cooperation with the Trust Loan Sellers with Respect to Rights Under the Mortgage Loan Agreement. It is expressly agreed and understood that, notwithstanding the assignment of the Mortgage Loan Documents, it is expressly intended that the Trust Loan Sellers and the Depositor be able to obtain the benefit of the Securitization Cooperation Provisions and the Securitization Indemnification Agreement shall be retained by the Trust Loan Sellers and shall not be part of the Trust Fund. Therefore, the Depositor and Trustee hereby agree to cooperate with the Trust Loan Sellers and the Depositor with respect to the benefits of the Securitization Cooperation Provisions and the Securitization Indemnification Agreement, including, without limitation, reassignment to the Trust Loan Sellers or the Depositor, as applicable, of such provisions, but no other portion of the Mortgage Loan Documents, to permit the Trust Loan Sellers, the Depositor and their affiliates to enforce the Securitization Cooperation Provisions and the Securitization Indemnification Agreement for their respective benefits.

ARTICLE 12.

REMIC ADMINISTRATION

Section 12.1    REMIC Administration. (a) The parties intend that each of the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of each of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a REMIC, and the provisions hereof shall be interpreted consistently with this intention.

(b)       The Certificate Administrator shall make or cause to be made an election on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC to treat the segregated pool of assets constituting such Trust REMIC as a REMIC under the Code. Each such election shall be made on IRS Form 1066 or other appropriate federal tax or information return for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

(c)       The Closing Date is hereby designated as the “Startup Day” of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” of the Regular Certificates and the Uncertificated Lower-Tier Interests for the purposes of Section 860G(a)(1) of the Code is the later Rated Final Distribution Date.

(d)       The Certificate Administrator shall prepare or cause to be prepared and timely produced to the Trustee to sign (and the Trustee shall timely sign) and file or cause to be filed with the IRS, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such Trust REMIC on IRS Form SS-4 or obtain such number by other permissible means. Within thirty days of the Closing Date, the Certificate Administrator shall furnish or cause to be furnished to the IRS, on IRS Form 8811 or as otherwise may be required by the Code, the name, title and address of the Persons that Holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within ten (10) Business Days of the Closing Date to provide any information reasonably requested by the Servicer or the Certificate Administrator and necessary to make such filing). The Certificate Administrator shall be responsible for the preparation of the related IRS Form W-9, if such form is requested. The Trustee shall be entitled to rely on the information contained therein, and is hereby directed to execute such IRS Form W-9; provided, however, the Certificate Administrator shall also be directed to execute such IRS Form W-9 (in lieu of the Trustee) if permitted by Treasury regulations.

(e)       The Certificate Administrator shall pay without any right of reimbursement the ordinary and usual expenses in connection with the preparation, filing and mailing of tax information reports and returns that are incurred by it in the ordinary course of its business, but extraordinary or unusual expenses, costs or liabilities incurred in connection with its tax-related duties under this Agreement, including without limitation any expenses, costs or liabilities associated with audits or any administrative or judicial proceedings with respect to the Lower-Tier REMIC or the Upper-Tier REMIC that involve the IRS or state tax authorities, shall be reimbursable from the Trust Fund.

(f)       The Certificate Administrator shall prepare, or cause to be prepared, timely furnish or cause to be furnished to the Trustee to sign (and the Trustee shall timely sign), and the Certificate Administrator shall file or cause to be filed all federal, state and local income or franchise or other tax and information returns for each of the Lower-Tier REMIC and the Upper-Tier REMIC as the direct representative for such Trust REMIC. Except as provided in Section 12.1(e), the expenses of preparing and filing such returns shall be borne by the Certificate Administrator. The Depositor shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession, and is reasonably requested by the Certificate Administrator to enable it to perform its obligations under this subsection, and the Certificate Administrator shall be entitled to rely on such information in the performance of its obligations hereunder.

(g)       The Certificate Administrator shall perform on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC all reporting and other tax compliance duties that are the responsibility of such Trust REMIC under the Code, the REMIC Provisions, or other compliance guidance issued by the IRS or any state or local taxing authority. Among its other duties, the Certificate Administrator shall provide (i) to the IRS or other Persons (including, but not limited to, the transferor of a Class R Certificate to a Disqualified Organization or to an agent that has acquired a Class R Certificate on behalf of a Disqualified Organization) such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Disqualified Organization and (ii) to the Certificateholders such information or reports as are required by the Code or REMIC Provisions. The Depositor shall provide on a timely basis (and in no event later than 30 days after the Certificate Administrator’s request) to the Certificate Administrator or its designee such information with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession and is reasonably requested in writing by the Certificate Administrator to enable it to perform its obligations under this subsection.

(h)       The Certificate Administrator shall be the “partnership representative” within the meaning of Section 6223 of the Code of the Upper-Tier REMIC and the Lower-Tier REMIC. The Holders of the Class R Certificates, by acceptance of the Class R Certificates, agree, on behalf of themselves and all successor Holders of such Class R Certificates, to the irrevocable appointment of the Certificate Administrator as the “partnership representative” for the Upper-Tier REMIC and the Lower-Tier REMIC.

(i)        The Certificate Administrator, the Holders of the Class R Certificates, the Servicer and the Special Servicer shall perform their obligations under this Agreement and the REMIC Provisions in a manner consistent with the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC.

(j)        The Certificate Administrator, any Holder of the Class R Certificates, the Servicer and the Special Servicer shall not take any action or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to take any action, within their respective control and the scope of their specific respective duties under this Agreement that, under the REMIC Provisions, could reasonably be expected to (i) endanger the status of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) unless permitted under Section 12.2(a), result in the imposition of a tax upon either the Lower-Tier REMIC or the Upper-Tier REMIC (including but not limited to the tax on prohibited transactions as defined in Code Section 860F(a)(2) and the tax on prohibited contributions as defined in Code Section 860G(d)) (any such result in clause (i) or (ii), an “Adverse REMIC Event”) unless (A) the Certificate Administrator and the Servicer have received a Nondisqualification Opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) with respect to such action or (B) the Certificate Administrator and the Servicer have received an opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) to the effect that such action will not cause an Adverse REMIC Event.

(k)       Any and all federal, state and local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC or its assets or transactions, including, without limitation, “prohibited transaction” taxes as defined in Section 860F of the Code, and any tax on contributions imposed by Section 860G(d) of the Code, shall be paid from the Collection Account; provided that the Servicer, upon two (2) days prior written notice, shall remit from the Collection Account to the Certificate Administrator the amount of any such tax that the Certificate Administrator notifies the Servicer is due; provided, further, if such taxes shall have been imposed on account of the willful misconduct, bad faith or negligence of any party hereto, or in connection with the breach of any representation or warranty made by any party hereto in this Agreement, then such taxes shall be paid by such party.

(l)        The Certificate Administrator shall, for federal income tax purposes, maintain books and records with respect to the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis. Notwithstanding anything to the contrary contained herein or in the Mortgage Loan Documents (but subject to Section 1.3), all amounts collected on the Trust Loan shall, for federal income tax purposes, be allocated first to interest due and payable on the Trust Loan (including interest on overdue interest) other than Default Interest. The books and records must be sufficient concerning the nature and amount of the investments of the Lower-Tier REMIC and the Upper-Tier REMIC to show that such Trust REMIC has complied with the REMIC Provisions.

(m)      None of the Certificate Administrator, the Trustee, the Servicer or the Special Servicer shall enter into any arrangement by which either the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services.

(n)       In order to enable the Certificate Administrator to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Certificate Administrator within ten (10) days after the Closing Date, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes on the valuations and offering prices of the Certificates, including, without limitation, the yield, issue prices, pricing prepayment assumption (which shall be 0% CPY (as defined in the Offering Circular)) and projected cash flows of the Regular Certificates and the Class R Certificates, as applicable, and the projected cash flows on the Trust Loan. Thereafter, the Depositor, the Trustee, the Servicer and the Special Servicer shall provide to the Certificate Administrator, promptly upon request therefor, any such additional information or data that the Certificate Administrator may, from time to time, reasonably request in order to enable the Certificate Administrator to perform its duties as set forth herein. The Certificate Administrator is hereby directed to use any and all such information or data provided by the Trustee, the Depositor, the Servicer and the Special Servicer in the preparation of all federal, state or local income, franchise or other tax and information returns and reports for each of the Lower-Tier REMIC and the Upper-Tier REMIC to Certificateholders as required herein. The Depositor hereby indemnifies the Certificate Administrator for any losses, liabilities, damages, claims or expenses of the Certificate Administrator arising from any errors or miscalculations of the Certificate Administrator pursuant to this Section 12.1 that result from any failure of the Depositor to provide or to cause to be provided, accurate information or data to the Certificate Administrator (but not resulting from the methodology employed by the Certificate Administrator) on a timely basis and such indemnifications shall survive the termination of this Agreement and the termination of the Certificate Administrator.

The Certificate Administrator agrees that all such information or data so obtained by it shall be regarded as confidential information and agrees that it shall use its best reasonable efforts to retain in confidence, and shall ensure that its officers, employees and representatives retain in confidence, and shall not disclose, without the prior written consent of the Depositor, any or all of such information or data, or make any use whatsoever (other than for the purposes contemplated by this Agreement) of any such information or data without the prior written consent of the Depositor, unless such information is generally available to the public (other than as a result of a breach of this Section) or is required by law or applicable regulations to be disclosed.

(o)       The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Code Section 6221 (or successor provisions) to either the Lower-Tier REMIC or the Upper-Tier REMIC and (ii) to avoid payment by either the Lower-Tier REMIC or the Upper-Tier REMIC under Code Section 6225 (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of a Class R Certificate, past or present. A Holder of any Class R Certificate agrees, by acquiring such Certificate, to any such elections.

Section 12.2    Foreclosed Property.     (a) The parties hereto acknowledge and understand that if the Trust Fund were to acquire the Property as Foreclosed Property and were to own and operate the Property in a manner consistent with the manner in which the Property is currently owned and operated by the Loan Parties, through a Successor Manager, some portion or all of the income derived in the Lower-Tier REMIC from such Foreclosed Property may be considered “net income from foreclosure property” for purposes of Section 860G(c) of the Code and subject to tax at normal corporate income tax rates.

In determining whether to acquire and hold any Foreclosed Property, the Special Servicer, acting on behalf of the Trustee hereunder, shall take these circumstances into account and shall only acquire such Foreclosed Property if it determines, in its reasonable judgment (after, consultation with counsel, at the expense of the Trust Fund), that either (i) there is a commercially feasible alternative method of administering such Foreclosed Property that would not result in such tax, e.g., a net lease that results in Rents from Real Property or (ii) the likely recovery with respect to operating the Foreclosed Property on behalf of the Trust Fund, after taking into account any such taxes that might be imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC, will exceed the likely recovery to the Trust Fund if the Trust Fund were to net lease the Foreclosed Property or were not to acquire and hold the Foreclosed Property. If the Trust Fund acquires any Foreclosed Property, the Special Servicer, acting on behalf of the Trustee, if the Manager would not be considered an Independent Contractor, shall either renegotiate the applicable Management Agreement or replace the Manager with a Successor Manager (as appropriate and to the extent permitted under such Management Agreement) so that the Foreclosed Property would be considered to be operated by an Independent Contractor. If, after making the foregoing reasonable efforts, the Special Servicer determines that it is in the best interests of Certificateholders on a net after-tax basis to operate the Foreclosed Property in a manner such that the Lower-Tier REMIC or Upper-Tier REMIC shall receive, based upon an Opinion of Counsel, “net income from foreclosure property” under the REMIC Provisions, the Special Servicer shall maintain or cause to be maintained such records of income and expense as to enable such amounts to be computed accurately, and shall pay or retain or cause to be paid or retained from Foreclosure Proceeds such amounts as are necessary to pay such tax or, to the extent such amounts are insufficient, from the Collection Account pursuant to Section 3.4(c)(ix).

Without limiting the generality of the foregoing, the Special Servicer shall not, to the extent within its power:

(i)        permit the Trust Fund to enter into, renew or extend any New Lease with respect to the Foreclosed Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)       permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)      authorize or permit any construction on the Foreclosed Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvements was completed before default on the Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)      Directly Operate, other than through an Independent Contractor, or allow any other Person to Directly Operate, other than through an Independent Contractor, the Foreclosed Property on any date more than ninety (90) days after its acquisition date.

(b)       The Special Servicer, acting on behalf of the Trustee hereunder, shall make reasonable efforts to sell the Foreclosed Property for its fair market value in accordance with Section 3.15. In any event, however, the Special Servicer, acting on behalf of the Trustee hereunder, shall dispose of any Foreclosed Property as soon as is practicable but in no event later than the close of the third calendar year following the year in which the Acquisition Date occurs unless the Special Servicer, on behalf of the Trustee, has received (or has not been denied) an extension of time (an “Extension”) by the IRS to sell such Foreclosed Property or an Opinion of Counsel to the effect that the holding by the Trust of the Foreclosed Property for an additional specified period will neither result in the imposition of taxes on “prohibited transactions” of the Trust Fund as defined in Section 860F of the Code, nor cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, in which event such period shall be extended by such additional specified period, with the expenses of obtaining any such extension of time being an expense of the Trust Fund. If the Special Servicer, on behalf of the Trustee, has received (or has not been denied) such Extension, then the Special Servicer, acting on behalf of the Trustee hereunder, shall continue to attempt to sell the Foreclosed Property for its fair market value for such longer period as such Extension permits (the “Extended Period”). If the Special Servicer, acting on behalf of the Trustee, has not received such an Extension and the Special Servicer, acting on behalf of the Trustee hereunder, is unable to sell the Foreclosed Property, within the foregoing period or if the Special Servicer, acting on behalf of the Trustee hereunder, has received such an Extension, and the Special Servicer, acting on behalf of the Trustee hereunder, is unable to sell the Foreclosed Property within the Extended Period, the Special Servicer shall, before the end of the above-referenced period or the Extended Period, as the case may be, auction the Foreclosed Property to the highest bidder (which may be the Special Servicer) in accordance with Accepted Servicing Practices.

(c)       Within thirty (30) days of the sale of a Foreclosed Property, the Special Servicer shall provide to each of the Certificate Administrator and the Trustee a statement of accounting for the Foreclosed Property, including, without limitation, (i) the date the Property was acquired in foreclosure or by deed in lieu of foreclosure, (ii) the date of disposition of such Foreclosed Property, (iii) the gross sale price and related selling and other expenses, (iv) accrued interest calculated from the date of acquisition to the disposition date, and (v) such other information as the Certificate Administrator and/or Trustee may reasonably request.

Section 12.3    Prohibited Transactions and Activities. The Special Servicer, on behalf of the Trust Fund, shall not permit the sale or disposition of the Trust Loan at a time when the Trust Loan is not the subject of a breach of a representation or is not in default or default with respect thereto is not reasonably foreseeable (except in a disposition pursuant to (i) the bankruptcy or insolvency of the Lower-Tier REMIC or (ii) the termination of the Lower-Tier REMIC in a “qualified liquidation” as defined in Section 860F(a)(4) of the Code), nor acquire any assets for either the Lower-Tier REMIC or the Upper-Tier REMIC (other than Foreclosed Property), nor sell or dispose of any investments in the Collection Account or Distribution Account for gain, nor receive any amount representing a fee or other compensation for services, nor accept any contributions to either the Lower-Tier REMIC or the Upper-Tier REMIC (other than a cash contribution during the three-month period beginning on the Startup Day), unless it has received an Opinion of Counsel (at the expense of the Person requesting it to take such action) to the effect that such disposition, acquisition, substitution or acceptance will not (a) affect adversely the status of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or of the Certificates as representing regular interests therein, (b) affect the distribution of interest or principal on the Certificates, (c) result in the encumbrance of the assets transferred or assigned to either the Lower-Tier REMIC or the Upper-Tier REMIC (except pursuant to the provisions of this Agreement), or (d) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on “prohibited transactions” or “prohibited contributions” pursuant to the REMIC Provisions.

Section 12.4    Indemnification with Respect to Certain Taxes and Loss of REMIC Status.

(a)       If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance by the Certificate Administrator of its duties and obligations specifically set forth herein, or by reason of the Certificate Administrator’s negligent disregard of its obligations and duties thereunder, the Certificate Administrator shall indemnify the Trust against any and all losses, claims, damages, liabilities or expenses (“Losses”) resulting therefrom; provided, however, the Certificate Administrator shall not be liable for any such Losses attributable to the action or inaction of the Servicer, the Special Servicer, the Depositor, or the Holders of the Class R Certificates nor for any such Losses resulting from misinformation provided by the Holders of the Class R Certificates, the Servicer, the Special Servicer, or the Depositor, on which the Certificate Administrator has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of successor Holders of the Class R Certificates at law or in equity.

(b)      If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance of the Servicer or the Special Servicer in the performance of its duties and obligations set forth herein, or by reason of the Servicer’s or Special Servicer’s negligent disregard of its obligations and duties thereunder, the Servicer or the Special Servicer, as the case may be, shall indemnify the Trust Fund against any and all losses resulting therefrom; provided, however, the Servicer or the Special Servicer, as the case may be, shall not be liable for any such losses attributable to the action or inaction of the Certificate Administrator, the Depositor, the Holders of the Class R Certificates nor for any such losses resulting from misinformation provided by the Certificate Administrator, the Depositor or the Holders of the Class R Certificates on which the Servicer or the Special Servicer, as the case may be, has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of any successor Holders of the Class R Certificates at law or in equity.

ARTICLE 13.

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 13.1   Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article 13 of this Agreement is, among other things, to facilitate compliance by any Other Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. Except as expressly required by Sections 13.7, 13.8 and 13.9, the Depositor shall not, and no Other Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor, or any Other Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, and any Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Other Depositor and any Other Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Other Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, any Other Depositor or any Other Exchange Act Reporting Party, as applicable, to permit the Depositor or any Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loan, reasonably believed by the Depositor or any Other Depositor, as applicable, in good faith to be necessary in order to effect such compliance.

Section 13.2   Succession; Sub-Servicers; Subcontractors. (a) For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 13.7 of this Agreement), in connection with the succession to the Servicer and Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a “servicer” meeting the criteria contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer and Special Servicer or any such Sub-Servicer, the Servicer or Special Servicer, as applicable (depending on whether such succession involves it or one of its Sub-Servicers), shall provide (other than in the case of a succession pursuant to an appointment under Section 7.1 or 7.2, in which case the successor Servicer or successor Special Servicer, as applicable, shall provide) to any Other Depositor as to which the applicable Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement (and as long as such notice is not given by a successor Servicer or successor Special Servicer appointed under Section 7.1 or 7.2), and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to each such Other Depositor, all information relating to such successor Servicer reasonably requested by any such Other Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)       For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Special Servicer, any Sub-Servicer, the Operating Advisor, the Trustee and the Certificate Administrator (each of the Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 13.2(b) and Section 13.2(c), a “Servicing Party”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicing Party shall promptly upon request provide to any Other Depositor as to which the applicable Companion Loan is affected, a written description (in form and substance satisfactory to each such Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicing Party during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicing Party shall cause any Subcontractor utilized by such Servicing Party that is determined to be a Servicing Function Participant to comply with the provisions of Section 13.8 and Section 13.9 of this Agreement to the same extent as if such Subcontractor were such Servicing Party. Such Servicing Party shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to obtain from such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 13.8 and Section 13.9 of this Agreement, in each case, as and when required to be delivered.

(c)       For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicing Party engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such

Servicing Party shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicing Party determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected, of any such Sub-Servicer and Subservicing Agreement. No Subservicing Agreement (other than such agreements set forth on Exhibit S hereto) shall be effective until five (5) Business Days after such written notice is received by the Depositor, the Certificate Administrator and each such Other Depositor. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable each Other Exchange Act Reporting Party as to which the applicable Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)       For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Other Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 13.6 of this Agreement) and shall furnish pursuant to Section 13.6 of this Agreement to each Other Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Other Depositor, all information reasonably necessary for each Other Exchange Act Reporting Party to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 13.3         Other Securitization Trust’s Filing Obligations. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall (and shall cause (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with each Other Depositor in connection with the satisfaction of each Other Securitization Trust’s reporting requirements under the Exchange Act.

Section 13.4         Form 10-D Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within one Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) the parties as set forth on Exhibit R to this Agreement, shall be required to provide to each Other

Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, and (ii) the parties listed on Exhibit R to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit U to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit R to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.

Section 13.5         Form 10-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 2022, (i) the parties listed on Exhibit S to this Agreement shall be required to provide (and with respect to any Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act Reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit S to this Agreement applicable to such party, and (ii) the parties listed on Exhibit S to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit U to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit S to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.

Section 13.6         Form 8-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), within one Business Day after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”) (using commercially reasonable efforts), but in no event later than the close of business (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit T to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Depositor and each Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Depositor, each such Other Exchange Act Reporting Party and such providing parties, any Form 8-K Disclosure Information described on Exhibit T to this Agreement as applicable to such party, if applicable, and (ii) the parties listed on Exhibit T to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit U. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit T of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information.

Section 13.7         Annual Compliance Statements. On or before March 1 of each year, commencing in 2022, each of the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit V with which it has entered into a servicing relationship with respect to the Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each such Servicing Function Participant and each of the Servicer, Special Servicer and the Certificate Administrator, a “Certifying Servicer”) to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website pursuant to Section 8.14(b)), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), an Officer’s Certificate substantially in the form of Exhibit W stating, as to the signer thereof, that (A) a review of such Person’s activities during the preceding calendar year or portion thereof and of such Person’s performance under this Agreement or the applicable sub-servicing agreement, as applicable, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Person has fulfilled all its obligations under this Agreement or the applicable sub-servicing agreement, as applicable, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Servicing Function Participant with which the Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Trust Loan or the related Companion Loan in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each such Certifying Servicer that serviced the Trust Loan or a Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered. Copies of all Officer’s Certificates delivered pursuant to this Section 13.7 shall be made available to any Privileged Person by the Certificate Administrator by posting such compliance report to the Certificate Administrator’s Website pursuant to Section 8.14(b).

Section 13.8   Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1 of each year, commencing in 2022, the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Operating Advisor, the Certificate Administrator and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit V with which it has entered into a servicing relationship with respect to the Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and any Servicing Function Participant, as the case may be, a “Reporting Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall post it to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, as applicable, pursuant to Section 8.14(b)) (and, with respect to the Special Servicer, also to the Operating Advisor), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), a report on an assessment of compliance with the Applicable Servicing Criteria substantially in the form of Exhibit X or such other form provided by such Reporting Servicer that complies in all material respects with the requirements of Item 1122 of Regulation AB that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Applicable Servicing Criteria, (B) a statement that, to the best of such Reporting Servicer’s knowledge, such Reporting Servicer used the Servicing Criteria to assess compliance with the Applicable Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof and (D) a statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 13.8 shall be provided to any Certificateholder, upon the written request therefor and submission of an Investor Certification in the form of Exhibit K-1, by the Certificate Administrator.

Each such report shall be addressed to the Depositor and each Other Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Applicable Servicing Criteria. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such report, the Depositor and each Other Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Applicable Servicing Criteria.

(b)       On the Closing Date, the Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator each acknowledge and agree that Exhibit L to this Agreement sets forth the Applicable Servicing Criteria for such party.

(c)       No later than 30 days after the end of each fiscal year for the Trust, the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor shall notify the Certificate Administrator, the Depositor, each Other Exchange Act Reporting Party and each Other Depositor as to the name of each Servicing Function Participant utilized by it, in each case, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor submit their assessments pursuant to Section 13.8(a) of this Agreement, such parties, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 13.9) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)       In the event the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause) any Servicing Function Participant engaged by it to provide (and the Servicer, the Special Servicer and the Certificate Administrator shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant to provide) an annual assessment of compliance pursuant to this Section 13.8, coupled with an attestation as required in Section 13.9 in respect of the period of time that the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating

Advisor was subject to this Agreement or the period of time that the Servicing Function Participant was subject to such other servicing agreement.

Section 13.9   Annual Independent Public Accountants’ Servicing Report. On or before March 1 of each year, commencing in 2022, the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Operating Advisor and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall cause (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit V with which it has entered into a servicing relationship with respect to the Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) a registered public accounting firm (which may also render other services to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website pursuant to Section 8.14(b)), the Depositor, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Applicable Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Applicable Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each accountant’s attestation report required hereunder shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of all statements delivered pursuant to this Section 13.9 shall be made available to any Privileged Person by the Certificate Administrator posting such statement on the Certificate Administrator’s Website pursuant to Section 8.14(b).

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of such report from the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or any Servicing Function Participant, the Depositor and each Other Depositor may review the report and, if applicable, consult with the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Operating Advisor or the Trustee as to the nature of any defaults by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or any

Servicing Function Participant with which it has entered into a servicing relationship with respect to the Trust Loan or any Companion Loan, as the case may be, in the fulfillment of any of the Servicer’s, the Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s, the Trustee’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing agreement.

Section 13.10 Significant Obligor. With respect to the Property that secures a Companion Loan that the applicable Other Depositor has notified the Servicer and Special Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the Relevant Distribution Date) with respect to an Other Securitization Trust that includes such Companion Loan, to the extent that the Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Borrower or Special Servicer, beginning with the first calendar quarter following receipt of such notice from the Other Depositor, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year following such notice from the Other Depositor, as applicable, the Servicer shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the Servicer in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Day prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the Borrower in such financial statements.

If the Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the Mortgage Loan Documents, the Servicer shall notify the Other Depositor with respect to such Other Securitization Trust that includes the related Companion Loan (and shall cause each applicable sub-servicing agreement to require any related Sub-Servicer to notify such Other Depositor) that it has not received such financial information. The Servicer shall use efforts consistent with Accepted Servicing Practices (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the Borrower under the Mortgage Loan Documents.

The Servicer shall (and shall cause each applicable sub-servicing agreement entered into after receipt of written notice from the Other Depositor that such Companion Loan is a significant obligor to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Borrower related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five

(5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization Trust. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 13.11 Sarbanes-Oxley Backup Certification. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor and the Trustee shall provide (and with respect to any other Servicing Function Participant of such party, shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization Trust (the “Certifying Person”) no later than March 1 of the year following the year to which the Form 10-K of such Other Securitization Trust relates or, if March 1 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit Y-1, Exhibit Y-2, Exhibit Y-3, Exhibit Y-4 and Exhibit Y-5, as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 13.11 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Section 13.12 Indemnification. For so long as the other Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) an actual breach by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, of its obligations under this Article 13, (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, in the performance of such obligations or (iii) delivery of any Deficient Exchange Act Deliverable regarding such party and delivered by or on behalf of such party.

The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit V (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual Servicing Criteria compliance reports or attestation reports pursuant to the applicable sub-servicing agreement, (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations, (iii) any failure by a Servicing Party (as defined in Section 13.2(b)) to identify a Servicing Function Participant pursuant to Section 13.2(b) or (iv) delivery of any Deficient Exchange Act Deliverable regarding such party and delivered by or on behalf of such party.

If the indemnification provided for in, or contemplated by, either of the prior two paragraphs is unavailable or insufficient to hold harmless the Depositor, any Other Depositor or any employee, director or officer of the Depositor or any Other Depositor, then the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article 13 (or breach of its obligations under the applicable sub-servicing agreement to provide any of the annual compliance statements or annual Servicing Criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith.

The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit V (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations. This Section 13.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator.

Section 13.13      Amendments. This Article 13 may be amended by the parties hereto pursuant to Section 11.1 of this Agreement for purposes of complying with Regulation AB, the Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 13.14      Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor or any Other Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article 13; provided that such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment.

Section 13.15      Termination of Sub-Servicing Agreements. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Certificate Administrator and the Trustee, as applicable, shall (i) cause each Sub-Servicing Agreement to which it is a party to entitle the Depositor or any Other Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer to any deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article 13 and (ii) promptly notify the Depositor and any Other Depositor following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article 13. The Depositor and any Other Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor and any Other Depositor to terminate a Sub-Servicing Agreement as aforesaid shall not limit any right the Servicer, the Certificate Administrator or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement.

Section 13.16 Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan. (a) Any other provision of this Article 13 to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article 13, in connection with the requirements contained in this Article 13 that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Exchange Act Reporting Party of any Other Securitization Trust that includes a Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Exchange Act Reporting Party (i) until the Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once and each party shall be entitled to rely on such notice), setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 13.7, Section 13.8 and Section 13.9 of this Agreement, stating that such Other Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Exchange Act Reporting Party is only required to provide a single written notice to such effect. Any reasonable cost and expense of the Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article 13 to such Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article 13 in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article 13 with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation shall be required in connection with any delivery of the items contemplated by Section 13.7, Section 13.8 and Section 13.9 of this Agreement. Such confirmation shall be deemed given if the Other Depositor or Other Exchange Act Reporting Party for the Other Securitization Trust provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such

Other Depositor, Other Exchange Act Reporting Party and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization Trust.

(b)       Each of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of Section 13.16(a) above, and subject to a right of the Servicer, Special Servicer, the Operating Advisor, the Certificate Administrator or Trustee, as the case may be, to review and approve such disclosure materials, permit the Companion Loan Holders to use such party’s description contained in the Offering Circular (updated as appropriate by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, at the reasonable cost of the Other Depositor) for inclusion in the disclosure materials relating to any securitization of a Companion Loan.

(c)       The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 13.16(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to any securitization transaction that includes a Companion Loan such Opinion(s) of Counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 13.16(b) with respect to such party, substantially identical to those, if any, delivered by the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Offering Circular and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, or their respective legal counsel, as the case may be, and sufficient to comply with Regulation AB). None of the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator shall be obligated to deliver any such item with respect to the securitization of a Companion Loan if it did not deliver a corresponding item with respect to this Trust.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.
(Depositor)

By:	/s/ Brennan Woods
	Name:	Brennan Woods
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION
(Servicer)

By:	/s/ Michael A. Tilden
	Name:	Michael A. Tilden
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION
(Special Servicer)

By:	/s/ Michael A. Tilden
	Name:	Michael A. Tilden
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION
(Certificate Administrator)

By:	/s/ Corey J. Dahlstrand
	Name:	Corey J. Dahlstrand
	Title:	Corporate Trust Officer

KREST 2021-CHIP: TRUST AND SERVICING AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION
(Trustee)

By:	/s/ Corey J. Dahlstrand
	Name:	Corey J. Dahlstrand
	Title:	Corporate Trust Officer

PENTALPHA SURVEILLANCE LLC
(Operating Advisor)

By:	/s/ James Callahan
	Name:	James Callahan
	Title:	Executive Director and Solely as an Authorized Signatory for Pentalpha Surveillance LLC

KREST 2021-CHIP: TRUST AND SERVICING AGREEMENT

EXHIBIT A-1

FORM OF CLASS A CERTIFICATES

CLASS A

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

[1]	Temporary Regulation S Global Certificate legend.
[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.
[3]	Global Certificate legend.

Exhibit A-1-1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE BORROWER, THE GUARANTOR, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN, THE OPERATING ADVISOR, ANY COMPANION LOAN HOLDER, THE 17G-5 INFORMATION PROVIDER, ANY INITIAL PURCHASER, ANY TRUST LOAN SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOAN IS INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

Exhibit A-1-2

TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT OTHERWISE CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A NON-EXEMPT VIOLATION OF SIMILAR LAW).

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.

Exhibit A-1-3

KREST COMMERCIAL MORTGAGE SECURITIES TRUST 2021-CHIP
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2021-CHIP, CLASS A

Pass-Through Rate: 2.55844%
First Distribution Date: September 8, 2021
Aggregate Initial Certificate Balance of the Class A Certificates: $74,300,000	Rated Final Distribution Date: November 2044
CUSIP: 50085PAA5 ISIN: US50085PAA57 Common Code: 236778509[4]	Initial Certificate Balance of this Certificate: $[_]
CUSIP: U5011KAA6 ISIN: USU5011KAA61 Common Code: 236777537[5] CUSIP: 50085PAB3 ISIN: US50085PAB31[6] No.: A-[1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from the Trust Fund with respect to the Class A Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class X-A, Class B, Class C, Class D, Class E, Class F, Class HRR and Class R Certificates (collectively with the Class A Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

[4]	For Certificate sold in reliance on Rule 144A only.
[5]	For Regulation S Global Certificate only.
[6]	For IAI Certificates.

Exhibit A-1-4

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, beginning in September 2021 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable and any Prepayment Fees and any other amounts allocable to the Class A Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between this Certificate and the Trust and Servicing Agreement, the Trust and Servicing Agreement shall control.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer and other procedures set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Exhibit A-1-5

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates. In addition, no amendment may be made under the Trust and Servicing Agreement without the Trustee and Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in the imposition of federal income tax on the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Operating Advisor created with respect to the Certificates (other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in the Trust and Servicing Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties to the Trust and Servicing Agreement) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to the Trust and Servicing Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-1-6

Unless the certificate of authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-1-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name: Title:

Certificate of Authentication

This is one of the Class A Certificates referred to in the Trust and Servicing Agreement.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name: Title:

Exhibit A-1-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-1-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-1-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-1-11

EXHIBIT A-2

FORM OF CLASS X-A CERTIFICATES

CLASS X-A

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

[1]	Temporary Regulation S Global Certificate legend.
[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.
[3]	Global Certificate legend.

Exhibit A-2-1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE BORROWER, THE GUARANTOR, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN, THE OPERATING ADVISOR, ANY COMPANION LOAN HOLDER, THE 17G-5 INFORMATION PROVIDER, ANY INITIAL PURCHASER, ANY TRUST LOAN SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOAN IS INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE PRINCIPAL BALANCES OF THE CLASS A AND CLASS B CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

Exhibit A-2-2

TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT OTHERWISE CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A NON-EXEMPT VIOLATION OF SIMILAR LAW).

THIS CLASS X-A CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.

Exhibit A-2-3

KREST COMMERCIAL MORTGAGE SECURITIES TRUST 2021-CHIP
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2021-CHIP, CLASS X-A

Pass-Through Rate: Variable IO4
First Distribution Date: September 8, 2021
Aggregate Initial Notional Amount of the Class X-A Certificates: $97,100,000[5]	Rated Final Distribution Date: November 2044
CUSIP: 50085PAC1 ISIN: US50085PAC14 Common Code: 236778533[6]	Initial Notional Amount of this Certificate: $[_]
CUSIP: U5011KAB4 ISIN: USU5011KAB45 Common Code: 236778487[7] CUSIP: 50085PAD9 ISIN: US50085PAD96[8] No.: X-A-[1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from the Trust Fund with respect to the Class X-A Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing

4         The Class X-A Pass-Through Rate for any Certificate Interest Accrual Period is variable and, for each Distribution Date, will equal the weighted average of the Class X Strip Rates for the Class A and Class B Certificates. During the initial Certificate Interest Accrual Period, it is expected that the Pass-Through Rate for the Class X-A Certificates will equal approximately 0.39506%.

5       The Class X-A Certificates will not have Certificate Balances and will not be entitled to receive distributions of principal. The Notional Amount of the Class X-A Certificates will be equal to the aggregate Certificate Balance of the Class A and Class B Certificates.

[6]	For Certificate sold in reliance on Rule 144A only.
[7]	For Regulation S Global Certificate only.
[8]	For IAI Certificates.

Exhibit A-2-4

Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class B, Class C, Class D, Class E, Class F, Class HRR and Class R Certificates (collectively with the Class X-A Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, beginning in September 2021 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable and any Prepayment Fees and any other amounts allocable to the Class X-A Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between this Certificate and the Trust and Servicing Agreement, the Trust and Servicing Agreement shall control.

Exhibit A-2-5

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer and other procedures set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates. In addition, no amendment may be made under the Trust and Servicing Agreement without the Trustee and Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in the imposition of federal income tax on the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Operating Advisor created with respect to the Certificates (other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in the Trust and Servicing Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties to the Trust and Servicing Agreement) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to the Trust and

Exhibit A-2-6

Servicing Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Unless the certificate of authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-2-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name: Title:

Certificate of Authentication

This is one of the Class X-A Certificates referred to in the Trust and Servicing Agreement.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name: Title:

Exhibit A-2-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-2-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-2-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-2-11

EXHIBIT A-3

FORM OF CLASS B CERTIFICATES

CLASS B

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

[1]	Temporary Regulation S Global Certificate legend.
[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.
[3]	Global Certificate legend.

Exhibit A-3-1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE BORROWER, THE GUARANTOR, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN, THE OPERATING ADVISOR, ANY COMPANION LOAN HOLDER, THE 17G-5 INFORMATION PROVIDER, ANY INITIAL PURCHASER, ANY TRUST LOAN SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOAN IS INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

Exhibit A-3-2

TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT OTHERWISE CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A NON-EXEMPT VIOLATION OF SIMILAR LAW).

THIS CLASS B CERTIFICATE IS SUBORDINATED TO THE CLASS A AND CLASS X-A CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.

Exhibit A-3-3

KREST COMMERCIAL MORTGAGE SECURITIES TRUST 2021-CHIP
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2021-CHIP, CLASS B

Pass-Through Rate: 2.86077%
First Distribution Date: September 8, 2021
Aggregate Initial Certificate Balance of the Class B Certificates: $22,800,000	Rated Final Distribution Date: November 2044
CUSIP: 50085PAE7 ISIN: US50085PAE79 Common Code: 236777502[4]	Initial Certificate Balance of this Certificate: $[__]
CUSIP: U5011KAC2 ISIN: USU5011KAC28 Common Code: 236778517[5] CUSIP: 50085PAF4 ISIN: US50085PAF45[6] No.: B-[1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from the Trust Fund with respect to the Class B Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class C, Class D, Class E, Class F, Class HRR and Class R Certificates (collectively with the Class B Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

[4]	For Certificate sold in reliance on Rule 144A only.
[5]	For Regulation S Global Certificate only.
[6]	For IAI Certificates.

Exhibit A-3-4

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, beginning in September 2021 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable and any Prepayment Fees and any other amounts allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between this Certificate and the Trust and Servicing Agreement, the Trust and Servicing Agreement shall control.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer and other procedures set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Exhibit A-3-5

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates. In addition, no amendment may be made under the Trust and Servicing Agreement without the Trustee and Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in the imposition of federal income tax on the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Operating Advisor created with respect to the Certificates (other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in the Trust and Servicing Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties to the Trust and Servicing Agreement) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to the Trust and Servicing Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-3-6

Unless the certificate of authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-3-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name: Title:

Certificate of Authentication

This is one of the Class B Certificates referred to in the Trust and Servicing Agreement.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name: Title:

Exhibit A-3-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-3-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-3-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-3-11

EXHIBIT A-4

FORM OF CLASS C CERTIFICATES

CLASS C

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

[1]	Temporary Regulation S Global Certificate legend.
[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.
[3]	Global Certificate legend.

Exhibit A-4-1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE BORROWER, THE GUARANTOR, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN, THE OPERATING ADVISOR, ANY COMPANION LOAN HOLDER, THE 17G-5 INFORMATION PROVIDER, ANY INITIAL PURCHASER, ANY TRUST LOAN SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOAN IS INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

Exhibit A-4-2

TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT OTHERWISE CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A NON-EXEMPT VIOLATION OF SIMILAR LAW).

THIS CLASS C CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS X-A AND CLASS B CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.

Exhibit A-4-3

KREST COMMERCIAL MORTGAGE SECURITIES TRUST 2021-CHIP
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2021-CHIP, CLASS C

Pass-Through Rate: VARIABLE IN ACCORDANCE WITH THE TRUST AND SERVICING AGREEMENT
First Distribution Date: September 8, 2021
Aggregate Initial Certificate Balance of the Class C Certificates: $41,320,000	Rated Final Distribution Date: November 2044
CUSIP: 50085PAG2 ISIN: US50085PAG28 Common Code: 236778452[4]	Initial Certificate Balance of this Certificate: $[__]
CUSIP: U5011KAD0 ISIN: USU5011KAD01 Common Code: 236777472[5] CUSIP: 50085PAH0 ISIN: US50085PAH01[6] No.: C-[1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from the Trust Fund with respect to the Class C Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class D, Class E, Class F, Class HRR and Class R Certificates (collectively with the Class C Certificates, the “Certificates”; the Holders of Certificates issued

[4]	For Certificate sold in reliance on Rule 144A only.
[5]	For Regulation S Global Certificate only.
[6]	For IAI Certificates.

Exhibit A-4-4

under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, beginning in September 2021 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable and any Prepayment Fees and any other amounts allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between this Certificate and the Trust and Servicing Agreement, the Trust and Servicing Agreement shall control.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer and other procedures set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of

Exhibit A-4-5

the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates. In addition, no amendment may be made under the Trust and Servicing Agreement without the Trustee and Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in the imposition of federal income tax on the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Operating Advisor created with respect to the Certificates (other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in the Trust and Servicing Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties to the Trust and Servicing Agreement) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to the Trust and Servicing Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the

Exhibit A-4-6

last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Unless the certificate of authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-4-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name: Title:

Certificate of Authentication

This is one of the Class C Certificates referred to in the Trust and Servicing Agreement.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name: Title:

Exhibit A-4-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-4-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-4-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:
_____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-4-11

EXHIBIT A-5

FORM OF CLASS D CERTIFICATES

CLASS D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

1        Temporary Regulation S Global Certificate legend.

2        Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

3        Global Certificate legend.

 Exhibit A-5-1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE BORROWER, THE GUARANTOR, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN, THE OPERATING ADVISOR, ANY COMPANION LOAN HOLDER, THE 17G-5 INFORMATION PROVIDER, ANY INITIAL PURCHASER, ANY TRUST LOAN SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOAN IS INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

 Exhibit A-5-2

TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT OTHERWISE CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A NON-EXEMPT VIOLATION OF SIMILAR LAW).

THIS CLASS D CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS X-A, CLASS B AND CLASS C CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.

 Exhibit A-5-3

KREST COMMERCIAL MORTGAGE SECURITIES TRUST 2021-CHIP
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2021-CHIP, CLASS D

Pass-Through Rate: VARIABLE IN ACCORDANCE WITH THE TRUST AND SERVICING AGREEMENT

First Distribution Date: September 8, 2021

Aggregate Initial Certificate Balance of the Class D Certificates: $43,730,000	Rated Final Distribution Date: November 2044

CUSIP: 50085PAJ6 ISIN: US50085PAJ66 Common Code: 236778495[4]	Initial Certificate Balance of this Certificate: $[__]

CUSIP: U5011KAE8 ISIN: USU5011KAE83 Common Code: 236780635[5] CUSIP: 50085PAK3 ISIN: US50085PAK30[6] No.: D-[1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from the Trust Fund with respect to the Class D Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class C, Class E, Class F, Class HRR and Class R Certificates (collectively with the Class D Certificates, the “Certificates”; the Holders of Certificates issued

4        For Certificate sold in reliance on Rule 144A only.

5        For Regulation S Global Certificate only.

6        For IAI Certificates.

 Exhibit A-5-4

under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, beginning in September 2021 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable and any Prepayment Fees and any other amounts allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between this Certificate and the Trust and Servicing Agreement, the Trust and Servicing Agreement shall control.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer and other procedures set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of

 Exhibit A-5-5

the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates. In addition, no amendment may be made under the Trust and Servicing Agreement without the Trustee and Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in the imposition of federal income tax on the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Operating Advisor created with respect to the Certificates (other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in the Trust and Servicing Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties to the Trust and Servicing Agreement) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to the Trust and Servicing Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the

 Exhibit A-5-6

last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Unless the certificate of authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

 Exhibit A-5-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name: Title:

Certificate of Authentication

This is one of the Class D Certificates referred to in the Trust and Servicing Agreement.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name: Title:

 Exhibit A-5-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

 Exhibit A-5-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

 Exhibit A-5-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

 Exhibit A-5-11

EXHIBIT A-6

FORM OF CLASS E CERTIFICATES

CLASS E

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

1        Temporary Regulation S Global Certificate legend.

2        Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

3        Global Certificate legend.

Exhibit A-6-1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE BORROWER, THE GUARANTOR, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN, THE OPERATING ADVISOR, ANY COMPANION LOAN HOLDER, THE 17G-5 INFORMATION PROVIDER, ANY INITIAL PURCHASER, ANY TRUST LOAN SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOAN IS INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

Exhibit A-6-2

TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, OTHER THAN AN INSURANCE COMPANY USING ASSETS OF AN INSURANCE COMPANY GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND SUBSEQUENT HOLDING OF THE CERTIFICATES BY SUCH INSURANCE COMPANY WILL BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR, IN THE CASE OF A PLAN SUBJECT TO SIMILAR LAW, WHERE THE ACQUISITION, HOLDING AND DISPOSITION OF SUCH CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION UNDER SIMILAR LAW.

THIS CLASS E CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS X-A, CLASS B, CLASS C AND CLASS D CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.

Exhibit A-6-3

KREST COMMERCIAL MORTGAGE SECURITIES TRUST 2021-CHIP
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2021-CHIP, CLASS E

Pass-Through Rate: VARIABLE IN ACCORDANCE WITH THE TRUST AND SERVICING AGREEMENT
First Distribution Date: September 8, 2021
Aggregate Initial Certificate Balance of the Class E Certificates: $39,880,000	Rated Final Distribution Date: November 2044
CUSIP: 50085PAL1 ISIN: US50085PAL13 Common Code: 236777456[4]	Initial Certificate Balance of this Certificate: $[____]
CUSIP: U5011KAF5 ISIN: USU5011KAF58 Common Code: 236778479[5]
CUSIP: 50085PAM9 ISIN: US50085PAM95[6] No.: E-[1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from the Trust Fund with respect to the Class E Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class C, Class D, Class F, Class HRR and Class R Certificates (collectively with the Class E Certificates, the “Certificates”, the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

4        For Certificates sold in reliance on Rule 144A only.

5        For Regulation S Global Certificates only.

6        For IAI Certificates.

Exhibit A-6-4

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, beginning in September 2021 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable and any Prepayment Fees and any other amounts allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between this Certificate and the Trust and Servicing Agreement, the Trust and Servicing Agreement shall control.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer and other procedures set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Exhibit A-6-5

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates. In addition, no amendment may be made under the Trust and Servicing Agreement without the Trustee and Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in the imposition of federal income tax on the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Operating Advisor created with respect to the Certificates (other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in the Trust and Servicing Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties to the Trust and Servicing Agreement) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to the Trust and Servicing Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-6-6

Unless the certificate of authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-6-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class E Certificates referred to in the Trust and Servicing Agreement.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-6-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-6-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-6-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-6-11

EXHIBIT A-7

FORM OF CLASS F CERTIFICATES

CLASS F

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

1        Temporary Regulation S Global Certificate legend.

2        Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

3        Global Certificate legend.

Exhibit A-7-1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE BORROWER, THE GUARANTOR, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN, THE OPERATING ADVISOR, ANY COMPANION LOAN HOLDER, THE 17G-5 INFORMATION PROVIDER, ANY INITIAL PURCHASER, ANY TRUST LOAN SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOAN IS INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

Exhibit A-7-2

TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, OTHER THAN AN INSURANCE COMPANY USING ASSETS OF AN INSURANCE COMPANY GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND SUBSEQUENT HOLDING OF THE CERTIFICATES BY SUCH INSURANCE COMPANY WILL BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR, IN THE CASE OF A PLAN SUBJECT TO SIMILAR LAW, WHERE THE ACQUISITION, HOLDING AND DISPOSITION OF SUCH CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION UNDER SIMILAR LAW.

THIS CLASS F CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS X-A, CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.

Exhibit A-7-3

KREST COMMERCIAL MORTGAGE SECURITIES TRUST 2021-CHIP
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2021-CHIP, CLASS F

Pass-Through Rate: VARIABLE IN ACCORDANCE WITH THE TRUST AND SERVICING AGREEMENT
First Distribution Date: September 8, 2021
Aggregate Initial Certificate Balance of the Class F Certificates: $28,160,000	Rated Final Distribution Date: November 2044
CUSIP: 50085PAN7 ISIN: US50085PAN78 Common Code: 236780597[4]	Initial Certificate Balance of this Certificate: $[____]
CUSIP: U5011KAG3 ISIN: USU5011KAG32 Common Code: 236777430[5]
CUSIP: 50085PAP2 ISIN: US50085PAP27[6] No.: F-[1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from the Trust Fund with respect to the Class F Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class C, Class E, Class HRR and Class R Certificates (collectively with the Class F Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

4        For Certificates sold in reliance on Rule 144A only.

5        For Regulation S Global Certificates only.

6        For IAI Certificates.

Exhibit A-7-4

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, beginning in September 2021 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable and any Prepayment Fees and any other amounts allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between this Certificate and the Trust and Servicing Agreement, the Trust and Servicing Agreement shall control.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer and other procedures set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Exhibit A-7-5

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates. In addition, no amendment may be made under the Trust and Servicing Agreement without the Trustee and Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in the imposition of federal income tax on the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Operating Advisor created with respect to the Certificates (other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in the Trust and Servicing Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties to the Trust and Servicing Agreement) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to the Trust and Servicing Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-7-6

Unless the certificate of authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-7-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class F Certificates referred to in the Trust and Servicing Agreement.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-7-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-7-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-7-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-7-11

EXHIBIT A-8

FORM OF CLASS HRR CERTIFICATES

CLASS HRR

THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS, HEDGING AND PLEDGING PURSUANT TO THE CREDIT RISK RETENTION RULES.  THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH THE TRANSFER REQUIREMENTS SET FORTH IN THE TRUST AND SERVICING AGREEMENT.  THE CERTIFICATE REGISTRAR SHALL REFUSE TO REGISTER THE TRANSFER OF THIS CERTIFICATE UNLESS SUCH TRANSFER IS IN ACCORDANCE WITH SECTION 5.3(p) OF THE TRUST AND SERVICING AGREEMENT.

[FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE RISK RETENTION PERIOD: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE RISK RETENTION PERIOD: TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]2

1        Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

2        Book-Entry Certificate legend.

Exhibit A-8-1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE BORROWER, THE GUARANTOR, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN, THE OPERATING ADVISOR, ANY COMPANION LOAN HOLDER, THE 17G-5 INFORMATION PROVIDER, ANY INITIAL PURCHASER, ANY TRUST LOAN SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOAN IS INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

Exhibit A-8-2

TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, OTHER THAN AN INSURANCE COMPANY USING ASSETS OF AN INSURANCE COMPANY GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND SUBSEQUENT HOLDING OF THE CERTIFICATES BY SUCH INSURANCE COMPANY WILL BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR, IN THE CASE OF A PLAN SUBJECT TO SIMILAR LAW, WHERE THE ACQUISITION, HOLDING AND DISPOSITION OF SUCH CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION UNDER SIMILAR LAW.

THIS CLASS HRR CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS X-A, CLASS B, CLASS C, CLASS D, CLASS E AND CLASS F CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.

Exhibit A-8-3

KREST COMMERCIAL MORTGAGE SECURITIES TRUST 2021-CHIP
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2021-CHIP, CLASS HRR

Pass-Through Rate: VARIABLE IN ACCORDANCE WITH THE TRUST AND SERVICING AGREEMENT
First Distribution Date: September 8, 2021
Aggregate Initial Certificate Balance of the Class HRR Certificates: $16,810,000	Rated Final Distribution Date: November 2044
CUSIP: 50085PAQ0 ISIN: US50085PAQ00[3] CUSIP: U5011KAH1 ISIN: USU5011KAH15[4]	Initial Certificate Balance of this Certificate: $[__]
CUSIP: 50085PAR8 ISIN: US50085PAR82[5] No.: HRR-[1]

This certifies that [_________] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from the Trust Fund with respect to the Class HRR Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class C, Class D, Class E, Class F and Class R Certificates (collectively with the Class HRR Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

3        For Certificate sold in reliance on Rule 144A only.

4        For Regulation S Global Certificate only.

5        For IAI Certificates.

Exhibit A-8-4

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, beginning in September 2021 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable and any Prepayment Fees and any other amounts allocable to the Class HRR Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between this Certificate and the Trust and Servicing Agreement, the Trust and Servicing Agreement shall control.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer and other procedures set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Exhibit A-8-5

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates. In addition, no amendment may be made under the Trust and Servicing Agreement without the Trustee and Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in the imposition of federal income tax on the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Operating Advisor created with respect to the Certificates (other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in the Trust and Servicing Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties to the Trust and Servicing Agreement) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to the Trust and Servicing Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-8-6

Unless the certificate of authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-8-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class HRR Certificates referred to in the Trust and Servicing Agreement.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-8-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-8-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-8-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-8-11

EXHIBIT A-9

FORM OF CLASS R CERTIFICATES

CLASS R

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE BORROWER, THE GUARANTOR, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE CUSTODIAN, THE OPERATING ADVISOR, ANY COMPANION LOAN HOLDER, THE 17G-5 INFORMATION PROVIDER, ANY INITIAL PURCHASER, ANY TRUST LOAN SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOAN IS INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (B) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL

Exhibit A-9-1

REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, DISQUALIFIED NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.3 OF THE TRUST AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. BECAUSE THIS CERTIFICATE REPRESENTS MULTIPLE “NON-ECONOMIC RESIDUAL INTERESTS,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER CONDITIONS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

Exhibit A-9-2

KREST COMMERCIAL MORTGAGE SECURITIES TRUST 2021-CHIP
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2021-CHIP, CLASS R

Pass-Through Rate: N/A
First Distribution Date: N/A
Percentage Interest of the Class R Certificates: 100%	Rated Final Distribution Date: N/A
CUSIP: 50085PAS6 ISIN: US50085PAS65 No.: R-[1]

This certifies that [______] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from the Trust Fund with respect to the Class R Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class C, Class D, Class E, Class F and Class HRR Certificates (collectively with the Class R Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Certificate Administrator in an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Trust and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.

Exhibit A-9-3

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between this Certificate and the Trust and Servicing Agreement, the Trust and Servicing Agreement shall control.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer and other procedures set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trustee and the Operating Advisor with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of

Exhibit A-9-4

the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates. In addition, no amendment may be made under the Trust and Servicing Agreement without the Trustee and Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in the imposition of federal income tax on the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Operating Advisor created with respect to the Certificates (other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in the Trust and Servicing Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties to the Trust and Servicing Agreement) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to the Trust and Servicing Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Unless the certificate of authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

The Certificate Administrator shall be the “partnership representative” (within the meaning of Section 6223 of the Code) of the Upper-Tier REMIC and Lower-Tier REMIC. The Class R Certificateholders, by acceptance of the Class R Certificates, agree, on behalf of themselves and all successor holders of such Class R Certificates, to the irrevocable appointment of the Certificate Administrator as the “partnership representative” for the Upper-Tier REMIC and the Lower-Tier REMIC.

Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to

Exhibit A-9-5

be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)                Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition of a Residual Ownership Interest by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)                No Residual Ownership Interest may be transferred, and no such transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit J-1 to the Trust and Servicing Agreement (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (6) it is a QIB purchasing for its own account, or a person purchasing for the account of another QIB, and (7) the proposed transferee expressly agrees to be bound by and to abide by the provisions of Section 5.3(n) of the Trust and Servicing Agreement and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit J-2 to the Trust and Servicing Agreement (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

Exhibit A-9-6

(iii)                Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, such Persons shall in no event be excused from furnishing such information.

(iv)                The Class R Certificates may only be issued as Definitive Certificates and transferred to and owned by QIBs.

Exhibit A-9-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class R Certificates referred to in the Trust and Servicing Agreement.

Dated:  August 24, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-9-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this Rule 144A Definitive Certificate have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-9-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-9-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number

Exhibit A-9-11

EXHIBIT B

FORM OF REQUEST FOR RELEASE
(for Certificate Administrator)

Loan Information
Name of Mortgagor:
[Servicer] [Special Servicer] Loan No.:
Certificate Administrator
Name:	Wells Fargo Bank, National Association
Address:	Wells Fargo Bank, National Association 1055 10th Avenue SE Minneapolis, MN 55414 Attention: CMBS – Document Custody Group KREST 2021-CHIP
Custodian/Certificate Administrator Mortgage File No.:
Depositor
Name:	J.P. Morgan Chase Commercial Mortgage Securities Corp.

Address:	383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: Kunal K. Singh
Certificates:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP

The undersigned [Servicer] [Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as certificate administrator (the “Certificate Administrator”), for the Holders of KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Trust and Servicing Agreement dated as of August 24, 2021, between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo

Exhibit B-1

Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor (the “Trust and Servicing Agreement”).

( )	Note(s) dated July 30, 2021, in the original principal sum of $______, made by _______, payable to, or endorsed to the order of, the Trustee.

( )	Mortgage(s) recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _________, State of ___________ in book/reel/docket ___________ of official records at page/image ________.

( )	Deed of Trust(s) recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Deed to Secure Debt recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Other documents, including any amendments, assignments or other assumptions of the Note or Mortgages.

( )	___________________________

( )	___________________________

( )	___________________________

( )	___________________________

The undersigned [Servicer] [Special Servicer] hereby acknowledges and agrees as follows:

(1)          The [Servicer] [Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Trust and Servicing Agreement.

(2)          The [Servicer] [Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [Servicer] [Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Trust and Servicing Agreement.

(3)          The [Servicer] [Special Servicer] shall return the Documents to the Certificate Administrator when the need therefor no longer exists, unless the Mortgage Loan has been liquidated or the Mortgage Loan has been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Trust and Servicing Agreement.

Exhibit B-2

(4)          The Documents, coming into the possession or control of the [Servicer] [Special Servicer] shall at all times be held for the account of the Trustee, and the [Servicer] [Special Servicer] shall keep the Documents separate and distinct from all other property in the [Servicer’s] [Special Servicer’s] possession, custody or control.

[Servicer] [Special Servicer]

By:
Name:
Title:

Acknowledged and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Date: _________

Exhibit B-3

EXHIBIT C

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.3(c) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
  as Certificate Registrar
600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP

Reference is hereby made to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

*        Select appropriate depository.

Exhibit C-1

(1)               the offer of the Certificates was not made to a person in the United States;

[(2)             at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)             the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)               no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)               the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Operating Advisor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

**        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit C-2

EXHIBIT D

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(d) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
      as Certificate Registrar
600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Class [__]

Reference is hereby made to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)               the offer of the Certificates was not made to a person in the United States,

Exhibit D-1

[(2)             at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)             the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)               no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)               the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Operating Advisor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

*        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**      Select (i) or (ii), as applicable.

Exhibit D-2

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.3(e) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
     as Certificate Registrar
600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Class [__]

Reference is hereby made to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of

*        Select appropriate depository.

Exhibit E-1

Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Operating Advisor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

Exhibit E-2

EXHIBIT F

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.3(f) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
    as Certificate Registrar
600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Class [__]

Reference is hereby made to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Trust and Servicing Agreement certifies that it is an institution and is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

*        Select, as applicable.

Exhibit F-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, and the Initial Purchasers.

Dated:______________

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
OF NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
    as Certificate Registrar
600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Class [__]

Reference is hereby made to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code No. [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)               the offer of the Certificates was not made to a person in the United States;

 *        Select appropriate depository.

Exhibit G-1

[(2)             at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)             the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)               no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)               the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

**        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit G-2

EXHIBIT H

FORM OF TRANSFER CERTIFICATE
OF NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
     as Certificate Registrar
600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Class [__]

Reference is hereby made to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)               the offer of the Certificates was not made to a person in the United States,

Exhibit H-1

[(2)             at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)             the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)               no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)               the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

*	Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**	Select (i) or (ii), as applicable.

Exhibit H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
OF NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
    as Certificate Registrar
600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Class [__]

Reference is hereby made to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

Exhibit I-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

Exhibit I-2

EXHIBIT J-1

FORM OF AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP (the “Certificates”) issued pursuant to the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor

STATE OF	)
	)	ss.:
COUNTY OF	)

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.               I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.               The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the (i) “Lower-Tier REMIC” and (ii) “Upper-Tier REMIC,” respectively, relating to the Certificates for which an election is to be made under Section 860E of the Internal Revenue Code of 1986 (the “Code”).

3.               The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership

Exhibit J-1-1

thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (a) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the FHLMC, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1)) of the Code with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code or (e) any other person so designated by the Certificate Administrator based upon an Opinion of Counsel to the effect that any transfer of a Class R Certificate to such person may cause the Upper Tier REMIC or the Lower Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States,” “State” and “International Organization” have the meanings set forth in Section 7701 of the Code or successor provisions.

4.               The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.               The Purchaser is a “United States person” as defined in Section 7701(a) of the Code and the regulations promulgated thereunder (the Purchaser’s U.S. taxpayer identification number is [______]). The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are United States persons).

6.               No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.               The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other person.

8.               The Purchaser is a Permitted Transferee.

9.               Check the applicable paragraph:

☐              The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)              the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)             the present value of the expected future distributions on such Class R Certificate; and

(iii)            the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

Exhibit J-1-2

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐              The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)              the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)             at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)            the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)            the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐              None of the above.

10.             The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

11.             The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

12.             The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

Exhibit J-1-3

13.             The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

14.             The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

15.             The Purchaser is a QIB purchasing for its own account, or a Person purchasing for the account of another QIB.

16.             The Purchaser has reviewed the provisions of Section 5.3 of the Trust and Servicing Agreement, a description of which provisions may be set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

17.             The Purchaser consents to the designation of the Certificate Administrator as the partnership representative of the  Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 6223 of the Code, in each case pursuant to Section 12.1 of the Trust and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name: Title:

By:
Name: Title:

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the

Exhibit J-1-4

Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of _______________

[SEAL]

My Commission expires:

Exhibit J-1-5

EXHIBIT J-2

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association,
   as Certificate Registrar
600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)             No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)             The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Trust and Servicing Agreement as Exhibit J-1. The Transferor does not know or believe that any representation contained therein is false.

(3)             The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be

Exhibit J-2-1

respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

Exhibit J-2-2

EXHIBIT J-3

FORM OF ERISA REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association,
    as Certificate Registrar
600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

Wells Fargo Bank, National Association,
   as Certificate Administrator
9062 Old Annapolis Road
Columbia, MD 21045
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

[Transferor]
[______]
[______]
Attention: [______]

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [$[____] Initial Certificate Balance] [[__]% Percentage Interest] in the KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Class [E][F][HRR][R] Certificates (the “Certificate”) issued pursuant to that certain Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Trust and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the Certificate, the Purchaser is not and will not become an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a

Exhibit J-3-1

material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any person acting on behalf of any such Plan or using the assets of a Plan to purchase such Certificate, other than, in the case of the Class E, Class F or Class HRR Certificates, an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of such Class E, Class F or Class HRR Certificates by such insurance company will be exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and Code Section 4975 under Sections I and III of U.S. Department of Labor Prohibited Transaction Class Exemption 95-60, or in the case of a Plan subject to Similar Law, where the acquisition, holding and disposition of such Certificate will not constitute or result in a non-exempt violation under Similar Law.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____, ____.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Exhibit J-3-2

EXHIBIT J-4

Form of Transferee CERTIFICATE FOR TRANSFERS
OF RISK RETENTION CERTIFICATES

[Date]

Wells Fargo Bank, National Association
as Certificate Registrar
9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody (CMBS) – KREST 2021-CHIP

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

email: US_CMBS_Notice@jpmorgan.com

JPMorgan Chase Bank, National Association

4 New York Plaza, 21st Floor

New York, New York 10004

Attention: SPG Legal

email: US_CMBS_Notice@jpmorgan.com

J.P. Morgan Chase Commercial Mortgage Securities Corp.

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP (the “Certificates”) issued pursuant to the Trust and Servicing Agreement (the “Trust and Servicing Agreement”), dated as of August 24, 2021, between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor

[_____] (the “Purchaser”) hereby certifies, represents and warrants to you, as Certificate Registrar, as “retaining sponsor” as such term is defined in the Credit Risk Retention Rules or as Depositor that:

1.	The Purchaser is acquiring $[_____] Certificate Balance of the Class [__] Certificates, which are Risk Retention Certificates, from [_____] (the “Transferor”).

Exhibit J-4-1

2.	The Purchaser is aware that the Certificate Registrar will not register any transfer of a Risk Retention Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

3.	Any transfer of a Risk Retention Certificate to a person that is or will be a Plan, or any Person acting on behalf of any such Plan or using the assets of a Plan to purchase such Certificate will be effected through J.P. Morgan Securities LLC, Barclays Capital Inc. Academy Securities Inc. or Drexel Hamilton, LLC.

4.	Check one of the following:

☐       The Purchaser certifies, represents and warrants to the Certificate Registrar, the Retaining Sponsor and the Depositor that the transfer will occur during the Risk Retention Period and that the transfer will comply with all applicable requirements of the Credit Risk Retention Rules.

☐       The Purchaser certifies, represents and warrants to you, as Certificate Registrar, the Retaining Sponsor and the Depositor, that the transfer will occur after the termination of the after the Risk Retention Period.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this [__] day of [____], 20[__].

By:
Name:
Title:

Exhibit J-4-2

EXHIBIT J-5

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS
OF RISK RETENTION CERTIFICATES

[Date]

Wells Fargo Bank, National Association
     as Certificate Registrar
9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody (CMBS) – KREST 2021-CHIP

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

email: US_CMBS_Notice@jpmorgan.com

JPMorgan Chase Bank, National Association

4 New York Plaza, 21st Floor

New York, New York 10004

Attention: SPG Legal

email: US_CMBS_Notice@jpmorgan.com

J.P. Morgan Chase Commercial Mortgage Securities Corp.

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of $[_____] Certificate Balance of the Class [__] Certificates, which are Risk Retention Certificates. The Certificates were issued pursuant to the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you that:

Exhibit J-5-1

1.	The transfer is in compliance with Sections 5.1, 5.2 and 5.3 of the Trust and Servicing Agreement and the Risk Retention Agreement.

2.	The Transferor has provided notice to the Depositor of the transfer no later than ten (10) days prior to the occurrence of the transfer.

3.	Any transfer of a Certificate evidencing a Risk Retention Certificate to a person that is or will be a Plan, or any Person acting on behalf of any such Plan or using the assets of a Plan to purchase such Certificate will be effected through J.P. Morgan Securities LLC, Barclays Capital Inc. Academy Securities Inc. or Drexel Hamilton, LLC.

4.	Check one of the following:

☐       The Transferor certifies, represents and warrants to the Certificate Registrar, the Retaining Sponsor and the Depositor that the transfer will occur during the Risk Retention Period and that the transfer will comply with all applicable requirements of the Credit Risk Retention Rules.

☐       The Transferor certifies, represents and warrants to the Certificate Registrar or the Depositor that the transfer will occur after the termination of the Risk Retention Period.

5.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Trust and Servicing Agreement as Exhibit J-4. The Transferor does not know or believe that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this [__] day of [____], 20[__].

[TRANSFEROR]

By:
Name:
Title:

JPMORGAN CHASE BANK,

NATIONAL ASSOCIATION, as

Retaining Sponsor

By:
Name:
Title:

Exhibit J-5-2

EXHIBIT J-6

FORM OF REQUEST OF RETAINING SPONSOR CONSENT FOR RELEASE OF THE RISK RETENTION CERTIFICATES

[Date]

TO BE SENT BY ELECTRONIC MAIL TO THE CERTIFICATE ADMINISTRATOR BY

THIRD PARTY PURCHASER

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody (CMBS) – KREST 2021-CHIP

Email: RiskRetentionCustody@wellsfargo.com

TO BE SENT BY ELECTRONIC MAIL TO THE RETAINING SPONSOR BY THE

CERTIFICATE ADMINISTRATOR

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

Email: US_CMBS_Notice@jpmorgan.com

JPMorgan Chase Bank, National Association

4 New York Plaza, 21st Floor

New York, New York 10004

Attention: SPG Legal

Email: US_CMBS_Notice@jpmorgan.com

KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the release (the “Release”) of $[_____] aggregate Certificate Balance of the Class HRR Certificates from the Third Party Purchaser Safekeeping Account [and, in connection with the termination of the Risk Retention Period (the completion of which is subject to the consent of the Retaining Sponsor), request to transfer such Class HRR Certificates pursuant to the enclosed transfer certification].

The Certificates were issued pursuant to the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. All

Exhibit J-6-1

capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement.

Check one of the following:

☐       The Third Party Purchaser certifies, represents and warrants to the Certificate Registrar, the “retaining sponsor” as such term is defined in the Credit Risk Retention Rules or the Depositor that the release will occur during the Risk Retention Period and that the release will comply with all applicable requirements of the Credit Risk Retention Rules.

☐       The Third Party Purchaser certifies, represents and warrants to the Certificate Registrar or the Depositor that the transfer will occur after the termination of the Risk Retention Period (the completion of which is subject to the consent of the Retaining Sponsor).

The Third Party Purchaser hereby requests your written consent to the Release.

IMPORTANT NOTICE: IF YOU FAIL TO RESPOND TO THE CERTIFICATE ADMINISTRATOR IN WRITING AT THE CONTACT INFORMATION SET FORTH BELOW WITHIN 10 BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST, THEN THE RELEASE WILL BE DEEMED TO HAVE BEEN APPROVED BY YOU UNDER THE TRUST AND SERVICING AGREEMENT.

NOTWITHSTANDING THE FOREGOING, ANY REQUEST TO RELEASE IN CONNECTION WITH A DETERMINATION THAT THE RISK RETENTION PERIOD HAS ENDED SHALL BE COUNTERSIGNED BY THE RETAINING SPONSOR AND SHALL NOT BE RELEASED WITHOUT THE RETAINING SPONSOR’S COUNTERSIGNATURE.

The contact information of the Certificate Administrator is:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody (CMBS) – KREST

2021-CHIP
Email: RiskRetentionCustody@wellsfargo.com

Sincerely,

Exhibit J-6-2

[THIRD PARTY PURCHASER]

By:
Name:
Title:

CONSENT TO RELEASE:

RETAINING SPONSOR

By:
Name:
Title:
Email:

Exhibit J-6-3

EXHIBIT K-1

FORM OF INVESTOR CERTIFICATION

For

NON-BORROWER AFFILIATES

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attn: Corporate Trust Services (CMBS) – KREST 2021-CHIP

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10179
Attn: Kunal K. Singh

Attention:         KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP

In accordance with the requirements for obtaining certain information under, or the exercise of Voting Rights pursuant to, the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator (in such capacity, the “Certificate Administrator”) and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.                The undersigned is [[a Certificateholder][a Beneficial Owner][a prospective purchaser] of the Class ___ Certificates][a Repurchasing Seller][the Directing Certificateholder] or [a holder of any Companion Loan (or any Companion Loan Security)].

2.               The undersigned is not a Borrower Affiliate, a Restricted Holder, a Manager, or an agent or an Affiliate of any of the foregoing.

[3.              The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

                   In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside

Exhibit K-1-1

persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such information confidential shall expire one year following the date that the undersigned is no longer a Certificateholder or a Beneficial Owner of a Class of Certificates or is not a purchaser of Certificates in the case of a prospective purchaser.

 The undersigned agrees that it will use the Information solely for purposes of analyzing its investment in the Certificates and will not use the Information for any other purposes. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.]

4.              The undersigned shall be fully liable for any breach of this certificate by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.              The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

6.              Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder][Beneficial Owner][Prospective Purchaser][Companion Loan Holder][Directing Certificateholder][Repurchasing Seller]

By:

Name:

Title:

Exhibit K-1-2

Company:

Phone:

Exhibit K-1-3

EXHIBIT K-2

FORM OF INVESTOR CERTIFICATION

For

BORROWER AFFILIATES

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, MD 21045
Attn: Corporate Trust Services – CMBS KREST 2021-CHIP

Attention:              KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP

In accordance with the requirements for obtaining certain information under, or the exercise of Voting Rights pursuant to, the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator (in such capacity, the “Certificate Administrator”) and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.              The undersigned is [[a Certificateholder][a Beneficial Owner][a prospective purchaser] of the Class ___ Certificates][a Repurchasing Seller][the Directing Certificateholder] or [a holder of any Companion Loan (or any Companion Loan Security)].

2.             The undersigned is a Borrower Affiliate, a Restricted Holder, a Manager, or an agent or Affiliate of the foregoing.

3.              The undersigned is requesting access to the Distribution Date Statement information in accordance with the Agreement (the “Information”) and agrees to keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned agrees that it will use the Information solely for purposes of analyzing its investment in the Certificates and will not use the Information for any other

Exhibit K-2-1

purposes. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.              The undersigned shall be fully liable for any breach of this certificate by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.              Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Borrower Affiliate][Restricted Holder][Manager][Affiliate][Agent of Borrower Affiliate] [Companion Loan Holder][Directing Certificateholder][Repurchasing Seller]

By:

Name:

Title:

Company:

Phone:

Exhibit K-2-2

EXHIBIT L

APPLICABLE SERVICING CRITERIA

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). For the avoidance of doubt, for purposes of this Exhibit L, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Servicer or Special Servicer.

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Servicer Special Servicer Certificate Administrator
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Servicer Special Servicer Certificate Administrator
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Servicer Special Servicer
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Servicer
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Servicer Special Servicer Certificate Administrator
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Servicer Special Servicer Certificate Administrator

Exhibit L-1

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Servicer Special Servicer Certificate Administrator
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Servicer Special Servicer Certificate Administrator
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	N/A
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	N/A
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	N/A
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	N/A
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Servicer Special Servicer Certificate Administrator
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	N/A
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Servicer Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer Operating Advisor

Exhibit L-2

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Servicer and Special Servicer are the same entity, the Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit L-3

EXHIBIT M

FORM OF NRSRO CERTIFICATION

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, MD 21045
Attention: CMBS – KREST 2021-CHIP

Attention: KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP_____________________________

In accordance with the requirements for obtaining certain information pursuant to the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	(a) The undersigned is a Rating Agency; or

(b) The undersigned is a nationally recognized statistical rating organization and has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), has access to the Depositor’s 17g-5 website, is requesting access pursuant to the Agreement to certain information (the “Information”) on the 17g-5 Information Provider’s Website pursuant to the provisions of the Agreement, and agrees that it shall be bound by the provisions of the confidentiality agreement attached hereto as Annex A, which shall be applicable to the undersigned with respect to any information obtained from the 17g-5 Information Provider’s Website, including any information that is obtained from the section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date.

2.	The undersigned agrees that each time it accesses the 17g-5 Information Provider’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

Exhibit M-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Nationally Recognized Statistical Rating Organization

Name:

Title:

Company:

Phone:

Email:

Exhibit M-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with JP Morgan Securities LLC (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP (the “Certificates”) pursuant to the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Trust and Servicing Agreement, including the section of the 17g-5 Information Provider’s website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Trust and Servicing Agreement). Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y)  any of the terms, conditions or other facts with respect to the transactions contemplated by the Trust and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

●	was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

●	was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

●	is independently developed by the NRSRO without reference to any Confidential Information.

Exhibit M-3

Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

●	disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

●	solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5), post the Confidential Information to the NRSRO’s password protected website; and

●	use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and

Exhibit M-4

provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to

Exhibit M-5

which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

JP Morgan Securities LLC 383 Madison Avenue, 8th Floor New York, New York 10179

Exhibit M-6

EXHIBIT N-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh
Email: US_CMBS_Notice@jpmorgan.com

J.P. Morgan Chase Commercial Mortgage Securities Corp.

4 New York Plaza, 21st Floor

New York, New York 10004

Attention: SPG Legal

Email: US_CMBS_Notice@jpmorgan.com

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP______

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Depositor, that:

1.              The Transferor is the lawful owner of the right to receive the Excess Servicing Fees with respect to the Mortgage Loan for which _________________ is the Servicer (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.              Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any

Exhibit N-1-1

person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (including in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:
Name: Title:

Exhibit N-1-2

EXHIBIT N-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh
Email: US_CMBS_Notice@jpmorgan.com

J.P. Morgan Chase Commercial Mortgage Securities Corp.

4 New York Plaza, 21st Floor

New York, New York 10004

Attention: SPG Legal

Email: US_CMBS_Notice@jpmorgan.com

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention: Michael A. Tilden

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP____________________

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Servicer, that:

1.              The Transferee is acquiring the right to receive Excess Servicing Fees with respect to the Mortgage Loan as to which __________________ is the applicable Servicer (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

Exhibit N-2-1

2.              The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit N-1 to the Trust and Servicing Agreement, and (B) each of the Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit N-2 to the Trust and Servicing Agreement.

3.              The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of the Trust and Servicing Agreement (including, without limitation, Section 3.17 therein), which provisions it has carefully reviewed.

4.              Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (including in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.              The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Trust and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loan, and (e) all related matters that it has requested.

6.              The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in

Exhibit N-2-2

financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.              The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Trust and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.              The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Trust and Servicing Agreement except as set forth in Section 3.17 of the Trust and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Trust and Servicing Agreement.

Very truly yours,

By:
Name: Title:

Exhibit N-2-3

EXHIBIT O

FORM OF ONLINE MARKET DATA PROVIDER CERTIFICATE

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In connection with the KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP (the “Certificates”), the undersigned hereby certifies and agrees as follows:

6.	The undersigned is an employee or agent of Bloomberg L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Thomson Reuters, Moody’s Analytics, Markit Group Limited, or MBS Data, LLC, a market data provider that has been given access to the Distribution Date Statements, CREFC Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

7.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

8.	The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor, and any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor's 17g-5 website shall also be applicable to information obtained from CTSLink.

9.	The undersigned shall be fully liable for any breach of this agreement by itself or any of its representatives and shall indemnify the Depositor, the Operating Advisor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer and the Trust for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its representatives.

10.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit O-1

By:
Name: Title:

Exhibit O-2

EXHIBIT P

FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, National Association,

as Certificate Administrator

600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, MN 55479
Attention: Certificate Transfer Services – CMBS – KREST 2021-CHIP

J.P. Morgan Chase Commercial Mortgage Securities Corp.

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

Email: US_CMBS_Notice@jpmorgan.com

J.P. Morgan Chase Commercial Mortgage Securities Corp.

4 New York Plaza, 21st Floor

New York, New York 10004

Attention: SPG Legal

Email: US_CMBS_Notice@jpmorgan.com

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.2 of the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor, on behalf of the holders of the KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP (the “Certificates”) in connection with the transfer by _________________ (the “Seller”) to the undersigned (the “Purchaser”) of [$_______________ aggregate Certificate Balance][____% initial Percentage Interest] of Class ___ Certificates (the “Certificate”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Trust and Servicing Agreement.

In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

[For Institutional Accredited Investors only] 1. The Purchaser is not purchasing a Class R Certificate and the Purchaser is an institutional “accredited investor” (an

Exhibit P-1

entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) or an entity all of the equity owners of which are such institutions, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser’s or such account’s investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

[For Qualified Institutional Buyers only] 1. The Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A

2.              The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for resale to (i) “qualified institutional buyers” in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) (other than with respect to a Class R Certificate) to non-U.S. Securities Persons in “offshore transactions” as defined in Rule 902(h) of Regulation S promulgated under the Securities Act, subject in each case to the delivery of a Transfer Certificate in the form of Exhibit G, Exhibit H or Exhibit I, as applicable, to the Trust and Servicing Agreement. The Purchaser understands that the Certificate (and any subsequent Certificate issued in transfer or exchange therefor) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

3.              The Purchaser has reviewed the preliminary Offering Circular and the final Offering Circular relating to the Certificates (collectively, the “Offering Circular”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

4.              The Purchaser acknowledges that the Certificate (and any Certificate issued in transfer or exchange therefor) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

5.              The Purchaser hereby undertakes to be bound by the terms and conditions of the Trust and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto.

Exhibit P-2

This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.              The Purchaser will not sell or otherwise transfer all or any portion of the Certificates, except in compliance with Section 5.3 of the Trust and Servicing Agreement.

7.              Check one of the following:**

☐	The Purchaser is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐	The Purchaser is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business or (iv) a duly executed copy of IRS Form W-8EXP. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]*** IRS Form W-8EXP, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For this purpose, “U.S. Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 have elected to be treated as U.S. Persons).

** Each Purchaser must include one of the two alternative certifications.

*** Does not apply to a transfer of Class R Certificates.

Exhibit P-3

8.                  Please make all payments due on the Certificates:****

☐	(a)	by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Bank:

ABA #:

Account #:

Attention:

☐	(b)	by mailing a check or draft to the following address:

9.           If the Purchaser is purchasing a Class R Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a non-U.S. Person.

Very truly yours,

[The Purchaser]

By:
Name: Title:

Date

****       Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b). For holders of Definitive Certificates, wire transfers are only available if such holder’s Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

Exhibit P-4

EXHIBIT Q

CREFC® PAYMENT INFORMATION

Payments shall be made to “CRE Finance Council” and sent to:
Commercial Real Estate Finance Council, Inc.
28 West 44th Street, Suite 815
New York, NY 10036
Attn: Executive Director

or by wire transfer to:

Account Name: Commercial Real Estate Finance Council (CREFC)
Bank Name: Chase
Bank Address: 80 Broadway, New York, NY 10005
Routing Number: 021000021
Account Number: 213597397

Exhibit Q-1

EXHIBIT R

ADDITIONAL FORM 10-D DISCLOSURE

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column are obligated pursuant to Section 13.4 of the Trust and Servicing Agreement to disclose to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific notice to the contrary from the Depositor, Other Depositor or a Trust Loan Seller. Each of the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the prospectus relating to the Other Securitization and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the Servicer or the Special Servicer, as the case may be. For this Agreement and any Other Securitization Trust, each of the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Other Securitization Trust.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: ● Item 1121(a)(13) of Regulation AB	● Certificate Administrator
Item 1B: Distribution and Pool Performance	● Certificate Administrator

Exhibit R-1

Item on Form 10-D	Party Responsible
Information: ● Item 1121(a)(14) of Regulation AB	● Depositor
Item 2: Legal Proceedings: ● Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●    Servicer (as to itself)

●    Special Servicer (as to itself)

●    Certificate Administrator (as to itself)

●    Trustee (as to itself)

●    Depositor (as to itself)

●    Operating Advisor (as to itself)

●    Any other Reporting Servicer (as to itself)

●    Trustee/Certificate Administrator/Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●    Each Trust Loan Seller as sponsor (as defined in Regulation AB)

●    Originators under Item 1110 of Regulation AB

●    Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator
Item 6: Significant Obligors of Pool Assets:	● Servicer (excluding information for which

Exhibit R-2

Item on Form 10-D	Party Responsible

●    Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the prospectus relating to the Companion Loan Securities;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.18 of this Trust and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

the Special Servicer is the “Party Responsible”) ● Special Servicer (as to REO Property)
Item 7: Significant Enhancement Provider Information: ● Item 1114(b)(2) and Item 1115(b) of Regulation AB	● Depositor

Exhibit R-3

Item on Form 10-D	Party Responsible

Item 8: Other Information, but only to the extent of any information that meets all the following conditions: (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit T, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

●    Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit T.

●    Certificate Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Distribution Date and the preceding Distribution Date)

●    Servicer (with respect to the balances of each REO Account (to the extent the related information has been received from the Special Servicer within the time period specified in Section 13.4 of the Trust and Servicing Agreement) and the Collection Account as of the related Distribution Date and the preceding Distribution Date)

●    Special Servicer (with respect to the balance of each REO Account as of the related Distribution Date and the preceding Distribution Date)

●    Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 9: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 9: Exhibits (no. 4): With respect to instruments defining the	● Certificate Administrator ● Depositor

Exhibit R-4

Item on Form 10-D	Party Responsible
rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Trust and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 9: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)

●    Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 9: Exhibits (no. 22):

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible” with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.

● The applicable party that is the “Party Responsible” with respect to Item 5 as set forth above.

Item 9: Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Exhibit R-5

Item on Form 10-D	Party Responsible

Item 9: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 9: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 9: Exhibits (no. 100) BRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 9: Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit T, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit T (it being acknowledged that none of the Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit T with respect to any exhibits to a Form 10-K); provided, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 9.

Exhibit R-6

EXHIBIT S

ADDITIONAL FORM 10-K DISCLOSURE

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column are obligated pursuant to Section 13.5 of the Trust and Servicing Agreement to disclose to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific notice to the contrary from the Depositor, Other Depositor or a Trust Loan Seller. Each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the prospectus relating to the Other Securitization and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Agreement and any Other Securitization Trust, each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Other Securitization Trust.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor
Item 9B: Other Information, but only to the extent of any information that meets all the following conditions:	● Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such

Exhibit S-1

Item on Form 10-K	Party Responsible

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit T,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8-K Disclosure” or as “Additional Form 10-D Disclosure”

information pursuant to Exhibit T.
Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

●    Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the prospectus relating to the Companion Loan Securities, (ii) such information was not so set forth and (iii) the applicable Servicer has not previously reported such information as “Additional Form 10-D Information”.

● The applicable Trust Loan Seller.

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

●    Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the prospectus relating to the Companion Loan Securities and (ii) the applicable Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

● The Depositor

Exhibit S-2

Item on Form 10-K	Party Responsible

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

●    Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the prospectus relating to the Companion Loan Securities;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.18 of this Trust and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

● Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Special Servicer (as to REO Property)
Instruction J(2)(c) (Significant Enhancement Provider Information):	● Depositor

Exhibit S-3

Item on Form 10-K	Party Responsible
● Items 1114(b)(2) and 1115(b) of Regulation AB

Instruction J(2)(d) (Legal Proceedings):

●    Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●    Servicer (as to itself)

●    Special Servicer (as to itself)

●    Certificate Administrator (as to itself)

●    Trustee (as to itself)

●    Depositor (as to itself)

●    Trustee/Certificate Administrator /Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●    Each Trust Loan Seller as sponsor (as defined in Regulation AB)

●    Originators under Item 1110 of Regulation AB

●    Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Trust Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form

●    Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

●    Special Servicer

●    Certificate Administrator

●    Trustee

●    Each party (other than the Trust Loan Seller), if any, that is identified in the prospectus relating to the Companion Loan Securities as

Exhibit S-4

Item on Form 10-K	Party Responsible

10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●    1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2021-CHIP transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Trust Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●    1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2021-CHIP transaction or the Mortgage an “originator” of one or more Mortgage Loans, if the prospectus relating to the Companion Loan Securities specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the prospectus relating to the Companion Loan Securities (provided that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes an originator of 10% or more of the assets of the Trust).

●    Each party (other than a Trust Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10-K” in a written notice delivered to the parties to this Trust and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

●    Each party (if any) that is identified in the prospectus relating to the Companion Loan Securities as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.

●    Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10-K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Trust and Servicing

Exhibit S-5

Item on Form 10-K	Party Responsible
Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) the Trust Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.	Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●    1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement,

● The Depositor ● Each Trust Loan Seller

Exhibit S-6

Item on Form 10-K	Party Responsible

transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2021-CHIP transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●    1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2021-CHIP transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion

Exhibit S-7

Item on Form 10-K	Party Responsible
Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.
Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●    Trustee

●    Certificate Administrator

●    Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Trust and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	● Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Exhibit S-8

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	● Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders	● Not applicable.

Exhibit S-9

Item on Form 10-K	Party Responsible
(Exhibit No. 22 of Item 601 of Regulation S-K).

Item 15: Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 13.9 of this Trust and Servicing Agreement.

● Depositor

Item 15: Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 13.9 of this Trust and Servicing Agreement.

●    Servicer

●    Special Servicer

●    Depositor

●    Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is required to deliver or cause the delivery of the related attestation report.

Item 15: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	● Not Applicable

Exhibit S-10

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	● Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 13.11) of this Trust and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual compliance assessment) is governed by Section 13.8) of this Trust and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 13.9 of this Trust and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual servicer compliance statements) is governed by Section 13.7 (and Section 13.8) of this Trust and Servicing Agreement.
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100)x BRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit T (it being acknowledged that none of the Servicer

Exhibit S-11

Item on Form 10-K	Party Responsible
to Item 9.01(d) of Exhibit T, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	or the Special Servicer constitutes a “Party Responsible” under Exhibit T with respect to any exhibits to a Form 10-K).

Exhibit S-12

EXHIBIT T

FORM 8-K DISCLOSURE INFORMATION

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column are obligated pursuant to Section 13.6 of the Trust and Servicing Agreement to report to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has knowledge of such information (other than information as to itself). Each of the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific notice to the contrary from the Depositor, Other Depositor or a Trust Loan Seller. Each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the prospectus relating to the Other Securitization and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Agreement and any Other Securitization Trust, each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Other Securitization Trust.

Exhibit T-1

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement

●    Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

●    Certificate Administrator, Trustee, Servicer and/or Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent of any amendment or definitive agreement that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Trust and Servicing Agreement.

Exhibit T-2

Item on Form 8-K	Party Responsible
Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts	● Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Trust and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	● Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	● Depositor
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	● Depositor ● Certificate Administrator
Item 3.03: Material Modification to Rights of Security Holders	● Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	● Depositor
Item 6.01: ABS Informational and Computational Material	● Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	● Trustee ● Depositor

Exhibit T-3

Item on Form 8-K	Party Responsible
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Servicer or Special Servicer	● Certificate Administrator ● Servicer or Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Trust and Servicing Agreement) appointed by the particular “Party Responsible”.	● Servicer ● Special Servicer ● Certificate Administrator ● Depositor
Item 6.03: Change in Credit Enhancement or External Support	● Depositor ● Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	● Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	● Depositor
Item 7.01: Regulation FD Disclosure	● Depositor
Item 8.01: Other Events	● Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	● Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor

Exhibit T-4

Item on Form 8-K	Party Responsible
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	● Certificate Administrator provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Trust and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)

● Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	● Not Applicable

Exhibit T-5

Item on Form 8-K	Party Responsible

Item 9.01(d): Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 9.01(d): Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) BRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.

Exhibit T-6

EXHIBIT U

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attn: Corporate Trust Services (CMBS) – KREST 2021-CHIP—SEC REPORT PROCESSING

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [13.4] [13.5] [13.6] of the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor (the “Depositor”), KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor the undersigned, as [                    ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                 ], phone number: [                   ]; email address: [                   ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:

cc: Depositor

Exhibit U-1

EXHIBIT V

INITIAL SUB-SERVICERS

None.

Exhibit V-1

EXHIBIT W

FORM OF ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

KREST Commercial Mortgage Securities Trust 2021-CHIP,
Commercial Mortgage Pass-Through Certificates
Series 2021-CHIP (the “Trust”)

I, [identifying the certifying individual], on behalf of [KeyBank National Association, as Servicer] [KeyBank National Association, as Special Servicer] [Wells Fargo Bank, National Association, as Certificate Administrator] [Wells Fargo Bank, National Association, as Trustee] (the “Certifying Servicer”), certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.       I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] and the Certifying Servicer’s performance under the Trust and Servicing Agreement; and

2.       To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Trust and Servicing Agreement in all material respects [throughout such year] [between [__] and [__]]. [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Trust and Servicing Agreement: [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].

Date:

[KEYBANK NATIONAL ASSOCIATION, as servicer]
[KEYBANK NATIONAL ASSOCIATION, as special servicer]
[WELLS FARGO BANK, NATIONAL ASSOCIATION, as certificate administrator]
[WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee]

By:
Name:
Title:

Exhibit W-1

EXHIBIT X

FORM OF REPORT ON ASSESSMENT OF
COMPLIANCE with SERVICING CRITERIA

[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit AA to the Trust and Servicing Agreement. The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a servicer, special servicer, trustee, certificate administrator] involving commercial mortgage loans [other than __________________*] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

* Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e. transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset backed securities that were not required to be issued), if applicable.

Exhibit X-1

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

[Date of Certification]

[Name of Reporting Servicer]

By:
Name:
Title:

Exhibit X-2

EXHIBIT Y-1

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY SERVICER

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, issued pursuant to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify with the knowledge and intent that this Certification will be relied upon by the applicable Certification Parties (as defined in the Trust and Servicing Agreement) (i) in connection with the certification concerning the Trust, as applicable, to be signed by an officer of the Depositor and/or (ii) in connection with the certification concerning the trust related to an Other Securitization, to be signed by an officer of the Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.        I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Servicer in accordance with the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Servicer in accordance with the Trust and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K (collectively, with the Form 10-K, the “Reports”) (such information provided by the Servicer, collectively, the “Servicer Periodic Information”);

2.        Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the relevant period, the Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.        Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the relevant period, all of servicing and other information required to be provided by the Servicer under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Servicer Periodic Information;

4.        I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Servicer under the Trust and Servicing Agreement and

Exhibit Y-1-1

based on my knowledge and the compliance review conducted in preparing the Servicer compliance statement required to be delivered under Article 13 of the Trust and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Servicer Periodic Information, the Servicer has fulfilled its obligations under the Trust and Servicing Agreement in all material respects;

5.        The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.        All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Servicer or any Servicing Function Participant retained by the Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Trust and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Trust and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Servicer responsible for reviewing the activities performed by the Servicer under the Trust and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Y-1-2

EXHIBIT Y-2

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY SPECIAL SERVICER

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, issued pursuant to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and each Other Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Other Securitization, as applicable, to be signed by an officer of the Depositor or Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.        I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Special Servicer in accordance with the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Special Servicer in accordance with the Trust and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K (collectively with the Form 10-K, the “Reports”) (such information provided by the Special Servicer, collectively, the “Special Servicer Periodic Information”);

2.        Based on my knowledge, the Special Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.        Based on my knowledge, all servicing and other information required to be provided by the Special Servicer under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Special Servicer Periodic Information;

Exhibit Y-2-1

4.        I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Special Servicer under the Trust and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Special Servicer’s compliance statement required to be delivered under Article 13 of the Trust and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Special Servicer Periodic Information, the Special Servicer has fulfilled its obligations under the Trust and Servicing Agreement in all material respects;

5.        The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Special Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.        All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Special Servicer or any Servicing Function Participant retained by the Special Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Trust and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Trust and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Special Servicer responsible for reviewing the activities performed by the Special Servicer under the Trust and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Y-2-2

EXHIBIT Y-3

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY CERTIFICATE ADMINISTRATOR

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, issued pursuant to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and each Other Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Other Securitization, as applicable, to be signed by an officer of the Depositor or Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.        I (or an officer under my supervision) have reviewed the annual report on Form 10-K for the period ended December 31, 20[__] (the “Form 10-K”) and all reports on Form 10-D and Form 8-K filed in respect of the period covered by the Form 10-K (collectively, with the Form 10-K, the “Reports”);

2.        Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.        Based on my knowledge, all of the distribution and other information required to be provided by the Certificate Administrator under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports and all of the distribution, servicing and other information provided to the Certificate Administrator by the trustee, the servicer and the special servicer under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports;

4.        I (or an officer under my supervision) am responsible for reviewing the activities performed by the Certificate Administrator under the Trust and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the Certificate Administrator compliance statement required to be delivered under Article 13 of the Trust and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and

Exhibit Y-3-1

except as disclosed in the Reports, the Certificate Administrator has fulfilled its obligations under the Trust and Servicing Agreement in all material respects; and

5.        All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required to be included in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to the Form 10-K. Any material instances of noncompliance described in such reports have been disclosed in the Form 10-K and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Certificate Administrator responsible for reviewing the activities performed by the Certificate Administrator under the Trust and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Y-3-2

EXHIBIT Y-4

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY TRUSTEE

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, issued pursuant to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and each Other Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Other Securitization, as applicable, to be signed by an officer of the Depositor or Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.        I (or officers under my supervision) have reviewed the information required to be provided by the Trustee in accordance with the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Trustee in accordance with the Trust and Servicing Agreement for inclusion in the reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Trustee, collectively, the “Trustee Periodic Information”);

2.        Based on my knowledge, the Trustee Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.        Based on my knowledge, all information required to be provided by the Trustee under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Trustee Periodic Information;

Exhibit Y-4-1

4.        I (or officers under my supervision) am responsible for reviewing the activities performed by the Trustee under the Trust and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Trustee’s compliance statement to be delivered under Article 13 of the Trust and Servicing Agreement required for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Trustee Periodic Information, the Trustee has fulfilled its obligations under the Trust and Servicing Agreement in all material respects; and

5.        All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Trustee or any Servicing Function Participant retained by the Trustee (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Trust and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Trust and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Trustee responsible for reviewing the activities performed by the Trustee under the Trust and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Y-4-2

EXHIBIT Y-5

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY OPERATING ADVISOR

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, issued pursuant to the Trust and Servicing Agreement dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and each Other Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Other Securitization, as applicable, to be signed by an officer of the Depositor or Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.        I (or officers under my supervision) have reviewed the information required to be provided by the Operating Advisor in accordance with the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Operating Advisor in accordance with the Trust and Servicing Agreement for inclusion in the reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Operating Advisor, collectively, the “Operating Advisor Periodic Information”);

2.        Based on my knowledge, the Operating Advisor Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.        Based on my knowledge, all information required to be provided by the Operating Advisor under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Operating Advisor Periodic Information; and

Exhibit Y-5-1

4.        All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Trust and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Trust and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Operating Advisor responsible for reviewing the activities performed by the Operating Advisor under the Trust and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Y-5-2

EXHIBIT Z

FORM OF OPERATING ADVISOR ANNUAL REPORT2

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Custodian and as Trustee, and Pentalpha Surveillance LLC, as operating advisor.
Transaction: KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer: KeyBank National Association

I.       Executive Summary

Based on the requirements and qualifications set forth in the Trust and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Trust and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Trust and Servicing Agreement. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with Accepted Servicing Practices with respect to its performance of its duties under the Trust and Servicing Agreement during the prior calendar year. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with Accepted Servicing Practices, as a result of the following material deviations.]

●	[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

2 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Trust and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit Z-1

II.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Major Decision Reporting Packages.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the Operating Advisor’s obligations under the Trust and Servicing Agreement and certain information it has reasonably requested from the Special Servicer and each Asset Status Report and Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Trust and Servicing Agreement in respect to the Asset Status Reports for a Specially Serviced Mortgage Loan and with respect to Major Decisions.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Trust and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, Accepted Servicing Practices or the Special Servicer’s obligations under the Trust and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

Exhibit Z-2

3.	Other than the receipt of the Major Decision Reporting Package that is delivered or made available to the Operating Advisor pursuant to the terms of the Trust and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding the Specially Serviced Mortgage Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loan pursuant to the Trust and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding the Specially Serviced Mortgage Loan and certain information it reviewed in connection with its duties under the Trust and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute a recommendation to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Trust and Servicing Agreement.

Exhibit Z-3

EXHIBIT AA

Form of Notice from Operating Advisor Recommending Replacement of Special Servicer

Wells Fargo Bank, National Association

as Certificate Administrator and Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – KREST 2021-CHIP

KeyBank National Association,

as Special Servicer

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Alan Williams
Email: keybank_notices@keybank.com

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP, Recommendation of Replacement of Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 7.1(i) of the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor, on behalf of the holders of KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP (the “Certificates”) regarding the replacement of the Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Trust and Servicing Agreement.

Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.26 of the Trust and Servicing Agreement, it is our assessment that KeyBank National Association, in its current capacity as Special Servicer, is not [performing its duties under the Trust and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that KeyBank National Association be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Exhibit AA-1

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:

Dated:

Exhibit AA-2

EXHIBIT BB

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT OF THE RISK RETENTION CERTIFICATES

August 24, 2021

J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue, 8th Floor New York, New York 10179 Attention: Kunal K. Singh	JPMorgan Chase Bank, National Association 383 Madison Avenue, 8th Floor New York, New York 10179 Attention: Kunal K. Singh

PIF Offshore XXVIII Ltd 650 Newport Center Drive Newport Beach, California 92660 Attention: Nick Mosich Phone: 1-949-467-8907 E-Mail: Nick.Mosich@pimco.com

Re:	KREST Commercial Mortgage Securities Trust 2021-CHIP, Commercial Mortgage Pass-Through Certificates, Series 2021-CHIP

In accordance with Section [5.1(d)][5.3(p)] of the Trust and Servicing Agreement, dated as of August 24, 2021 (the “Agreement”), the Certificate Administrator hereby acknowledges receipt and possession of $16,810,000 of the Class HRR Certificates in the form of a Definitive Certificate (CUSIP No. [__]), which constitutes all of the Class HRR Certificates, as defined in the Agreement, for the benefit of [PIF Offshore XXVIII Ltd], as registered holder thereof, the [initial] Third Party Purchaser. The Certificate Administrator will hold such certificate pursuant and subject to the Agreement. A copy of such Class HRR Certificate is attached as Exhibit A-1. Payments on the Certificates will be made to the registered holder thereof in accordance with the Agreement.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

WELLS FARGO Bank, national association, not in its individual capacity but solely as Certificate Administrator

Exhibit BB-1

By:
Name:
Title:

Exhibit BB-2